                                             Filed Pursuant to Rule 424(b)(5)
                                             Registration File No.: 333-113834


The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where an offer or sale is not permitted.

                  Subject to Completion. Dated May 28, 2004.

            Prospectus Supplement to Prospectus dated May 27, 2004.


                                4,000,000 Shares

                                [GRAPHIC OMITTED]
                              ARMOR HOLDINGS, INC.


                                  Common Stock
                                 ---------------

     Armor Holdings, Inc. is offering 4,000,000 shares to be sold in the offering.

     The common stock is listed on the New York Stock Exchange under the symbol "AH". The last reported sale price of the common stock on May 27, 2004 was $37.70 per share.

     See "Risk Factors" on page S-12 of this prospectus supplement and page 6 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------


                                                             Per Share        Total
                                                            -----------   ------------
   Initial price to public ..............................   $             $
   Underwriting discount ................................   $             $
   Proceeds, before expenses, to Armor Holdings .........   $             $

     To the extent that the underwriters sell more than 4,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 600,000 shares from Armor Holdings and the selling stockholders identified herein at the initial price to public less the underwriting discount. Armor Holdings will not receive any of the proceeds from the sale of shares being sold by the selling stockholders.

                                ---------------
     The underwriters expect to deliver the shares against payment in New York,
New York on        , 2004.


GOLDMAN, SACHS & CO.
     MERRILL LYNCH & CO.
           WACHOVIA SECURITIES
                  JPMORGAN
                          FRIEDMAN BILLINGS RAMSEY
                                WM SMITH SECURITIES, INCORPORATED

                                ---------------
                   Prospectus Supplement dated       , 2004.

                                 -----------------------
[1 PHOTO OMITTED]                       X-LARGE        2
                                      STRIKE FACE
                                    HANDLE WITH CARE        [3 PHOTO OMITTED]

[5 PHOTO OMITTED]
                                          LARGE
                                       STRIKE FACE          [4 PHOTO OMITTED]
                                    HANDLE WITH CARE
                                                            [6 PHOTO OMITTED]

                                          SMALL
                                       STRIKE FACE
                                    HANDLE WITH CARE

                                  ARMOR HOLDINGS, INC.
                                 -----------------------
                                 [GRAPHIC OMITTED]



1. Chinook Sling Loading an M1114 Up         [7 PHOTO OMITTED]
   Armored HMMWV.

2. SAPI Plates

3. A PROTECH(TM) Intruder shield being
   prepared for ballistic viewport at our
   factory in Pittsfield, MA.

4. Cutting ballistic fabric for sewing
   and assembly at American Body
   Armor(TM) in Jacksonville, FL.

5. Testing a vehicle armored by us.

6. Simula's crashworth seating system.

7. M1114 UpArmored HMMWV during
   up armoring assembly in our
   Cincinnati, OH facility.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) contain certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of "forward-looking" terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) are "forward-looking" statements.


     We have based these "forward-looking" statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such "forward-looking" statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus supplement and the accompanying prospectus (including the documents incorporated by reference) may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations are:


 o reductions in military or law enforcement spending;


 o suspension or cessation of orders under existing contracts between our Aerospace & Defense Group and the U.S. military;


 o increased competition or our inability to compete effectively;


 o our inability to identify suitable acquisition candidates in the future or to successfully integrate acquired operations;


 o claims against us for product liability;


 o an adverse determination in connection with the Zylon (Registered Trademark) investigation being conducted by the U.S. Department of Justice and certain state agencies and/or other Zylon (Registered
   Trademark) -related litigation;


 o our inability or failure to comply with applicable government regulations;


 o interruptions to our supply or distribution networks or facilities;


 o our inability to obtain adequate supplies of raw materials; and


 o our inability to attract and retain additional management and key personnel.



Given these risks and uncertainties, you are cautioned not to place undue reliance on these "forward-looking" statements. The forward-looking statements included in or incorporated by reference in this prospectus supplement and the accompanying prospectus are made only as of the date hereof and thereof, respectively. We do not undertake and specifically decline any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary only highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before purchasing shares of common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under the caption "Where You Can Find More Information." When used in this prospectus supplement, unless the context requires otherwise, the terms "we," "our," "us," and the "Company" refer to Armor Holdings, Inc. and its subsidiaries. Unless otherwise specified, any reference to a "year" is to a fiscal year ended December 31.


                                  THE COMPANY

     We are a leading manufacturer and provider of personal protective equipment and security products for law enforcement and military personnel, armored military and commercial vehicles, armor kits for retrofit of military vehicles, aircraft armor, aircraft safety products, survivability equipment used by military aviators and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. We have a broad portfolio of brand name products that are well established in various niche markets in which we compete. For example, we are the sole-source provider to the U.S. military of the armor and blast protection systems ("up-armoring") for their M1114 High Mobility Multi-purpose Wheeled Vehicles ("M1114 Up-Armored HMMWV," commonly known as the Humvee). We have focused our business on several core competencies, including our ability to manufacture and distribute high quality security products, vehicle armoring systems, and human safety and survival systems. For the 12 months ended March 31, 2004, our revenues were $446.3 million, an increase of 41.2% over the corresponding period ended March 31, 2003.


                              BUSINESS DIVISIONS

     Effective in the first quarter of 2004, we instituted a new segment reporting format to include three reportable business divisions: the Aerospace & Defense Group, the Products Division and the Mobile Security Division. This reporting change was made to better reflect management's approach to operating and directing the businesses, and, in certain instances, to align financial reporting with our market and customer segments.

     Aerospace & Defense Group. ($156.8 million of our revenue and $38.6 million of our operating income for the 12 months ended March 31, 2004). The Aerospace & Defense Group was formed upon the completion of our acquisition of Simula, Inc. on December 9, 2003. The Aerospace & Defense Group is comprised of Simula's business, the military business formerly included in our Mobile Security Division (including armor and blast protection systems for M1114 Up-Armored HMMWVs and other military vehicle armor programs), and the small arms protective insert ("SAPI") business produced by our Protech subsidiary in Pittsfield, MA, previously reported as part of the Products Division. The Aerospace & Defense Group has approximately 500 employees in 6 manufacturing facilities located throughout the United States. Our U.S. federal government customers provided $73.2 million, or 79.9%, of division revenue in 2003. Our principal customer is the U.S. military.

     Our Aerospace & Defense Group supplies human safety and survival systems to the U.S. military and major aerospace and defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for M1114 Up-Armored HMMWVs. We are also under contract with the U.S. military to provide spare parts, logistics and ongoing field support services for the currently installed base of

4,968 M1114 Up-Armored HMMWVs. Additionally, we provide blast and ballistic protection kits for the standard M1114 HMMWVs, which are installed on existing equipment in the field. Our Aerospace & Defense Group is also subcontracted to develop a ballistic and blast protected armored and sealed truck cab for the High Mobility Artillery Rocket System ("HIMARS"), a program recently transitioned by the U.S. Army and U.S. Marine Corps from developmental to a low rate of initial production, deliveries of which commenced in 2003. Under the brand name Simula we are under contract to design and produce 2,426 vehicle armor kits for heavy tactical vehicles to be completed and fielded during 2004. The vehicles include the Heavy Expanded Mobility Tactical Truck (HEMTT), the Palletized Load System (PLS), the Heavy Equipment Transporters (HET) and the M915 tractor. These vehicles are primarily off-road and on-road transporters for heavy cargo. Additionally, we expect Simula to provide 1,500 vehicle armor kits for HMMWVs, designed by O'Gara-Hess & Eisenhardt, to be completed and fielded during 2004. Simula is also the sole supplier of the applique armor packages used on the M1117 Guardian Armored Security Vehicle (ASV). The ASV is a military police vehicle designed for combat situations and is in active use in Baghdad today.

     The U.S. armed forces have adopted ceramic body armor as a key element of the protective ensemble worn by our troops in Iraq and Afghanistan. Simula was the developer of this specialized product called Small Arms Protective Insert ("SAPI"), and continues to be a prominent supplier to the U.S. military. We believe the Aerospace & Defense Group has supplied approximately 37% of all SAPI plates manufactured to date. The latest generation of body armor worn by U.S. Army and Marine Corps Forces is called "Interceptor." The Interceptor system incorporates a soft Kevlar vest (similar to police vests) and two hard armor SAPI plates. In 2004, we expect the combined production of Simula and Protech to account for approximately 300,000 SAPI plates, which we estimate will represent approximately 40% of SAPI plates produced this year.

     The Aerospace & Defense Group enjoys a unique position as sole supplier of armored seats for most military helicopters for the U.S. Department of Defense. Examples include the pilot/copilot seats for the UH-60 Black Hawk and AH-64 Apache. The Aerospace & Defense Group also provides cockpit airbag systems for military helicopters and a range of survival equipment worn by military aviators such as emergency bailout parachutes, flotation collars, and survival vests.

     Products. ($203.8 million of our revenue and $31.9 million of our operating income for the 12 months ended March 31, 2004). Our Products Division manufactures and markets a broad range of high quality security products, equipment and related consumable items. Our security products are marketed under brand names that are well established in the military and law enforcement communities. The Products Division has approximately 1,250 employees in 14 manufacturing facilities located throughout the United States, Canada, the United Kingdom, and Mexico. We also provide training services predominantly in connection with the use of our products; this training is a key part of our marketing effort and helps our federal, state, and municipal clients safely and appropriately use our products.

     Our products are typically non-discretionary equipment and consumables, often used in potentially harmful or life-threatening situations. We believe that our reputation for high quality products and brands has helped us capture leading market share positions in many of our target markets. We also benefit from a long history and strong relationships with military and government customers. The primary users of our security products are federal, state and local law enforcement agencies; local police departments; state corrections facilities; U.S. and allied militaries; highway patrol; and sheriffs' departments. We market and deliver our products through an extensive network of approximately 200 domestic distributors, 150 international distributors, and a sales force of 34 representatives and specialists. As a result of our diverse product line and customer base, the Products Division's ten largest customers accounted for $56.6 million, or 29.2% of the division revenue in 2003. Our largest single customer, the Department of Defense, accounted for 10.7% of the Products Division's 2003 revenue.

     Mobile Security. ($85.8 million of our revenue and $3.1 million of our operating income for the 12 months ended March 31, 2004). The Mobile Security Division manufactures and installs ballistic and blast protection armoring systems for commercial vehicles to protect against varying degrees of ballistic and blast threats. In 2003, we supplied armor and protection systems for 1,125 commercial armored vehicles. We serve a wide range of customers internationally with approximately 740 employees in ten domestic and international armoring plants. Our customers include U.S. federal law enforcement and intelligence agencies, foreign heads of state, multinational corporations, as well as high net worth individuals. Mobile Security's ten largest customers provided $22.9 million, or 28.8%, of division revenue in 2003.

                               INDUSTRY OVERVIEW

     Recent global events have led both the U.S. government and the private sector to redefine their strategies to protect against, respond to and combat terrorism. Significant steps, such as the creation of the Department of Homeland Security and increased Department of Defense budgets, have been taken to increase security at both domestic and international facilities, and to better train personnel to respond in the event of a terrorist attack. One clear example is the Bush Administration's fiscal 2004 budget request, which includes $41.3 billion for homeland security spending, and $380 billion for defense spending. These numbers include significant increases in the anticipated spending for force protection equipment, including vehicle armor, body armor, and aircraft armor.

     Vehicle Armor Market. Recent conflicts, military actions, and protracted involvement in peacekeeping missions around the globe have increased the demand for rapidly deployable and highly mobile armored vehicles. The M1114 Up-Armored HMMWV has proven its effectiveness in front-line combat action in Bosnia, Kosovo, Afghanistan, and Iraq. U.S. military sources estimate that between 2003 and 2007, over $2.2 billion will be spent by the U.S. military for M1114 HMMWV procurement and research and development efforts. The continuing terrorist attacks on U.S. forces deployed in Iraq and Afghanistan have created significant interest in providing armor protection for the full range of light, medium and heavy vehicles. Congressional testimony provided by the U.S. Army leadership has indicated a desire to procure armor kits for these vehicles that can be installed on the vehicle at its deployed location. We believe that the market for armored vehicles for the U.S. Army and Marine Corps is likely to remain robust over at least the next three to five years. We believe the M1114 Up-Armored HMMWV and other variants of the HMMWV in Iraq and Afghanistan, as well as other armored tactical vehicles in the medium and heavy fleets, are being subjected to strenuous conditions and will likely need to be replaced. Foreign governments and militaries are also investing in armored vehicle technology, including the M1114 Up-Armored HMMWV, and other armored vehicle alternatives. In addition, we believe that the use of lightly armored commercial vehicles in countries with high levels of crime, terrorism and violence ("high fright areas") around the world will continue to increase as corporations, foreign governments and wealthy individuals re-evaluate their personnel protection policies and procedures.

     Military Personnel Body Armor Market. There is dramatic change in the type and extent of protective body armor being provided to the U.S. forces. In 1998, the U.S. Army and Marine Corps adopted a new body armor ensemble called Interceptor. This ensemble is made up of a soft armor vest for fragmentation protection (using similar materials and design concepts to law enforcement vests) and hard, ceramic body armor plates inserted into the soft vest to provide rifle protection over vital organs. The concept was first deployed in a combat zone in Afghanistan with tremendous success measured in the reduction of life-threatening chest wounds. During the invasion of Iraq, front line U.S. forces were widely equipped with the Interceptor system, which we believe is being extended to cover all deployed troops in the combat zone. Extensive procurement actions by the U.S. Army and Marine Corps are underway to outfit all active, Reserve and National Guard troops that could be deployed around the world. The market is substantial and is straining the capacity of the industry to support the need. The product has a limited life cycle and we expect there will be a sizeable ongoing replacement market in the future.

     Military Aviation Safety Market. The military aviation safety market is comprised of three distinct market segments: crash safety, ballistic survivability, and aviator safety equipment. The primary market for crash safety is in military helicopters. The products include crashworthy seats and cockpit airbag systems. The ballistic survivability market is both for helicopters and fixed wing aircraft. While many front line aircraft have some basic armor protection, there is a growing interest in new protective solutions that can offer more complete ballistic protection within the limited available weight on an aircraft. Foreign markets for crash safety and ballistic survivability products are similar in size to the U.S. market, although the types of aircraft and customer base are more fragmented. The aviator safety equipment market includes equipment such as body armor, survival vests and survival equipment, inflatable life preservers, parachutes, and emergency oxygen systems. The market is experiencing some growth as new ensembles incorporating lessons learned from combat are introduced and replacement equipment is increased due to the increased pace of operations.

     Law Enforcement Security Products Market. According to the most recent data available from the Department of Justice, direct expenditures for police protection services in the United States grew at a compound annual growth rate of 7.3% from 1982 through 2001, to a total of $72.4 billion in 2001. We currently believe that this growth rate will continue, as will the growth in the number of police officers and other first responders in the United States. The Bush Administration estimates that there are more than 2.0 million first responders in the United States.


                             COMPETITIVE STRENGTHS


     Valuable Brands with Leading Market Positions. Our products and brands are well established and have developed a reputation for high quality and dependability. Due to the life-protecting nature of many of our products, customers prefer premium, well-recognized brands with quality reputations. We believe that our strong brand recognition attracts customer loyalty and repeat customer business and helps us establish leading market share positions with many of our product offerings.

     Broad Portfolio of Products. Our broad product portfolio and our ability to offer that portfolio in both domestic and overseas markets result in a balanced revenue mix. Our broad array of security products and armor systems allows us to be a single-source provider of comprehensive solutions for our customers' security needs. Cross selling among our products creates additional business opportunities and increases the value of our client relationships. We believe that we have superior technology and know-how which enhances our efforts to develop new products.

     Long-Term Relationships with Government and Military Customers. We derive the majority of our revenues from domestic and foreign law enforcement, government and military customers. Over many years, we have developed strong relationships with military, law enforcement, security and corrections customers both in the United States and overseas. We believe that our reputation and longstanding relationships with customers support our continued growth.

     Sole-Source Provider of M1114 Up-Armored HMMWVs. We are the sole-source provider of up-armoring and have developed and own the proprietary technology for new M1114 Up-Armored HMMWVs procured by the U.S. military. Since August 2001, we have furnished the up-armoring for approximately 2,000 M1114 Up-Armored HMMWVs to the U.S. military. We are also currently under contract to provide spare parts, logistics and ongoing field support services for the U.S. military's M1114 Up-Armored HMMWV fleet. In addition, we have begun providing up-armoring of M1114 HMMWVs to a number of foreign military customers including Canada, Egypt and Israel.

     Extensive Portfolio of Armor Kits for Military Trucks. The two predominant developers and manufacturers of mine blast and ballistic protection kits for military trucks over the last 10 years have been O'Gara-Hess & Eisenhardt and Simula. With these two organizations together in our Aerospace & Defense Group, we are able to provide a complete portfolio of kit designs for light, medium and heavy trucks for the U.S. military and foreign militaries. We are also able to provide the complete capability of armor technologies, from basic steel armors to sophisticated ceramic/composite armor systems. Although this market was not sizeable in the past, recent actions by the services and by Congress indicate that substantial quantities of vehicles will be armored in the near term and future vehicles will be designed to readily accept these kits.

     Sole-Source Provider of Aviation Safety Products. We are the sole-source provider for the following military crew seating systems: UH-60A/L and UH-60M Black Hawk helicopter, MH-60S and MH-60R Sea Hawk helicopter, AH-1Z Cobra Venom attack helicopter, AH-64 Apache attack helicopter, UH-1Y Super Huey utility helicopter and the V-22 Osprey tilt-rotor aircraft. We are the sole-source provider for the C-17 centerline and side-wall fixed-wing military seating systems and the sole-source supplier selected by the U.S. Air Force to develop a common wall-mounted troop seat for its C-130, C-141 and KC-135 aircraft. Additionally, we are sole-source provider of aircraft airbag systems for the UH-60 Black Hawk helicopter and the OH-58 Kiowa Warrior helicopter.

     Industry-leading Market Position in Body Armor. We manufacture body armor for the law enforcement community. Within the Armor Holdings family of companies resides industry-leading technology for the design and manufacturing of soft body armor design to protect against handgun threats and, in some cases, other threats encountered in the line of duty. By virtue of the volume of soft armor produced by us, we have developed significant supply relationships with fiber and material suppliers that enable us to manage our costs and obtain proprietary materials, each of which gives us market advantage. With the acquisition of Simula and evolving product lines at Protech, we are well positioned in the hard body armor plates market. The hard plates are known as SAPIs and are used as the primary body armor for the U.S. Army, Marine Corps and some special police units to augment the soft armor vest to provide rifle protection.

     Extensive Distribution Network. We market and deliver our products through an extensive network of approximately 200 domestic distributors, 150 international distributors and through a sales force of 34 representatives and specialists. We believe that we have one of the largest distribution networks of security products, which provides a foundation for our continued growth and expansion. The diversity of the markets we serve and the strength of our distribution relationships reduces our dependence on any particular product, market, or customer.

     Experienced Management Team. Our management team brings extensive knowledge of our customers and a proven ability to effectively manage our operations. The core of our management team has been together as a group since 1996. Since then the team has been augmented through acquisitions in the area of engineering and R&D to provide the capability to develop a range of new products. In addition, our management has a proven record of identifying, executing and integrating strategic acquisitions into our business, including our two largest acquisitions to date: Simula in 2003 and the O'Gara group of companies in 2001.


                               BUSINESS STRATEGY


     Focus on Core Competencies. Our primary strength lies in our ability to manufacture and distribute high quality security products, vehicle armoring systems and human safety and survival systems. We plan to leverage this core strength by expanding our research and development efforts, developing new products and acquiring businesses that complement our existing technical base and manufacturing operations. We plan to continue to streamline our manufacturing process, aggressively integrate acquisitions and pursue additional operating efficiencies to maximize the profitability of our business.

     Expand Distribution Network and Product Offerings. We plan to leverage our distribution network by investing in the development of new and enhanced products that complement our existing offerings and by expanding our range of branded law enforcement equipment through the acquisition of security products manufacturers. We believe that a broader product line will further strengthen our relationships with distributors and enhance our brand appeal with military, law enforcement and other end users.

     Increase Exposure to Military Programs. As the sole-source provider of M1114 Up-Armored HMMWVs for the U.S. military's M1114 HMMWV fleet, we believe that we are in a strong position to capture opportunities to provide armoring of additional vehicles for the Department of Defense. We believe the proven success of M1114 Up-Armored HMMWVs in combat has led to increased interest in up-armoring other vehicles. Examples include recent successful efforts to develop and supply armor kits for various types of light through heavy tactical trucks and the continued relationship with the original equipment manufacturers to explore up-armoring opportunities for the U.S. Army's tactical vehicle fleet. We believe that the cost and time required to develop an alternative protection system increases the likelihood that we will maintain our sole-source position on this program and capture additional programs.

     Capitalize on Increased Homeland Security Requirements. The creation of the Department of Homeland Security has increased the U.S. government's focus on strengthening the infrastructure of homeland security. Our Products Division is well positioned to provide security equipment and materials required by military, law enforcement, and security personnel to combat terrorism, respond to attacks and counter homeland threats. Our Mobile Security Division is well positioned to provide armored vehicles for federal, state and local government agencies.

     Pursue Strategic Acquisitions. Since January 1, 1999, we have completed 16 acquisitions and integrated the acquired businesses into our Aerospace & Defense Group, Products Division, and Mobile Security Division. We will continue to seek opportunities to make value-based acquisitions that complement our business operations or expand our product offerings, improve our technology, provide access to new geographic markets or provide additional distribution channels and new customer relationships. We have historically taken a disciplined value-based approach to evaluating acquisition opportunities, driven by a prudent use of our capital, rigorous due diligence standards and a targeted expected return on our investment.


                              RECENT DEVELOPMENTS

Zylon (Registered Trademark)  Investigation and Litigation

     In September 2003, Second Chance Body Armor, Inc. ("Second Chance"), a body armor manufacturer and competitor to Armor Holdings, notified its customers of a potential safety issue with its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models. Second Chance has claimed that Zylon (Registered Trademark) fiber, which is made by Toyobo, a Japanese corporation, and used in the ballistic fabric construction of those two models, degraded more rapidly than originally anticipated. Second Chance has also stated that the Zylon (Registered Trademark) degradation problem affects the entire body armor industry, not just its products. Both private claimants and State Attorneys General have already commenced legal action against Second Chance based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests.

     We use Zylon (Registered Trademark) fiber in a number of concealable body armor models for law enforcement, but our vest design and construction are different from Second Chance. We have been testing our Zylon (Registered Trademark) -based vests since their 2000 introduction and to date these tests show no unanticipated degradation in ballistic performance. In addition, to our knowledge, no other body armor manufacturer has reported or experienced problems with Zylon (Registered Trademark) -based vests similar to those cited by Second Chance. The National Institute of Justice ("NIJ") tests and has certified each of our body armor designs before we begin to produce or sell any particular model.

     In the Fall of 2003, following the assertions made by Second Chance, several law enforcement associations raised this issue to the U.S. Attorney General ("USAG"), who then asked the U.S. Department of Justice ("DOJ") through the NIJ to investigate these concerns and attempt to clarify the issues. We have and continue to support the Attorney General's directive and investigation.

     As a result of the USAG's and DOJ's initiative, the NIJ commenced an inquiry and investigation regarding the protocol for testing used vests, as well as the reliability of Zylon (Registered Trademark) and other ballistic fibers. We have consulted and continue to cooperate fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which utilized the ballistic testing standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the

NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size and therefore it is not possible to draw any definitive conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ's results upon our receipt of such data in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests.


     In April 2004, two class action complaints were filed in Florida state court by police organizations and individual police officers, alleging, among other things, that our vests do not have the qualities and performance characteristics as warranted, thereby breaching express warranty, implied warranty of merchantability, implied warranty of fitness for a particular purpose and duty to warn. The complaints allege no specific amount, although it has been publicly stated that they are seeking $77 million in compensatory damages. We disagree with the allegations set forth in these complaints and are vigorously defending these lawsuits. We will be seeking to dismiss the claims asserted against us, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity. We have also received investigative demands from state agencies in Texas and Connecticut to which we have complied, as well as letters from two private attorneys threatening potential litigation.


     It should be stressed that our vests are certified by the NIJ, have never suffered any penetration in the field and continue to save lives and protect officers from injury. In fact, neither of the two recently commenced lawsuits allege personal injuries of any kind, but instead speculate that our vests which contain Zylon (Registered Trademark) are defective without any reliable evidence of any defect.


     Second Chance licenses from Simula a certain patented technology, which is used in some of the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance based upon this licensed technology. Although Simula may be impacted by the pending suits filed against Second Chance, the licensed technology is not specifically related to the use of Zylon (Registered Trademark) fiber, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity.


Tax Matters


     The Internal Revenue Service ("IRS") examined our U.S. federal income tax returns for the taxable years 2000 and 2001 and its examination concluded in April 2004. The IRS' examination of our tax returns for the taxable years 2000 and 2001 did not result in any material adverse effect on our business, financial condition, results of operations and liquidity.

                           -------------------------

     Our executive offices are located at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250. Our telephone number is (904) 741-5400 and our website address is www.armorholdings.com. Information contained on our website is not part of this prospectus supplement and is not incorporated by reference.

                                 THE OFFERING


Common stock offered by Armor
Holdings......................   4,000,000 shares.(1)


Common stock to be outstanding
immediately after
this offering.................   32,626,377 shares.(1)

Use of proceeds...............   We intend to use the net proceeds from this
                                 offering to fund future acquisitions, to take advantage of business development opportunities, and for general corporate and working capital purposes, including the funding of capital expenditures. Until we use the proceeds from this offering in such manner, we intend to invest the proceeds in short-term taxable investment grade obligations, bank deposits, U.S. Government Securities or similar instruments. We will not receive any proceeds from any sale of shares by the selling stockholders.

Risk factors..................   See "Risk Factors" beginning on page S-12 of
                                 this prospectus supplement and page 6 of the
                                 accompanying prospectus for a discussion of
                                 factors you should carefully consider before
                                 deciding to invest in shares of our common
                                 stock.
New York Stock
Exchange Symbol...............   AH
----------
(1) Does not include up to 600,000 additional shares that the underwriters have the option to purchase from us and the selling stockholders.

     The number of shares of our common stock that will be outstanding after this offering is based on 28,626,377 shares of common stock outstanding as of May 19, 2004. The number of shares outstanding after this offering does not include 3,874,724 shares of common stock issuable upon the exercise of stock options outstanding as of May 19, 2004, having a weighted average exercise price of $18.22 per share.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial information is derived from our audited consolidated financial statements as of December 31, 2003 and December 31, 2002, and for each of the three years ended December 31, 2003, which were audited by PricewaterhouseCoopers LLP. The summary consolidated financial information as of, and for each of the three months ended March 31, 2004 and March 31, 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods.

     Operating results for the fiscal quarter ended March 31, 2004 and the year ended December 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004 or for any other future period. You should read the information set forth in the table below in conjunction with our consolidated financial statements and the related notes thereto and other financial data contained elsewhere or incorporated by reference in the accompanying prospectus.




                                                                                     THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,               MARCH 31,
                                             -------------------------------------- ---------------------
                                                 2001         2002         2003        2003       2004
                                             ------------ ------------ ------------ ---------- ----------
                                                                                         (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
 Aerospace & Defense .......................  $  18,145    $  59,318     $ 91,673    $ 15,910   $ 81,008
 Products ..................................    149,868      179,946      193,960      44,007     53,840
 Mobile Security ...........................     29,087       65,853       79,539      20,557     26,780
                                              ---------    ---------     --------    --------   --------
 Total Revenues ............................    197,100      305,117      365,172      80,474    161,628
Costs and Expenses:
 Cost of sales .............................    126,330      210,745      253,586      57,162    114,068
 Operating expenses ........................     38,659       49,836       62,795      14,004     23,251
 Amortization(1) ...........................      2,142          245          489          60        980
 Integration and other charges(2) ..........      3,296        5,926       12,573         422        681
                                              ---------    ---------     --------    --------   --------
Operating Income ...........................     26,673       38,365       35,729       8,826     22,648
 Interest expense, net .....................      3,864          923        4,012         379      1,728
 Other (income) expense, net... ............        (82)          51          508          69        115
                                              ---------    ---------     --------    --------   --------
Income from continuing operations before
 provision for income taxes ................     22,891       37,391       31,209       8,378     20,805
Provision for income taxes .................      8,207       16,054       14,203       3,133      8,177
                                              ---------    ---------     --------    --------   --------
Income from continuing operations ..........     14,684       21,337       17,006       5,245     12,628
                                              ---------    ---------     --------    --------   --------
(Loss) from discontinued operations, net of
 income tax benefit (provision)(3) .........     (4,556)     (39,026)      (6,120)       (158)      (138)
                                              ---------    ---------     --------    --------   --------
Net income (loss) ..........................  $  10,128    $ (17,689)    $ 10,886    $  5,087   $ 12,490
                                              =========    =========     ========    ========   ========
BALANCE SHEET DATA (AT THE END OF PERIOD):
Cash and cash equivalents ..................  $  53,719    $  16,551     $111,926    $ 21,599   $ 76,218
Working capital(4) .........................    142,723      100,591      168,644     101,440    179,387
Total assets ...............................    388,057      367,753      585,626     375,222    587,901
Total debt .................................      8,085        8,188      191,030      27,830    160,664
Net debt(5). ...............................    (45,634)      (8,363)      79,104       6,231     84,446
Stockholders' equity. ......................    326,019      288,077      295,365     271,110    312,345

                                                                                              THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                    -------------------------------------- -------------------------
                                                        2001         2002         2003         2003         2004
                                                    ------------ ------------ ------------ ------------ ------------
                                                                                                  (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA from continuing operations(6)(10) ..........   $ 31,931     $ 43,562     $ 42,545     $ 10,407     $ 25,811
EBITDA margin for continuing
 operations(6)(10) ................................       16.2%        14.3%        11.7%        12.9%        16.0%
EBITDA from continuing operations before
 integration and other charges(2)(6)(10) ..........   $ 35,227     $ 49,488     $ 55,118     $ 10,829     $ 26,492
EBITDA margin for continuing operations
 before integration and other
 charges(2)(6)(10) ................................       17.9%        16.2%        15.1%        13.5%        16.4%
Capital expenditures for continuing operations.....   $  5,644     $  5,902     $  8,684     $  1,727     $  3,814
Interest expense for continuing operations ........   $  4,002     $  1,302     $  4,800     $    397     $  2,067
Depreciation and amortization for continuing
 operations .......................................   $  5,258     $  5,197     $  6,816     $  1,581     $  3,163
Ratio of net debt to EBITDA from continuing
 operations(6)(7)(8)(9) ...........................         --           --          1.9x          --           --
Ratio of earnings to fixed charges(9) .............        5.7x        14.9x         6.3x        13.3x         9.8x

----------
(1) Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level.

(2) Includes charges and certain non-capitalized expenses relating to the acquisition and integration of acquired businesses, stock-based compensation for certain key executives, severance charges and direct expenses associated with due diligence efforts for acquisitions not completed, integration of sales, marketing, distribution and manufacturing operations, as well as relocation and lease termination expenses.

(3) As described in Note 2 of our fiscal 2003 audited financial statements, included elsewhere in this prospectus supplement, we recorded net impairment charges of $12.4 million and $30.3 million in fiscal 2003 and 2002, respectively, for the Services Division. The 2003 impairment charges consisted of a non-cash goodwill reduction. The fiscal 2002 impairment charges consisted of approximately $6.1 million in estimated disposal costs and a $24.2 million non-cash goodwill reduction. In fiscal 2001, we recorded a pre-tax restructuring charge of $10.3 million for the Services Division as a result of an approved restructuring plan to close its U.S. investigations businesses, realign the Division's organization, eliminate excess facilities and reduce overhead in its businesses worldwide. Operating results for 2001 through the first three months of fiscal 2004 ended March 31, 2004 reflect the reclassification of the Services Division as discontinued operations. Cyconics International Training Services, Inc., a subsidiary providing certain training services, formerly reported as a part of the Services Division, is not included in the amounts classified as assets held for sale. The assets and liabilities as well as the operating results of Cyconics International Training Services, Inc. have been reclassified to the Armor Holdings Products Division where management oversight currently resides.

(4)   Working capital is defined as current assets less current liabilities.

(5)   Net debt consists of total debt less cash and cash equivalents.

(6) The following are not financial measures calculated in accordance with generally accepted accounting principles:

   o EBITDA from continuing operations, which we define as operating income from continuing operations, plus interest and other expenses (net), provision (benefit) for income taxes for continuing operations and depreciation and amortization for continuing operations;


   o EBITDA margin from continuing operations, which is EBITDA from continuing operations divided by total revenues;


   o EBITDA from continuing operations before integration and other charges, which we define as EBITDA from continuing operations plus integration and other charges; and


   o EBITDA margin from continuing operations before integration and other charges, which is EBITDA from continuing operations before integration and other charges divided by total revenues;


   Although our management may use these measures from time to time to track our cash flow or availability under our revolving credit facility, we do not intend any of these measures to be used as indicators of our operating performance or liquidity for the referenced period or for future periods.


(7) The ratio of net debt to EBITDA is not a financial measure calculated in accordance with generally accepted accounting principles and is not intended as an indicator of our operating performance or liquidity for the referenced period or for future periods.


(8) For fiscal 2001 and 2002, the ratio was negative and therefore not meaningful. In these periods, cash and cash equivalents exceeded total debt. This ratio is not meaningful in quarterly periods.


(9) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income tax, plus fixed charges. Fixed charges consist of interest expense for continuing and discontinued operations, amortization of debt issuance cost and one-third of our rental expense for continuing and discontinued operations. Management believes that one-third is representative of the interest component of such rental expense.


(10) The following table shows the reconciliation of our net income (loss) as reported to operating income from continued operations, EBITDA from continuing operations and EBITDA from continuing operations before integration and other charges:




                                                                                                    THREE MONTHS ENDED
                                                                YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                        ---------------------------------------   ----------------------
                                                           2001           2002          2003         2003        2004
                                                        ----------   -------------   ----------   ---------   ----------
                                                                                                       (UNAUDITED)
                                                                             (DOLLARS IN THOUSANDS)
Net income (loss) as reported .......................    $10,128       $ (17,689)     $10,886     $ 5,087      $12,490
Plus: Loss from discontinued operations .............      4,556          39,026        6,120         158          138
Plus: Provision for income taxes from
 continuing operations ..............................      8,207          16,054       14,203       3,133        8,177
Plus: Other (expense) income, net ...................        (82)             51          508          69          115
Plus: Interest expense, net .........................      3,864             923        4,012         379        1,728
                                                         -------       ---------      -------     -------      -------
Operating income from continuing operations .........     26,673          38,365       35,729       8,826       22,648
Plus: Depreciation and amortization .................      5,258           5,197        6,816       1,581        3,163
                                                         -------       ---------      -------     -------      -------
EBITDA from continuing operations ...................     31,931          43,562       42,545      10,407       25,811
Plus: Integration and other charges .................      3,296           5,926       12,573         422          681
                                                         -------       ---------      -------     -------      -------
EBITDA from continuing operations before
 integration and other charges ......................    $35,227       $  49,488      $55,118     $10,829      $26,492
                                                         =======       =========      =======     =======      =======

                                 RISK FACTORS

     Before you invest in our common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase our common stock. The risks set out below are not the only risks we face. Interested persons should carefully consider the risks described below in evaluating our company and our business, financial condition, and results of operations. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impair our business and financial situation.

     If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.


RISKS RELATED TO OUR INDUSTRY


 THE PRODUCTS WE SELL ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY AND OTHER CLAIMS.

     The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction could result in serious bodily injury or death. Given this potential risk of injury, proper maintenance of our products is critical. Our products include: body armor and plates designed to protect against ballistic and sharp instrument penetration; less-lethal products such as less-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades; various models of police batons; rotary and fixed-wing aircraft seating systems; parachutes; vehicle and hard armoring systems; and police duty gear.

     Claims have been made and are pending against certain of our subsidiaries, involving permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. If these claims are decided against us and we are found to be liable, we may be required to pay substantial damages and our insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management's time and attention. We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Our cost of obtaining insurance coverage has risen substantially since September 11, 2001. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition, results of operations and liquidity.

     Both private claimants and State Attorneys General have already commenced legal action against Second Chance Body Armor, Inc. ("Second Chance"), a body armor manufacturer and competitor to Armor Holdings, based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests. Second Chance licenses from Simula, one of our indirect subsidiaries, a certain patented technology which is used in some of the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance based upon this licensed technology, although a letter was received by Simula from an attorney representing a police officer who was injured while wearing a Second Chance vest alleging potential liability against Simula. In addition, the U.S. Attorney General has asked the U.S. Department of Justice to investigate the claims regarding the Zylon (Registered Trademark) vests. As Simula has licensed its technology to Second Chance, it may be impacted by the pending claims against Second Chance and the investigation being conducted by the U.S. Department of Justice. If Simula is included in the claims pending against Second Chance and the investigation being conducted by the U.S. Department of Justice, we cannot assure you that any judgment, settlement or resolution against Simula will not have a material adverse effect on Simula's business, financial condition, results of operations and liquidity.

     As a result of the USAG's and DOJ's initiative, the NIJ commenced an inquiry and investigation regarding the protocol for testing used vests, as well as the reliability of Zylon (Registered Trademark) and other ballistic fibers. We have consulted and continue to cooperate fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which utilized the ballistic testing standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size and therefore it is not possible to draw any definitive conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ's results upon our receipt of such data in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests.


     In April 2004, two class action complaints were filed in Florida state court by police organizations and individual police officers, alleging, among other things, that our vests do not have the qualities and performance characteristics as warranted, thereby breaching express warranty, implied warranty of merchantability, implied warranty of fitness for a particular purpose and duty to warn. The complaints allege no specific amount, although it has been publicly stated that they are seeking $77 million in compensatory damages. We disagree with the allegations set forth in these complaints and are vigorously defending these lawsuits. We will be seeking to dismiss the claims asserted against us, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity. We have also received investigative demands from state agencies in Texas and Connecticut to which we have complied, as well as letters from two private attorneys threatening potential litigation. See "Business--Material Developments--Zylon (Registered Trademark) Investigation and Litigation" beginning on page S-56 for a discussion of the current
Zylon (Registered Trademark) investigation and certain claims asserted against us in relation thereto.


 WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR FAILURE OR INABILITY TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT OUR OPERATIONS AND SUBJECT US TO SUBSTANTIAL PENALTIES.

     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the Federal Aviation Administration, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. The U.S. Bureau of Alcohol, Tobacco, and Firearms also regulates us as a result of our manufacturing of certain destructive devices and by the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. We have become aware that we are not in full compliance with certain regulations governing the export of equipment and related technology used for military purposes that are applicable to certain of our products. We have made a voluntary disclosure to the Office of Defense Trade Controls Compliance and have undertaken steps to comply with these regulations and to help ensure compliance in the future. We do not believe that such noncompliance will have a material adverse effect on our business. In addition, a number of our employees involved with certain of our federal government contracts are required to obtain specified levels of security clearances. Our business may suffer if we or our employees are unable to obtain the security clearances that are needed to perform services contracted for the Department of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

     Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries creates risk of an unauthorized payment by one of our employees or agents which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

 WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS, AND THEREFORE, ARE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.

     We sell our products in foreign countries and seek to increase our level of international business activity. Our overseas operations are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries (which could prohibit sales of our products there); foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

     One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally had a large international base. Countries in which we are actively marketing include Germany, Canada, France, Italy, the United Kingdom, Norway, Japan, India, Korea and Australia. We, however, may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. We expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international products and services. In pursuing our international expansion strategy, we face several additional risks, including:

   o foreign laws and regulations, which may vary country by country, that may impact how we conduct our business;

   o higher costs of doing business in foreign countries, including different employment laws;

   o potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with our interpretation of various tax laws or our determinations as to the income and expenses attributable to specific jurisdictions, which could result in our paying additional taxes, interest and penalties;

   o technological differences that vary by marketplace, which we may not be able to support;

   o longer payment cycles and foreign currency fluctuations;

   o economic downturns; and

   o revenue growth outside of the United States may not continue at the same rate if it is determined that we have already launched our products and services in the most significant markets.

     We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, a percentage of the payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on our business, financial condition, results of operations and liquidity.

     We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition, results of operations and liquidity.

     One or more of these factors could adversely affect our future international operations and, consequently, could have a material adverse effect on our business, financial condition, results of operation and liquidity.


RISKS RELATED TO OUR BUSINESS


 MANY OF OUR CUSTOMERS HAVE FLUCTUATING BUDGETS WHICH MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR RESULTS OF OPERATIONS.

     Customers for our products include federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. For example, we attribute part of the decline in our Products Division revenue during the first quarter of 2001 with the timing of the Bulletproof Vest Partnership Act, which provides federal matching funds to law enforcement agencies purchasing bullet resistant vests. We believe that many agencies delayed their purchasing decisions during the first quarter of 2001 until such federal funds were fully allocated. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.


 THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     U.S. military contracts account for a significant portion of our business. The U.S. military funds these contracts in annual increments. These contracts require subsequent authorization and appropriation that may not occur or that may be greater than or less than the total amount of the contract. Changes in the U.S. military's budget, spending allocations, and the timing of such spending could adversely affect our ability to receive future contracts. None of our contracts with the U.S. military have a minimum purchase commitment and the U.S. military generally has the right to cancel its contracts unilaterally without prior notice. We are the sole-source provider to the U.S. military for up-armoring of the U.S. military's High Mobility Multipurpose Wheeled Vehicles ("HMMWVs"). The HMMWVs are manufactured by AM General Corporation under separate U.S. military contracts. Should production or deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of our components for up-armoring the HMMWVs, we will not be able to deliver such up-armoring systems for the HMMWVs to the U.S. military on schedule, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. We also manufacture for the U.S. military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel and other technologies used to protect soldiers in a variety of life-threatening or catastrophic situations. The loss of, or a significant reduction in, U.S. military business for our helicopter seating systems, aircraft and land vehicle armor systems and other protective equipment could have a material adverse effect on our business, financial condition, results of operations and liquidity.


 WE MAY LOSE MONEY OR GENERATE LESS THAN EXPECTED PROFITS ON OUR FIXED-PRICE CONTRACTS.

     Some of our government contracts provide for a predetermined, fixed price for the products we make regardless of the costs we incur. Therefore, fixed-price contracts require us to price our contracts by forecasting our expenditures. When making proposals for fixed-price contracts, we rely on our estimates of costs and timing for completing these projects. These estimates reflect management's judgments regarding our capability to complete projects efficiently and timely. Our production costs may, however, exceed forecasts due to unanticipated delays or increased cost of materials, components, labor, capital equipment or other factors. Therefore, we may incur losses on fixed price contracts that we had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.


 OUR BUSINESS IS SUBJECT TO VARIOUS LAWS AND REGULATIONS FAVORING THE U.S. GOVERNMENT'S CONTRACTUAL POSITION, AND OUR FAILURE TO COMPLY WITH SUCH LAWS AND REGULATIONS COULD HARM OUR OPERATING RESULTS AND PROSPECTS.

     As a contractor to the U.S. government, we must comply with laws and regulations relating to the formation, administration and performance of the federal government contracts that affect how we do business with our clients and may impose added costs on our business. These rules generally favor the U.S. government's contractual position. For example, these regulations and laws include provisions that subject contracts we have been awarded to:

    o protest or challenge by unsuccessful bidders; and

    o unilateral termination, reduction or modification by the government.

     The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management's attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.


 OUR MARKETS ARE HIGHLY COMPETITIVE, AND, IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE WILL BE ADVERSELY AFFECTED.

     The markets in which we operate include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than us may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us.

 THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS WHICH MAY SIGNIFICANTLY CURTAIL OUR MANUFACTURING OPERATIONS.

     The raw materials that we use in manufacturing ballistic resistant garments, SAPI plates and up-armored vehicles include: ceramic; steel; SpectraShield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon (Registered Trademark) , a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc., or DuPont; and Twaron, a patented product of Akzo-Nobel Fibers, B.V. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce or sell Kevlar to us, we would utilize these other ballistic resistant materials as a substitute. However, none of SpectraShield, Twaron, Z-Shield or Zylon (Registered Trademark) is expected to become a complete substitute for Kevlar in the near future. We enjoy a good relationship with our suppliers of Kevlar, SpectraShield, Twaron, Z-Shield and Zylon (Registered Trademark) . The use of Zylon (Registered Trademark) and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study, including ongoing review by the NIJ. Toyobo is the only producer of Zylon (Registered Trademark) , and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. We use a variety of ceramic materials in the production of SAPI plates and a variety of steels in armoring vehicles. Although we have a number of suppliers that we deal with in obtaining both ceramic and steel supplies, the industry generally, including our operations, is experiencing a limited supply of these materials, which is affecting the quantity of product that we can complete in any given period. In addition, SpectraShield, the ballistic fiber backing used in a variety of our ballistic applications, including SAPI plates, is currently being rationed by the U.S. Department of Commerce, which could limit the quantity of SAPI plates that we produce in any given period. Thus, if our supply of any of these materials were materially reduced or cut off or if there was a material increase in the prices of these materials, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition, results of operations and liquidity could be materially adversely affected.


 WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS EFFECTIVELY, IF AT ALL, AND AS A RESULT MAY INCUR UNANTICIPATED COSTS OR LIABILITIES OR OPERATIONAL DIFFICULTIES.

     We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, we may have to divert our management's attention and our financial and other resources from other areas of our business. Our inability to implement our acquisition strategy successfully may hinder the expansion of our business. Because we depend in part on acquiring new businesses and assets to develop and offer new products, failure to implement our acquisition strategy may also adversely affect our ability to offer new products in line with industry trends.

     We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in us incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our senior credit facility and the indenture governing our 81/4% notes impose restrictions on us that, among other things, restrict our ability to make acquisitions.


 OUR RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY OUR GROWTH.

     We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.


 WE DEPEND ON INDUSTRY RELATIONSHIPS.

     A number of our products are components in our customers' final products. Accordingly, to gain market acceptance, we must demonstrate that our products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that our products will be able to achieve any of these advantages for the products of our customers. Furthermore, even if we are able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate our products into their final products, or if they do, that our products will be able to meet such customers' manufacturing requirements. Additionally, there can be no assurance that our relationships with our manufacturer customers will ultimately lead to volume orders for our products. The failure of manufacturers to incorporate our products into their final products could have a material adverse effect on our business, financial condition, results of operations and liquidity.


 WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, INCLUDING THE TECHNOLOGIES WE USE TO FURNISH THE UP-ARMORING OF HMMWVS.

     We depend upon a variety of methods and techniques that we regard as proprietary trade secrets. We also depend upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. It is possible that our competitors may access our intellectual property and proprietary information and use it to their advantage. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we cannot assure you that any pending patent application or trademark application made by us will result in an issued patent or registered trademark, or that, if a patent is issued, it will provide meaningful protection against competitors or competitor technologies. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition, results of operations and liquidity. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties on unfavorable terms, or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.


 TECHNOLOGICAL ADVANCES, THE INTRODUCTION OF NEW PRODUCTS, AND NEW DESIGN AND MANUFACTURING TECHNIQUES COULD ADVERSELY AFFECT OUR OPERATIONS UNLESS WE ARE ABLE TO ADAPT TO THE RESULTING CHANGE IN CONDITIONS.

     Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers' end products. Because of the complexity of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we are unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition, results of operations and liquidity.


 WE MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS.

     We are subject to federal, state, local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies in our industry, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. In addition, we are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if such contamination was caused by a third party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that its historic disposal practices may have been in accordance with all applicable requirements. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Moreover, private parties may bring claims against us based on alleged adverse health impacts or property damage caused by our operations. The amount of liability for cleaning up contamination or defending against private party claims could be material.


RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK


 DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS.

     Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.


 OUR CERTIFICATE OF INCORPORATION AUTHORIZES THE ISSUANCE OF SHARES OF BLANK CHECK PREFERRED STOCK.

     Our certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of us without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.


 THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE.

     The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our common stock to fluctuate substantially. Additionally, due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.


 WE MAY ISSUE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN CONNECTION WITH FUTURE ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     As part of our acquisition strategy, we anticipate issuing additional shares of common stock as consideration for such acquisitions. To the extent that we are able to grow through acquisitions and issue our shares of common stock as consideration, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock that may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.


 OUR STOCK PRICE MAY BE ADVERSELY AFFECTED WHEN ADDITIONAL SHARES ARE SOLD.


     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance future acquisitions. Additional shares sold to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.


 OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO PAY DIVIDENDS OR MAKE OTHER DISTRIBUTIONS TO OUR STOCKHOLDERS.

     Our debt agreements, such as the indenture governing the 81/4% notes and the senior credit facility, contain certain financial and other covenants that limit, under certain circumstances, our ability to pay dividends or make other distributions to our stockholders. We are permitted to pay dividends and make other distributions to stockholders to the extent we satisfy the conditions, including the financial and other covenants, contained in such documents.


 WE HAVE A HIGH LEVEL OF DEBT.

    Our high level of debt could have important consequences to you and to us. For example:

   o No payment of any kind may be made to our common stockholders without first meeting our obligations under our senior credit facility and the indenture governing our 81/4% notes;

   o We may become more vulnerable to general adverse economic and industry conditions and adverse changes in governmental regulations;

   o We may have to dedicate a substantial portion of our cash flow from operations to make payments required under our senior credit facility and the 81/4% notes, reducing the availability of cash flow to fund future capital expenditures, working capital, execution of our growth strategy, research and development costs and other general corporate requirements;


   o We may have limited flexibility in planning for, or reacting to, changes in our business and our industry, which may place us at a competitive disadvantage compared with competitors that have less debt or more financial resources;


   o We may have limited ability to borrow additional funds, even when necessary to maintain adequate liquidity; and


   o The terms of our senior credit facility and the indenture governing the 8 1/4% notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. We might incur additional debt for various reasons, including to pay for additional acquisitions that we may make and assuming debt of companies that we may acquire.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the common stock will be $142.3 million after deducting underwriting commissions and discounts and our estimated offering expenses. Our net proceeds estimate is based on an assumed initial price to the public of $37.70 per share, which was the last reported sale price of our common stock on the New York Stock Exchange on May 27, 2004. We intend to use the proceeds from this offering to fund future acquisitions, to take advantage of business development opportunities, and for general corporate and working capital purposes, including the funding of capital expenditures. As part of our business model, we expect to continue our strategy of growth through acquisitions. We believe that attractive acquisition opportunities exist in the United States and abroad. We have evaluated and expect to continue to evaluate possible acquisition transactions on an ongoing basis and, at any given time, may be engaged in discussions with respect to possible acquisitions or other business combinations. Certain of these transactions, if consummated, may be material to our operations and financial condition. Until we use the proceeds from this offering in the manner described above, we intend to invest the proceeds in taxable short-term investment grade obligations, bank deposits, U.S. government securities or similar instruments. We will not receive any proceeds from any sale of shares by the selling stockholders.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is currently traded on the New York Stock Exchange under the symbol "AH." The high and low sales prices as reported on the New York Stock Exchange Composite Tape for the periods indicated are set forth in the table below.



                                                        PRICE RANGE
                                                 -------------------------
                                                     HIGH          LOW
                                                 -----------   -----------
Fiscal 2001
 First Quarter. ..............................     $ 17.75       $ 14.60
 Second Quarter ..............................     $ 19.25       $ 11.00
 Third Quarter ...............................     $ 23.50       $ 14.20
 Fourth Quarter ..............................     $ 27.60       $ 19.25
Fiscal 2002
 First Quarter. ..............................     $ 28.25       $ 20.45
 Second Quarter ..............................     $ 29.55       $ 22.00
 Third Quarter ...............................     $ 25.50       $ 12.00
 Fourth Quarter ..............................     $ 16.50       $ 12.50
Fiscal 2003
 First Quarter. ..............................     $ 14.60       $  9.40
 Second Quarter ..............................     $ 14.95       $  9.91
 Third Quarter ...............................     $ 17.80       $ 12.83
 Fourth Quarter ..............................     $ 27.35       $ 16.46
Fiscal 2004
 First Quarter ...............................     $ 33.45       $ 24.80
 Second Quarter through May 27, 2004 .........     $ 39.50       $ 31.60

     On May 27, 2004, the last reported sale price of the common stock on the New York Stock Exchange was $37.70 per share. As of May 26, 2004, there were 356 holders of record of our common stock.

     We have not previously paid dividends to our stockholders and we have no plans to pay dividends in the immediate future. However, we reevaluate our position from time to time and may change our policy in the future. The payment of any future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our future earnings, our capital requirements and our general financial condition. Our debt agreements, such as the indenture governing our 8 1/4% senior subordinated notes and the senior credit facility, allow us to pay dividends and to make other distributions to our stockholders, subject to certain limitations contained therein.

                                CAPITALIZATION


     The following table sets forth, as of March 31, 2004, our cash and cash equivalents and capitalization on an actual basis and as adjusted to reflect our issuance of 4,000,000 shares of our common stock in this offering and the anticipated application of our estimated net proceeds of $142.3 million, as described under "Use of Proceeds," assuming no exercise of the underwriters option to purchase additional shares. You should read the information set forth in the table below in conjunction with our consolidated financial statements and the related notes thereto and other financial data contained elsewhere in this prospectus supplement or incorporated by reference in the accompanying prospectus.



                                                             AS OF MARCH 31, 2004
                                                     ------------------------------------
                                                        ACTUAL     OFFERING   AS ADJUSTED
                                                     ------------ ---------- ------------
                                                     (UNAUDITED, IN THOUSANDS EXCEPT FOR
                                                                 SHARE DATA)
Cash and cash equivalents ..........................  $  76,218    $142,254   $ 218,472
                                                      =========    ========   =========
Debt including current installments:
 Credit facility (1) ...............................  $      --    $     --   $      --
 Senior subordinated notes .........................    147,662          --     147,662
 Other debt ........................................      3,040          --       3,040
 Fair value of interest rate swaps .................      9,340          --       9,340
                                                      ---------    --------   ---------
   Total debt ......................................    160,042          --     160,042
                                                      ---------    --------   ---------
Stockholders' equity:
 Preferred stock, $.01 par value; 5,000,000 shares
   authorized; no shares issued and outstanding ....         --          --          --
 Common stock, $.01 par value; 50,000,000(2) shares
   authorized; 34,646,849 issued and 28,586,627
   outstanding, actual; and 38,646,849 issued and
   32,586,627 outstanding, as adjusted .............        347          40         387
 Additional paid-in capital ........................    323,275     142,214     465,489
 Retained earnings .................................     57,432          --      57,432
 Accumulated other comprehensive income ............      3,608          --       3,608
 Treasury stock ....................................    (72,317)         --     (72,317)
                                                      ---------    --------   ---------
   Total stockholders' equity ......................    312,345     142,254     454,599
                                                      ---------    --------   ---------
   Total capitalization ............................  $ 472,387    $142,254   $ 614,641
                                                      =========    ========   =========

----------
(1) Subject to outstanding letters of credit, if any, we have the ability to borrow up to $60 million under our secured revolving credit facility, all of which will be senior debt.


(2) We are seeking to amend our Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of shares of our authorized common stock from 50,000,000 to 75,000,000 shares. As the amendment to our Certificate of Incorporation requires the approval by a majority of our stockholders under Delaware law, we included a proposal in our Proxy Statement for our 2004 Annual Meeting of Stockholders relating to the amendment of the Certificate of Incorporation and recommended to our stockholders that they approve the proposal. Our Annual Meeting of Stockholders is scheduled for June 22, 2004.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following selected consolidated financial information is derived from our audited consolidated financial statements as of December 31, 2003, 2002, 2001 and 2000, and for each of the four years ended December 31, 2003, which were audited by PricewaterhouseCoopers LLP. The information as of December 31, 1999 and for the year ended December 31, 1999 was derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP and subsequently adjusted by management on an unaudited basis to reflect the presentation required for discontinued operations as a result of our decision in July of 2002 to sell our Services Division. The selected consolidated financial information as of, and for each of the three months ended March 31, 2004 and March 31, 2003 are derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and the results of operations for these periods.

     Operating results for the fiscal quarter ended March 31, 2004 and the year ended December 31, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004 or for any other future period. You should read the information set forth in the table below in conjunction with our consolidated financial statements and the related notes thereto and other financial data contained elsewhere or incorporated by reference in the accompanying prospectus.




                                                                                                   THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                        MARCH 31,
                                        --------------------------------------------------------- ---------------------
                                            1999       2000       2001        2002        2003       2003       2004
                                        ----------- ---------- ---------- ------------ ---------- ---------- ----------
                                                                                                       (UNAUDITED)
                                                                     (DOLLARS IN THOUSANDS)
INCOME STATEMENT DATA:
Revenues:
 Aerospace & Defense ..................   $    --    $     --   $ 18,145   $  59,318    $ 91,673   $15,910    $ 81,008
 Products .............................    96,706     139,904    149,868     179,946     193,960    44,007      53,840
 Mobile Security ......................        --          --     29,087      65,853      79,539    20,557      26,780
                                          -------    --------   --------   ---------    --------   -------    --------
  Total Revenues ......................    96,706     139,904    197,100     305,117     365,172    80,474     161,628
Costs and Expenses:
 Cost of sales ........................    56,304      85,457    126,330     210,745     253,586    57,162     114,068
 Operating expenses ...................    21,933      30,286     38,659      49,836      62,795    14,004      23,251
 Amortization (1) .....................     1,329       1,704      2,142         245         489        60         980
 Integration and other charges(2) .....     2,014       2,588      3,296       5,926      12,573       422         681
                                          -------    --------   --------   ---------    --------   -------    --------
Operating Income ......................    15,126      19,869     26,673      38,365      35,729     8,826      22,648
 Interest expense, net ................       137       1,849      3,864         923       4,012       379       1,728
 Other (income) expense, net ..........      (811)        (67)       (82)         51         508        69         115
                                          -------    --------   --------   ---------    --------   -------    --------
Income from continuing operations
 before provision for income
 taxes ................................    15,800      18,087     22,891      37,391      31,209     8,378      20,805
Provision for income taxes ............     6,472       7,240      8,207      16,054      14,203     3,133       8,177
                                          -------    --------   --------   ---------    --------   -------    --------
Income from continuing
 operations ...........................     9,328      10,847     14,684      21,337      17,006     5,245      12,628
                                          -------    --------   --------   ---------    --------   -------    --------
Income (loss) from discontinued
 operations, net of income tax
 benefit (provision) (3) ..............     3,868       6,201     (4,556)    (39,026)     (6,120)     (158)       (138)
                                          -------    --------   --------   ---------    --------   -------    --------
Net income (loss) .....................   $13,196    $ 17,048   $ 10,128   $ (17,689)   $ 10,886   $ 5,087    $ 12,490
                                          =======    ========   ========   =========    ========   =======    ========

                                                                                                           THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                              MARCH 31,
                                      ----------------------------------------------------------------- -------------------------
                                          1999        2000         2001          2002          2003         2003         2004
                                      ----------- ------------ ------------ ------------- ------------- ------------ ------------
                                                                                                               (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (AT END OF
 PERIOD):
Cash and cash equivalents ...........  $ 13,246    $   7,257    $   53,719     $16,551      $ 111,926    $  21,599    $  76,218
Working capital (4) .................    54,281       67,937       142,723     100,591        168,644      101,440      179,387
Total assets ........................   178,922      225,957       388,057     367,753        585,626      375,222      587,901
Total debt ..........................     4,623       40,517         8,085       8,188        191,030       27,830      160,664
Net debt (5) ........................    (8,623)      33,260       (45,634)     (8,363)        79,104        6,231       84,446
Stockholders' equity ................   157,883      166,771       326,019     288,077        295,365      271,110      312,345
OTHER FINANCIAL DATA:
EBITDA from continuing operations
 (6)(11) ............................  $ 17,732    $  23,331    $   31,931     $43,562      $  42,545    $  10,407    $  25,811
EBITDA margin for continuing
 operations (6)(11) .................      18.3%        16.7%         16.2%       14.3%          11.7%        12.9%        16.0%
EBITDA from continuing operations
 before integration and other
 charges (2)(6)(11) .................  $ 19,746    $  25,919    $   35,227     $49,488      $  55,118    $  10,829    $  26,492
EBITDA margin for continuing
 operations before integration and
 other charges (2)(6)(11) ...........      20.4%        18.5%         17.9%       16.2%          15.1%        13.5%        16.4%
Capital expenditures for continuing
 operations .........................  $  4,748    $   4,063    $    5,644     $ 5,902      $   8,684    $   1,727    $   3,814
Interest expense for continuing
 operations .........................  $    310    $   1,952    $    4,002     $ 1,302      $   4,800    $     397    $   2,067
Depreciation and amortization for
 continuing operations ..............  $  2,606    $   3,462    $    5,258     $ 5,197      $   6,816    $   1,581    $   3,163
Ratio of net debt to EBITDA from
 continuing operations (6)(7)(9)(10)         --          1.4x           --          --            1.9x          --           --
Ratio of earnings to fixed
 charges (10) .......................      23.8x         7.6x          5.7x      14.9 x           6.3x        13.3x         9.8x
ADDITIONAL DATA FOR DISCONTINUED
 OPERATIONS:
EBITDA from discontinued
 operations (8)(12) .................  $  6,637    $   9,914    $    6,524     $(9,896)     $   7,658    $     153    $      48
EBITDA margin for discontinued
 operations (8)(12) .................      11.1%        12.2%          6.9%      (10.1)%          8.1%         0.6%         6.7%
EBITDA from discontinued
 operations before integration and
 other charges (8)(12) ..............  $  7,224    $  10,616    $    7,300     $(7,273)     $   8,434    $     195    $      48
EBITDA margin for discontinued
 operations before integration and
 other charges (8)(12) ..............      12.0%        13.1%          7.7%      ( 7.4)%          8.9%         0.8%         6.7%

----------
(1) Effective January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level.


(2) Includes charges and certain non-capitalized expenses relating to the acquisition and integration of acquired businesses, stock-based compensation for certain key executives, severance charges and direct expenses associated with due diligence efforts for acquisitions not completed, integration of sales, marketing, distribution and manufacturing operations, as well as, relocation and lease termination expenses.

(3) As described in Note 2 of our fiscal 2003 audited financial statements, included elsewhere in this prospectus supplement, we recorded net impairment charges of $12.4 million and $30.3 million in fiscal 2003 and 2002, respectively, for the Services Division. The 2003 impairment charges consisted of a non-cash goodwill reduction. The fiscal 2002 impairment charges consisted of approximately $6.1 million in estimated disposal costs and a $24.2 million non-cash goodwill reduction. In fiscal 2001, we recorded a pre-tax restructuring charge of $10.3 million for the Services Division as a result of an approved restructuring plan to close its U.S. investigations businesses, realign the Division's organization, eliminate excess facilities and reduce overhead in its businesses worldwide. Operating results for 1999 through the first three months of fiscal 2004 ended March 31, 2004 reflect the reclassification of the Services Division as discontinued operations. Cyconics International Training Services, Inc., a subsidiary providing certain training services, formerly reported as a part of the Services Division, is not included in the amounts classified as assets held for sale. The assets and liabilities as well as the operating results of Cyconics International Training Services, Inc. have been reclassified to the Armor Holdings Products Division where management oversight currently resides.

(4)   Working capital is defined as current assets less current liabilities.

(5)   Net debt consists of total debt less cash and cash equivalents.

(6) The following are not financial measures calculated in accordance with generally accepted accounting principles:

     o EBITDA from continuing operations, which we define as operating income from continuing operations, plus interest and other expenses (net), provision (benefit) for income taxes for continuing operations and depreciation and amortization for continuing operations;

     o EBITDA margin from continuing operations, which is EBITDA from continuing operations divided by total revenues;

     o EBITDA from continuing operations before integration and other charges, which we define as EBITDA from continuing operations plus integration and other charges; and

     o EBITDA margin from continuing operations before integration and other charges, which is EBITDA from continuing operations before integration and other charges divided by total revenues;

      Although our management may use these measures from time to time to track our cash flow or availability under our revolving credit facility, we do not intend any of these measures to be used as indicators of our operating performance or liquidity for the referenced period or for future periods.

(7) The ratio of net debt to EBITDA is not a financial measure calculated in accordance with generally accepted accounting principles and is not intended as an indicator of our operating performance or liquidity for the referenced period or for future periods.

(8) The following are not financial measures calculated in accordance with generally accepted accounting principles:

     o EBITDA from discontinued operations, which we define as operating income from discontinued operations, plus interest and other expenses
        (net), provision (benefit) for income taxes for discontinued operations and depreciation and amortization for discontinued operations;

     o EBITDA margin from discontinued operations, which is EBITDA from discontinued operations divided by total revenues;

     o EBITDA from discontinued operations before integration and other charges, which we define as EBITDA from discontinued operations plus integration and other charges; and

     o EBITDA margin from discontinued operations before integration and other charges, which is EBITDA from discontinued operations before integration and other charges divided by total revenues.

      Although our management may use these measures from time to time to track our cash flow or availability under our revolving credit facility, we do not intend any of these measures to be used as indicators of our operating performance or liquidity for the referenced period or for future periods.


(9) For fiscal 1999, 2001 and 2002, the ratio was negative, and therefore, not meaningful. In these periods, cash and cash equivalents exceeded total debt. This ratio is not meaningful in quarterly periods.


(10) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income tax, plus fixed charges. Fixed charges consist of interest expense for continuing and discontinued operations, amortization of debt issuance cost and one-third of our rental expense for continuing and discontinued operations. Management believes that one-third is representative of the interest component of such rental expense.


(11) The following table shows the reconciliation of our net income (loss) as reported to operating income from continued operations, EBITDA from continuing operations and EBITDA from continuing operations before integration and other charges:




                                                                                                         THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                           MARCH 31,
                                         -------------------------------------------------------------  ---------------------
                                            1999        2000        2001          2002         2003        2003       2004
                                         ----------  ----------  ----------  -------------  ----------  ---------  ----------
                                                                                                             (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
Net income (loss) as reported .........   $ 13,196    $ 17,048    $10,128      $ (17,689)    $10,886     $ 5,087    $12,490
Plus: (income) loss from
 discontinued operations ..............     (3,868)     (6,201)     4,556         39,026       6,120         158        138
Plus: Provision for income taxes
 from continuing operations ...........      6,472       7,240      8,207         16,054      14,203       3,133      8,177
Plus: Other (expense) income,
 net ..................................       (811)        (67)       (82)            51         508          69        115
Plus: Interest expense, net ...........        137       1,849      3,864            923       4,012         379      1,728
                                          --------    --------    -------      ---------     -------     -------    -------
Operating income from
 continuing operations ................     15,126      19,869     26,673         38,365      35,729       8,826     22,648
Plus: Depreciation and
 amortization .........................      2,606       3,462      5,258          5,197       6,816       1,581      3,163
                                          --------    --------    -------      ---------     -------     -------    -------
EBITDA from continuing
 operations ...........................     17,732      23,331     31,931         43,562      42,545      10,407     25,811
Plus: Integration and other
 charges ..............................      2,014       2,588      3,296          5,926      12,573         422        681
                                          --------    --------    -------      ---------     -------     -------    -------
EBITDA from continuing
 operations before integration
 and other charges ....................   $ 19,746    $ 25,919    $35,227      $  49,488     $55,118     $10,829    $26,492
                                          ========    ========    =======      =========     =======     =======    =======

----------
(12) The following table shows the reconciliation of our net income (loss) as reported to operating income from discontinued operations, EBITDA from discontinued operations and EBITDA from discontinued operations before integration and other charges (unaudited):

                                                                                                          THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                             MARCH 31,
                                     -----------------------------------------------------------------  ----------------------
                                        1999        2000         2001           2002          2003         2003        2004
                                     ---------  -----------  ------------  -------------  ------------  ----------  ----------
                                                                                                             (UNAUDITED)
                                                                       (DOLLARS IN THOUSANDS)
Net income (loss) as reported on
 discontinued operations ..........   $3,868     $  6,201      $ (4,556)     $ (39,026)    $  (6,120)     $ (158)     $ (138)
Plus: Provision (benefit) for
 income taxes on income from
 discontinued operations ..........    1,531        2,102        (2,510)        (2,442)       (8,252)        212         (79)
Plus: Other expense (income),
 net ..............................     (575)      (1,736)         (218)            99           479          60         263
Plus: Interest (income) expense,
 net ..............................     (151)          47           143            346            16          38           2
                                      ------     --------      --------      ---------     ---------      ------      ------
Operating income (expense)
 from discontinued operations .....    4,673        6,614        (7,141)       (41,023)      (13,877)        152          48
Plus: Depreciation and
 amortization .....................    1,964        3,300         3,408            831            --           1          --
Plus: Charge for impairment of
 long-lived assets ................       --           --            --         30,296        21,535          --          --
Plus: Restructuring and related
 charges ..........................       --           --        10,257             --            --          --          --
                                      ------     --------      --------      ---------     ---------      ------      ------
EBITDA from discontinued
 operations .......................    6,637        9,914         6,524         (9,896)        7,658         153          48
Plus: Integration and other
 charges ..........................      587          702           776          2,623           776          42          --
                                      ------     --------      --------      ---------     ---------      ------      ------
EBITDA from discontinued
 operations before integration
 and other charges ................   $7,224     $ 10,616      $  7,300      $   7,273     $   8,434      $  195      $   48
                                      ======     ========      ========      =========     =========      ======      ======

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus supplement contains, in addition to historical information, forwarding-looking statements. These forward-looking statements involve risk and uncertainties that could cause our actual outcome to differ materially from the results expressed or implied by the forward-looking statements. See "Cautionary Note Regarding Forward-Looking Statements." You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under the captions "Risk Factors" in this prospectus supplement and in the accompanying prospectus of specific risks involved in an investment in our common stock.

     This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "could be" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, we cannot assure you that we will achieve our goals. For more information, see "Cautionary Note Regarding Forward-Looking Statements" contained elsewhere in this prospectus supplement.

     Our actual results may differ from those expressed or implied in forward-looking statements. We believe that we are subject to a number of risk factors, including, without limitation: the inherent unpredictability of currency fluctuations; competitive actions, including pricing; the ability to realize cost reductions and operating efficiencies, including the ability to implement headcount reduction programs timely and in a manner that does not unduly disrupt business operations and the ability to identify and to realize other cost-reduction opportunities; general economic and business conditions; our ability to successfully execute changes to operations, such as integration of recent and future acquisitions and the move of our corporate headquarters and certain of our manufacturing operations, without disrupting our operations; and our ability to obtain supplies and raw materials without disruption.

     Any forward-looking statements in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein, should be evaluated in light of these and other important risk factors listed in this Management's Discussion and Analysis of Financial Condition and Results of Operations and elsewhere in this prospectus supplement including the accompanying financial statements.

CONTINUING OPERATIONS

     We are a leading manufacturer and provider of personal protective equipment and security products for law enforcement and military personnel, armored military and commercial vehicles, armor kits for retrofit of military vehicles, aircraft armor, aircraft safety products, survivability equipment used by military aviators and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. Effective in the first quarter of 2004, we instituted a new segment reporting format to include three reportable business divisions: Aerospace & Defense Group, Products Division, and Mobile Security Division. The Aerospace & Defense Group was formed with our acquisition of Simula, Inc. on December 9, 2003. The Aerospace & Defense Group includes Simula's business, the military business formerly included in the Mobile Security Division, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and the SAPI business of the Products Division. The historical results of these businesses have been reclassified to the Aerospace & Defense Group. This segment reporting change was made to better reflect management's approach to operating and directing the businesses and to more closely align financial and managerial reporting. Prior period segment data has been restated to conform to the 2003 presentation.

     Aerospace & Defense Group. Our Aerospace & Defense Group supplies human safety and survival systems to the U.S. military, and major aerospace and defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for M1114 Up-Armored HMMWVs. We are also under contract with the U.S. Army to provide spare parts, logistics and ongoing field support services for the currently installed base of 4,968 M1114 Up-Armored HMMWVs. Additionally, we provide blast and ballistic protection kits for the standard M1114 HMMWVs, which are installed on existing equipment in the field. Our Aerospace & Defense Group is also subcontracted to develop a ballistic and blast protected armored and sealed truck cab for HIMARS, a program recently transitioned by the U.S. Army and Marine Corps from developmental to a low rate of initial production, deliveries of which commenced in 2003. We also supply armor sub-systems for other tactical wheeled vehicles. Through the Aerospace & Defense Group, we provide military helicopter seating systems, helicopter cockpit airbag systems, aircraft and land vehicle armor kits, body armor and other protective equipment for military personnel, emergency bailout parachutes and survival ensembles worn by military aircrew. The primary customers for our products are the U.S. Army, U.S. Marine Corps, Boeing, and Sikorsky Aircraft. Most of the Aerospace & Defense Group's aviation safety products are provided on a sole-source basis. The U.S. armed forces have adopted ceramic body armor as a key element of the protective ensemble worn by our troops in Iraq and Afghanistan. Simula was the developer of this specialized product called SAPI, and continues to be a prominent supplier to the U.S. military. We believe the Aerospace & Defense Group has supplied approximately 37% of all SAPI plates. We also supply ceramic body armor from our Protech subsidiary based in Pittsfield, Massachusetts.

     Products. Our Products Division manufactures and sells a broad range of high quality security products, equipment and related consumable items, such as concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories, weapon maintenance products, foldable ladders and specialty gloves. Our products are marketed under brand names that are well established in the military and law enforcement communities such as AMERICAN BODY ARMOR (Trade Mark) , B-SQUARE (Registered Trademark) , BREAK FREE (Registered Trademark) , CLEARGARD (Registered Trademark) , CLP (Registered Trademark) , DEFENSE TECHNOLOGY/FEDERAL LABORATORIES (Registered Trademark) , DEF-TEC PRODUCTS (Registered Trademark) , DISTRACTION DEVICE (Registered Trademark) , DURACHUTE (Registered Trademark) , FEDERAL LABORATORIES (Registered Trademark) , FERRET (Registered Trademark) , FIRST DEFENSE (Registered Trademark) , IDENTICATOR (Registered Trademark) , IDENTIDRUG (Registered Trademark) , IMPAK (Trade Mark) , LIGHTNING POWDER (Registered Trademark) , MONADNOCK (Registered Trademark) , NIK (Registered Trademark) , O'GARA-HESS & EISENHARDT ARMORING COMPANY (Registered Trademark) , PROTECH (Trade Mark) , PROTECTING PEOPLE IN MOTION (Registered Trademark) , QUICKSHIELD (Trade Mark) , QUIKSTEP LADDERS (Trade Mark) , REINVENTING THE TECHNOLOGY OF SAFETY (Registered Trademark) , SAFARILAND and Design (Registered Trademark) , SIMULA SAFE (Trade Mark) , SIMULITE (Registered Trademark) , SPEEDFEED (Registered Trademark) , 911EP and Design (Trade Mark) . We sell our products through a network of over 350 distributors and sales agents, including approximately 200 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies.

     Mobile Security. Our Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for commercial vehicles. Under the brand name O'GARA-HESS & EISENHARDT ARMORING COMPANY (Registered Trademark) , we armor a variety of privately owned commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our customers in this business include international corporations and high net worth individuals. In addition, we supply ballistic and blast protected armoring systems to U.S. federal law enforcement and intelligence agencies and foreign heads of state.

DISCONTINUED OPERATIONS

     On April 17, 2003, we announced that we had completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and Low Voltage Systems Technologies, Inc. to Aerwav Integration Systems, Inc. ("AIS"). AIS is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million collateralized note due in April 2005 and a warrant for approximately 2.5% of

AIS. We received a $375,000 prepayment on the note in November 2003 and a $100,000 prepayment in May 2004. We have recorded a loss of $366,000 on the sale.

     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33,660,000 in consideration to a group of private investors led by Granville Baird Capital Partners of London, England and Management. We received $31,360,000 in cash at closing and are scheduled to receive another $2,300,000 by the end of 2004, of which we have collected $500,000 as of May 28, 2004. We have recorded a loss of $8.8 million on the sale in the fourth quarter of 2003. In accordance with generally accepted accounting principles, unrealized gains and losses, which are included in equity as accumulated other comprehensive income or loss, are not recognized until the period in which the related assets and liabilities are disposed of.

     At March 31, 2004, our litigation support services subsidiary remains in discontinued operations. This subsidiary specializes in providing computer forensics consulting services, training and software tools to the civil litigation market and to government agencies and Fortune 500 corporations. Computer forensics is the preservation, identification, extraction and documentation of computer evidence. We are actively attempting to sell this business.

CRITICAL ACCOUNTING POLICIES

     Our significant accounting policies are described in Note 1 to the consolidated financial statements included elsewhere in this prospectus supplement. We believe our critical accounting policies concerning revenue recognition, the use of estimates, income taxes, impairment, discontinued operations, comprehensive income and foreign currency translation, stock options and grants, derivative instruments and hedging activities, and goodwill to be the most critical in understanding the judgments involved in preparing our financial statements and the uncertainties that could affect our results of operations, financial condition and cash flow.

     Revenue Recognition. We record products revenue at the time of shipment. Returns are minimal and do not materially affect the financial statements.

     We record revenue from our Aerospace & Defense Group and Mobile Security Division when the product is shipped, except for larger commercial contracts typically longer than four months in length and the contract for the delivery of HMMWVs to the U.S. Government, which continues through 2008. Revenue from such contracts is recognized on the percentage of completion, units-of-work performed method. HMMWV units and most other major military products sold to the U.S. Government are considered complete when the onsite Department of Defense officer finishes the inspection of the HMMWV and approves it for delivery. Should such contracts be in a loss position, the entire estimated loss would be recognized for the balance of the contract at such time. Current contracts are profitable.

     We record service revenue as services are provided on a contract-by-contract basis. Revenues from service contracts are recognized over the term of the contract.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include periodic testing of the carrying value of long-lived assets for impairment, valuation allowances for receivables, inventories and deferred income tax assets, liabilities for potential litigation claims and settlements, and contract contingencies and obligations. Actual results could differ from those estimates.

     Income taxes. We account for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under the asset and liability method specified thereunder, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred tax liabilities are offset by deferred tax assets relating to net operating loss carryforwards and deductible temporary differences. Future benefits obtained either from utilization of net operating loss carryforwards or from the reduction in the income tax asset valuation allowance existing on September 20, 1993 have been and will be applied to reduce reorganization value in excess of amounts allocable to identifiable assets. At March 31, 2004 and December 31, 2003, our consolidated foreign subsidiaries have unremitted earnings of approximately $5.1 million and $9.0 million, respectively, on which we have not recorded a provision for United States Federal income taxes since these earnings are considered to be permanently reinvested. Such foreign earnings have been taxed according to the regulations existing in the countries in which they were earned.

     Impairment. Long-lived assets including certain identifiable intangibles, and the goodwill related to those assets, are reviewed annually for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable including, but not limited to, a deterioration of profits for a business segment that has long-lived assets, and when other changes occur which might impair recovery of long-lived assets. Management reviewed our long-lived assets and has taken an impairment charge of $12.4 million in fiscal 2003 to reduce the carrying value of the Services Division to estimated realizable value. The method used to determine the existence of an impairment would generally be discounted operating cash flows estimated over the remaining useful lives of the related long-lived assets for continuing operations in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets." Impairment is measured as the difference between fair value and unamortized cost at the date impairment is determined.

     Discontinued Operations. In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), a component classified as held for sale is reported in discontinued operations when the following conditions are met: (a) the operations and cash flows of the component have been (or will be) eliminated from the ongoing operations of the entity as a result of the disposal transaction and (b) the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. In a period in which a component of an entity either has been disposed of or is classified as held for sale, the income statement for current and prior periods reports the results of operations of the component, including any gain or loss recognized in accordance with SFAS 144, in discontinued operations. The results of discontinued operations, less applicable income taxes (benefit), is reported as a separate component of income before extraordinary items and the cumulative effect of accounting changes (if applicable). The assets and liabilities of a disposal group classified as held for sale is presented separately in the asset and liability sections, respectively, of the statement of financial position. See Note 2 to the Unaudited Condensed Consolidated Financial Statements for the three months ended March 31, 2004.

     Comprehensive income and foreign currency translation. In accordance with Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("SFAS 130"), assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at the average monthly exchange rates. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS 115") we record changes in the market value of available-for-sale securities in the accumulated other comprehensive income caption of stockholders' equity in the condensed consolidated balance sheet, until we dispose of the securities. Once these securities are disposed of, either by sale or maturity, the gain or loss is recognized in other income or expense. The cumulative translation adjustment, which represents the effect of translating assets and liabilities of our foreign operations and changes in market value of available-for-sale securities is recorded as an increase of equity of $3,608,000 and $3,936,000 as of March 31, 2004 and December 31, 2003,
respectively, and is classified as accumulated other comprehensive income. The current year change in the accumulated amount is included as a component of comprehensive income.

     Stock options and Grants. Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by SFAS 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. We have elected to continue to account for our employee stock compensation plans under APB 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. If compensation cost for stock option grants had been determined based on the fair value on the grant dates for March 31, 2004 and 2003 consistent with the method prescribed by SFAS 123, our net income and earnings per share would have been adjusted to the pro forma amounts indicated below:



                                                                    THREE MONTHS ENDED
                                                            ----------------------------------
                                                             MARCH 31, 2004     MARCH 31, 2003
                                                            ----------------   ---------------
                                                            (IN THOUSANDS, EXCEPT FOR PER SHARE
                                                                          DATA)
Net income as reported: .................................       $ 12,490          $  5,087
Deduct: Total stock-based employee compensation expense
 determined under fair value based method for all awards,
 net of related tax effects .............................         (1,247)           (1,158)
                                                                --------          --------
Pro forma income ........................................       $ 11,243          $  3,929
                                                                ========          ========
Earnings per share:
 Basic--as reported .....................................       $   0.44          $   0.17
                                                                ========          ========
 Basic--pro forma .......................................       $   0.39          $   0.14
                                                                ========          ========
 Diluted--as reported ...................................       $   0.42          $   0.17
                                                                ========          ========
 Diluted--pro forma .....................................       $   0.38          $   0.13
                                                                ========          ========

     Derivative Instruments and Hedging Activities. We account for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FAS 133", and Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" collectively ("SFAS 133"). All derivative instruments are recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair-value hedge transactions in which we hedge changes in an asset's, liability's, or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. We do not hold or issue interest rate swap agreements or other derivative instruments for trading purposes.

     Changes in the fair value of the interest rate swap agreements offset changes in the fair value of the fixed rate debt due to changes in the market interest rate. Accordingly, other assets on the Condensed Consolidated Balance Sheet as of March 31, 2004 increased by $3.5 million from December 31, 2003, which reflected an increase in the fair value of the interest rate swap agreements. The corresponding increase in the hedge liability was recorded in long-term debt. The agreements are deemed to be a perfectly effective fair value hedge and therefore qualify for the short-cut method of accounting under SFAS 133. As a result, no ineffectiveness is expected to be recognized in our earnings associated with the interest rate swap agreements.

     Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill and other intangible assets are stated on the basis of cost. The $124.8 million in goodwill resulting from acquisitions made subsequent to June 30, 2001 was immediately subjected to the non-amortization provisions of SFAS 142.


RESULTS OF OPERATIONS

     Effective June 30, 2002, we decided to sell the ArmorGroup Services Division (the sale was completed on November 26, 2003) through an organized and formal auction managed by outside advisors. In accordance with SFAS144, the assets and liabilities of our Services Division have been classified as held for sale, with operating results reported as discontinued operations in our statement of operations for all periods prior to the sale of this division. Our US based training subsidiary, Cyconics International Training Services, Inc., previously reported under the Services Division but not included for sale, has been reclassified to the Products Division.

     The following table sets forth selected statement of operations data as a percentage of total revenues for the periods indicated:



                                                  THREE MONTHS ENDED
                                               -------------------------
                                                                                       FISCAL YEAR ENDED
                                                MARCH 31,     MARCH 31,    -----------------------------------------
                                                   2004          2003          2003           2002           2001
                                               -----------   -----------   ------------   ------------   -----------
Revenue from continuing operations
 Aerospace & Defense Group .................       50.1 %        19.8 %         25.1 %         19.4 %         9.2 %
 Products ..................................       33.3 %        54.7 %         53.1 %         59.0 %        76.0 %
 Mobile Security ...........................       16.6 %        25.5 %         21.8 %         21.6 %        14.8 %
Total revenues from continuing
 operations ................................      100.0 %       100.0 %        100.0 %        100.0 %       100.0 %
Cost of sales ..............................       70.6 %        71.0 %         69.4 %         69.1 %        64.1 %
Operating expenses .........................       14.4 %        17.4 %         17.2 %         16.3 %        19.6 %
Amortization ...............................        0.6 %         0.1 %          0.1 %          0.1 %         1.1 %
Integration and other charges ..............        0.4 %         0.5 %          3.4 %          1.9 %         1.7 %
Operating income ...........................       14.0 %        11.0 %          9.8 %         12.6 %        13.5 %
Interest expense, net ......................        1.1 %         0.5 %          1.1 %          0.3 %         2.0 %
Other expense, net .........................        0.1 %         0.1 %          0.1 %          0.0 %         0.0 %
Income from continuing operations
 before provision for income taxes .........       12.9 %        10.4 %          8.5 %         12.3 %        11.6 %
Provision for income taxes .................        5.1 %         3.9 %          3.9 %          5.3 %         4.2 %
Income from continuing operations ..........        7.8 %         6.5 %          4.7 %          7.0 %         7.5 %
Loss from discontinued operations, net
 of income tax benefit .....................      ( 0.1)%       ( 0.2)%        ( 1.7)%        (12.8)%       ( 2.3)%
Net income (loss) ..........................        7.7 %         6.3 %          3.0 %        ( 5.8)%         5.1 %

THREE MONTHS ENDED MARCH 31, 2004 COMPARED TO THREE MONTHS ENDED MARCH 31,
2003.

     Net income (loss). Net income increased $7.4 million, or 145.5%, to $12.5 million for the three months ended March 31, 2004 compared to $5.1 million for the three months ended March 31, 2003. Net income for the three months ended March 31, 2004, includes income from continuing operations of $12.6 million and a loss from discontinued operations of $(138,000), compared to income from continuing operations of $5.2 million and a loss from discontinued operations of $(158,000) for the three months ended March 31, 2003.


CONTINUING OPERATIONS

     Aerospace & Defense Group revenues. Aerospace & Defense Group revenues increased $65.1 million, or 409.2%, to $81.0 million in the three months ended March 31, 2004, compared to $15.9 million in the three months ended March 31, 2003. For the three months ended March 31, 2004, Aerospace & Defense Group revenue increased 172.7% internally and 236.5% from acquisitions. Internal growth was due to strong demand for the M1114 Up-Armored HWMMV and SAPI plates, while acquired growth was a function of the Simula, Inc. acquisition on December 9, 2003.

     Products Division revenues. Products Division revenues increased $9.8 million, or 22.3%, to $53.8 million in the three months ended March 31, 2004, compared to $44.0 million in the three months ended March 31, 2003. For the three months ended March 31, 2004, Products Division revenue increased 14.8% internally, including year over year changes in acquired businesses, and 7.5% due to the acquisitions of Vector Associations, Inc. (dba ODV, Inc.), which was completed during the first quarter of 2004, and Hatch Imports, Inc., which was completed during the fourth quarter of 2003. Internal growth was due primarily to strong sales of international body armor, and other soft armor and hard armor sectors, providing protection to troops and private sector employees within Iraq.

     Mobile Security revenues. Mobile Security Division revenues increased $6.2 million, or 30.3%, to $26.8 million in the three months ended March 31, 2004, compared to $20.6 million in the three months ended March 31, 2003, primarily due to increased revenues from our Germany subsidiary Trasco-Bremen, which is experiencing increased demand in the Middle East.

     Cost of sales. Cost of sales increased $56.9 million, or 99.6%, to $114.1 million for the three months ended March 31, 2004, compared to $57.2 million for the three months ended March 31, 2003. As a percentage of total revenues, cost of sales decreased to 70.6% of total revenues for the three months ended March 31, 2004, from 71.0% for the three months ended March 31, 2003.

     Gross margins in the Aerospace & Defense Group were 32.1% for the three months ended March 31, 2004, compared to 29.8% for the three months ended March 31, 2003, primarily due to the acquisition of Simula, Inc., which operated at higher average gross margins than the M1114 Up-Armored HMMWV program for the quarter, as well as improved gross margins for both HMMWVs and HMMWV spare parts.

     Gross margins in the Products Division were 31.5% for the three months ended March 31, 2004, compared to 34.2% for the three months ended March 31, 2003. The decrease in Products Division gross margins resulted primarily from product mix, certain large lower margin international and governmental orders and certain additional inventory reserves provided for during the quarter.

     Gross margins in the Mobile Security Division were 17.3% in the three months ended March 31, 2004, compared to 17.2% for the three months ended March 31, 2003.

     Operating expenses. Operating expenses increased $9.3 million, or 66.0%, to $23.3 million (14.4% of total revenues) for the three months ended March 31, 2004 compared to $14.0 million (17.4% of total revenues) for the three months ended March 31, 2003. The decrease as a percentage of revenues was largely a function of increased revenues, and the Simula, Inc. acquisition, which operates with lower operating expenses as a percent of revenues than the Products Division and the Mobile Security Division.

     Aerospace & Defense Group operating expenses increased $4.5 million, or 585.2%, to $5.3 million (6.5% of Aerospace & Defense Group revenues) for the three months ended March 31, 2004, compared to $0.8 million (4.8% of Aerospace & Defense Group revenues) for the three months ended March 31, 2003. The increase in operating expenses is due primarily to the acquisition of Simula, Inc. on December 9, 2003, as well as additional operating expenses in the M1114 Up-Armored HMMWV program as we increase production. The increase in operating expense as a percentage of revenue was due to the fact that Simula incurs higher operating expenses as a percentage of revenue than the other businesses within the Aerospace & Defense Group.

     Products Division operating expenses increased $3.0 million, or 38.0%, to $10.9 million (20.3% of Products Division revenues) for the three months ended March 31, 2004, compared to $7.9 million (18.0% of Products Division revenues) for the three months ended March 31, 2003. This increase is due primarily to acquisitions, increased research and development spending, higher sales expenses as related to increased sales volumes, wage increases, higher insurance cost, increased bad debt provisions, and bonus expenses that previously were allocated to corporate operating expenses.

     Mobile Security Division operating expenses increased $0.4 million, or 10.6%, to $3.6 million (13.3% of Mobile Security Division revenues) for the three months ended March 31, 2004, compared to $3.2 million (15.6% of Mobile Security Division revenues) for the three months ended March 31, 2003. This increase is due primarily to increased operating expenses related to significant revenue growth and increased warranty provisions.

     Corporate operating expenses increased $1.4 million, or 66.4%, to $3.5 million (2.2% of total revenues) for the three months ended March 31, 2004, compared to $2.1 million (2.6% of total revenues) for the three months ended March 31, 2003. This increase in administrative expenses is associated with the acquisition of Simula, our overall growth, and compliance with the Sarbanes-Oxley Act requirements.

     Amortization. Amortization expense increased $920,000, or 1,533.3% to $980,000 for the three months ended March 31, 2004, compared to $60,000 for the three months ended March 31, 2003, primarily due to the acquisitions of Simula and Hatch in December 2003. SFAS 142, which we adopted on January 1, 2002, eliminated amortization of intangible assets with indefinite lives and goodwill for all acquisitions completed after July 1, 2001, as well as for all fiscal years ending after January 1, 2002. Remaining amortization expense is related to patents and trademarks with finite lives, and acquired amortizable intangible assets that meet the criteria for recognition as an asset apart from goodwill under SFAS 141.

     Integration and other charges. Integration and other charges increased $259,000, or 61.4%, to $681,000 for the three months ended March 31, 2004, compared to $422,000 for the three months ended March 31, 2003. The integration and other charges for the three months ended March 31, 2004 primarily related to the integration of Simula, Inc., Hatch Imports, Inc., and ODV, Inc., all of which were acquired subsequent to the first quarter of 2003.

     Operating income. Operating income from continuing operations increased $13.8 million, or 156.6%, to $22.6 million for the three months ended March 31, 2004, compared to $8.8 million in the three months ended March 31, 2003, due to the factors discussed above.

     Interest expense, net. Interest expense, net increased $1.3 million, or 355.9%, to $1.7 million for the three months ended March 31, 2004, compared to $379,000 for the three months ended March 31, 2003. This increase was due primarily to interest expense associated with the $150 million aggregate principal amount of 8.25% senior subordinated notes due 2013 issued in August 2003. On September 2, 2003, we entered into interest rate swap agreements that effectively exchanged the 8.25% fixed rate for a variable rate of six-month LIBOR (1.16% at March 31, 2004), set in arrears, plus a spread of 2.735% to 2.75%.

     Other expense, net. Other expense, net, was $115,000 for the three months ended March 31, 2004, compared to other expense, net, of $69,000 for the three months ended March 31, 2003.

     Income from continuing operations before provision for income taxes. Income from continuing operations before provision for income taxes increased $12.4 million, or 148.3%, to $20.8 million for the three months ended March 31, 2004, compared to $8.4 million for the three months ended March 31, 2003, due to the reasons discussed above.

     Provision for income taxes. Provision for income taxes was $8.2 million for the three months ended March 31, 2004, compared to $3.1 million for the three months ended March 31, 2003. The effective tax rate was 39.3% for the three months ended March 31, 2004, compared to 37.4% for the three months ended March 31, 2003. The increased tax rate relates to an increased mix of profitability generated by our Ohio, Arizona and Massachusetts locations, which operate in higher-taxed jurisdictions.

     Income from continuing operations. Income from continuing operations increased $7.4 million to $12.6 million for the three months ended March 31, 2004, compared to $5.2 million for the three months ended March 31, 2003 due to the factors discussed above.

DISCONTINUED OPERATIONS

     On April 17, 2003, we announced that we had completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and

Low Voltage Systems Technologies, Inc. to AIS. AIS is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million collateralized note due in two years and a warrant for approximately 2.5% of AIS. We have recorded a loss of $366,000 on the sale.

     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33.7 million in consideration to a group of private investors led by Granville Baird Capital Partners of London, England and Management. We received $31.4 million in cash at closing and are scheduled to receive another $2.3 million by the end of 2004, of which we have received $500,000 through May 10, 2004. We have recorded a loss of $8.8 million on the sale. In accordance with generally accepted accounting principles, unrealized gains and losses, which are included in equity as accumulated other comprehensive income or loss, are not recognized until the period of disposition of the related assets and liabilities (which was a large component of the loss).

     At March 31, 2004, our litigation support services subsidiary remains our only operating subsidiary in discontinued operations.

     Services revenues. Services Division revenue decreased $25.1 million to $720,000 for the three months ended March 31, 2004, compared to $25.8 million for the three months ended March 31, 2003. Exclusive of ArmorGroup Integrated Systems, which we sold on April 17, 2003, and ArmorGroup, which we sold on November 26, 2003, revenue decreased $220,000, or 23.4%, to $720,000 for the three months ended March 31, 2004, compared to $940,000 for the three months ended March 31, 2003. This decrease was due to a delay in the release of enhanced software tools.

     Cost of sales. Cost of sales decreased $18.9 million to $236,000 for the three months ended March 31, 2004, compared to $19.2 million for the three months ended March 31, 2003. Exclusive of ArmorGroup Integrated Systems and ArmorGroup, cost of sales decreased $105,000, or 30.8%, to $236,000 for the three months ended March 31, 2004, compared to $341,000 for the three months ended March 31, 2003. As a percentage of total revenue exclusive of ArmorGroup Integrated Systems and ArmorGroup, cost of sales decreased to 32.8% of total revenues for the three months ended March 31, 2004, from 36.3% for the three months ended March 31, 2003.

     Operating expenses. Operating expenses decreased $6.0 million to $436,000 (60.6% of Services revenues) for the three months ended March 31, 2004, compared to $6.4 million (24.9% of Services revenues) for the three months ended March 31, 2003. Exclusive of ArmorGroup Integrated Systems and ArmorGroup, operating expenses decreased $51,000, or 10.5%, to $436,000 for the three months ended March 31, 2004, compared to $487,000 for the three months ended March 31, 2003. This decrease was due to a decline in revenues.

     Integration and other charges. Integration and other charges decreased to zero for the three months ended March 31, 2004, compared to $42,000 for the three months ended March 31, 2003.

     Operating income. Operating income was $48,000 for the three months ended March 31, 2004, compared to operating income of $152,000 for the three months ended March 31, 2003, due to the factors discussed above. Excluding ArmorGroup Integrated Systems and ArmorGroup, the balance of the assets held for sale generated operating income of $48,000 for the three months ended March 31, 2004, compared to operating income of $113,000 for the three months ended March 31, 2003, due to reasons discussed above.

     Interest expense, net. Interest expense, net, decreased $36,000, or 94.7%, to $2,000 for the three months ended March 31, 2004, compared to $38,000 for the three months ended March 31, 2003, primarily due to the sale of ArmorGroup Integrated Systems and ArmorGroup.

     Other expense, net. Other expense, net, increased $203,000, or 338.3%, to $263,000 for the three months ended March 31, 2004, compared to other expense, net, of $60,000 for the three months ended March 31, 2003. The increase was due to additional accounting fees incurred in connection with the sale of ArmorGroup.

     Income (loss) from discontinued operations before provision for income taxes. Income (loss) from discontinued operations before provision for income taxes was $(217,000) for the three months ended March 31, 2004, compared to income of $54,000 for the three months ended March 31, 2003, due to the reasons discussed above.

     (Benefit) Provision for income taxes. Benefit for income taxes was $79,000 for the three months ended March 31, 2004 compared to a provision for income taxes of $212,000 for the three months ended March 31, 2003. The effective tax rate for the three months ended March 31, 2004 was a benefit of 36.4% compared to a provision of 392.6% for the three months ended March 31, 2003. The large provision of 392.6% for the three months ended March 31, 2003, was primarily due to unrecognized potential deferred tax assets associated with foreign subsidiaries, which recorded pretax losses in the first quarter of 2003. These potential tax benefits were not recognized due to the uncertainty regarding the specific subsidiary's ability to utilize the net operating loss carry-forwards in future periods.

     Loss from discontinued operations. Loss from discontinued operations was $(138,000) for the three months ended March 31, 2004, compared to a loss from discontinued operations of $(158,000) for the three months ended March 31, 2003, due to the factors discussed above.

FISCAL 2003 AS COMPARED TO FISCAL 2002

     Net income (loss). Net income (loss) increased $28.6 million, or 161.5%, to net income of $10.9 million for the year ended December 31, 2003 ("fiscal 2003") compared to a net loss of $(17.7) million for the year ended December 31, 2002 ("fiscal 2002"). Income from continuing operations and a loss from discontinued operations were $17.0 million and $(6.1) million, respectively, for fiscal 2003, compared to income from continuing operations and a loss from discontinued operations of $21.3 million and $(39.0) million, respectively, for fiscal 2002. The decrease in income from continuing operations relates primarily to a $7.3 million non-cash, non-recurring charge for stock based compensation in the fourth quarter of 2003, a $3.3 million (including a $2.1 million non-cash charge) severance charge related to the termination of our former Chief Executive Officer in the second quarter of 2003, an increase in interest expense relating to our $150.0 million subordinated debenture issued on August 12, 2003, and increases in bonus expense, legal and accounting fees, insurance and internal audit expenses.

CONTINUING OPERATIONS

     Aerospace & Defense Group revenues. Our Aerospace & Defense Group revenues increased $32.4 million, or 54.5%, to $91.7 million in fiscal 2003 compared to $59.3 million in fiscal 2002. The Aerospace & Defense Group was created with the acquisition of Simula on December 9, 2003. The Aerospace & Defense Group also includes the military business of the Mobile Security Division, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and the SAPI business generated from our Protech subsidiary. The historical results of these businesses have been reclassified to the Aerospace & Defense Group. For fiscal 2003, Aerospace & Defense Group revenue increased 47.2% internally, including year-over-year changes in acquired businesses, and 7.4% due to the acquisition of Simula on December 9, 2003.

     Products Division revenues. Our Products Division revenues increased $14.0 million, or 7.8%, to $194.0 million in fiscal 2003, compared to $179.9 million in fiscal 2002. For fiscal 2003, Products Division revenue increased 4.9% internally, including year-over-year changes in acquired businesses, and 2.9% due to the acquisitions of Speedfeed, Inc., the Foldable Products Group, Evi-Paq, Inc., B-Square, Inc. and 911 Emergency Products, Inc., all of which were completed during 2002 and Hatch Imports, Inc., which was completed in the fourth quarter of 2003. Products Division revenues include $20.7 million and $16.8 million from Cyconics International Training Services, Inc., our US based training company, for the years ended fiscal 2003 and fiscal 2002, respectively. In our filings prior to June 30, 2002, we reported Cyconics International Training Services, Inc. as a part of our Services Division. The historical results of the SAPI business of the Products Division have been reclassified to the Aerospace & Defense Group.

     Mobile Security Division revenues. Our Mobile Security Division revenues increased $13.7 million, or 20.8%, to $79.6 million in fiscal 2003, compared to $65.9 million in fiscal 2002. Mobile

Security Division revenues for 2003 increased by $19.2 million due to the acquisition of substantially all of the assets of Trasco-Bremen on September 24, 2002. Excluding the $19.2 million of 2003 revenue increase relating to Trasco-Bremen, Mobile Security Division revenue decreased $5.5 million, or 8.7%, in fiscal 2003 compared to fiscal 2002. The historical results of the military business of the Mobile Security Division have been reclassified to the Aerospace & Defense Group.

     Cost of sales. Cost of sales increased $42.8 million, or 20.3%, to $253.6 million for fiscal 2003 compared to $210.7 million for fiscal 2002. As a percentage of total revenues, cost of sales increased to 69.4% of total revenues for fiscal 2003 from 69.1% for fiscal 2002.

     Gross margins in the Aerospace & Defense Group were 31.3% for fiscal 2003 compared to 28.3% for fiscal 2002. The increase in the Aerospace & Defense Group gross margins was primarily attributable to: (1) favorable manufacturing overhead cost absorption relating to increased manufacturing volumes at our Cincinnati manufacturing facility, and (2) operational efficiencies at our Cincinnati manufacturing facility. These improvements were slightly offset by purchase accounting from the Simula acquisition, and the wrap up of a low margin contract at Simula, which was acquired on December 9, 2003.

     Gross margins in the Products Division were 34.8% for fiscal 2003 compared to 36.4% for fiscal 2002. The decline in Product Division's gross margins resulted primarily from: (1) an increase in low margin gas mask sales; (2) an increase in lower margin international body armor sales produced overseas at Armor Products International; (3) lower production volumes within our less-lethal, automotive and hard armor product lines, which resulted in reduced fixed cost absorption and certain labor inefficiencies; and (4) moving costs and labor inefficiencies at Protech associated with the relocation of its manufacturing facility. Excluding our Products training division subsidiary, the Products Division gross margins were 37.1%, compared to 38.7% in 2002.

     Gross margins in the Mobile Security Division were 19.4% in fiscal 2003, compared to 18.3% for fiscal 2002. The increase in the Mobile Security gross margins was primarily attributable to: (1) favorable manufacturing overhead cost absorption relating to increased manufacturing volumes at our Cincinnati manufacturing facility, and (2) operational efficiencies at our Cincinnati manufacturing facility.

     Operating expenses. Operating expenses increased $13.0 million, or 26.0%, to $62.8 million (17.2% of total revenues) for fiscal 2003 compared to $49.8 million (16.3% of total revenues) for fiscal 2002.

     Aerospace & Defense Group operating expenses increased $1.9 million, or 51.9%, to $5.6 million (6.2% of Aerospace & Defense Group revenues) compared to $3.7 million (6.3% of Aerospace & Defense Group revenues) for fiscal 2002 primarily due to incremental operating expenses associated with the acquisition of Simula on December 9, 2003.

     Products Division operating expenses increased $1.8 million, or 5.7%, to $33.1 million (16.6% of Products Division revenues) compared to $31.4 million (17.4% of Products Division revenues) for fiscal 2002. This increase is primarily due to the incremental operating expenses associated with acquired businesses completed during or subsequent to 2002.

     Mobile Security Division operating expenses increased $3.7 million, or 43.1%, to $12.3 million (15.4% of Mobile Security Division revenues) for fiscal 2003 compared to $8.6 million (13.0% of Mobile Security Division revenues) for fiscal 2002. Excluding the increase in 2003 operating expenses resulting from the acquisition of substantially all of the assets of Trasco-Bremen on September 24, 2002, the operating expenses for fiscal 2003 increased $1.9 million versus fiscal 2002. Aside from the Trasco-Bremen acquisition, the increase in operating expenses was primarily due to: (1) increased expenses associated with the start-up of operations in Caracas, Venezuela; (2) increased insurance costs; (3) the net effect of a weaker U.S. dollar against foreign currencies, and (4) normal wage inflation.

     Corporate operating expenses increased $5.6 million, or 89.9%, to $11.8 million (3.2% of total revenues) in fiscal 2003 compared to $6.2 million in fiscal 2002 (2.0% of total revenues). This increase is due primarily to increased bonus expense, legal and accounting fees, insurance and internal audit expenses.

     Amortization. Amortization expense increased $244,000, or 99.6%, to $489,000 for fiscal 2003 compared to $245,000 for fiscal 2002. SFAS 142, which we adopted on January 1, 2002, eliminated amortization of intangible assets with indefinite lives and goodwill for all acquisitions completed after July 1, 2001, as well as for all fiscal years ending after January 1, 2002. Remaining amortization expense is related to patents and trademarks with finite lives and to amortization on intangible assets, other than goodwill, associated with the Simula and Hatch Imports acquisitions in 2003.

     Integration and other charges. Integration and other charges increased $6.7 million, or 112.2%, to $12.6 million for fiscal 2003 compared to $5.9 million in fiscal 2002. The increase in integration and other charges is primarily related to a $7.3 million non-cash charge for stock-based compensation for a performance plan for certain key executives and a $3.3 million severance charge (including a $2.1 million non-cash charge) related to the recent departure of our former Chief Executive Officer. Excluding these charges, integration and other charges were $2.0 million for fiscal 2003, a decrease of $3.9 million from fiscal 2002. This decrease was primarily due to the elimination of expense associated with the 2001 acquisitions of O'Gara-Hess & Eisenhardt and Identicator.

     Operating income. Operating income from continuing operations decreased $2.7 million, or 6.9%, to $35.7 million in fiscal 2003 compared to $38.4 million in fiscal 2002 due to the factors discussed above.

     Interest expense, net. Interest expense, net increased $3.1 million, or 334.7%, to $4.0 million for fiscal 2003 compared to $923,000 for fiscal 2002. This increase was due primarily to interest expense associated with the $150 million aggregate principal amount of 8.25% senior subordinated notes due 2013, which were issued on August 12, 2003. On September 2, 2003, we entered into interest rate swap agreements that effectively exchanged the 8.25% fixed rate for a variable rate of six month LIBOR, set in arrears, plus a spread of 2.735% to 2.75%. At December 31, 2003, the six-month LIBOR rate was 1.22%.

     Other expense, net. Other expense, net, was $508,000 for fiscal 2003, compared to $51,000 for fiscal 2002. The increase related primarily to foreign exchange currency losses and a write-down of certain fixed assets.

     Income from continuing operations before provision for income taxes. Income from continuing operations before provision for income taxes decreased $6.2 million, or 16.5%, to $31.2 million for fiscal 2003 compared to $37.4 million for fiscal 2002 due to the reasons discussed above.

     Provision for income taxes. Provision for income taxes on continuing operations was $14.2 million for fiscal 2003 compared to $16.1 million for fiscal 2002. The effective income tax rate was 45.5% for fiscal 2003 compared to 42.9% for fiscal 2002 based on our annual income amounts and jurisdictions in which such amounts were taxable. The 2003 effective income tax rate of 45.5% is higher than the 37.4% estimated effective income tax rate that was utilized in the first half of 2003 due to, among other things: (1) the non-tax deductible nature of the non-cash, non-recurring stock based compensation that was provided to certain key executives, and (2) a taxable gain that was realized in the second half of 2003 when certain intellectual property utilized in our discontinued operations was revalued in order to comply with tax code provisions. The impact of the incremental tax associated with the revalued intellectual property is recorded in continuing operations as required by generally accepted accounting principles, and resulted in an incremental non-cash tax expense, for which foreign tax credits are available to offset the tax otherwise payable. The previously mentioned negative impacts on the 2003 tax rate were partially offset by some state level tax strategies, which lowered the effective tax rate.

     Income from continuing operations. Income from continuing operations decreased $4.3 million to $17.0 million for fiscal 2003 compared to $21.3 million for fiscal 2002 due to the factors discussed above.

DISCONTINUED OPERATIONS

     Many of the items listed below involve accounting estimates. The loss and amounts below will be re-evaluated in the future for any changes which might be appropriate.

     On April 17, 2003, we announced that we had completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and Low Voltage Systems Technologies, Inc. to AIS. AIS is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million collateralized note due in April 2005 two years and a warrant for approximately 2.5% of AIS. We have recorded a loss of $366,000 on the sale.

     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33,660,000 million in consideration to a group of private investors led by Granville Baird Capital Partners of London, England and Management. We received $31,360,000 million in cash at closing and are scheduled to receive another $2,300,000 million by the end of 2004. We have recorded a loss of $8.8 million on the sale. In accordance with generally accepted accounting principles, unrealized gains and losses, which were included in equity as accumulated other comprehensive income or loss, were not recognized until the period of disposition of the related assets and liabilities (which was a large component of the loss).

     At December 31, 2003, our litigation support services subsidiary, remained our only operating subsidiary in discontinued operations.

     Note 2 of the consolidated financial statements contains comparative information for our discontinued operations.

     Services revenues. Services Division revenues decreased $3.1 million, or 3.2%, to $95.1 million for fiscal 2003 compared to $98.3 million for fiscal 2002 as fiscal 2003 reflects revenues from ArmorGroup only through November 26, 2003, and revenues from ArmorGroup Integrated Systems only through April 17, 2003, their respective dates of sale as opposed to a full year in 2002. Exclusive of ArmorGroup Integrated Systems, revenue increased $8.5 million, or 10.3%, to $90.4 million for fiscal 2003 compared to $82.0 million for fiscal 2002. This increase was due to strong performance primarily in the Middle East with strong growth coming from Iraq along with ongoing strong training revenues from the Athens Olympics build up. The increase was tempered by weak revenues in mine action business, investigations business and the Latin American business and the lack of a full year's revenues in fiscal 2003.

     Cost of sales. Cost of sales decreased $9.0 million, or 11.9%, to $66.8 million for fiscal 2003 compared to $75.8 million for fiscal 2002 as fiscal 2003 reflects cost of sales from ArmorGroup only through November 26, 2003, and cost of sales from ArmorGroup Integrated Systems only through April 17, 2003, their respective dates of sale. As a percentage of total revenue from discontinued operations, cost of sales decreased to 70.2% of total revenues from discontinued operations for fiscal 2003 from 77.1% for fiscal 2002. This decrease is a result of the sale of the ArmorGroup Integrated Systems business in April 2003, which has a comparatively low gross margin.

     Exclusive of ArmorGroup Integrated Systems, cost of sales increased $3.9 million, or 6.8%, to $61.6 million for fiscal 2003 compared to $57.7 million for fiscal 2002. Exclusive of ArmorGroup Integrated Systems, cost of sales as a percentage of total revenue from discontinued operations decreased to 68.2% of total revenues from discontinued operations for fiscal 2003 from 70.4% for fiscal 2002. This decrease in cost of sales as a percentage of total revenue from discontinued operations was primarily a result of the proportion of the revenue growth coming from expatriate intensive security contracts in Iraq and continued high margin training contracts.

     Operating expenses. Operating expenses decreased $10.7 million, or 34.9%, to $19.9 million (20.9% of total revenues from discontinued operations) for fiscal 2003 compared to $30.6 million (31.1% of total revenues from discontinued operations) for fiscal 2002 as fiscal 2003 reflects operating expenses from ArmorGroup only through November 26, 2003, and operating expenses from ArmorGroup Integrated Systems only through April 17, 2003, their respective dates of sale. Exclusive of ArmorGroup Integrated Systems, operating expenses decreased $7.6 million, or 28.1%, to $19.4 million for fiscal 2003 compared to $26.9 million for fiscal 2002. This decrease was due to reduced foreign currency expenses, a reduction in salary costs as a result of the 2002 restructuring and the sale of ArmorGroup on November 26, 2003.

     Charge for impairment of long-lived assets. Charge for impairment of long-lived assets was $21.5 million for fiscal 2003 compared to $30.3 million for fiscal 2002. The fiscal 2003 charge related to a $12.4 million reduction in the carrying value of the Services division to its estimated realizable value, the $8.8 million loss on the sale of ArmorGroup and the $366,000 loss on the sale of ArmorGroup Integrated Systems. The 2002 charge was the result of $6.1 million in estimated disposal costs and a $24.2 million reduction in carrying value of the Services Division to the estimated realizable value as required by SFAS 144.

     Integration and other charges. Integration and other charges decreased $1.8 million, or 70.4%, to $776,000 for fiscal 2003 compared to $2.6 million for fiscal 2002. This decrease is primarily due to severance payments to certain personnel in the prior year.

     Operating loss. Operating losses were $(4.7) million for fiscal 2003, compared to an operating loss of $(41.0) million for fiscal 2002 due to the factors discussed above. Operating loss from the ArmorGroup Integrated Systems business was $(15.0) million for fiscal 2002 primarily due to the $11.9 million charge for impairment of long-lived assets. Excluding the ArmorGroup Integrated Systems business, the balance of the assets held for sale generated an operating loss of $(3.7) million for fiscal 2003 compared to an operating loss of $(26.9) million for fiscal 2002.

     Interest expense, net. Interest expense, net decreased $330,000 or 95.4%, to $16,000 for fiscal 2003 compared to $346,000 for fiscal 2002. This decrease was due to decreased utilization of the Services Division's line of credit.

     Other expense, net. Other expense, net, was $479,000 for fiscal 2003 compared to $99,000 for fiscal 2002 due primarily to an increase in foreign currency fluctuation losses in fiscal 2003.

     Loss from discontinued operations before benefit for income taxes. Loss from discontinued operations before benefit for income taxes was $(14.4) million for fiscal 2003 and $(41.5) million for fiscal 2002 due to the reasons discussed above.

     Benefit for income taxes. Income tax benefit was $8.3 million for fiscal 2003 compared to $2.4 million for fiscal 2002. The effective tax rate for fiscal 2003 was a benefit of 57.4% compared to a benefit of 5.9% for fiscal 2002. The income tax benefit of 57.4% for fiscal 2003 was primarily due to a taxable loss realized on the sale of ArmorGroup.

     Loss from discontinued operations. Loss from discontinued operations was $(6.1) million for fiscal 2003 compared to a loss from discontinued operations of $(39.0) million for fiscal 2002 due to the factors discussed above.

FISCAL 2002 AS COMPARED TO FISCAL 2001

     Net (loss) income. Net income decreased $27.8 million to a net loss of $17.7 million for fiscal 2002 compared to net income of $10.1 million for the year ended December 31, 2001 ("fiscal 2001"). Income from continuing operations and the loss from discontinued operations was $21.3 million and $39.0 million respectively for fiscal 2002, compared to income from continuing operations of $14.7 million and a loss from discontinued operations of $4.6 million for fiscal 2001. The increase in income from continuing operations relates primarily to the inclusion of the Mobile Security Division for a full year in 2002 versus four months in 2001.

CONTINUING OPERATIONS

     Aerospace & Defense Group revenues. Our Aerospace & Defense Group revenues increased $41.2 million, or 226.9%, to $59.3 million in fiscal 2002, compared to $18.1 million in fiscal 2001. The Aerospace & Defense Group was created with the acquisition of Simula on December 9, 2003. The Aerospace & Defense Group also includes the military business of the Mobile Security Division, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and the SAPI business generated from our Protech subsidiary. The historical results of these businesses have been reclassified to the Aerospace & Defense Group. Revenues for fiscal 2001 included only four months of operations after the acquisitions of O'Gara-Hess & Eisenhardt Armoring Company, The O'Gara Company, and O'Gara Security Associates, Inc. in August 2001.

     Products Division revenues. Our Products Division revenues increased $30.0 million, or 20.1%, to $179.9 million in fiscal 2002, compared to $149.9 million in fiscal 2001. For fiscal 2002, Products Division revenue increased 14.4% internally, including year over year changes in acquired businesses, and 5.7% due to a series of small strategic "tuck-in" acquisitions including Identicator, Inc., Guardian Personal Security Products, Inc., Speedfeed, Inc., the Foldable Products Group, Evi-Paq, Inc. B-Square, Inc. and 911 Emergency Products. Products Division revenues include $16.8 million and $7.2 million from Cyconics International Training Services, Inc., our US based training company, for the years ended fiscal 2002 and fiscal 2001, respectively. In our filings prior to June 30, 2002, we reported Cyconics International Training Services, Inc. as a part of our Services Division.

     Mobile Security Division revenues. Our Mobile Security Division revenues increased $36.8 million, or 126.4% to $65.9 million in fiscal 2002, compared to $29.1 million in fiscal 2001. Revenues for fiscal 2001 included only four months of operations after the acquisitions of O'Gara-Hess & Eisenhardt Armoring Company, The O'Gara Company, and O'Gara Security Associates, Inc. in August 2001. Revenues in fiscal 2002 include $3.3 million related to the acquisition of Trasco-Bremen in September 2002. On a pro forma basis, Mobile Security Division revenue increased 17.7% internally from approximately $106.3 million during fiscal 2001.

     Cost of sales. Cost of sales increased $84.4 million, or 66.8%, to $210.7 million for fiscal 2002 compared to $126.3 million for fiscal 2001. This increase was due primarily to the acquisition of O'Gara as well as overall revenue growth for fiscal 2002 compared to fiscal 2001. As a percentage of total revenues, cost of sales increased to 69.1% of total revenues for fiscal 2002 from 64.1% for fiscal 2001. This increase as a percentage of total revenues was partially due to the full year inclusion in 2002 of the O'Gara acquisition, and partially to reduced Products Division margins as discussed below. O'Gara operates at lower average gross margins than the Products Division.

     Gross margins in the Aerospace & Defense Group were 28.3% for fiscal 2002 compared to 26.6% for fiscal 2001 primarily due to production efficiencies related to reduced labor hours and overhead costs on the M1114 Up-Armored HMMWV program as well as higher margins on foreign sales of M1114 Up-Armored HMMWVs.

     Gross margins in the Products Division were 36.4% compared to 39.3% reported in the same period last year. The Products Division consists of a portfolio of law enforcement products, each of which is manufactured and sold at different margins. In any given period, the Products Division weighted average gross margins will fluctuate based upon the relative volume of products sold during the period. Lower gross margins during fiscal 2002 in the Products Division were partially attributable to product mix, as well as to short term increases in manufacturing costs and a raw material supply issue in the division's body armor operations during the first half of 2002.

     During late 2001 and 2002, the Products Division combined its Jacksonville, Florida based body armor operation into its body armor manufacturing facility in Ontario, California. During 2002, the Division experienced difficulty in this combination resulting in capacity constraints and increased manufacturing costs. However, during this time, we also experienced interruptions in the supply of Zylon Shield, a certain ballistic fiber used in our leading concealable ballistic vest. This particular supply problem was related to the ballistic integrity of the fiber we received and not the actual availability of the material. Nevertheless, our inability to receive quality Zylon Shield during this period exacerbated our capacity constraints.

     The Products Division gross margins also decreased because it realized higher proportional revenue increases from its training division, which operates at significantly lower overall gross margins than its manufacturing segment.

     Gross margins in the Mobile Security Division were 18.3% in fiscal 2002 compared to 24.2% in fiscal 2001, which included only four months since its acquisition in August 2001. The decrease in gross margins in the Mobile Security Division was primarily due to a less favorable mix of commercial vehicle sales compared to the same period in the prior year, a heavier mix of "lower margin" cash-in-transit vehicles in 2002 compared to 2001, and a larger number of base unit sales included in revenue in fiscal 2002. Base units are the unarmored OEM produced vehicle, which can either be purchased directly by us and resold or purchased directly by our customer, in which case the base unit cost is not included in our revenues.

     Operating expenses. Operating expenses increased $11.2 million, or 28.9%, to $49.8 million (16.3% of total revenues) for fiscal 2002 compared to $38.7 million (19.6% of total revenues) for fiscal 2001. This increase was primarily due to the operating expenses associated with the operations of O'Gara, acquired in August 2001, which were not included for the full year ended December 31, 2001. Operating expenses also increased in the Products Division primarily due to operating expenses associated with acquired companies and from internal growth of the business. Operating expenses as a percentage of sales decreased because the acquired O'Gara business operates with a lower level of operating expenses as a percentage of sales than does the Products Division.

     Amortization. Amortization expense decreased $1.9 million, or 88.6%, to $0.2 million for fiscal 2002 compared to $2.1 million for fiscal 2001. This decrease results from the implementation of SFAS 142, which eliminated goodwill amortization for all acquisitions completed after July 1, 2001, as well as for all fiscal years ending after January 1, 2002. Remaining amortization expense is related to patents and trademarks with finite lives.

     Integration and other charges. Integration and other charges increased $2.6 million, or 79.8%, to $5.9 million for fiscal 2002 compared to $3.3 million in fiscal 2001. These charges relate primarily to the integration of the Aerospace & Defense Group and Mobile Security Division, as well as other acquisitions completed in 2001 and 2002. Fiscal 2002 integration and other charges also included certain expenses related to the integration of our body armor operations, as well as direct costs and expenses associated with potential acquisitions that did not close.

     Operating income. Operating income from continuing operations increased $11.7 million to $38.4 million for fiscal 2002 compared to $ 26.7 million in fiscal 2001 due to the factors discussed above. Cyconics International Training Services, Inc. contributed operating income that was previously reported as a part of the Services Division of $1.7 million and $1.2 million for the years ended December 31, 2002 and 2001, respectively.

     Interest expense, net. Interest expense, net decreased $2.9 million, or 76.1% to $0.9 million for fiscal 2002 compared to $3.9 million for fiscal 2001. This decrease was due primarily to the repayment of long-term debt under our revolving credit facility with the net proceeds of the secondary common stock offering completed in December 2001.

     Other expense (income), net. Other expense (income), net, was $51,000 for fiscal 2002, compared to $(82,000) for fiscal 2001 due to a gain on sale of fixed assets during 2001.

     Income from continuing operations before provision for income taxes. Income from continuing operations before provision for income taxes increased by $14.5 million to $37.4 million for fiscal 2002 compared to $22.9 million for fiscal 2001 due to the reasons discussed above.

     Provision for income taxes. Provision for income taxes was $16.1 million for fiscal 2002 compared to $8.2 million for fiscal 2001. The provision for income taxes for fiscal 2002 included charges of approximately $1.5 million related to the establishment of valuation allowances for certain foreign deferred tax assets of our discontinued operations. The effect of these charges was to increase our effective tax rate for fiscal 2002 to 42.9% compared to 35.9% for fiscal 2001. Without these charges, our effective tax rate for fiscal 2002 would have been 39%. The increase in what our effective tax rate would have been without the tax charges related to our discontinued operations is due primarily to the higher percentage of income earned in the United States and the impact of state income taxes on this income. Our expected effective tax rate is not necessarily indicative of what our actual effective rate will be due to the changing concentration and mix of income in the various countries in which we continue to operate.

     Income from continuing operations. Income from continuing operations increased $6.6 million to $21.3 million for fiscal 2002 compared to $14.7 million for fiscal 2001 due to the factors discussed above.

DISCONTINUED OPERATIONS

     Many of the items listed below involve accounting estimates. The loss and amounts below will be re-evaluated in the future for any changes which might be appropriate.

     Note 2 of the consolidated financial statements contains comparative information for our discontinued operations. Our ArmorGroup Services Division revenues increased $3.3 million, or 3.5%, to $98.3 million for fiscal 2002 compared to $94.9 million for fiscal 2001. For fiscal 2002, revenue increased 6.7% due to the acquisition of International Training, Inc. ("ITI"), which was acquired as part of the acquisition of our Mobile Security Division and was included in the Services Division from the date of acquisition. The 3.4% reduction in revenue exclusive of the ITI acquisition was a result of lower revenues in the Integrated Systems business in the United States and the Security consulting business both in Latin America and Russia due to the completion of several large contracts.

     Cost of sales. Cost of sales increased $10.8 million, or 16.5%, to $75.8 million for fiscal 2002 compared to $65 million for fiscal 2001. This increase was due primarily to the acquisition of ITI. As a percentage of total revenue, cost of sales increased to 77.1% of total revenues for fiscal 2002 from 68.5% for fiscal 2001. This increase in cost of sales as a percentage of total revenue was primarily due to the weakness in our Integrated Systems business resulting in poor margins from increased inventory reserves, the loss of high margin oil industry security consulting work in Latin America and the scaling down of business in the Democratic Republic of Congo.

     Operating expenses. Operating expenses increased $6.1 million, or 24.9%, to $30.6 million (31.1% of total revenues) for fiscal 2002 compared to $24.5 million (25.8% of total revenues) for fiscal 2001. This increase was due primarily to increased accounts receivable reserves, other asset write-downs, and other charges in the Integrated Systems and Security consulting businesses, as well as additional operating expenses associated with ITI's operations, acquired in August 2001.

     Amortization. Amortization expense decreased $1.5 million, or 100%, to $0 for fiscal 2002 compared to $1.5 million for fiscal 2001. This decrease was a result of the implementation of SFAS 142, which eliminated goodwill amortization for acquisitions completed after July 1, 2001 and for fiscal years beginning on or after January 1, 2002.

     Charge for impairment of long-lived assets. Charges for impairment of long-lived assets was $30.3 million for fiscal 2002 compared to $0 for fiscal 2001. The impairment charge is the result of the $24.2 million reduction in carrying value of the Services Division to the estimated realizable value as required by SFAS 144.

     Restructuring and related charges. In January 2001, our Board of Directors approved a restructuring plan to close the Services Division's U.S. investigative businesses, realign the Service Division's organization, eliminate excess facilities and reduce overhead in its business worldwide. In connection with this restructuring charge, the Services Division performed a review of its long-lived assets to identify potential impairments. Pursuant to this restructuring plan, we a) eliminated 26 employees, primarily from the Services Division investigative business; b) eliminated an additional 24 employees from its security consulting business; c) incurred lease and other exit costs as a result of the closure of the investigative businesses; and d) wrote-down the value of both tangible and intangible assets as a result of the impairment review.

     As a result of the restructuring plan, we recorded a pre-tax charge of $10.3 million. At December 31, 2002 we had a restructuring accrual of $270,000 compared to $354,000 at December 31, 2001 relating to lease termination and other exit costs. This liability has been classified in accrued expenses and other current liabilities on our discontinued operations balance sheet and will be funded through cash provided by operating activities and our credit facility.

     Integration and other charges. Integration and other charges increased $1.8 million, or 238.0%, to $2.6 million for fiscal 2002 compared to $776,000 for fiscal 2001. These charges reflect certain severance expenses, software write-off costs and other expenses associated with preparing the division for sale, as well as the expenses associated with integrating ITI into the Services Division.

     Operating loss. Operating losses were $41.0 million for fiscal 2002, compared to an operating loss of $7.1 million for fiscal 2001 due to the factors discussed above.


     Interest expense, net. Interest expense, net increased $203,000 or 142%, to $346,000 for fiscal 2002 compared to $143,000 for fiscal 2001. This increase was due to increased utilization of the Services Division's line of credit.


     Other (income) expense, net. Other expense, net, was $99,000 for fiscal 2002, compared to other income, net of $218,000 for fiscal 2001. The increase expense in fiscal 2002 was a result of losses on the disposal of fixed assets and other asset write-offs.


     Loss from discontinued operations before provision for income taxes (benefit). Loss from discontinued operations before provision for income taxes (benefit) was $41.5 million for fiscal 2002 and $7.1 million for fiscal 2001 due to the reasons discussed above.


     Provision for income taxes (benefit). Income tax benefit was $2.4 million for fiscal 2002 compared to a benefit of $2.5 million for fiscal 2001. The effective tax rate for fiscal 2002 was a benefit of 5.9% compared to a benefit of 35.5% for fiscal 2001. The decrease in percentage benefit is primarily due to the inclusion in taxable income of certain expenses not deductible for tax purposes, including a $31.2 million charge for the impairment of long-lived assets.


     Loss from discontinued operations. Loss from discontinued operations was $39.0 million for fiscal 2002 compared to a loss from discontinued operations of $4.6 million for fiscal 2001 due to the factors discussed above.


QUARTERLY RESULTS


     Set forth below are certain unaudited quarterly financial data for each of our last eight quarters, including data expressed as a percentage of our revenue for the respective quarters. The information has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the quarterly information in accordance with generally accepted accounting principles. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                 THREE MONTHS ENDED
                                 ---------------------------------------------------
                                   MAR 31,      DEC 31,       SEP 30,      JUN 30,
                                     2004         2003         2003         2003
                                 ----------- ------------- ------------ ------------
                                  (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Aerospace & Defense ...........   $81,008      $38,834      $ 21,136     $ 15,793
 Products ......................    53,840       50,802        49,804       49,347
 Mobile Security ...............    26,780       22,521        19,942       16,519
                                   -------      -------      --------     --------
Total Revenue ..................   161,628      112,157        90,882       81,659
Operating income ...............    22,648        8,381        12,512        6,010
Interest expense, net ..........     1,728        1,721         1,475          437
Other expense (income), net.....       115          327            96           16
                                   -------      -------      --------     --------
Income from continuing
 operations before taxes .......    20,805        6,333        10,941        5,557
Provision for income taxes .....     8,177        4,159         4,832        2,079
                                   -------      -------      --------     --------
Income from continuing
 operations ....................    12,628        2,174         6,109        3,478
                                   -------      -------      --------     --------
(Loss) income from
 discontinued operations,
 net of (benefit) provision
 for income taxes ..............      (138)      (7,103)            6        1,135
                                   -------      -------      --------     --------
Net (loss) income ..............   $12,490      $(4,929)     $  6,115     $  4,613
                                   =======      =======      ========     ========
Net income/(loss) per
 common share--Basic
Income from continuing
 operations ....................   $  0.44      $  0.08      $  0.22      $  0.13
Loss from discontinued
 operations ....................      0.00       ( 0.25)        0.00         0.04
                                   -------      -------      --------     --------
Basic (loss) earnings per
 share .........................   $  0.44      $ (0.17)     $  0.22      $  0.17
                                   =======      =======      ========     ========
Net income/(loss) per
 common share--Diluted
Income from continuing
 operations ....................   $  0.42      $  0.07      $  0.22      $  0.13
Loss from discontinued
 operations ....................      0.00       ( 0.24)        0.00         0.04
                                   -------      -------      --------     --------
Diluted (loss) earnings per
 share .........................   $  0.42      $ (0.17)     $  0.22      $  0.17
                                   =======      =======      ========     ========
Weighted average common
 shares outstanding
Basic ..........................    28,472       28,195        27,811       27,555
Diluted ........................    29,934       29,364        28,249       27,836
Revenues:
 Aerospace & Defense ...........     50.1  %      34.6  %       23.3  %      19.4  %
 Products ......................     33.3  %      45.3  %       54.8  %      60.4  %
 Mobile Security ...............     16.6  %      20.1  %       21.9  %      20.2  %
                                   -------      -------      --------     --------
Total revenue ..................    100.0  %     100.0  %      100.0  %     100.0  %
Operating income ...............     14.0  %       7.5  %       13.7  %       7.3  %
Interest expense, net ..........      1.1  %       1.5  %        1.6  %       0.5  %
Other expense (income), net.....      0.1  %       0.3  %        0.1  %       0.0  %
                                   -------      -------      --------     --------
Income from continuing
 operations before taxes .......     12.9  %       5.6  %       12.0  %       6.8  %
Provision for income taxes .....      5.1  %       3.7  %        5.3  %       2.5  %
                                   -------      -------      --------     --------
Income from continuing
 operations ....................      7.8  %       1.9  %        6.7  %       4.3  %
                                   -------      -------      --------     --------
(Loss) income from
 discontinued operations .......     ( 0.1) %     ( 6.3) %       0.0  %       1.4  %
                                   -------      -------      --------     --------
Net income (loss) ..............     7.7   %      ( 4.4)  %      6.7  %       5.7  %
                                   =======      =======      ========     ========



                                                  THREE MONTHS ENDED
                                 -----------------------------------------------------
                                   MAR 31,       DEC 31,       SEP 30,       JUN 30,
                                     2003         2002           2002         2002
                                 ----------- -------------- ------------- ------------
                                   (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Aerospace & Defense ...........   $15,910      $ 16,652      $ 16,889      $10,147
 Products ......................    44,007        48,897        49,047       43,057
 Mobile Security ...............    20,557        17,802        14,621       18,401
                                   -------      --------      --------      -------
Total Revenue ..................    80,474        83,351        80,557       71,605
Operating income ...............     8,826        10,815        10,337        8,168
Interest expense, net ..........       379           254           343          284
Other expense (income), net.....        69           128           (13)          --
                                   -------      --------      --------      -------
Income from continuing
 operations before taxes .......     8,378        10,433        10,007        7,884
Provision for income taxes .....     3,133         2,451         7,043        3,060
                                   -------      --------      --------      -------
Income from continuing
 operations ....................     5,245         7,982         2,964        4,824
                                   -------      --------      --------      -------
(Loss) income from
 discontinued operations,
 net of (benefit) provision
 for income taxes ..............      (158)      (20,999)      (17,671)        (749)
                                   -------      --------      --------      -------
Net (loss) income ..............   $ 5,087      $(13,017)     $(14,707)     $ 4,075
                                   =======      ========      ========      =======
Net income/(loss) per
 common share--Basic
Income from continuing
 operations ....................   $  0.18      $   0.27      $   0.10      $  0.15
Loss from discontinued
 operations ....................    ( 0.01)       ( 0.71)       ( 0.60)      ( 0.02)
                                   -------      --------      --------      -------
Basic (loss) earnings per
 share .........................   $  0.17      $  (0.44)     $  (0.50)     $  0.13
                                   =======      ========      ========      =======
Net income/(loss) per
 common share--Diluted
Income from continuing
 operations ....................   $  0.18      $   0.27      $   0.10      $  0.15
Loss from discontinued
 operations ....................    ( 0.01)       ( 0.71)       ( 0.59)      ( 0.02)
                                   -------      --------      --------      -------
Diluted (loss) earnings per
 share .........................   $  0.17      $  (0.44)     $  (0.49)     $  0.13
                                   =======      ========      ========      =======
Weighted average common
 shares outstanding
Basic ..........................    28,964        29,456        29,708       31,193
Diluted ........................    29,111        29,623        30,037       32,110
Revenues:
 Aerospace & Defense ...........     19.8  %       20.0  %       21.0  %      14.2  %
 Products ......................     54.7  %       58.7  %       60.9  %      60.1  %
 Mobile Security ...............     25.5  %       21.3  %       18.1  %      25.7  %
                                   -------      --------      --------      -------
Total revenue ..................    100.0  %      100.0  %      100.0  %     100.0  %
Operating income ...............     11.0  %       13.0  %       12.8  %      11.4  %
Interest expense, net ..........      0.5  %        0.3  %        0.4  %       0.4  %
Other expense (income), net.....      0.1  %        0.2  %        0.0  %       0.0  %
                                   -------      --------      --------      -------
Income from continuing
 operations before taxes .......     10.4  %       12.5  %       12.4  %      11.0  %
Provision for income taxes .....      3.9  %        2.9  %        8.7  %       4.3  %
                                   -------      --------      --------      -------
Income from continuing
 operations ....................      6.5  %        9.6  %        3.7  %       6.7  %
                                   -------      --------      --------      -------
(Loss) income from
 discontinued operations .......     ( 0.2) %      (25.2) %      (21.9) %     ( 1.0) %
                                   -------      --------      --------      -------
Net income (loss) ..............     6.3   %       (15.6)  %     (18.3)  %    5.7   %
                                   =======      ========      ========      =======

LIQUIDITY AND CAPITAL RESOURCES

     On August 12, 2003, we terminated our prior credit facility and entered into a new secured revolving credit facility (the "Credit Facility") with Bank of America, N.A., Wachovia Bank, National Association and a syndicate of other financial institutions arranged by Bank of America Securities, LLC. The new Credit Facility consists of a five-year revolving credit facility and, among other things, provides for (i) total maximum borrowings of $60 million, (ii) a $25 million sub-limit for the issuances of standby and commercial letters of credit, (iii) a $5 million sub-limit for swing-line loans, and (iv) a $5 million sub-limit for multi-currency borrowings. All borrowings under the Credit Facility will bear interest at either (i) a rate equal to LIBOR, plus an applicable margin ranging from 1.125% to 1.625%, (ii) an alternate base rate which will be the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus 0.50%, or (iii) with respect to foreign currency loans, a fronted offshore currency rate, plus an applicable margin ranging from 1.125% to 1.625%, depending on certain conditions. The Credit Facility is guaranteed by certain of our direct and indirect domestic subsidiaries and is collateralized by, among other things, (i) a pledge of all of the issued and outstanding shares of stock or other equity interests of certain of our domestic subsidiaries, (ii) a pledge of 65% of the issued and outstanding voting shares of stock or other voting equity interests of certain of our direct and indirect foreign subsidiaries, (iii) a pledge of 100% of the issued and outstanding nonvoting shares of stock or other nonvoting equity interests of certain of our direct and indirect foreign subsidiaries, and (iv) a first priority perfected security interest on certain of our domestic assets and certain domestic assets of certain of our direct and indirect subsidiaries that will become guarantors of our obligations under the new credit facility, including, among other things, accounts receivable, inventory, machinery, equipment, certain contract rights, intellectual property rights and general intangibles. On January 9, 2004, we amended our Credit Facility to allow us to make open market purchases of publicly-traded securities subject to certain limitations contained in the Credit Facility. In addition, on March 29, 2004, we also amended our Credit Facility to allow us to pay dividends subject to certain limitations contained in the Credit Facility.

     As of December 31, 2003 and March 31, 2004, we were in compliance with all of our negative and affirmative covenants. As of December 31, 2003 and March 31, 2004, we had no amounts outstanding under the Credit Facility.

     In May 2004, we filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 covering the issuance of up to an aggregate of $500 million of securities in order to provide us with funding alternatives. The shares of common stock being offered pursuant to this prospectus supplement are a part of this shelf registration statement.

     On August 12, 2003, we completed a private placement of $150 million aggregate principal amount of 8.25% Senior Subordinated Notes due 2013 (the "Notes"). The Notes are guaranteed by substantially all of our domestic subsidiaries on a senior subordinated basis. The Notes have been sold to qualified institutional investors in reliance on Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933, as amended. The Notes were rated B1/B+ by Moody's Investors' Service and Standard & Poor's Rating Services, respectively. During 2003, we used a portion of the funds to acquire Simula, Inc. and Hatch Imports, Inc., and we intend to use the remaining proceeds of the offering to fund acquisitions, repay a portion of our outstanding debt and for general corporate and working capital purposes, including the funding of capital expenditures. On March 29, 2004, we completed a registered exchange offer relating to the Notes pursuant to which we exchanged all issued and outstanding Notes for new Notes registered with the Securities and Exchange Commission.

     On September 2, 2003, we entered into interest rate swap agreements, designated as a fair value hedge as defined under SFAS 133 with a notional amount totaling $150 million. The agreements were entered into to exchange the fixed interest rate on the Notes for a variable interest rate equal to six-month LIBOR, set in arrears, plus a spread ranging from 2.735% to 2.75% fixed semi-annually on the fifteenth day of February and August. The agreements are subject to other terms and conditions common to transactions of this type. In accordance with SFAS 133, changes in the fair value of the interest rate swap agreements offset changes in the fair value of the fixed rate debt due to changes in the market interest rate. Accordingly, the other assets on the Consolidated Balance Sheets as of December 31, 2003 increased by $5.9 million, which reflected an increase in the fair value of the interest rate swap agreements. The corresponding increase in the hedge liability was recorded in long-term debt. The agreements are deemed to be a perfectly effective fair value hedge, and, therefore, qualify for the short-cut method of accounting under SFAS 133. As a result, no ineffectiveness is expected to be recognized in our earnings associated with the interest rate swap agreements.

     In March 2002, our Board of Directors approved a stock repurchase program authorizing the repurchase of up to a maximum 3.2 million shares of our common stock. In February 2003, the Board of Directors increased this stock repurchase program to authorize the repurchase, from time to time depending upon market conditions and other factors, of up to an additional 4.4 million shares. Through May 10, 2004, we repurchased 3.8 million shares of our common stock under the stock repurchase program at an average price of $12.49 per share, leaving us with the ability to repurchase up to an additional 3.8 million shares of our common stock. Repurchases may be made in the open market, in privately negotiated transactions or otherwise. As of May 19, 2004, we had approximately 28.6 million shares of common stock outstanding. We have no current plans to make additional repurchases of shares of our common stock under the stock repurchase program. However, we reevaluate our position on share repurchases from time to time and may make additional repurchases of our common stock in the future.

     We expect to continue our policy of repurchasing our common stock from time to time, subject to the restrictions contained in our Credit Facility and our indenture. Our Credit Facility permits us to repurchase shares of our common stock with no limitation if our ratio of Consolidated Total Indebtedness to Consolidated EBITDA (as such terms are defined in the Credit Facility) for any rolling twelve-month period is less than 1.00 to 1. At ratios greater than
1.00 to 1, our credit agreement limits our ability to repurchase shares at $15.0 million until such time as the ratio is less than 1.0 to 1 in any rolling twelve-month period. In addition, our indenture governing our 8 1/4% senior subordinated notes allows us to repurchase our common stock from time to time so long as we comply with the financial and other conditions contained therein.

     Working capital, excluding amounts relating to discontinued operations, was $178.9 million, $168.5 million and $89.0 million as of March 31, 2004, December 31, 2003, and December 31, 2002, respectively.

     Our fiscal 2003 capital expenditures for continuing operations were $8.7 million. Our fiscal 2003 capital expenditures for discontinued operations were $3.1 million. We expect our fiscal 2004 capital expenditures for continuing operations to be approximately $13.9 million, of which we have spent approximately $3.8 million through the three months ended March 31, 2004. These expenditures include leasehold improvements, information technology and communications infrastructure equipment and software, and manufacturing machinery and equipment.

     We anticipate that the cash generated from operations, proceeds from this offering and the sale of discontinued operations, cash on hand and available borrowings under the Credit Facility will enable us to meet liquidity, working capital and capital expenditure requirements during the next 12 months. We may, however, require additional financing to pursue our strategy of growth through acquisitions. If such financing is required, we cannot assure you that it will be available, or if available, that we can obtain it on terms favorable to us or on a basis that is not dilutive to our stockholders.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level. We implemented SFAS No. 142 on January 1, 2002. In connection with the adoption of SFAS 142, we completed in the second quarter the transitional goodwill impairment test that compared the fair value of each reporting unit to its carrying value and determined that no impairment existed. The goodwill resulting from acquisitions made by us subsequent to June 30, 2001 was immediately subject to the non-amortization provisions of SFAS 142. Had we been accounting for goodwill under SFAS 142 in 2001, our net income and earnings per share would have been as follows:



                                                                  DECEMBER 31, 2001
                                                       --------------------------------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Reported net income ................................                  $ 10,128
Add back goodwill amortization, net of tax .........                     3,044
                                                                      --------
 Actual/pro forma adjusted net income ..............                  $ 13,172
                                                                      ========
Basic earnings per share
 Reported basic income per share ...................                  $   0.42
 Goodwill amortization, net of tax .................                      0.13
                                                                      --------
 Actual/pro forma basic income per share ...........                  $   0.55
                                                                      ========
Diluted earnings per share
 Reported diluted income per share .................                  $   0.41
 Goodwill amortization, net of tax .................                      0.12
                                                                      --------
 Actual/pro forma diluted income per share .........                  $   0.53
                                                                      ========

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. We adopted the provisions of this Statement on January 1, 2003, which did not have a significant impact on our consolidated financial statements.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable-Interest Entities--an Interpretation of ARB No. 51 ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity and (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest:

    o The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights.

    o The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities.

    o The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

     This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a significant impact on our consolidated financial statements.

     In December 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (revised December 2003) (FIN 46(R)). The provisions of FIN 46(R) are as follows:

    o Provides that the condition that would preclude an enterprise from applying the scope exception of FIN 46 for certain entities that are businesses if that enterprise and/or its related parties participated significantly in the design or redesign of the entity should not apply if the entity is a franchisee.

    o An enterprise shall not consolidate a governmental organization and shall not consolidate a financing entity established by a governmental organization unless the financing entity (a) is not a governmental organization and (b) is used by the business enterprise in a manner similar to a variable interest entity in an effort to circumvent the provisions of Interpretation 46(R).

    o A troubled debt restructuring, as defined in paragraph 2 of FASB Statement No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, as amended, shall be accounted for in accordance with that Statement and is not an event that requires the reconsideration of whether the entity involved is a variable interest entity or whether an enterprise with a variable interest in a variable interest entity is the primary beneficiary of that entity.

    o Provides that an enterprise with an interest in an entity to which the provisions of FIN 46 have not been applied as of December 24, 2003, shall apply FIN 46 or FIN 46(R) to that entity in accordance with the effective date provisions of FIN 46(R) as described below.

    o FIN 46(R) should be applied no later than the end of the first reporting period that ends after March 15, 2004 (as of March 31, 2004 for the Company). However, prior to the required application of FIN 46(R), the Company must apply FIN 46 or FIN 46(R) to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for the Company).

     We do not have, nor have had, any interests in variable interest entities that are subject to the provisions of FIN 46 or FIN 46(R).

     In October 2001, the FASB issued SFAS 144. SFAS 144 establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. SFAS 144 requires that a long-lived asset to be (1) abandoned, (2) exchanged for a similar productive asset, or (3) distributed to owners in a spin-off be considered held and used until it is abandoned, exchanged, or distributed. SFAS 144 requires (1) that spin-offs and exchanges of similar productive assets be recorded at the lower of carrying value or fair value, and that such assets be classified as held and used until disposed of and (2) that any impairment loss resulting from a spin-off or exchange of similar productive assets be recognized upon asset disposition. SFAS 144 provides for total assets and total liabilities of discontinued business segments to be presented in separate captions in assets and liabilities and also provides that future losses, if any, of discontinued business segments shall be reported as incurred. We adopted SFAS 144 effective January 1, 2002. The reclassification of the Services Division to discontinued operations and subsequent reduction in its carrying value was in accordance with the provisions of SFAS 144.

     In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145, "Rescission on FASB 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" ("SFAS 145"). Under SFAS 145, gains and losses related to the extinguishment of debt should no longer be segregated on the income statement from continuing operations. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002.

     In June 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination

Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities initiated on or after December 31, 2002. The effects of adopting this standard did not have a material effect on us.

     In December 2002, the FASB issued Statement of Financial Accounting Standard No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure" ("SFAS 148"). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosures required by SFAS 148 are included in this document.

     In April 2003, the FASB issued Statement of Financial Accounting Standard No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS
133. SFAS 149 is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003, except for the provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective effective dates. Adoption of this standard had no effect on us.

     In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this standard had no effect on us.

     In May 2003, the FASB issued FASB Staff Position No. 146-1, "Determining Whether a One-Time Termination Benefit Offered in Connection with an Exit or Disposal Activity is, in Substance, an Enhancement to an Ongoing Benefit Arrangement." This Staff Position states that in order to be considered an enhancement to an ongoing benefit arrangement, the additional termination benefits must represent a revision to the ongoing arrangement that is not limited to a specified termination event or a specified future period. Otherwise the additional termination benefits should be considered one-time termination benefits accounted for under SFAS 146. The guidance in this Staff Position is effective for exit or disposal activities initiated in interim or annual reporting periods beginning after September 15, 2003. The adoption of this Staff Position is not expected to have a material impact on our consolidated financial statements.


INFLATION


     We believe that the relatively moderate rates of inflation in recent years have not had a significant impact on our revenue or profitability. Historically, we have been able to offset any inflationary effects by either increasing prices or improving cost efficiencies.


OFF BALANCE SHEET ARRANGEMENTS


     We do not have any off balance sheet arrangements.

TABULAR DISCLOSURE OF CONTRACTUAL OBLIGATIONS

     The following table presents our contractual obligations as of December 31, 2003:



                                                            PAYMENT DUE BY PERIOD
                                        --------------------------------------------------------------
                                                       LESS THAN       1-3         3-5       MORE THAN
       CONTRACTUAL OBLIGATIONS             TOTAL         1 YEAR       YEARS       YEARS       5 YEARS
-------------------------------------   -----------   -----------   ---------   ---------   ----------
Long-term debt obligations ..........   $190,407        $32,107      $1,250     $ 1,307     $155,743
Operating lease obligations .........     19,719          3,417       3,908       3,073        9,321
Other long-term liabilities .........     10,208             --       1,614       7,558        1,036
                                        --------        -------      ------     -------     --------
Total ...............................   $220,334        $35,524      $6,772     $11,938     $166,100
                                        ========        =======      ======     =======     ========

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As a result of our global operating and financial activities, we are exposed to changes in raw material prices, interest rates and foreign currency exchange rates, which may adversely affect our results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, we manage exposure to changes in raw material prices, interest rates, and foreign currency exchange rates through our regular operating and financing activities. We have entered into interest rate swap agreements to reduce our overall interest expense. We do not utilize financial instruments for trading purposes.


MARKET RATE RISK

     The following discussion about our market rate risk involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements. We are exposed to market risk related to changes in interest rates, foreign currency exchange rates, and equity security price risk.

     Interest Rate Risk. Our exposure to market rate risk for changes in interest rates relates primarily to borrowings under our $150 million senior subordinated notes, our credit facilities and our short-term monetary investments. To the extent that, from time to time, we hold short-term money market instruments, there is a market rate risk for changes in interest rates on such instruments. To that extent, there is inherent rollover risk in the short-term money market instruments as they mature and are renewed at current market rates. The extent of this risk is not quantifiable or predictable, because of the variability of future interest rates and business financing requirements. However, there is no risk of loss of principal in the short-term money market instruments, only a risk related to a potential reduction in future interest income.

     On September 2, 2003, we entered into interest rate swap agreements in which we effectively exchanged the $150 million fixed rate 8.25% interest on our senior subordinated notes due 2013 for variable rates in the notional amount of $80 million, $50 million, and $20 million at six-month LIBOR, set in arrears, plus 2.75%, 2.75%, and 2.735%, respectively. The agreements involve receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The variable interest rates are fixed semi-annually on the fifteenth day of February and August. The six-month LIBOR rate was 1.57% on May 20, 2004. The maturity dates of the interest rate swap agreements match those of the underlying debt. Our objective for entering into these interest rate swaps was to reduce our exposure to changes in the fair value of our senior subordinated notes and to obtain variable rate financing at an attractive cost. Changes in the six-month LIBOR would affect our earnings either positively or negatively. An assumed 100 basis point increase in the six-month LIBOR would increase our interest obligations under the interest rate swaps by approximately $750,000 for a six-month period.

     In accordance with SFAS 133, we designated the interest rate swap agreements as perfectly effective fair value hedges and, accordingly, use the short-cut method of evaluating effectiveness. As permitted by the short-cut method, the change in fair value of the interest rate swaps will be reflected in earnings and an equivalent amount will be reflected as a change in the carrying value of the swaps, with an offset to earnings. There is no ineffectiveness to be recorded. On March 31, 2004, we recorded the fair value of the interest rate swap agreements of $9.3 million and recorded the corresponding fair value adjustment to our 8.25% senior subordinated notes in other assets and long-term debt sections of the Condensed Consolidated Balance Sheets, respectively.

     We are exposed to credit-related losses in the event of nonperformance by counterparties to these financial instruments. However, counterparties to these agreements are major financial institutions and the risk of loss due to nonperformance is considered by management to be minimal. We do not hold or issue interest rate swap agreements or other derivative instruments for trading purposes.

     Foreign Currency Exchange Rate Risk. The majority of our business is denominated in U.S. dollars. There are costs associated with our operations in foreign countries that require payments in the local currency. Where appropriate and to partially manage our foreign currency risk related to those payments, we receive payment from customers in local currencies in amounts sufficient to meet our local currency obligations. We do not use derivatives or other financial instruments to hedge foreign currency risk.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     We do business in numerous countries, including emerging markets in South America. We have invested substantial resources outside of the United States and plan to continue to do so in the future. Our international operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. Government actions in the future could have a significant adverse effect on economic conditions in a developing country or may otherwise have a material adverse effect on us and our operating companies. We do not have political risk insurance in the countries in which we currently conduct business, but periodically analyze the need for and cost associated with this type of insurance policy. Moreover, applicable agreements relating to our interests in our operating companies are frequently governed by foreign law. As a result, in the event of a dispute, we may not be able to enforce our rights. Accordingly, we may have little or no recourse upon the occurrence of any of these developments.

                                   BUSINESS


COMPANY OVERVIEW

     We are a leading manufacturer and provider of personal protective equipment and security products for law enforcement and military personnel, armored military and commercial vehicles, armor kits for retrofit of military vehicles, aircraft armor, aircraft safety products, survivability equipment used by military aviators and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. Effective in the first quarter of 2004, we instituted a new segment reporting format to include three reportable business divisions: the Aerospace & Defense Group, the Products Division and the Mobile Security Division. The Aerospace & Defense Group was formed upon the completion of our acquisition of Simula, Inc. on December 9, 2003. The Aerospace & Defense Group also includes the military business, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and the other military vehicle armor programs, which previously were included in the Mobile Security Division. The Aerospace & Defense Group also includes the SAPI plate produced by our Protech subsidiary in Pittsfield, Massachusetts, which was previously reported as part of the Products Division. The historical results of these businesses have been reclassified as part of the Aerospace & Defense Group. This reporting change was made to better reflect management's approach to operating and directing the businesses, and, in certain instances, to align financial reporting with our market and customer segments.

     Aerospace & Defense. Our Aerospace & Defense Group supplies human safety and survival systems to the U.S. military, and major Aerospace & Defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for M1114 Up-Armored HMMWVs. We are also under contract with the U.S. military to provide spare parts, logistics and ongoing field support services for the currently installed base of 4,968 Up-Armored HMMWVs. Additionally, we provide blast and ballistic protection kits for the standard HMMWVs, which are installed on existing equipment in the field. Our Aerospace & Defense Group is also subcontracted to develop a ballistic and blast protected armored and sealed truck cab for HIMARS, a program recently transitioned by the U.S. Army and Marine Corps from developmental to a low rate of initial production, deliveries of which commenced in 2003. We also supply armor sub-systems for other tactical wheeled vehicles. Through Simula, we provide military helicopter seating systems, helicopter cockpit airbag systems, aircraft and land vehicle armor kits, body armor and other protective equipment for military personnel, emergency bailout parachutes and survival ensembles worn by military aircrew. The primary customers for our products are the U.S. Army, Marine Corps, Boeing, and Sikorsky Aircraft. Most of Simula's aviation safety products are provided on a sole-source basis. The U.S. armed forces have adopted ceramic body armor as a key element of the protective ensemble worn by our troops in Iraq and Afghanistan. Simula was the developer of this specialized product called SAPI, and continues to be a prominent supplier to the U.S. military. We believe the Aerospace & Defense Group has supplied approximately 37% of all SAPI plates. We also provide ceramic body armor from our Protech subsidiary based in Pittsfield, Massachusetts.

     Products. Our Products Division manufactures and sells a broad range of high quality security products, equipment and related consumable items, such as concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories, weapon maintenance products, foldable ladders and specialty gloves. Our products are marketed under brand names that are well established in the military and law enforcement communities such as AMERICAN BODY ARMOR (Trade Mark), B-SQUARE (Registered Trademark), BREAK FREE (Registered Trademark), CLEARGARD (Registered Trademark), CLP (Registered Trademark), DEFENSE TECHNOLOGY/FEDERAL LABORATORIES (Registered Trademark), DEF-TEC PRODUCTS (Registered Trademark), DISTRACTION DEVICE (Registered Trademark), DURACHUTE (Registered Trademark), FEDERAL LABORATORIES (Registered Trademark), FERRET (Registered Trademark), FIRST DEFENSE (Registered Trademark), IDENTICATOR (Registered Trademark), IDENTIDRUG (Registered Trademark), IMPAK (Trade Mark), LIGHTNING POWDER (Registered Trademark),

MONADNOCK (Registered Trademark), NIK (Registered Trademark), O'GARA-HESS & EISENHARDT ARMORING COMPANY (Registered Trademark), PROTECH (Trade Mark), PROTECTING PEOPLE IN MOTION (Registered Trademark), QUIKSHIELD (Trade Mark), QUIKSTEP LADDERS (Trade Mark), REINVENTING THE TECHNOLOGY OF SAFETY (Registered Trademark), SAFARILAND and Design (Registered Trademark), SIMULA SAFE (Trade
Mark), SIMULITE (Registered Trademark), SPEEDFEED (Registered Trademark), 911EP and Design (Trade Mark). We sell our products through a network of over 350 distributors and sales agents, including approximately 200 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies.

     Mobile Security. Our Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for commercial vehicles as well as some military vehicles for European based militaries. Under the brand name O'GARA-HESS & EISENHARDT ARMORING COMPANY (Registered Trademark) , we armor a variety of privately owned commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our customers in this business include international corporations and high net worth individuals. In addition, we supply ballistic and blast protected armoring systems to U.S. federal law enforcement and intelligence agencies and foreign heads of state.

MATERIAL DEVELOPMENTS


     Sale of Services Division

     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33,660,000 in total consideration to a group of private investors led by Granville Baird Partners of London, England and Management. We received $31,360,000 in cash at closing and are scheduled to receive another $2,300,000 by the end of 2004, of which we have received $500,000 through May 28, 2004.


     Simula, Inc. Acquisition

     On December 9, 2003, we completed our acquisition of Simula, an Arizona corporation, pursuant to the Agreement and Plan of Merger, dated as of August 29, 2003, by and among Armor Holdings, AHI Bulletproof Acquisition Corp., a wholly-owned subsidiary of Armor Holdings, and Simula. The consummation of the merger followed the Special Meeting of Shareholders of Simula held on December 5, 2003, at which the requisite shareholder approval was obtained. In the merger, we acquired all of the outstanding common stock of Simula and retired a majority of Simula's outstanding indebtedness for $110.5 million in cash. Of this amount, approximately $31 million principal amount of 8% debentures remained outstanding for approximately 30 days at which time we repaid these debentures, plus accrued interest, in their entirety. After payment of 100% of the outstanding indebtedness and transaction expenses, the merger consideration payable to Simula shareholders at closing pursuant to the merger agreement was approximately $43.5 million or approximately $3.21 per share. The source of the funds used in the acquisition was our working capital, which was derived from proceeds received from our private placement of $150 million aggregate principal amount of 8 1/4% Senior Subordinated Notes due 2013.


     Hatch Imports, Inc. Acquisition

     On December 16, 2003, we acquired all of the issued and outstanding common stock of Hatch Imports, Inc. for $8.0 million in cash and $2.0 million in deferred consideration payable in April 2005, subject to adjustments. Hatch designs, imports and distributes a variety of specialty gloves and accessories, including goggles, hoods, riot gear and bags for law enforcement, military, corrections, medical, safety and other markets.


     Zylon (Registered Trademark)  Investigation and Litigation

     In September 2003, Second Chance Body Armor, Inc. ("Second Chance"), a body armor manufacturer and competitor to Armor Holdings, notified its customers of a potential safety issue with its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models. Second Chance has claimed that Zylon (Registered Trademark) fiber, which is made by Toyobo, a Japanese corporation, and used in the ballistic fabric construction of those two models, degraded more rapidly than originally anticipated. Second Chance has also stated that the Zylon (Registered Trademark) degradation problem affects the entire body armor industry, not just its products. Both private claimants and State Attorneys General have already commenced legal action against Second Chance based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests.

     We use Zylon (Registered Trademark) fiber in a number of concealable body armor models for law enforcement, but our vest design and construction are different from Second Chance. We have been testing our Zylon (Registered Trademark) -based vests since their 2000 introduction and to date these tests show no unanticipated degradation in ballistic performance. In addition, to our knowledge, no other body armor manufacturer has reported or experienced problems with Zylon (Registered Trademark) -based vests similar to those cited by Second Chance. The National Institute of Justice ("NIJ") tests and has certified each of our body armor designs before we begin to produce or sell any particular model.

     In the Fall of 2003, following the assertions made by Second Chance, several law enforcement associations raised this issue to the U.S. Attorney General ("USAG"), who then asked the U.S. Department of Justice ("DOJ") through the NIJ to investigate these concerns and attempt to clarify the issues. We have and continue to support the Attorney General's directive and investigation.

     As a result of the USAG's and DOJ's initiative, the NIJ commenced an inquiry and investigation regarding the protocol for testing used vests, as well as the reliability of Zylon (Registered Trademark) and other ballistic fibers. We have consulted and continue to cooperate fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which utilized the ballistic testing standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size and therefore it is not possible to draw any definitive conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ's results upon our receipt of such data in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests.

     In April 2004, two class action complaints were filed in Florida state court by police organizations and individual police officers, alleging, among other things, that our vests do not have the qualities and performance characteristics as warranted, thereby breaching express warranty, implied warranty of merchantability, implied warranty of fitness for a particular purpose and duty to warn. The complaints allege no specific amount, although it has been publicly stated that they are seeking $77 million in compensatory damages. We disagree with the allegations set forth in these complaints and are vigorously defending these lawsuits. We will be seeking to dismiss the claims asserted against us, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity. We have also received investigative demands from state agencies in Texas and Connecticut to which we have complied, as well as letters from two private attorneys threatening potential litigation.

     It should be stressed that our vests are certified by the NIJ, have never suffered any penetration in the field and continue to save lives and protect officers from injury. In fact, neither of the two recently commenced lawsuits allege personal injuries of any kind, but instead speculate that our vests which contain Zylon (Registered Trademark) are defective without any reliable evidence of any defect.

     Second Chance licenses from Simula a certain patented technology, which is used in some of the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance based upon this licensed technology. Although Simula may be impacted by the pending suits filed against Second Chance, the licensed technology is not specifically related to the use of Zylon (Registered Trademark) fiber, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity.

 Tax Matters

     The IRS examined our U.S. federal income tax returns for the taxable years 2000 and 2001 and its examination concluded in April 2004. The IRS' examination of our tax returns for the taxable years 2000 and 2001 did not result in any material adverse effect on our business, financial condition, results of operations and liquidity.


INDUSTRY OVERVIEW

     We participate in the domestic and international markets for military and commercial security products and armoring systems. Our Aerospace & Defense Group is a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel, and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our Products Division manufactures security equipment used by military, law enforcement, security and corrections personnel, and other first responders (e.g., fire and rescue personnel). Our Mobile Security Division provides armoring systems and mobile security systems used by government agencies, law enforcement personnel, corporations and private individuals. Increasingly, governments, militaries, businesses, and individuals have recognized the need for security products to protect them from the risks of terrorism, physical attacks and threats of violence.

     The U.S. government has placed a high priority on fighting terrorism overseas and securing the homeland from future terrorist attacks. This effort has led many institutions within the government and private sector to redefine their strategies to protect against, respond to, and combat terrorism. The creation of the Department of Homeland Security is one significant step in a reformed and reorganized effort to make our homeland more secure and better able to respond in the event of an attack. The Bush Administration's fiscal 2004 budget request includes $41.3 billion for homeland security spending. While it is impossible to quantify the effects that spending by the U.S. government on homeland security will have on our businesses, we expect to benefit to the extent that spending is allocated to increase the number of law enforcement personnel, to purchase security equipment and consumables used in equipping and training these personnel, and the armoring of vehicles.

     Vehicle Armor Market. Recent conflicts, military actions, and protracted involvement in peacekeeping missions around the globe have increased the demand for rapidly deployable and highly mobile armored vehicles. The M1114 Up-Armored HMMWV has proven its effectiveness in front-line combat action in Bosnia, Kosovo, Afghanistan, and Iraq. U.S. military sources estimate that between 2003 and 2007, over $2.2 billion will be spent by the U.S. military for M1114 HMMWV procurement and research and development efforts. The continuing terrorist attacks on U.S. forces deployed in Iraq and Afghanistan have created significant interest in providing armor protection for the full range of light, medium and heavy vehicles. Congressional testimony provided by the U.S. Army leadership has indicated a desire to procure armor kits for these vehicles that can be installed on the vehicle at its deployed location. We believe that the market for armored vehicles for the U.S. Army and Marine Corps is likely to remain robust over at least the next three to five years. We believe the M1114 Up-Armored HMMWV and other variants of the HMMWV in Iraq and Afghanistan, as well as other armored tactical vehicles in the medium and heavy fleets, are being subjected to strenuous conditions and will likely need to be replaced. Foreign governments and militaries are also investing in armored vehicle technology, including the M1114 Up-Armored HMMWV, and other armored vehicle alternatives. In addition, we believe that the use of lightly armored commercial vehicles in countries with high levels of crime, terrorism and violence ("high fright areas") around the world will continue to increase as corporations, foreign governments and wealthy individuals re-evaluate their personnel protection policies and procedures.

     Military Personnel Body Armor Market. There is dramatic change in the type and extent of protective body armor being provided to U.S. forces. In 1998, the U.S. Army and Marine Corps adopted a new body armor ensemble called Interceptor. This ensemble is made up of a soft armor vest for fragmentation protection (using similar materials and design concepts to law enforcement vests) and hard, ceramic body armor plates inserted into the soft vest to provide rifle protection over vital organs. The concept was first deployed in a combat zone in Afghanistan with tremendous success measured in the reduction of life-threatening chest wounds. During the invasion of Iraq, front line U.S. forces were widely equipped with the Interceptor system, which we believe is being extended to cover all deployed troops in the combat zone. Extensive procurement actions by the U.S. Army and Marine Corps are underway to outfit all active, Reserve and National Guard troops that could be deployed around the world. The market is substantial and is straining the capacity of the industry to support the need. The product has a life cycle in use and we expect there will be a sizable ongoing replacement market in the future.

     Military Aviation Safety Market. The military aviation safety market is comprised of three distinct market segments: crash safety, ballistic survivability, and aviator safety equipment. The primary market for crash safety is in military helicopters. The marketplace for these features is a subset of the military helicopter market. The products include crashworthy seats, airbags, landing gear, fuel systems, and structures. Demand for these products is currently flat, although there is an expected upturn in the market for upgrades to aircraft such as the U.S. Army's UH-60M Black Hawk and for replacement of a wide range of U.S. military helicopters that have been damaged in combat operations. The ballistic survivability market is both for helicopters and fixed wing aircraft. Many front line aircraft have some basic armor protection. There is a growing interest in new protective solutions that can offer more complete ballistic protection within the limited available weight on an aircraft. Foreign markets for crash safety and ballistic survivability products are similar in size to the U.S. market, although the types of aircraft and customer base are more fragmented. The aviator safety equipment market includes equipment such as body armor, survival vests and survival equipment, inflatable life preservers, parachutes, and emergency oxygen. The market is experiencing some growth as new ensembles incorporating lessons learned from combat are introduced and replacement equipment is increased due to the increased pace of operations.

     Law Enforcement Security Products Market. According to the most recent data available from the Department of Justice, direct expenditures for police protection services in the United States grew at a compound annual growth rate of 7.3% from 1982 through 2001, to a total of $72.4 billion in 2001. We currently believe that this growth rate will continue, as will the growth in the number of police officers and other first responders in the United States. The Bush Administration estimates that there are more than 2.0 million first responders in the United States, categorized as follows:

    o Approximately 556,000 full-time employees in local police departments, including about 436,000 sworn personnel.

    o Approximately 291,000 full-time employees in sherriffs' offices, including about 186,000 sworn personnel.

    o Over 1 million firefighters, of which approximately 750,000 are volunteers.

    o Over 155,000 nationally registered emergency medical technicians.


INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES

     For information concerning our business segments and geographical sales, please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 12 to our Consolidated Financial Statements included elsewhere in this prospectus supplement.


COMPETITIVE STRENGTHS

     We believe that the following strengths are critical to our success as a leading provider of specialized security products, training and support services, human safety and survival systems and vehicle armor systems.

     Valuable Brands with Leading Market Positions. Our products and brands are well established and have developed a reputation for high quality and dependability. Due to the life-protecting nature of many of our products, customers prefer premium, well-recognized brands with quality reputations. We believe that our strong brand recognition attracts customer loyalty and repeat customer business and helps us establish leading market share positions in many of our product offerings.

     Broad Portfolio of Products. Our broad product portfolio and our ability to offer that portfolio in both domestic and overseas markets result in a balanced revenue mix. Our broad array of security products and armor systems allows us to be a single-source provider of comprehensive solutions for our customers' security needs. Cross selling among our products creates additional business opportunities and increases the value of our client relationships. We believe that our acquisition of Simula will increase our access to superior technology and know-how and will enhance our efforts to develop new products.

     Long-Term Relationships with Government and Military Customers. We derive the majority of our sales from domestic and foreign law enforcement, government and military customers. Over many years, we have developed strong relationships with military, law enforcement, security and corrections customers both in the United States and overseas. We believe that our solid reputation and longstanding relationships with customers support our continued growth.

     Sole-Source Provider of M1114 Up-Armored HMMWVs. We are the sole-source provider of up-armoring for new M1114 Up-Armored HMMWVs procured by the U.S. military. Since August 2001, we have furnished the up-armoring for approximately 2,000 M1114 Up-Armored HMMWVs to the U.S. military. We are also currently under contract to provide spare parts, logistics and ongoing field support services for the U.S. military's M1114 Up-Armored HMMWV fleet. In addition, we have begun providing up-armoring of M1114 HMMWVs to a number of foreign military customers including Canada, Egypt and Israel.

     Extensive Portfolio of Armor Kits for Military Trucks. The two predominant developers and manufacturers of mine blast and ballistic protection kits for military trucks over the last 10 years have been O'Gara-Hess & Eisenhardt and Simula. The acquisition of Simula brings these two organizations together as well as provides a very complete portfolio of kit designs for light, medium and heavy trucks used by the U.S. military and foreign militaries. Although the market has not been sizeable in the past, recent actions by the services and by Congress indicate that substantial quantities of vehicles will be armored in the near term and future vehicles will be designed to readily accept these kits. The combined capabilities of O'Gara-Hess & Eisenhardt and Simula also provide the complete capability of armor technologies from basic steel armors to sophisticated ceramic/composite armor systems that will be used to armor the fleet of trucks.

     Sole-Source Provider of Aviation Safety Products. We are the sole-source provider for the following military crew seating systems: UH-60L and UH-60M Black Hawk helicopter, MH-60S and MH-60R Sea Hawk helicopter, AH-1Z Cobra Venom attack helicopter, AH-64 Apache attack helicopter, UH-1Y Super Huey utility helicopter and the V-22 Osprey tilt-rotor aircraft. We are the sole-source provider for the C-17 centerline and side-wall fixed-wing military seating systems and the sole-source supplier selected by the U.S. Air Force to develop a common wall-mounted troop seat for its C-130, C-141 and KC-135 aircraft. Additionally, we are sole-source provider of aircraft airbag systems for the UH-60 Black Hawk helicopter and the OH-58 Kiowa Warrior helicopter. Our reputation in these areas has enabled us to assume the systems integrator role for our customer base and allows us access to a range of new technologies.

     Industry-leading Market Position in Body Armor. We manufacture body armor for the law enforcement community. Within the Armor Holdings family of companies resides industry-leading technology for the design and manufacturing of soft body armor design to protect against handgun threats and, in some cases, other threats encountered in the line of duty. By virtue of the volume of soft armor produced by us, we have developed significant supply relationships with fiber and material suppliers that enable us to manage our costs and obtain proprietary materials, each of which gives us market advantage. With the acquisition of Simula and evolving product lines at Protech, we are well positioned in the hard body armor plates market. The hard plates are known as SAPIs and are used as the primary body armor for the U.S. Army, Marine Corps and some special police units to augment the soft armor vest to provide rifle protection.

     Extensive Distribution Network. We market and deliver our products through an extensive network of approximately 200 domestic distributors, 150 international distributors and through a sales force of 34 representatives and specialists. We believe that we have one of the largest distribution networks of security products, which provides a foundation for our continued growth and expansion. The diversity of the markets we serve and the strength of our distribution relationships reduces our dependence on any particular product, market, or customer.

     Experienced Management Team. Our management team brings extensive knowledge of our customers and a proven ability to effectively manage our operations. The core of our management team has been together as a group since 1996. Since then the team has been augmented through acquisitions in the area of engineering and R&D to provide the capability to develop a range of new products. In addition, our management has a proven record of identifying, executing and integrating strategic acquisitions into our business, including our two largest acquisitions to date: Simula in 2003 and the O'Gara group of companies in 2001.

BUSINESS STRATEGY

     We believe the demand for law enforcement and military security products, vehicle armor systems and human safety and survival systems will continue to grow. We expect to address this growth by offering a comprehensive array of high quality branded security products to meet the needs of law enforcement and militaries around the globe. We also expect to continue to develop ballistic and blast protection for high-end commercial vehicles, newly-manufactured military vehicles, and kits to retrofit military vehicles that are deployed around the world. We intend to enhance our leadership position through additional strategic acquisitions by creating a broad portfolio of products and services to satisfy all of our customers' increasingly complex security products needs. The following elements define our growth strategy:

     Focus on Core Competencies. Our primary strength lies in our ability to manufacture and distribute high quality security products, vehicle armoring systems and human safety and survival systems. We plan to leverage this core strength by expanding our research and development efforts, developing new products and acquiring businesses that complement our existing technical base and manufacturing operations. We plan to continue to streamline our manufacturing process, aggressively integrate acquisitions and pursue additional operating efficiencies to maximize the profitability of our business.

     Expand Distribution Network and Product Offerings. We plan to leverage our distribution network by expanding our range of branded law enforcement equipment through the acquisition of security products manufacturers and by investing in the development of new and enhanced products that complement our existing offerings. We believe that a broader product line will further strengthen our relationships with distributors and enhance our brand appeal with military, law enforcement and other end users.

     Increase Exposure to Military Programs. As the sole-source provider of M1114 Up-Armored HMMWV for the U.S. military's HMMWVs, we believe that we are in a strong position to capture opportunities to provide armoring of additional vehicles for the Department of Defense. We believe the proven success of M1114 Up-Armored HMMWVs in combat has led to increased interest in up-armoring other vehicles. Examples include recent successful efforts to develop and supply armor kits for various types of light through heavy tactical trucks and the continued relationship with the original equipment manufacturers to explore up-armoring opportunities for the U.S. Army's tactical vehicle fleet. We have developed and own the proprietary technology for the M1114 Up-Armored HMMWV. We believe that the cost and time required to develop an alternative protection system increases the likelihood that we will maintain our sole-source position on this program and capture additional programs.

     Capitalize on Increased Homeland Security Requirements. The creation of the Department of Homeland Security has increased the U.S. government's focus on strengthening the infrastructure of homeland security. Our Products Division is well positioned to provide security equipment and materials required by military, law enforcement, and security personnel to combat terrorism, respond to attacks and counter homeland threats. Our Mobile Security Division is well positioned to provide armored vehicles for federal, state and local government agencies.

     Pursue Strategic Acquisitions. Since January 1, 1999, we have completed 16 acquisitions and integrated the acquired businesses into our Aerospace & Defense Group, Products Division, and

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Mobile Security Division. We will continue to seek opportunities to make value-based acquisitions that complement our business operations or expand our product offerings, improve our technology, provide access to new geographic markets or provide additional distribution channels and new customer relationships. We have historically taken a disciplined value-based approach to evaluating acquisition opportunities, driven by a prudent use of our capital, rigorous due diligence standards and a targeted expected return on our investment. No assurances can be given that any such potential acquisitions will be consummated or, if any such acquisition is consummated, as to the terms of such acquisition, including price.


ACQUISITIONS


     We pursue a strategy of growth through acquisition of businesses and assets that complement our existing operations. We exercise a high degree of financial discipline and strictly adhere to the following criteria to evaluate prospective acquisitions, including whether the business to be acquired:


    o broadens the scope of products we offer or the geographic areas we serve;

    o offers attractive margins;

    o is accretive to earnings;

    o offers opportunity to improve profitability by increasing the efficiency of our operations;

    o is managed in a manner consistent with our existing businesses; and

    o complements our portfolio of existing businesses by increasing our ability to meet our customers' needs.

     We have completed 16 acquisitions since January 1, 1999. The following table sets forth information regarding each of these acquired businesses and their respective products:




                                 YEAR OF
BUSINESS OR ASSETS ACQUIRED    ACQUISITION     SEGMENT        PRIMARY PRODUCT CATEGORIES
----------------------------- ------------- ------------- ---------------------------------
Safariland                        1999      Products      Duty Gear
Break Free                        2000      Products      Weapons Maintenance Products
Lightning Powder                  2000      Products      Forensics
Monadnock Lifetime Products       2000      Products      Police Batons
Guardian Products                 2001      Products      Less Lethal Products
O'Gara-Hess & Eisenhardt          2001      Aerospace &   Military and Commercial Vehicles
Companies                                   Defense and
                                            Mobile
                                            Security
Identicator                       2001      Products      Forensics
Speedfeed                         2002      Products      Firearm Accessories
Evi-Paq                           2002      Products      Forensics
Foldable Products Group           2002      Products      Safety Products
B-Square                          2002      Products      Firearm Accessories
Trasco-Bremen                     2002      Mobile        Commercial Vehicles
                                            Security
911 Emergency Products            2002      Products      Warning and Emergency Lighting,
                                                          Safety Products
Simula                            2003      Aerospace &   Human Safety and Survival
                                            Defense       Systems
Hatch Imports                     2003      Products      Specialty Gloves and Accessories
ODV Holdings Corp.                2004      Products      Narcotics Identification

AEROSPACE & DEFENSE GROUP

     We are a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel, ballistic and blast protection-armoring systems for military vehicles and other technologies used to protect humans in a variety of life-threatening or catastrophic situations.

     Our products are deployed on a wide range of high-profile military platforms such as the M1114 Up-Armored HMMWV, HIMARS, AH-64 Apache and the UH-60 Black Hawk helicopters, the C-17 Globemaster III Transport Aircraft, the M1117 Guardian Armored Security Vehicle, various versions of the HMMWV, and body-worn equipment for personal protection of the United States Army, Marine Corps, and Air Force Special Operations Forces. Primary Aerospace & Defense customers include Boeing, Sikorsky, Bell Helicopter, Oshkosh Truck, General Motors, the U.S. military, and the U.S. Coast Guard.

     Military Products. We are the sole-source provider to the U.S. military for up-armoring of the M1114 Up-Armored HMMWV. The HMMWV chassis is produced by AM General Corporation and shipped directly to our facility in Fairfield, Ohio, where up-armoring components are added. The M1114 Up-Armored HMMWVs provide exterior protection against various levels of armor piercing ammunition, overhead airburst protection and underbody blast protection against anti-tank and anti-personnel mines. In addition, we install other features designed to enhance crew safety, comfort and performance, such as air conditioning, weapon turrets and mounts, door locks and shock absorbing seats. During 2003 and the first quarter of 2004, the Aerospace & Defense Group shipped 873 and 518 M1114 Up-Armored HMMWVs, respectively. We also supply engineering design and prototype services in support of the M1114 Up-Armored HMMWV program, and supply spare parts and logistics and ongoing field support services. None of our contracts with the U.S. military have a minimum purchase commitment and the U.S. military generally has the right to cancel its contracts unilaterally, at its convenience.

     Our expertise in military vehicle safety systems focuses on two areas: armor kits for tactical vehicles, and ballistic armor systems for combat vehicles.

     Our experience in high-performance, lightweight armor for aircraft has enabled us to build a business around armoring thin-skinned vehicles for priority missions during peacekeeping operations. Work in this area includes ballistic and mine-blast kits for HMMWVs, 5-ton trucks, and large off-road trucks such as the Heavy Expanded Mobility Tactical Truck ("HEMTT"). We have responded to urgent armor requirements in most major conflicts involving U.S. peacekeepers in the last 10 years. We are currently under contract to supply armor kits for HMMWVs and for four heavy transport trucks. Our customers for these kits are predominately the U.S. Army and Marine Corps.

     Our ground vehicle armor business also includes production armor kits for the M1117 Guardian Armored Security Vehicle ("ASV") for the U.S. Army. This small armored personnel carrier is used by military police in a peacekeeping role. The armor kits consist of an array of ceramic composite armor panels that form the armor system with the vehicle hull and internal composite spall liner. We have completed more than 90 kits, which represents all ASVs produced to date. Simula has also provided similar ceramic composite armor kits for the U.S. Army's first Stryker vehicle deployments.

     We are serving as a subcontractor to Stewart & Stevenson Services which is contracted with Lockheed Martin under a U.S. Army and Marine Corps program to supply a ballistically armored and sealed truck cab for the HIMARS. The truck is used to fire missiles that are a part of either the Multiple Launch Rocket System or the Army Tactical Missile System. This program consisted of shipping several prototypes in 2001 and 2002 for testing and evaluation by the U.S. Army and Marine Corps, and has been transitioned to a low rate initial production in 2003.

     We market armor sub-systems for other tactical wheeled vehicles, such as medium and heavy military trucks. We also produce various armor systems as a subcontractor to a number of large defense contractors. These products include armor for containers for fuels and missile launchers and for pilot protection. These specialized armoring products often involve the use of unique materials or methods.

     Aviation Safety Systems. Our core capabilities and technologies in the aircraft safety market include protective seating, inflatable restraints, and armor.

     We have been a major supplier of crash-resistant, energy-absorbing seating systems for military helicopters and other military aircraft to various branches of the United States military and its prime defense contractors, and foreign customers for over 25 years. We currently supply a substantial portion of the new and replacement crew seating systems for U.S. military helicopters. The seating systems focus on reducing injury and increasing survivability in aircraft crashes. Many of our seating systems incorporate our advanced armor systems. We are the sole supplier of crew seats for 14 different helicopter models and other variants of these aircraft. Military helicopters for which we have designed and manufactured crew seat assemblies include the AH-64 Apache attack helicopter, UH-60 Black Hawk utility helicopter, SH-60 Sea Hawk ASW helicopter, ASW and Transport helicopters, Italy's EH101 MMI ASW and Transport helicopters, Canada's CH-149 Cormorant Search-and-Rescue helicopter, and Norway's Sea King Multi-role helicopter. Aircraft manufacturers in our customer base include Boeing Helicopters, Sikorsky Aircraft Corporation, Bell Helicopter, Textron, Inc., Kaman Aerospace, Kawasaki Heavy Industries, Mitsubishi Heavy Industries, Hindustan Aeronautics, and Agusta Westland. We also supply crew seats directly to various agencies of the U.S. Department of Defense and various foreign militaries.

     Our expertise in military seating systems also extends to troop seats for both helicopters and fixed-wing aircraft. Simula is the sole-source provider of troop seats for the C-17 Globemaster transport aircraft. We were selected as the sole supplier by the U.S. Air Force to develop a common wall-mounted troop seat for its C-130, C-141, and KC-135 aircraft. The common troop seat also has application to a range of transport helicopters and various fixed-wing aircraft flown by other U.S. services and foreign militaries.

     Our expertise in helicopter crash safety led to the development of cockpit airbag systems ("CABS") with U.S. Army funding over the last five years. Our role has evolved into the position of system integrator, incorporating airbags, gas generators, and complex three-dimensional crash sensors into helicopter cockpits. In 2001, we were awarded the first ever production contracts for aircraft airbag systems. These are currently being produced for the U.S. Army's UH-60 Black Hawk and OH-58 Kiowa Warrior helicopters. We received one production contract in 2002 and two production contracts in 2003, which represent less than 5% of the potential world market for CABS. Thus we believe there is substantial growth potential in this business area.

     Military Personnel Safety Systems. Our core competencies and technologies in personnel safety include ballistic body armor, emergency bailout parachutes, flotation collars, survival vests, and integrated ensembles incorporating multiple capabilities.

     Simula Inc.'s body armor business includes a range of hard armor plates used in conjunction with soft vests to minimize injury from handgun bullets, rifle bullets and fragments from explosive warheads. The primary product in the product line is the SAPI plate, developed by Simula in 1998 and which has now become a standard product for all U.S. Army and Marine Corps ground troops. Simula continues to be a prominent supplier of SAPI plates to the U.S. military. In 2004, we expect the combined production of Simula and Protech to account for approximately 300,000 SAPI plates, which we estimate will represent approximately 40% of SAPI plates produced this year. We believe the Aerospace & Defense Group has supplied approximately 37% of all SAPI plates manufactured to date.

     We have applied our technologies and overall knowledge of materials and structures to develop a parachute system that solves numerous functional problems attendant to traditional military bailout parachutes. Our Thin-Pack Parachute ("TPP") incorporates patented environmental sealing technology, which reduces repackaging and maintenance costs, and extends the service life of the parachute without jeopardizing user safety. Through March 31, 2004, we supplied over 5,000 TPPs to the U.S. Navy.

     We have also developed a line of flotation collars that are designed to provide additional buoyancy for a person that enters water in an emergency. The basic configuration of the product, called the Low Profile Flotation Collar, can fit a wide range of applications. For example, aviators that eject or bailout can use it over water, and rescue swimmers, divers and naval personnel can utilize it as well. In addition, it can be worn with a wide range of other equipment and clothing for ground troops being ferried over water and also by commercial personnel who work around water. The U.S. Navy, Marine Corps, and the U.S. Air Force have adopted our system. Through March 31, 2004, we have supplied over 23,000 collars.

     We have seen a trend among our customers to integrate various armor, survival and flotation technologies in a common vest ensemble. We were selected to develop the U.S. Army's new Air Warrior ensemble, which began shipping in 2004. The U.S. Army has a stated need for over 9,300 systems. The Air Warrior ensemble may also be adopted by other services.

     Technology Development and Licensing. An important part of our business is a growing portfolio of licensed technologies. Our principal licenses include soft armor and a patented family of transparent polymers. We currently license our patented SIMULITE (Trade Mark) material technology to Second Chance, for use in concealable personal body armor used by police forces.

     Simula has developed a number of advanced transparent polymers, trademarked as CLEARGARD (Trade Mark) , and has introduced these materials to a variety of customers in numerous markets. These patented and proprietary transparent plastics are high-strength, impact resistant, lightweight and dye compatible materials, which possess the ability to withstand extreme temperatures and chemical attack. Potential uses for such materials include transparent armor, laser protective devices, aircraft canopies, high performance windows for aircraft and automobiles, industrial and protective lenses and visors, medical products and sun, sport and ophthalmic lenses. We have taken steps to commercialize the transparent polymer material through our own products and through licenses in other markets. We have licensed our optical polymer for use in ophthalmic lenses with PPG Industries, Inc. and for sun and sport lenses and motorcycle helmets with Intercast Europe. PPG introduced Simula's polymer in 2001 under the tradename of TRIVEX (Trade
Mark) . Intercast introduced a product trade named NXT (Trade Mark) to the sunglass market in early 2002. In 2002, we completed a license with the prime contractor for the Joint Services General Purpose Gas Mask ("JSGPM") to develop a Cleargard lens with chemical agent resistance and ballistic properties.


PRODUCTS

     Body Armor. We manufacture and sell a wide array of armor products under the leading brand names AMERICAN BODY ARMOR (Trade Mark) , SAFARILAND and Design (Registered Trademark) and PROTECH (Trade Mark) that are designed to protect against bodily injury caused by bullets, knives and explosive shrapnel. Our principal armor products are ballistic resistant vests, sharp instrument penetration armor, hard armor such as anti-riot gear, shields and upgrade armor plates, and bomb protective gear. Our line of ballistic protective vests provides varying levels of protection depending upon the configuration of ballistic materials and the standards (domestic or international) to which the armor is built. We primarily sell ballistic resistant vests, under the brand names XTREME (Trade Mark) , AMERICAN BODY ARMOR (Trade Mark) , SAFARILAND and Design (Registered Trademark) , PROTECH (Trade Mark) and ZERO-G (Registered Trademark) . Our body armor products that are manufactured in the United States are certified under guidelines established by the National Institute of Justice. We also manufacture body armor in Manchester, England that is certified under various international standards.

     We offer two types of body armor, concealable armor and tactical armor. Concealable armor, which generally is worn beneath the user's clothing, is our basic line of body armor. These vests are often sold with a shock plate, which is an insert designed to improve the protection of vital organs from sharp instrument attack and to provide enhanced blunt trauma protection. Tactical armor is typically worn externally and is designed to provide protection over a wider area of a user's body and defeat higher levels of ballistic threats. The vests, which are usually manufactured with hard armor ballistic plates that provide additional protection against rifle fire, are designed to afford the user maximum protection and may be purchased with enhanced protection against neck and shoulder injuries. Tactical armor is offered in a variety of styles, including tactical assault vests, tactical police jackets, floatation vests, high coverage armor and flak jackets.

     Our sharp instrument penetration armor is designed primarily for use by personnel in corrections facilities and by other law enforcement employees who are primarily exposed to threats from knives and other sharp instruments. These vests are constructed with special, blended fabrics, as well as flexible woven fabrics and are available in both concealable and tactical models. In addition, these vests can be combined with ballistic armor configurations to provide "multi-threat protection" against both ballistic and sharp instrument penetration.

     We also distribute a variety of items manufactured by others, including helmets, goggles, face shields and crowd management systems for protection from blunt trauma.

     Less-Lethal Products. Under the DEFENSE TECHNOLOGY/FEDERAL LABORATORIES (Trade Mark) , FIRST DEFENSE (Registered Trademark) , MACE (Registered Trademark) FOR LAW ENFORCEMENT and GUARDIAN (Trade Mark) brands, we manufacture and sell a complete line of less-lethal, anti-riot and crowd control products designed to assist law enforcement and military personnel in handling situations that do not require the use of deadly force. These products, which generally are available for use only by authorized public safety agencies, include pepper sprays, tear gas, specialty impact munitions and diversionary devices. We market and distribute Chemical Biological Agent and Riot Control Agent rated Mine Safety Appliance Advantage 1000 and Millennium model gas masks to law enforcement and public safety agencies in the United States.

     We hold an exclusive license to use the MACE (Registered Trademark) brand in connection with the manufacturing and sale of MACE (Registered Trademark) aerosol sprays to law enforcement entities worldwide. We also manufacture pepper sprays containing the active ingredient Oleoresin Capsicum, a cayenne pepper extract. Our pepper spray formula is patented and carries the trademark name of First Defense (Trade Mark) . The products range from small "key-ring" and hand held units to large volume canisters for anti-riot and crowd control applications. Our tear gases are manufactured using Orthochlorabenzalmalononitrile and Chloroacetophenone. These products are packaged in hand held or launchable grenades, both pyrotechnic and non-pyrotechnic, as well as in 37mm, 40mm and 12 gauge munitions. The munitions include barricade rounds, blast dispersions and pyrotechnic canisters.

     We manufacture a wide range of specialty impact munitions that can be used against either individual targets or in anti-riot and crowd control situations. These products, which range from single projectiles, such as bean bags, rubber balls, sponge rounds, wood and rubber batons, to multiple projectile products containing rubber pellets, rubber balls or foam, can be fired from standard 12 gauge shotguns, 37mm gas guns and 40mm launchers. We also manufacture a patented and trademarked device that is used for dynamic entries by specially trained forces where it is necessary to divert the attention of individuals away from an entry area. This product, which carries the trademark name of Distraction Device (Trade Mark) , emits a loud bang and brilliant flash of light when used.

     Duty Gear. We are a leading supplier of duty gear to law enforcement personnel in the United States. Uniformed police officers require a wide assortment of duty gear, which typically includes items such as belts, safety holsters, handcuff and flashlight holders and related accessories. We manufacture and sell duty gear and accessories under the widely recognized brands SAFARILAND and Design (Registered Trademark) (SAFARI-LAMINATE (Trade
Mark) ) and NYLOK (Registered Trademark) (nylon). Duty gear represents a market in which brand appeal, safety and quality dictate demand. Replacement sales represent significant recurring demand for duty gear.

     Tactical Products; Structural Armor Systems. We manufacture hard armor products under the PROTECH (Trade Mark) brand name. PROTECH (Trade Mark) products include ballistic shields and other personal protection accessories and armor products for aircraft, automobiles and riot control vehicles.

     Following the terrorist attacks of September 11, 2001, we partnered with C&D Aerospace of California to produce armored commercial airline cockpit doors certified by the U.S. Federal Aviation Administration ("FAA"). Through March 31, 2004, we have retrofitted 8,416 cockpit doors on commercial aircraft; we expect any future orders to be associated with new aircraft production.

     We also manufacture a variety of hard armor ballistic shields primarily for use in tactical clearance applications and ballistic resistant enclosures for use as guard booths, shacks and towers. These shields are manufactured using a variety of ballistic fibers, polyethylene ballistic materials, ballistic steel, ballistic glass or a combination of these materials. Other hard armor products include barrier shields and blankets. These products allow tactical police officers to enter high-threat environments with maximum ballistic protection.

     Automotive Accessories. Through our Safariland subsidiary, we manufacture and supply automotive accessories such as tire covers, seat covers, cargo organizers and grill covers to automobile manufacturers, including Toyota, Ford, Honda, Nissan, Mitsubishi, Kia and Subaru.

     Forensic Products. We assemble and market a number of portable narcotic identification kits under several well known brand names such as NIK (Registered Trademark) brand name, NARCOTEST (Registered Trademark) brand, and NARCOPOUCH (Registered Trademark) brand that are used in the field by law enforcement personnel to identify a variety of controlled substances, including Ecstasy, cocaine, marijuana, heroin and methamphetamine. We also assemble and market evidence collection kits and evidence tape. We have the exclusive rights to distribute Flex-Cuf (Registered Trademark) disposable restraints and hold a license to use the Flex-Cuf (Registered Trademark) trademark. We believe we have earned a reputation as one of the most responsive companies in the forensic community.

     We manufacture and distribute an extensive line of evidence collection equipment under our brand name LIGHTNING POWDER (Registered Trademark) . These products, such as fingerprint powders, dusting brushes, and lifting tape, are used to collect latent fingerprints. We distribute other supplies for evidence collection including bags, tapes, stone casting equipment and high powered, distortion free magnifying glasses.

     We design, manufacture and market proprietary cost-effective fingerprint products for business, government and law enforcement agencies under the IDENTICATOR (Trade Mark) brand name. These products are designed to deter fraud and produce positive identification in many different applications, and must be simple to operate, clean, and cost-effective. All products produce non-smearing, instantly permanent, black prints acceptable to the FBI for scanning, classification, search and retention. We also produce a variety of specialized products for various investigative and evidence collection applications under the brand name EVI-PAQ (Trade Mark) .

     Batons. We manufacture batons of wood, alloy steel, acetate, aluminum and polycarbonate products under our brand name MONADNOCK (Registered Trademark) . Branded products include our patented Auto-Lock (Trade Mark) baton and our Classic-Friction Lock (Trade Mark) baton. Our batons are manufactured in a variety of lengths for different intended users, including patrol officers, detectives, corrections officers and other law enforcement personnel in smaller portable units and military and federal agencies. We believe that our manufacturing specifications are among the highest in the marketplace.

     Firearm Accessories. We manufacture non-destructive, non-gunsmith mounts as well as synthetic stocks and for ends. Our Speedfeed high quality synthetic stocks and for ends fit most makes and models. Our B-Square (Trade Mark) subsidiary is a leading designer, manufacturer and marketer of quality aluminum and steel sight mount, tools and accessories for the law enforcement, military and sporting goods (hunting and target shooting) markets.

     Weapon Maintenance Products. We manufacture synthetic based lubricants, cleaners and preservative compounds for military weapon maintenance, law enforcement, civilian firearms/sports equipment and industrial machinery. Our flagship weapon maintenance product, Break Free CLP (Registered Trademark) , was specifically developed to provide reliable weapon lubrication in battlefield conditions; remove firing residues, carbon deposits and other firing contaminants; repel water and dirt and prevent corrosion; and keep weapons combat ready and functional in a wide variety of climates.

     Warning and Emergency Lighting; Safety Products. We manufacture emergency lighting products using LED technology branded as 911EP (Registered
Trademark) . LED technology offers patrol car lighting systems that are energy efficient, safe and durable for use in primary and secondary warning lights. 911EP (Registered Trademark) 's unique design utilizes the patrol vehicle's existing 12-volt electrical system and consumes 70% less energy than traditional strobe or halogen systems. We also manufacture strong, lightweight, and compact ladders designed to be deployed quickly in emergency situations, branded as Quikstep (Trade Mark) . Constructed with aluminum alloy and stainless steel, our 12-foot ladder weighs only 31 pounds and folds up to a briefcase size.

     We are the exclusive U.S. distributor to law enforcement of the Thermal-Air (Trade Mark) Mask Engineered by Polar-Wrap. The Thermal-Air products are manufactured with a patented heat exchange module that captures the wearer's own breath and uses it to preheat cold air coming in the mouth and helps keep the body core temperature at a higher level, increasing the time law enforcement officers can effectively perform their duties outdoors, even in cold temperatures.

     Specialty Gloves & Protective Gear. The newly acquired Hatch is a leading supplier of high quality gloves and other protective gear serving the law enforcement, correctional, military, medical and industrial markets. We excel at providing new, innovative products using proprietary materials and designs to the law enforcement and military fields. Of note are our patented SOG Operator (Trade Mark) Kevlar (Registered Trademark) and Kangaroo leather series of gloves used by tactical personnel worldwide. The Exo-Tech (Trade
Mark) disturbance control suit along with the Centurion (Trade Mark) single piece body protection provide law enforcement unrivaled protection for riots, prisoner extraction and civil disturbance. Duty gloves range from those lined with cut resistant Spectra (Registered Trademark) to Thinsulate (Registered Trademark) insulated fine leather gloves. To provide users in the field with optimum performance our high tech tactical products incorporate materials such as Kevlar (Registered Trademark) , Nomex (Registered Trademark) , Kangaroo leather, and Schoeller Dynamic Extreme (Trade Mark) textiles. In addition the Boss (Trade Mark) line of tactical eyewear yields a goggle with a hybrid and highly proprietary design. Hatch's Knee pads, elbow protection along with Nomex (Registered Trademark) and Kevlar (Registered Trademark) hoods give SWAT and other officers the protection they demand. Commercial offerings consist of the shooting, dress, industrial safety anti-vibration, motorcycle and ergonomic gloves.


MOBILE SECURITY

     Commercial Products. We provide ballistic and blast protection-armoring systems for a variety of vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. The commercial vehicle armoring process begins with the disassembly of a new base vehicle. This disassembly normally involves the removal of the interior trim, seats, doors and windows. The passenger compartment then is armored with both opaque and transparent armor. Other features, such as run flat tires and non-exploding gas tanks, may also be added. Finally, the vehicle is reassembled as close to its original appearance as possible. The entire conversion process results in a low profile, integrated ballistic protective system. Our relationship with various vehicle manufacturers has been valuable in permitting us to armor certain vehicles while allowing the customer to maintain the benefits of warranties issued by the vehicle manufacturer. The Mobile Security Division shipped 1,125 commercial armored vehicles in 2003 and 321 in the quarter ended March 31, 2004.

     We produce fully armored vehicles and light armored vehicles. Fully armored commercial vehicles, such as limousines, large sedans or sport utility vehicles, typically are armored to protect against attacks from military assault rifles such as AK-47s and M16s. These vehicles also can be blast protected by enhancing the ballistic and underbody protection with proprietary materials and installation methods that protect the occupants against a defined blast threat. Blast protected vehicles defend against threats such as pipe bombs attached to the exterior of the vehicle. Fully armored vehicles typically sell for $70,000 to $250,000, exclusive of the cost of the base vehicle.

     Fully armored vehicles also include parade cars, which are formal limousines used predominantly for official functions by a president or other head of state. These vehicles are usually customized based upon a commercially available chassis, which we essentially rebuild completely. Because the threat of organized assassination attempts is greater for heads of state, these vehicles normally incorporate more advanced armor and sophisticated protection features. These features can include supplemental air and oxygen systems, air purification systems to protect against chemical or biological contamination, underbody fire suppressant systems, tear gas launchers, anti-explosive self-sealing fuel tanks, electric deadbolt door locks, gun ports and bomb scanners. Parade cars normally sell for $300,000 to in excess of $1.0 million, inclusive of the cost of the base vehicle.

     Light armored vehicles are similar in all respects to fully armored vehicles except that we add substantially less total weight to a light armored vehicle. Therefore, it is possible to armor smaller vehicles such as the Volkswagen Jetta and the General Motors Omega, as well as larger vehicles


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such as the Mercedes Benz S600 and the Jeep Grand Cherokee. Light armored vehicles are designed to protect against attacks from handguns. The price of a light armored vehicle ranges from $5,000 to $60,000, exclusive of the cost of the base vehicle.

     We also produce specialty vehicles and cash-in-transit vehicles. Specialty vehicles are custom built for a specific mission. Examples of specialty vehicles are escort cars, usually convertibles, and chase cars, usually closed top vehicles, in which security personnel ride while in a head of state motorcade. Cash-in-transit vehicles are used by banks or other businesses to transport currency and other valuables. After starting with a van or small truck, we modify the base vehicle to provide protection for the cargo and passengers from ballistic and blast threats.


CUSTOMERS

     Aerospace & Defense Group. In 2003, our Aerospace & Defense Group sold more than 99.7% of its products in North America, with the balance sold internationally. Sales of Aerospace & Defense Group products to all branches of the United States military and its prime contractors such as Boeing and Sikorsky Aircraft represented approximately 87% of the Aerospace & Defense Group's revenue. The Aerospace & Defense Group's businesses have relied to a great extent on relatively few major customers, although 2003 saw the development of additional major users of Aerospace & Defense Group products within their existing customer base (e.g. other users within the U.S. Army). We believe that historical customers, such as the U.S. Army and other branches of the United States military, to whom we have supplied products for approximately 25 years, will continue to be major customers. Current commercial and licensing customers include Boeing, Bell Helicopter Textron, Second Chance Body Armor, PPG Industries, Intercast Europe, and Avon Rubber Company. The loss of or significant reduction in sales to a major customer could potentially have a material adverse effect on our business, operations and financial condition.

     The market for military hardware products is worldwide in scope, including the U.S. military and foreign defense forces. The primary contract for delivery of M1114 Up-Armored HMMWVs is with the U.S. military, although smaller quantities are also sold overseas. We also serve as a subcontractor to provide ballistically armored and sealed truck cabs for HIMARS for use by the U.S. Army and the U.S. Marine Corps, a program recently transitioned to low rate initial production.

     Products Division. In 2003, the Products Division sold 86.1% of its products in North America, with the balance sold internationally. The primary end users of the Products Division's products are federal, state and local law enforcement agencies, local police departments, state corrections facilities, U.S. and allied militaries, highway patrols and sheriffs' departments. We reach these customers through a distribution strategy that utilizes a worldwide distribution network of approximately 200 domestic distributors and 150 international distributors, as well as approximately 25 domestic sales representatives, three regional sales managers, and six technical sales specialists, who promote the Products Division's products but refer customers to a local distributor for purchasing.

     Mobile Security Division. In 2003, the Mobile Security Division sold 21.5% of its products in North America, with the balance sold internationally. The Mobile Security Division's armored commercial vehicle customers include governmental and private buyers and U.S. and foreign governmental buyers who purchase both fully and light-armored vehicles. Governmental buyers and foreign royalty also comprise the market for parade cars. Typically, governmental buyers consist of ministries of foreign affairs, defense and internal affairs and offices of presidential security. These customers are not constrained in their purchasing decisions by considerations such as import duties and taxes and are free to search globally for the best product available. The procurement cycles of governmental buyers can range from relatively rapid, when the vehicles are for the use of the head of state or in response to a particular crisis, to prolonged highly documented bids and evaluations for normally budgeted items. Private customers for armored commercial vehicles include corporations and individuals. Private buyers tend to be more price-sensitive and will often purchase locally manufactured vehicles to reduce taxes and avoid import duties. Local servicing of the vehicle is also a critical concern to private buyers. Customers for cash-in-transit vehicles are generally companies


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that provide cash-in-transit services to financial institutions. Purchasing decisions for cash-in-transit vehicles depend on many criteria including insurance, regulatory requirements and costs, and whether the financial institution is private or governmental.

     In fiscal 2003, 38.3% of our revenues were from our ten largest customers, and 21.0% of our revenues came from U.S. military contracts. Our Aerospace & Defense Group's ten largest customers accounted for 92.3% of Aerospace & Defense Group revenues for fiscal 2003. The Products Division's ten largest customers accounted for 29.2% of total revenues of the Products Division for fiscal 2003. The Mobile Security Division's ten largest customers accounted for 28.8% of total revenues of the Mobile Security Division for fiscal 2003. Military and governmental contracts generally are awarded on a periodic or sporadic basis. If the Aerospace & Defense Group were to lose the M1114 Up-Armored HMMWV contract, which continues through June 2008, our financial performance would experience a material adverse effect.


MARKETING AND DISTRIBUTION

     Aerospace & Defense Group. Most of the Aerospace & Defense Group's products are distributed as a component supplier to original equipment manufacturers ("OEMs") or as a direct contractor to the U.S. Government. The products are built to order. We do not directly serve mass consumer markets and supply directly from manufacturing facilities. Thus, the distribution of the Aerospace & Defense Group's products does not involve significant inventory, warehousing or shipping methodologies.

     Depending upon the product, we typically employ one of four methods for marketing: (i) direct sales, (ii) technical teams, typically comprised of a combination of sales personnel and engineers, (iii) strategic alliances with OEMs and U.S. Government prime contractors, and (iv) responses to formal request for proposals in bidding for government contracts.

     In marketing our safety restraint and seating products, we endeavor to maintain close relationships with existing customers and to establish new customer relationships. Ongoing relationships and repeat customers are an important source of business for our current and new products.

     Our marketing and sales activities in the government sector focus primarily upon identifying research and development contracts and other contract opportunities with various agencies of the United States government or with others acting as prime contractors on government projects. Key members of our engineering and project management staffs maintain close working relationships with representatives of the United States military and their prime contractors. Through these relationships, we monitor needs, trends, and opportunities within current military product lines.

     The Aerospace & Defense Group emphasizes its ability to develop new products, or product adaptations, quickly and more cost effectively than traditional defense contractors. In marketing its products to the military, the Aerospace & Defense Group places strong emphasis on its superior antitank and antipersonnel mine protection for the occupants of tactical wheeled vehicles. We market our military products through a combination of trade show exhibitions, print advertising in military-related periodicals and direct customer visits. We emphasize the cross-marketing of military and commercial products, which we believe strengthens the image of each product group. We have also entered into exclusive teaming and joint marketing agreements with various prime contractors in connection with the Up-Armored HMMWV and up-armoring for HIMARS and Family of Medium Tactical Vehicles ("FMTV") for sales in domestic and international military and commercial areas. These agreements allow us to benefit from the prime contractor's marketing network and save on certain selling costs.

     Our military sales activities are directed toward identifying contract bid opportunities with various U.S. government agencies and prime contractors. International sales are made through the Department of Defense's Foreign Military Sales Program and directly to foreign military organizations. We have three full time business development managers who are responsible for this activity and have contractual arrangements with several outside consultants who assist the business


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development managers in their activities. Proposal preparation and presentation for government projects is done by a team, which normally consists of program managers, a contracting officer, a cost accountant and various manufacturing and engineering personnel.


     Products Division. As a result of our history of providing high quality and reliable concealable armor, tactical armor, hard armor, duty gear, less-lethal munitions, anti-riot products and forensic products, we believe we enjoy broad brand name recognition and a strong reputation in the law enforcement equipment industry. The central element of our marketing strategy is to capitalize on our brand name recognition and reputation among our customers by positioning ourselves as an international provider of many of the premier security risk management products that our customers require. By positioning ourselves in this manner, we expect to capitalize on our existing customer base and our extensive global distribution network, and to maximize the benefits of our long history of supplying security related products around the world.

     We have designed comprehensive training programs to provide initial and continuing training in the proper use of our various products. These training programs, offered by The Training Academy for Technology and Tactics, are typically conducted by trained law enforcement and military personnel that we hire for such purposes. Training programs are an integral part of our customer service strategy. In addition to enhancing customer satisfaction, we believe that training also helps breed customer loyalty and brand awareness. Moreover, many of our products are consumable and used in training, which generates replacement orders. Our marketing efforts are further augmented by our involvement with and support of several important law enforcement associations, including the National Tactical Officer's Association, the International Law Enforcement Firearms Instructors, the American Society of Law Enforcement Trainers and the International Association of Chiefs of Police.

     We further reinforce distributor loyalty by offering price discounts to high volume distributors. We believe that we have strong relationships with our distributors. The distributors benefit from their association with us due to the quality of our products, the scope of our product line, the high degree of service we provide and the distributor's opportunity to participate profitably in the sale of our products. We continually seek to expand our distribution network. As we identify and acquire businesses that fit strategically into our existing product portfolio, we maximize our distribution network by offering additional products, accessing new customers and penetrating new geographic markets. We also sell a selected number of civilian products into mass merchandise and sporting goods stores via a network of national sporting goods wholesalers. These products include concealment holsters, hunting and sports shooting accessories, cleaning equipment and pepper spray products.

     In addition to our traditional distribution channels, we also sell our products on the World Wide Web through a variety of sites. GSA-Buy.com contains an on-line catalog and secured transaction platform for all Products Division General Services Administration contracts targeting government agencies exclusively. We also sell a small array of our concealable and competition holsters to the consumer market on Holsters.com, limiting distribution of our law enforcement equipment to law enforcement channels of distribution.

     Mobile Security Division. On a worldwide basis, the Mobile Security Division employs approximately 40 full-time sales professionals in connection with its commercial sales. These employees operate out of Washington, D.C.; Fairfield, Ohio; Sao Paulo, Brazil; Lamballe, France; Mexico City, Mexico; Bogota, Colombia; Bremen, Germany, Geneva, Switzerland and Caracas, Venezuela. All personnel have a geographic and/or product-specific responsibility. In most cases, the sales personnel also recruit and maintain sales agents or distributors. The agents or distributors have geographic and product specific agreements, and compensation in most cases is based upon a commission arrangement. Sales personnel use a consultative approach when offering solutions to customers' security problems. Sales cycles for commercial physical security products can range from several months to a matter of days, depending upon the product and the urgency associated with the security problem being addressed.


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PRODUCT MANUFACTURING AND RAW MATERIALS


     The Aerospace & Defense Group's production and manufacturing consist principally of the molding of armor and composite materials, ceramic tile cutting and grinding, adhesive bonding, sewing, component fabrication, and final assembly. The Aerospace & Defense Group outsources substantial quantities of machining, metal fabrication and welding. Our manufacturing capability features computer-integrated manufacturing programs which, among other things, schedule and track production, update inventories, and issue work orders to the manufacturing floor. All products manufactured must meet rigorous standards and specifications for workmanship, process, raw materials, procedures, and testing, and in some cases regulatory requirements. Products are functionally tested on a sample basis as required by applicable contracts. Customers, and in some cases the United States government as the end user, perform periodic quality audits of the manufacturing process. Certain customers, including the United States government, periodically send representatives to our facilities to monitor quality assurance. The Aerospace & Defense Group's Simula operations in Phoenix are certified to the ISO Standard by AS9001 and ISO 9001:2000 by British Standards Institution, Inc. ("BSI"). The Aerospace & Defense Group's O'Gara operations in Cincinnati are certified to the ISO Standard ISO 9001:2000 by DET NORSKE VERITAS (DNV).

     The raw materials that we use in manufacturing ballistic resistant garments, SAPI plates and up-armored vehicles include: ceramic; steel; SpectraShield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon (Registered Trademark) , a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc., or DuPont; and Twaron, a patented product of Akzo-Nobel Fibers, B.V. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce or sell Kevlar to us, we would utilize these other ballistic resistant materials as a substitute. However, none of SpectraShield, Twaron, Z-Shield or Zylon (Registered Trademark) is expected to become a complete substitute for Kevlar in the near future. We enjoy a good relationship with our suppliers of Kevlar, SpectraShield, Twaron, Z-Shield and Zylon (Registered Trademark) . The use of Zylon (Registered Trademark) and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study, including ongoing review by the NIJ. Toyobo is the only producer of Zylon (Registered Trademark) , and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. We use a variety of ceramic materials in the production of SAPI plates and a variety of steels in armoring vehicles. Although we have a number of suppliers that we deal with in obtaining both ceramic and steel supplies, the industry generally, including our operations, is experiencing a limited supply of these materials, which is affecting the quantity of product that we can complete in any given period. In addition, SpectraShield, the ballistic fiber backing used in a variety of our ballistic applications, including SAPI plates, is currently being rationed by the U.S. Department of Commerce, which could limit the quantity of SAPI plates that we produce in any given period. Thus, if our supply of any of these materials were materially reduced or cut off or if there was a material increase in the prices of these materials, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition, results of operations and liquidity could be materially adversely affected.

     We purchase other raw materials used in the manufacture of our various products from a variety of sources and additional sources of supply of these materials are readily available. We also own several molds, which are used throughout our less-lethal product line.

     We adhere to strict quality control standards and conduct extensive product testing throughout our manufacturing processes. Raw materials are also tested to ensure quality. We have obtained ISO 9001 certification for our Wyoming manufacturing facility for less-lethal products, our facility in Pittsfield, Massachusetts for hard armor products, and our facility in Ontario, California for body armor and duty gear holsters and accessories. We have obtained ISO 9002 certification for our Westhoughton, England manufacturing facility for body armor and high visibility garments. ISO standards are promulgated by the International Organization of Standardization and have been


                                      S-72
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adopted by more than 100 countries worldwide. We obtain ISO certification by successfully completing an audit certifying our compliance with a comprehensive series of quality management and quality control standards.

     We emphasize engineering excellence and have an extensive engineering staff. Design engineers use two-dimensional and three-dimensional computer aided design and engineering or CAD/CAE systems in conjunction with coordinate measuring machines to develop electronic models, which generally are converted to solid models or prototypes. Manufacturing engineers concentrate on improvements in the production process and on overall cost reductions from better methods, fewer components and less expensive materials with equal or superior quality. Applying these techniques, we reduced both the time and cost necessary to produce armored vehicles. Our ballistic engineers, in conjunction with our design and manufacturing engineers, develop and test new ballistic and blast protection systems that meet ever-changing threats.

BACKLOG

     Aerospace & Defense Group. At December 31, 2003, our Aerospace & Defense Group had unfilled customer orders of $257.1 million, and $70.4 million of these orders were shipped in the first quarter of 2004.

     Products Division. At December 31, 2003, the Products Division had unfilled customer orders of $21.8 million, and $18.8 million of these orders were shipped in the first quarter of 2004.

     Mobile Security Division. At December 31, 2003, the Mobile Security Division had unfilled customer orders of $25.7 million, and $20.6 million of these orders were shipped in the first quarter of 2004.

COMPETITION

     The market for our Aerospace & Defense Group's products and services are highly competitive. Numerous suppliers compete for government defense contracts as prime contractors or subcontractors. Competition relates primarily to technical know-how, cost, and marketing efforts. The competition for government contracts relates primarily to the award of contracts for the development of proposed products. Contracts for supply of products primarily tends to follow the development contracts because of the extensive investment necessary to develop and qualify new products. Our principal competitors in the crash-resistant military seating market are Martin-Baker (England) and Israeli Aircraft Industries (Israel). Our military product lines in armor, parachutes, and flotation collars have a number of competitors, with none dominating the market. Our competitive strategy is to be a technology innovator and strategic partner to first tier suppliers and OEMs. Our present or future products could be rendered obsolete by technological advances by one or more of our competitors or by future entrants into our markets. There are a large number of companies that provide specific armoring packages for tactical wheeled vehicles, helicopters and selected other military applications.

     The market for our law enforcement products is highly competitive and we compete with competitors ranging from small businesses to multinational corporations. For example, in the body armor business, we compete by providing superior design, engineering and production expertise in our line of fully-integrated ballistic and blast protective wear. Our principal competitors in this market niche include Point Blank Body Armor, Inc. and Second Chance Body Armor, Inc. as well as several international competitors on a region-by-region basis. In the less-lethal product industry, we compete by providing a broad variety of less-lethal products with unique features and formulations, which, we believe, afford us a competitive advantage over our competitors. The principal competitive factors for all of our products are quality of engineering and design, reputation in the industry, production capability and capacity, price and ability to meet delivery schedules.

     The markets for the Mobile Security Division's products and services are also highly competitive. We compete in a variety of markets and geographic regions, with competitors ranging from small businesses to multinational corporations. We believe that the our design, engineering and production expertise in providing fully integrated ballistic and blast protected vehicles gives us a competitive advantage over those competitors who provide protection against only selected ballistic threats.


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     A number of complete vehicle armorers in Europe, the Middle East and Latin
America armor primarily locally manufactured automobiles. In the U.S., protected passenger automobile armorers include Scaletta Maloney, International Armor and Square One Armoring Services. In each of the South American markets in which we compete, we have a variety of different competitors. In the high-end luxury sedan market we compete with a variety of OEMs, as well as a variety of small independent automotive integrators such as Carat Du Chatelet in Europe. The principal competitive factors are price, quality of engineering and design, production capability and capacity, ability to meet delivery schedules and reputation in the industry.


EMPLOYEES

     As of March 31, 2004, we had a total of 2,529 employees in continuing operations, of which 511 were employed in the Aerospace & Defense Group, 1,263 in the Products Division, 742 in the Mobile Security Division, and 13 in our corporate headquarters.

     Forty-eight employees in Armor Products International, our UK subsidiary, are represented by the General Municipal Boilermaker and Allied Trade Union. Thirty-two employees in O'Gara-Hess & Eisenhardt de Mexico, S.A. de C.V., our Mexico subsidiary, are represented by a union. Twelve employees in O'Gara-Hess & Eisenhardt France S.A., our France subsidiary, are represented by C.F.D.T. One-hundred and eleven employees in Trasco-Bremen, our German subsidiary, are represented by IG Metall, Bezirk Kuste. None of our remaining employees are represented by unions or covered by any collective bargaining agreements. We have not experienced any work stoppages or employee related slowdowns and believe that the relationship with our employees is good.


RESEARCH AND DEVELOPMENT

     We view our research and development efforts as critical to maintaining a leadership position in the security products and vehicle armoring markets. Our research and development occurs primarily under Company-sponsored efforts, as well as fixed-price or cost-plus, government funded contracts. We seek to offer superior quality and advanced products and systems to our customers at competitive prices. To achieve this objective, we engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of our existing products. We also design and develop new products in an ongoing effort to anticipate and meet our customers' evolving needs. We estimate that spending on research and development in 2004 will be approximately $13 million to $14 million.

     We employ scientific, engineering and other personnel to improve our existing product lines and to develop new products and technologies in the same or related fields. We currently have approximately 70 employees engaged in research and development.


PATENTS AND TRADEMARKS

     We currently own numerous issued United States and foreign patents and pending patent applications for inventions relating to our product lines as well as several registered and unregistered trademarks and service marks relating to our products and services. The registered trademarks include AMERICAN BODY ARMOR (Trade Mark), B-SQUARE (Registered Trademark), BREAK FREE (Registered Trademark), CLEARGARD (Registered Trademark), CLP (Registered Trademark), DEFENSE TECHNOLOGY/FEDERAL LABORATORIES (Registered Trademark), DEF-TEC PRODUCTS (Registered Trademark), DISTRACTION DEVICE (Registered Trademark), DURACHUTE (Registered Trademark), FEDERAL LABORATORIES (Registered Trademark), FERRET (Registered Trademark), FIRST DEFENSE (Registered Trademark), IDENTICATOR (Registered Trademark), IDENTIDRUG (Registered Trademark), IMPAK (Trade Mark), LIGHTNING POWDER (Registered Trademark), MONADNOCK (Registered Trademark), NIK (Registered Trademark), O'GARA-HESS & EISENHARDT ARMORING COMPANY (Registered Trademark), PROTECH (Trade Mark), PROTECTING PEOPLE IN MOTION (Registered Trademark), QUICKSHIELD (Trade Mark), QUIKSTEP LADDERS (Trade Mark), REINVENTING THE TECHNOLOGY OF SAFETY (Registered Trademark), SAFARILAND and Design (Registered Trademark), SIMULA SAFE (Trade Mark), SIMULITE (Registered Trademark), SPEEDFEED (Registered Trademark), 911EP and Design (Trade Mark). We also have an exclusive license to use the MACE trademark in the law enforcement market and a non-exclusive license to use the FLEX-CUF trademark. Although we do not believe that our ability to compete in any of our product markets is dependent solely on our patents and trademarks, we do believe that the protection afforded by our intellectual property provides us with important technological and marketing advantages over our competitors. Although we have protected


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our technologies to the extent that we believe appropriate, the measures taken to protect our proprietary rights may not deter or prevent unauthorized use of our technologies. In other countries, our proprietary rights may not be protected to the same extent as in the United States.


GOVERNMENT REGULATION

     We are subject to federal export licensing and other licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the Federal Aviation Administration, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. The U.S. Bureau of Alcohol, Tobacco, and Firearms also regulates us as a result of our manufacturing of certain destructive devices and by the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. We have become aware that we are not in full compliance with certain regulations governing the export of equipment and related technology used for military purposes that are applicable to certain of our products. We have made a voluntary disclosure to the Office of Defense Trade Controls Compliance and have undertaken steps to comply with these regulations and to help ensure compliance in the future. We do not believe that such noncompliance will have a material adverse effect on our business. In addition, a number of our employees involved with certain of our federal government contracts are required to obtain specified levels of security clearances. Our business may suffer if we or our employees are unable to obtain the security clearances that are needed to perform services contracted for the Department of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

     A number of our products are controlled under the International Traffic in Arms Regulations ("ITAR"). Examples of the products covered under the ITAR statutes are armored vehicles, armored kits for vehicles, body armor, transparent armor, military aircraft seating systems, cockpit airbags, and certain other crashworthiness technologies. Compliance with ITAR requires licensing approval by the U.S. Department of State. The approval takes two different forms depending upon the maturity of the program and/or technology. A partnership with a foreign entity to develop and/or test a product incorporating controlled technology requires approval for release of the technology under a Technical Assistance Agreement ("TAA"). In the case where a product is already developed and the international partnership is a product sale, the approval takes the form of an Export License. The Contacts Departments of each location of the Aerospace & Defense Group are tasked with compliance and are trained to complete the necessary applications. The applications often require the participation of the business unit leadership to demonstrate the business use and application of the product to the State Department. We currently have in force several Technical Assistance Agreements and Export Licenses. We maintain policies and procedures designed to maintain compliance with such licensing procedures.

     Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in these countries creates the risk of an unauthorized payment by one of our employees or agents which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition and results of operations. We have procedures in place to ensure that all of our employees and agents comply with

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the Foreign Corrupt Practices Act. These procedures include requiring compliance with the Foreign Corrupt Practices Act by those employees and agents holding representation agreements for foreign territories, incorporating the Foreign Corrupt Practices Act directly into our agent agreements, conducting periodic meetings to discuss compliance and training issues and oversight of contracts and payments by our management and audit staff.


ENVIRONMENTAL LAWS AND REGULATIONS

     We are subject to federal, state, and local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. While we always strive to operate in compliance with these requirements, we cannot assure you that we are at all times in complete compliance with all such requirements. We are subject to potentially significant fines or penalties if we fail to comply with environmental requirements and we do not currently carry insurance for such noncompliance events. Although we have made and will continue to make capital expenditures in order to comply with environmental requirements, we do not expect material capital expenditures for environmental controls in 2004. However, environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future.

     We are also subject to environmental laws requiring the investigation and cleanup of environmental contamination. We may be subject to liability, including liability for cleanup costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if the contamination was caused by a third party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that our historic disposal practices may have been in accordance with all applicable requirements. The amount of such liability could be material and we do not currently carry insurance for such environmental cleanups should they be required of us. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Simula's principal environmental focus is the handling and disposal of paints, solvents, and related materials in connection with product finishes, welding and composite fabrication.


DISCONTINUED OPERATIONS

     On April 17, 2003, we announced that we had completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and Low Voltage Systems Technologies, Inc. to AIS. AIS is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million collateralized note due in two years and a warrant for approximately 2.5% of AIS. We have recorded a loss of $366,000 on the sale.

     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33,660,000 in cash to a group of private investors led by Granville Baird Capital Partners of London, England and Management. We received $31,360,000 in cash at closing and are scheduled to receive another $2,300,000 by the end of 2004, of which we have received $500,000 through May 28, 2004. We have recorded a loss of $8.8 million on the sale in the fourth quarter of 2003.

     At March 31, 2004, our litigation support services subsidiary remains as our only operating entity in discontinued operations. We are actively attempting to sell this business.

PROPERTIES


     The following table identifies and provides certain information regarding our principal facilities.

CONTINUING OPERATIONS
                             ANNUAL       OWNED/                                  PRODUCTS
LOCATION                      RENT        LEASED     APPROXIMATE SIZE           MANUFACTURED
----------------------   -------------   --------   ------------------   --------------------------
Jacksonville, FL              N/A        Owned              14 Acres     Body armor, forensic
                                                      70,000 sq. ft.     products, weapon cleaning
                                                                         lubricants
Jacksonville, FL            $131,000     Leased        6,930 sq. ft.     Corporate headquarters.
Casper, WY                    N/A        Owned              66 Acres     Tear gas, pepper spray,
                                                      72,234 sq. ft.     less-lethal munitions
Westhoughton,                 N/A        Owned        44,000 sq. ft.     Body armor
 England
Ontario, CA                   N/A        Owned       117,500 sq. ft.     Body armor, duty gear,
                                                                         automotive accessories
Pittsfield, MA              $ 79,000     Leased       16,000 sq. ft.     Hard armor, vehicle armor
Pittsfield, MA                N/A        Owned        19,700 sq. ft.     Hard armor, vehicle armor
Tijuana, Mexico             $159,000     Leased       31,452 sq. ft.     Duty gear, body armor,
                                                                         automotive accessories
Fitzwilliam, NH             $ 37,500     Leased       22,848 sq. ft.     Police batons
El Segundo, CA              $ 69,000     Leased        6,500 sq. ft.     Fingerprint equipment
Fort Worth, TX              $ 42,000     Leased       10,000 sq. ft.     Scope mounts & rings
Oxnard, CA                  $147,000     Leased       25,000 sq. ft.     Specialty gloves
St. Cloud, MN               $ 60,000     Leased       10,000 sq. ft.     LED light bars
Fort Worth, TX              $ 19,000     Leased        5,000 sq. ft.     Scope mounts & rings
Bremen, Germany               N/A        Owned              11 Acres     Armored vehicles
 (1)                                                 161,500 sq. ft.
Fairfield, OH                 N/A        Owned       130,000 sq. ft.     Armored vehicles &
                                                                         ballistic glass
Fairfield, OH               $186,000     Leased       95,000 sq. ft.     Armored vehicles
Fairfield, OH               $139,000     Leased       40,000 sq. ft.     Armored vehicles
Lamballe, France (2)        $101,000     Leased       52,000 sq. ft.     Armored vehicles
Sao Paulo, Brazil           $224,000     Leased       56,000 sq. ft.     Armored vehicles &
                                                                         ballistic glass
Rio De Janeiro,             $ 35,000     Leased       11,406 sq. ft.     Armored vehicles
 Brazil
Bogota, Colombia            $ 77,500     Leased       35,000 sq. ft.     Armored vehicles &
                                                                         ballistic glass
Bogota, Colombia            $ 22,200     Leased        6,823 sq. ft.     Armored vehicles
Mexico City, Mexico         $ 62,500     Leased       20,000 sq. ft.     Armored vehicles
Mexico City, Mexico           N/A        Owned         5,380 sq. ft.     Armored vehicles
Caracas, Venezuela          $128,000     Leased       15,360 sq. ft.     Armored vehicles
Plattsburgh, NY             $ 42,000     Leased        3,000 sq. ft.     Hard armor, vehicle armor
Champlain, NY               $ 18,500     Leased        7,000 sq. ft.     Hard armor, vehicle armor

CONTINUING OPERATIONS
                    ANNUAL       OWNED/                                  PRODUCTS
LOCATION             RENT        LEASED     APPROXIMATE SIZE           MANUFACTURED
-------------   -------------   --------   ------------------   --------------------------
Phoenix, AZ     $1,165,000      Leased      188,140 sq. ft.     Human safety and survival
                                                                systems
Phoenix, AZ     $  306,000      Leased       25,312 sq. ft.     Commercial products

Note 1 -- For accounting purposes, the land underneath our owned facility in Bremen, Germany is financed by a capital lease that is recorded as a liability on our financial statements.


Note 2 -- For accounting purposes, the Lamballe, France facility is considered owned and financed by a capital lease that is recorded as a liability on our financial statements.


     We believe our manufacturing, warehouse and office facilities are suitable and adequate and afford sufficient manufacturing capacity for our current and anticipated requirements. We believe we have adequate insurance coverage for our properties and their contents.




DISCONTINUED OPERATIONS
                   ANNUAL      OWNED/                                   SERVICES
LOCATION            RENT       LEASED     APPROXIMATE SIZE              PROVIDED
-------------   -----------   --------   ------------------   ----------------------------
Gresham, OR     $138,000      Leased        7,160 sq. ft.     Litigation support services

LEGAL PROCEEDINGS

     On January 16, 1998, our Services Division ceased operations in Angola and subsequently became involved in various disputes with SHRM S.A. ("SHRM"), its minority joint venture partner relating to the Angolan joint venture known as Defense System International Africa ("DSIA"). On March 6, 1998, SIA (a subsidiary of SHRM) filed a complaint against Defense Systems France, SA ("DSF") before the Commercial Court of Nanterre (Tribunal de Commerce de Nanterre) seeking to be paid an amount of $577,286 corresponding to an alleged debt of DSIA to SIA. In October 2002, the Commercial Court of Nanterre stayed the proceedings before it, pending the decisions of the Court of Appeal and the Paris Commercial Court. In February 2003, the Court of Appeal ruled against SHRM and its parent entity, Compass Group, effectively ending all further proceedings on the merits of Compass' claims. Compass has appealed the decision before the French Court of Cassation, which reviews only matters of law.

     In 1999 and prior to our acquisition of O'Gara-Hess & Eisenhardt Armoring Company (which has been converted to a limited liability company and is now known as O'Gara-Hess & Eisenhardt Armoring Company, L.L.C.) ("OHEAC") in 2001, O'Gara-Hess & Eisenhardt Armoring de Brasil Ltda. ("OHE Brazil") was audited by the Brazilian federal tax authorities and assessed over Ten Million Reals (US$3.4 million based on the exchange rate as of December 31, 2003). OHE Brazil has appealed the tax assessment and the case is pending. To the extent that there may be any liability resulting from the 2001 audit, we believe that we are entitled to indemnification from Kroll, Inc. under the terms of our purchase agreement dated April 20, 2001, despite the denial by Kroll, Inc. of any such liability, because the events occurred prior to our purchase of the O'Gara Companies from Kroll, Inc. However, to the extent that the appeal relating to 2001 activity results in an unfavorable ruling, we could be liable for unpaid taxes incurred subsequent to the acquisition from Kroll.

     In 1999 and prior to our acquisition of OHEAC in 2001, several of the former employees of Kroll O'Gara Company de Mexico, S.A. de C.V. ("O'Gara Mexico"), a subsidiary of OHEAC, commenced labor claims against O'Gara Mexico seeking damages for unjustified termination. These cases are still pending before the labor board in Mexico City. The terminated employees are seeking back pay and benefits since the date of termination amounting to approximately US $2.9 million, and accruing at approximately US $50,400 per month. To the extent that there may be any liability, we believe that we are entitled to indemnification from Kroll, Inc. under the terms of our purchase agreement dated April 20, 2001, despite the denial by Kroll, Inc. of any such liability, because the events occurred prior to our purchase of the O'Gara Companies from Kroll, Inc. Although we do not have any insurance coverage for this matter, at this time, we do not believe this matter will have a material impact on our financial position, operations or liquidity.

     In August 2001, Defense Technology Corporation of America ("DTC"), one of our subsidiaries, received a civil subpoena from the United States Environmental Protection Agency requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act regarding the possible impact of the Casper, Wyoming tear gas facility on the environment. DTC responded to the request, and to date the EPA has not taken any further action with respect to the matter. At this time, we do not believe this matter will have a material impact on our financial position, operations or liquidity.

     In December 2001, O'Gara-Hess & Eisenhardt France S.A. ("OHE France") sold its industrial bodywork business operated under the name Labbe/Division de O'Gara Hess & Eisenhardt France/ Carrosserie Industriells to SNC Labbe. Subsequent to the sale, the Labbe Family Trust ("LFT"), owner of the leasehold interest upon which the Carrosserie business is operated, sued OHE France and SNC Labbe claiming that the transfer of the leasehold was not valid because the LFT had not given its consent to the transfer as required under the terms of the lease. Further, LFT seeks to have OHE France, as the sole tenant, maintain and repair the leased building. The approximate cost of renovating the building is estimated to be between US $3.2 and US $6.4 million, based on the exchange rate as of December 31, 2003. The case is currently pending, and while we are contesting the allegations vigorously, we are unable to predict the outcome of this matter. Although we do not have any insurance coverage for this matter, at this time, we do not believe this matter will have a material impact on our financial position, operations or liquidity.

     On or about March 22, 2002, OHEAC received a civil subpoena from the Department of Defense ("DOD") requesting documents and information concerning various quality control documentation regarding parts delivered by its subcontractors and vendors in support of the HMMWVs armored at its Fairfield, Ohio facility for the period October 1, 1999 through May 1, 2001. OHEAC has complied fully with the subpoena. In early 2003, OHEAC was advised that the Department of Justice ("DOJ") was also investigating separate claims against OHEAC filed by individuals that involve the same time frame and issues covered by the DOD subpoena. OHEAC has learned that the DOJ investigation relates to a certain unidentified action filed under the federal False Claims Act pursuant to which the United States government may intervene and recover damages. OHEAC has fully responded to, and cooperated with, the government's questions and investigation. The DOJ has since notified OHEAC that it has declined to intervene in the case. On September 30, 2003, the action filed under the federal False Claims Act was voluntarily withdrawn without prejudice.

     In October 2002, we were sued in the United States District Court for the District of Wyoming with respect to one of our subsidiaries' Casper, Wyoming tear gas plant. The plaintiffs in the lawsuit asserted various state law tort claims and federal environmental law claims under the Resource Conservation and Recovery Act and the Clean Air Act stemming from the tear gas plant. In February 2004, we agreed with the plaintiffs to settle the lawsuit for an amount of money that is not material to us, and on April 19, 2004, the court dismissed the lawsuit with prejudice.

     In September 2003, Second Chance Body Armor, Inc. ("Second Chance"), a body armor manufacturer and competitor to Armor Holdings, notified its customers of a potential safety issue with its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models. Second Chance has claimed that Zylon (Registered Trademark) fiber, which is made by Toyobo, a Japanese corporation, and used in the ballistic fabric construction of those two models, degraded more rapidly than originally anticipated. Second Chance has also stated that the Zylon (Registered Trademark) degradation problem affects the entire body armor industry, not just its products. Both private claimants and State Attorneys General have already commenced legal action against Second Chance based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests.

     We use Zylon (Registered Trademark) fiber in a number of concealable body armor models for law enforcement, but our vest design and construction are different from Second Chance. We have been testing our Zylon (Registered Trademark) -based vests since their 2000 introduction and to date these tests show no unanticipated degradation in ballistic performance. In addition, to our knowledge, no other body armor manufacturer has reported or experienced problems with Zylon (Registered Trademark) -based vests similar to those cited by Second Chance. The National Institute of Justice ("NIJ") tests and has certified each of our body armor designs before we begin to produce or sell any particular model.

     In the Fall of 2003, following the assertions made by Second Chance, several law enforcement associations raised this issue to the U.S. Attorney General ("USAG"), who then asked the U.S. Department of Justice ("DOJ") through the NIJ to investigate these concerns and attempt to clarify the issues. We have and continue to support the Attorney General's directive and investigation.

     As a result of the USAG's and DOJ's initiative, the NIJ commenced an inquiry and investigation regarding the protocol for testing used vests, as well as the reliability of Zylon (Registered Trademark) and other ballistic fibers. We have consulted and continue to cooperate fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which utilized the ballistic testing standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size and therefore it is not possible to draw any definitive conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ's results upon our receipt of such data in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests.

     In April 2004, two class action complaints were filed in Florida state court by police organizations and individual police officers, alleging, among other things, that our vests do not have the qualities and performance characteristics as warranted, thereby breaching express warranty, implied warranty of merchantability, implied warranty of fitness for a particular purpose and duty to warn. The complaints allege no specific amount, although it has been publicly stated that they are seeking $77 million in compensatory damages. We disagree with the allegations set forth in these complaints and are vigorously defending these lawsuits. We will be seeking to dismiss the claims asserted against us, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity. We have also received investigative demands from state agencies in Texas and Connecticut to which we have complied, as well as letters from two private attorneys threatening potential litigation.

     It should be stressed that our vests are certified by the NIJ, have never suffered any penetration in the field and continue to save lives and protect officers from injury. In fact, neither of the two recently commenced lawsuits allege personal injuries of any kind, but instead speculate that our vests which contain Zylon (Registered Trademark) are defective without any reliable evidence of any defect.

     Second Chance licenses from Simula a certain patented technology, which is used in some of the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance based upon this licensed technology. Although Simula may be impacted by the pending suits filed against Second Chance, the licensed technology is not specifically related to the use of Zylon (Registered Trademark) fiber, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity.

     In addition to the above, in the normal course of business, we are subjected to various types of claims and currently have on-going litigations in the areas of products liability and general liability. Our products are used in a wide variety of law enforcement situations and environments. Some of our products can cause serious personal or property injury or death if not carefully and properly used by adequately trained personnel. We believe that we have adequate insurance coverage for most claims that are incurred in the normal course of business. In such cases, the effect on our financial statements is generally limited to the amount of our insurance deductible or self-insured retention. Our annual insurance premiums and self insurance retention amounts have risen significantly over the past several years and may continue to do so to the extent we are able to purchase insurance coverage. At this time, we do not believe any such claims or pending litigation will have a material impact on our financial position, operations and liquidity.

                                  MANAGEMENT

     The names and ages of all of our executive officers and directors and the position and offices held by such persons as of May 28, 2004 are as follows:



NAME                             POSITION WITH THE COMPANY                                          AGE
------------------------------   ----------------------------------------------------------------   ----
Warren B. Kanders ............   Chairman of the Board of Directors and Chief Executive Officer     46
Robert R. Schiller ...........   President and Chief Operating Officer                              41
Glenn J. Heiar ...............   Chief Financial Officer                                            44
Stephen E. Croskrey ..........   President and Chief Executive Officer--Products Division           44
Robert F. Mecredy ............   President--Aerospace & Defense Group                               57
Burtt R. Ehrlich .............   Director                                                           64
David R. Haas** ..............   Director                                                           62
Nicholas Sokolow .............   Director                                                           54
Thomas W. Strauss* ...........   Director                                                           61
Alair A. Townsend* ...........   Director                                                           62
Deborah A. Zoullas* ..........   Director                                                           51

----------
*     Member of the Audit Committee
**    Chairman of the Audit Committee

     Warren B. Kanders has served as the Chairman of our Board since January 1996 and as our Chief Executive Officer since April 9, 2003. Mr. Kanders has served as Executive Chairman of the Board of Net Perceptions, Inc. since April 21, 2004. Mr. Kanders has served as a member of the Board of Directors of Clarus Corporation since June 2002 and as the Executive Chairman of Clarus Corporation's Board of Directors since December 2002. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the board of Benson Eyecare Corporation. From June 1992 to March 1993, Mr. Kanders served as the President and a director of Pembridge Holdings, Inc. Mr. Kanders received a B.A. degree in Economics from Brown University in 1979.

     Robert R. Schiller has served as our President since January 1, 2004 and Chief Operating Officer since April 2003. Mr. Schiller has also held other positions at Armor Holdings and has served as an Executive Vice President from November 2000 to April 2003, Chief Financial Officer and Secretary from November 2000 to March 2004, as Executive Vice President and Director of Corporate Development from January 1999 to October 2000, and as Vice President of Corporate Development from July 1996 to December 1998. Mr. Schiller graduated with a B.A. in Economics from Emory University in 1985 and received a M.B.A. from Harvard Business School in 1991.

     Glenn J. Heiar has served as our Chief Financial Officer since March 2004, Chief Accounting Officer since March 2003 and Chief Financial Officer of our Mobile Security Division since February 2002. From 1996 until 2001, Mr. Heiar was a Vice President and the Chief Financial Officer of Pirelli Cables and Systems, North America. From 1987 to 1996, Mr. Heiar worked for Alcatel Alsthom as a Financial Vice President and in various other financial positions. Mr. Heiar graduated with a B.B.A. in Accounting from the University of Wisconsin in 1982 and received a M.B.A. from the University of North Carolina in 1992. Mr. Heiar is a certified public accountant and a certified management accountant.

     Stephen E. Croskrey has served as President and Chief Executive Officer--Armor Holdings Products Division since February 1999. From 1998 to February 1999, Mr. Croskrey served as Director of Sales for Allied Signal, Inc.'s global fibers business. From 1988 to 1998, Mr. Croskrey served in various positions for Mobil Oil, most recently as its Central Regional Manager for its Industrial Lubricant division. Mr. Croskrey graduated with a B.S. in Engineering from the United States Military Academy at West Point and received an M.M. from Kellogg School of Management at Northwestern University in 1998.

     Robert F. Mecredy has served as President of our Aerospace & Defense Group since December 2003 and Corporate Vice President for Government Affairs since October 2001. From 1991 to 2001,

Mr. Mecredy worked at Firearms Training Systems, Incorporated, holding positions ranging from Director of U.S. Military Marketing and Sales through Chief Executive Officer, President and Director. From 1988 to 1990, Mr. Mecredy served as the Director of Army and Marine Corps programs for Raytheon's Washington, D.C. Office. Mr. Mecredy graduated Summa Cum Laude from Park University with a B.S. in Economics in 1974 and received a M.B.A. from Webster University in 1980.

     Burtt R. Ehrlich has served as one of our directors since January 1996. Mr. Ehrlich has served as a member of the Board of Directors of Clarus Corporation since June 2002 and as Chairman of the Board of Directors of Langer, Inc. since February 2001. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992, and as a director of Benson Eyecare Corporation from October 1992 until November 1995.

     David R. Haas has served as one of our directors since April 2004. Mr. Haas has served as a member of the Board of Directors of Information Holdings, Inc. since July 1998. Since 1995, Mr. Haas has been a private investor and a financial consultant specializing in financial planning and financing in varying industries. From 1990 until 1994, Mr. Haas was Senior Vice President and Controller of Time Warner, Inc., a leading media and entertainment company. Prior to Warner Communications Inc.'s merger with Time Inc. in 1990, Mr. Haas held various senior financial positions with Warner Communications Inc.

     Nicholas Sokolow has served as one of our directors since January 1996. Mr. Sokolow has served as a member of the Board of Directors of Clarus Corporation since June 2002. Mr. Sokolow has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras since 1994. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers.

     Thomas W. Strauss has served as one of our directors since May 1996. Mr. Strauss has served as a member of the Board of Directors of Langer, Inc. since June 2002. Since 1995, Mr. Strauss has been a principal with Ramius Capital Group, a privately held investment management firm. From June 1993 until July 1995, Mr. Strauss was co-chairman of Granite Capital International Group, an investment banking firm. From 1963 to 1991, Mr. Strauss served in various capacities with Salomon Brothers Inc, an investment banking and brokerage firm, including President and Vice-Chairman.

     Alair A. Townsend has served as one of our directors since December 1996. Since February 1989, Ms. Townsend has been publisher of Crain's New York Business, a business periodical. Ms. Townsend was a former governor of the American Stock Exchange. Ms. Townsend served as New York City's Deputy Mayor for Finance and Economic Development from February 1985 to January 1989.

     Deborah A. Zoullas has served as one of our directors since July 2002. Ms. Zoullas is a private investor. From December 1998 until December 2000, Ms. Zoullas served as the Executive Vice President of Sotheby's Holdings, Inc. and during 2000 served on its Board of Directors. From 1974 until 1996, Ms. Zoullas worked in various capacities within the Investment Banking Division of Morgan Stanley & Co. Incorporated. Ms. Zoullas is an Advisory Director of Morgan Stanley, a member of the Advisory Board of The Stanford Business School, a Director of the Helena Rubinstein Foundation and a member of the Executive Committee of The Projects Committee of Memorial Sloan Kettering.

                      PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth as of May 19, 2004 the information regarding the ownership of shares of our common stock owned by (i) each person known to us to beneficially own five percent or more of our common stock, (ii) each of our directors and nominees for director, (iii) each of our executive officers, (iv) our executive officers and directors and nominees for director as a group, and (v) each selling stockholder. Shares listed under the column "Shares Being Offered" represent the number of shares that may be sold by each selling stockholder pursuant to this prospectus supplement if the underwriters exercise in full their option to purchase additional shares. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250.


                                                              BENEFICIAL OWNERSHIP       BENEFICIAL OWNERSHIP
                                                                 BEFORE OFFERING          AFTER OFFERING (4)
                                                          ----------------------------- -----------------------
                                             SHARES BEING
NAME                                         OFFERED (1)   AMOUNT (2)   PERCENTAGE (3)     AMOUNT    PERCENTAGE
------------------------------------------- ------------- ------------ ---------------- ----------- -----------
T. Rowe Price Associates, Inc. (5) ........         --     2,901,100          10.1%      2,901,100       8.7%
Warren B. Kanders and Kanders
 Florida Holdings, Inc. (6) ...............    184,659     2,515,655           8.7%      2,330,996       7.0%
FleetBoston Financial
 Corporation (7) ..........................         --     2,065,005           7.2%      2,065,005       6.2%
Wellington Management
 Company, LLP (8) .........................         --     1,496,250           5.2%      1,496,250       4.5%
Robert R. Schiller (9) ....................    184,659       283,005             *          98,346         *
Stephen E. Croskrey (10) ..................     61,000       258,005             *         197,005         *
Nicholas Sokolow (11) .....................     28,409       212,450             *         184,041         *
Burtt R. Ehrlich (12) .....................     28,409       150,025             *         121,616         *
Thomas W. Strauss (13) ....................     28,409       141,500             *         113,091         *
Alair A. Townsend (14) ....................         --       112,716             *         112,716         *
Glenn J. Heiar (15) .......................     31,818        51,500             *          19,682         *
Deborah A. Zoullas (16) ...................     14,206        19,000             *           4,794         *
David R. Haas .............................         --            --            --              --        --
Robert F. Mecredy (17) ....................         --        17,878             *          17,878         *
Gary Allen (18) ...........................     38,431        45,132             *           6,701         *
All directors and executive officers as
 a group (11 persons) (19) ................    561,569     3,761,734          12.5%      3,200,165       9.4%
Selling stockholders as a group (20).......    600,000     3,676,272          12.3%      3,076,272       9.1%

----------
*     Less than 1%.
(1) These shares will not be sold by the selling stockholders unless the underwriters exercise their option to purchase additional shares.

(2) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(3) Percent is based on 28,626,377 shares of common stock outstanding as of May 19, 2004.

(4) Assumes exercise in full of the underwriters' option to purchase additional shares.

(5) This information has been provided to us by T. Rowe Price Associates, Inc. in a letter dated March 19, 2004. We have assumed that, as of April 1, 2004, there has been no change in the number of shares of our common stock held by T. Rowe Price Associates, Inc. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6) Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 2,098,395 shares. Includes options to purchase 412,500 shares of common stock. Excludes unvested restricted stock awards of 124,288 shares and vested deferred restricted stock awards of 200,000 shares granted to Mr. Kanders over which Mr. Kanders does not have voting or dispositive power and unvested options to purchase 935,000 shares of common stock. Also includes 4,760 shares held for the benefit of Mr. Kanders' children.

(7) This information has been obtained from the Schedule 13G filed by FleetBoston Financial Corporation on February 13, 2004. The address of FleetBoston Financial Corporation is 100 Federal Street, Boston, MA 02110.

(8) This information has been obtained from Schedule 13G/A filed by Wellington Management Company, LLP on February 12, 2004. The amount reported consists of shares of common stock owned by clients of Wellington Management. The address of Wellington Management is 75 State Street, Boston, MA 02109.

(9) Includes options to purchase 275,000 shares of common stock. Excludes unvested restricted stock awards of 112,144 shares and vested deferred performance stock awards of 150,000 shares granted to Mr. Schiller over which Mr. Schiller does not have voting or dispositive power and unvested options to purchase 350,000 shares of common stock.

(10) Includes options to purchase 220,000 shares of common stock. Excludes unvested options to purchase 100,000 shares of common stock and unvested restricted stock awards of 4,940 shares granted to Mr. Croskrey over which Mr. Croskrey does not have voting or dispositive power.

(11) Includes options to purchase 131,250 shares of common stock. Excludes unvested options to purchase 3,750 shares of common stock. Also includes 60,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, 10,000 shares owned by Mr. Sokolow's profit sharing plan and 11,200 shares held for the benefit of Mr. Sokolow's children and of which Mr. Sokolow disclaims beneficial ownership.

(12) Includes options to purchase 55,125 shares of common stock. Excludes unvested options to purchase 3,375 shares of common stock. Also includes 5,000 shares owned by Mr. Ehrlich's children and 6,500 shares in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership.

(13) Includes options to purchase 129,000 shares of common stock. Excludes unvested options to purchase 3,000 shares of common stock.

(14) Includes options to purchase 109,000 shares of common stock. Excludes unvested options to purchase 3,000 shares of common stock.

(15) Includes options to purchase 40,000 shares of common stock. Excludes unvested options to purchase 150,000 shares of common stock and unvested restricted stock awards of 5,020 over which Mr. Heiar does not have voting or dispositive power.

(16) Includes options to purchase 19,000 shares of common stock. Excludes unvested options to purchase 23,000 shares of common stock.

(17) Includes options to purchase 16,666 shares of common stock. Excludes unvested restricted stock awards of 6,100 shares over which Mr. Mecredy does not have voting or dispositive power. Excludes unvested options to acquire 108,334 shares of common stock.

(18) Includes options to purchase 41,666 shares of common stock. Excludes unvested options to purchase 33,334 shares of common stock and unvested restricted stock awards to purchase 29,500 shares of common stock over which Mr. Allen does not have voting or dispositive power.

(19)  See footnotes (6) and (9) through (17).

(20)  See footnotes (6), (9) through (13), (15), (16) and (18).

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Effective as of January 1, 2002, Kanders & Company, Inc. ("Kanders & Co."), a corporation controlled by Warren B. Kanders, the Executive Chairman of our Board and our Chief Executive Officer, entered into an agreement with us to provide certain investment banking, financial advisory and related services for a five year term that expires on December 31, 2006. Kanders & Co. will receive a mutually agreed upon fee on a transaction by transaction basis during the term of this agreement. The aggregate fees under this agreement will not exceed $1,575,000 during any calendar year. We also agreed to reimburse Kanders & Co. for reasonable out-of-pocket expenses including Kanders & Co.'s expenses for office space, an executive assistant, furniture and equipment, travel and entertainment, reasonable fees and disbursements of counsel, and consultants retained by Kanders & Co.

     In April 2003, in connection with Mr. Kanders being appointed Chief Executive Officer of Armor Holdings, Armor Holdings and Kanders & Co. agreed to terminate the agreement pursuant to which Kanders & Co. provided certain services to Armor Holdings. We paid Kanders & Co. $143,000 for investment banking services during fiscal 2003 (through and including April 2003 only). We also reimbursed Kanders & Co. for out-of-pocket expenses in the aggregate amount of $61,000 during the fiscal year ended December 31, 2003 (through and including April 2003 only).

     Effective as of January 1, 2003, we entered into a Transportation Services Agreement with Kanders Aviation, LLC, an entity controlled by Mr. Kanders. Pursuant to the terms of the Transportation Services Agreement and upon our request, Kanders Aviation may, in its sole discretion, provide us with air transportation services via certain aircraft. The Transportation Services Agreement will remain in effect indefinitely until terminated by written notice by either party thereto to the other party thereto. During the term of the Transportation Services Agreement, we will reimburse Kanders Aviation in an amount equal to the fair market value of the air transportation services provided by Kanders Aviation to us and any additional expenses incurred by Kanders Aviation in connection with such air transportation services.

     Nicholas Sokolow, one of our directors, is a member of the law firm Sokolow, Carreras & Associates located in Paris, France. We have retained Sokolow, Carreras & Associates during the fiscal year ended December 31, 2003 and may retain Sokolow, Carreras & Associates during the fiscal year ending December 31, 2004. During the fiscal year ended December 31, 2003, we paid Sokolow, Carreras & Associates $124,000 for legal services in connection with our French operations.

                         DESCRIPTION OF CAPITAL STOCK

     The following brief description of our capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been filed with the Securities and Exchange Commission.


COMMON STOCK

     We have authorized 50,000,000 shares of common stock, par value $.01 per share. As of May 19, 2004, there were 28,626,377 shares of common stock outstanding. Holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefore after payment of dividends on any outstanding preferred stock and are entitled to one vote for each share of common stock held by them with respect to all matters upon which they are entitled to vote. We are seeking to amend our Certificate of Incorporation to increase the number of shares of our authorized common stock to 75,000,000. As the amendment to our Certificate of Incorporation requires the approval by a majority of our stockholders under Delaware law, we included a proposal in our Proxy Statement for our 2004 Annual Meeting of Stockholders relating to the amendment of the Certificate of Incorporation and recommended to our stockholders that they approve the proposal. Our Annual Meeting of Stockholders is scheduled for June 22, 2004.


PREFERRED STOCK

     We have authorized 5,000,000 shares of preferred stock, par value $.01 per share. At present, there are no shares of preferred stock outstanding. The Board of Directors, without further action by our stockholders, is authorized to designate and issue, in series, preferred stock and to fix as to any series the dividend rate, redemption prices, preferences on dissolution, the terms of any sinking fund, conversion rights, voting rights, and any other preferences or special rights and qualifications.

     Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock.


COVENANT RESTRICTIONS

     Our current bank credit facility and indenture governing our 8 1/4% Senior Subordinated Notes contain financial and operating covenants, including restrictions on our ability to, among other things, incur additional debt or create, incur or permit the existence of certain liens, and requires us to achieve and maintain certain financial ratios, including minimum net worth, maximum leverage ratio and minimum fixed charge coverage ratio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." These covenants could restrict us or prevent us from paying dividends.


CERTAIN CHARTER AND AMENDED AND RESTATED BYLAW PROVISIONS

     Certain provisions of the Certificate of Incorporation, as amended, and Amended and Restated Bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of Armor Holdings if the Board determines that such takeover is not in the best interests of the company and its stockholders. However, these provisions could have the effect of discouraging certain attempts to acquire Armor Holdings or remove incumbent management even if some or a majority of stockholders deemed such an attempt to be in their best interests.

     The provisions in the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws include: (1) a procedure which requires stockholders to nominate directors in advance of a meeting to elect such directors; and (2) the authority to issue additional shares of common stock or preferred stock without stockholder approval.


     DGCL Anti-Takeover Provisions. The Delaware General Corporation Law (the "DGCL") contains statutory "anti-takeover" provisions, including Section 203 of the DGCL which applies automatically to a Delaware corporation unless that corporation elects to opt-out as provided in Section 203. We, as a Delaware corporation, have not elected to opt-out of Section 203 of the DGCL. Under
Section 203 of the DGCL, a stockholder acquiring more than 15% of the outstanding voting shares of a corporation (an "Interested Stockholder") but less than 85% of such shares may not engage in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless prior to such date, the board of directors of the corporation approves either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the Interested Stockholder.


TRANSFER AGENT AND REGISTRAR


     American Stock Transfer and Trust Company is the transfer agent and registrar for the common stock.

                                 UNDERWRITING

     Armor Holdings, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc., Friedman, Billings, Ramsey & Co., Inc. and Wm Smith Securities, Incorporated are the representatives of the underwriters.



                    Underwriters                     Number of Shares
--------------------------------------------------- -----------------
   Goldman, Sachs & Co. ...........................
   Merrill Lynch, Pierce, Fenner & Smith
    Incorporated ....................    ..........
   Wachovia Capital Markets, LLC ..................
   J.P. Morgan Securities Inc. ....................
   Friedman, Billings, Ramsey & Co., Inc. .........
   Wm Smith Securities, Incorporated ..............
                                                    -----------------
    Total .........................................     4,000,000
                                                    =================

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 600,000 shares from Armor Holdings and the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Armor Holdings and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 600,000 additional shares.

             Paid by Armor Holdings
------------------------------------------------
                     No Exercise   Full Exercise
                    ------------- --------------
Per Share ......... $              $
Total ............. $              $


          Paid by Selling Stockholders
------------------------------------------------
                     No Exercise   Full Exercise
                    ------------- --------------
Per Share ......... $              $
Total ............. $              $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $   per share from the initial price to public. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $   per share from
the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Armor Holdings, its executive officers and directors and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days (or in the case of Ms. Townsend, 60 days) after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Armor Holdings and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Armor Holdings' common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to Armor Holdings; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

     The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

     Each underwriter has acknowledged and agreed that the shares have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     Armor Holdings and the selling stockholders estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.0 million.

     Armor Holdings and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Armor Holdings and its affiliates, for which they received or will receive customary fees and expenses.

                           VALIDITY OF COMMON STOCK

     The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Kane Kessler, P.C., New York, New York and for the underwriters by Sullivan & Cromwell LLP, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Armor Holdings and subsidiaries included in this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Simula, Inc. and subsidiaries as of December 31, 2002 and for each of the three years in the period ended December 31, 2002 appearing in our Current Report on Form 8-K/A, filed January 22, 2004, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. In addition, similar information can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows us to "incorporate by reference" into the accompanying prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of the accompanying prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into the accompanying prospectus, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC.

     (a) Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

     (b) Our annual report on Form 10-K/A for the fiscal year ended December 31, 2003;

     (c) Our annual report on Form 10-K/A-2 for the fiscal year ended December 31, 2003;

     (d) Our quarterly report on Form 10-Q for the period ended March 31, 2004;

     (e) Our current report on Form 8-K/A, Date of Event--December 9, 2003, filed on January 22, 2004;

     (f) Our current report on Form 8-K, Date of Event--March 22, 2004, filed on March 22, 2004;

     (g) Our definitive proxy statement on Schedule 14A filed on April 29, 2004; and

     (h) The description of our common stock contained in our registration statement on Form 8-A filed on April 29, 1999, including any amendments or reports filed for the purpose of updating that description.


     We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed.


     You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:


                             Armor Holdings, Inc.
                     1400 Marsh Landing Parkway, Suite 112
                          Jacksonville, Florida 32250
                             Attention: Secretary
                           Telephone: (904) 741-5400


     You should rely only on the information provided in this prospectus supplement or in the accompanying prospectus or information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of the prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                         INDEX TO FINANCIAL STATEMENTS



Audited Financial Statements of Armor Holdings, Inc.
 Report of Independent Certified Public Accountants ....................................     F-2
 Consolidated Balance Sheets as of December 31, 2003 and December 31, 2002. ............     F-3
 Consolidated Statements of Operations for the years ended December 31, 2003, 2002,
   and 2001 ............................................................................     F-4
 Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for
   the years ended December 31, 2003, 2002, and 2001 ...................................     F-5
 Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002,
   and 2001. ...........................................................................     F-6
 Notes to the Consolidated Financial Statements ........................................     F-7
Unaudited Interim Financial Statements of Armor Holdings, Inc.
 Condensed and Consolidated Balance Sheets as of March 31, 2004 and December 31,
   2003 ................................................................................    F-49
 Condensed and Consolidated Statements of Operations for the three months ended
   March 31, 2004 and 2003 .............................................................    F-51
 Condensed and Consolidated Statements of Cash Flows for the three months ended
   March 31, 2004 and 2003 .............................................................    F-52
 Notes to Condensed and Consolidated Unaudited Financial Statements ....................    F-53

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     To the Board of Directors and Stockholders of Armor Holdings, Inc.:


     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of Armor Holdings, Inc. and its subsidiaries (the "Company") at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     As discussed in Note 1 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill following adoption of Statement of Financial Accounting standard No. 142 "Goodwill and Other Intangible Assets."


     As discussed in Note 12 to the consolidated financial statements, the Company has restated its consolidated financial statements for each of the three years in the period ended December 31, 2003 to reflect their new segment reporting format.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Jacksonville, Florida
February 20, 2004, except as to Notes 12 and 20, for which the date is April 19, 2004

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    DECEMBER 31, 2003 AND DECEMBER 31, 2002
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)




                                                                                 DECEMBER 31,     DECEMBER 31,
                                                                                     2003             2002
                                                                                --------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents ..................................................     $ 111,850        $  12,913
 Restricted cash ............................................................         2,600               --
 Accounts receivable (net of allowance for doubtful accounts of $1,673 and
   $1,428)...................................................................        72,635           58,513
 Costs and earned gross profit in excess of billings ........................            --              234
 Inventories ................................................................        80,527           62,330
 Prepaid expenses and other current assets ..................................        22,032           12,212
 Current assets of discontinued operations (Note 2) .........................           753           28,825
                                                                                  ---------        ---------
Total current assets ........................................................       290,397          175,027
Property and equipment (net of accumulated depreciation of $19,046 and
 $12,919)....................................................................        57,576           47,136
Goodwill (net of accumulated amortization of $4,024 and $4,024)..............       175,707           98,736
Patents, licenses and trademarks (net of accumulated amortization of $2,627
 and $2,169).................................................................        44,174            7,521
Long-term assets of discontinued operations (Note 2) ........................         1,603           30,285
Other assets ................................................................        16,169            9,048
                                                                                  ---------        ---------
Total assets ................................................................     $ 585,626        $ 367,753
                                                                                  =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ..........................................     $  32,107        $   1,813
 Short-term debt ............................................................           498              599
 Accounts payable ...........................................................        30,304           23,770
 Accrued expenses and other current liabilities .............................        58,218           25,116
 Income taxes payable .......................................................            --            5,913
 Current liabilities of discontinued operations (Note 2) ....................           626           17,225
                                                                                  ---------        ---------
Total current liabilities ...................................................       121,753           74,436
Long-term debt, less current portion ........................................       158,300            5,072
Other long-term liabilities .................................................        10,208               --
Long-term liabilities of discontinued operations (Note 2) ...................            --              168
                                                                                  ---------        ---------
Total liabilities ...........................................................       290,261           79,676

Commitments and contingencies (Note 11)

Stockholders' equity:
 Preferred stock, $.01 par value, 5,000,000 shares authorized; no
   shares issued and outstanding ............................................            --               --
 Common stock, $.01 par value; 50,000,000 shares authorized;
   34,337,034 and 33,593,977 issued; 28,276,812 and 29,456,692 outstanding at December 31, 2003 and December 31, 2002,
   respectively .............................................................           344              336
 Additional paid-in capital .................................................       318,460          307,487
 Retained earnings ..........................................................        44,942           34,056
 Accumulated other comprehensive income (loss) ..............................         3,936           (4,169)
 Treasury stock .............................................................       (72,317)         (49,633)
                                                                                  ---------        ---------
   Total stockholders' equity ...............................................       295,365          288,077
                                                                                  ---------        ---------
Total liabilities and stockholders' equity ..................................     $ 585,626        $ 367,753
                                                                                  =========        =========

The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)




                                                DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                    2003             2002             2001
                                               --------------   --------------   -------------
REVENUES:
 Aerospace & Defense .......................      $ 91,673        $  59,318        $ 18,145
 Products ..................................       193,960          179,946         149,868
 Mobile Security ...........................        79,539           65,853          29,087
                                                  --------        ---------        --------
 Total Revenues ............................       365,172          305,117         197,100
                                                  --------        ---------        --------
COSTS AND EXPENSES:
 Cost of sales .............................       253,586          210,745         126,330
 Operating expenses ........................        62,795           49,836          38,659
 Amortization ..............................           489              245           2,142
 Integration and other charges .............        12,573            5,926           3,296
                                                  --------        ---------        --------
OPERATING INCOME ...........................        35,729           38,365          26,673
 Interest expense, net .....................         4,012              923           3,864
 Other expense (income), net ...............           508               51             (82)
                                                  --------        ---------        --------
INCOME FROM CONTINUING OPERATIONS BEFORE
 PROVISION FOR INCOME TAXES ................        31,209           37,391          22,891
PROVISION FOR INCOME TAXES .................        14,203           16,054           8,207
                                                  --------        ---------        --------
INCOME FROM CONTINUING OPERATIONS ..........        17,006           21,337          14,684
DISCONTINUED OPERATIONS (NOTE 2):
LOSS FROM DISCONTINUED OPERATIONS, NET OF
 INCOME TAX BENEFIT ........................        (6,120)         (39,026)         (4,556)
                                                  --------        ---------        --------
NET INCOME (LOSS) ..........................      $ 10,886        $ (17,689)       $ 10,128
                                                  ========        =========        ========
NET INCOME (LOSS) PER COMMON SHARE -- BASIC

INCOME FROM CONTINUING OPERATIONS ..........      $   0.61        $    0.70        $   0.61
LOSS FROM DISCONTINUED OPERATIONS ..........         (0.22)           (1.28)          (0.19)
                                                  --------        ---------        --------
BASIC INCOME (LOSS) PER SHARE ..............      $   0.39        $   (0.58)       $   0.42
                                                  ========        =========        ========
NET INCOME (LOSS) PER COMMON SHARE --
 DILUTED
INCOME FROM CONTINUING OPERATIONS ..........      $   0.59        $    0.69        $   0.59
LOSS FROM DISCONTINUED OPERATIONS ..........         (0.21)           (1.26)          (0.18)
                                                  --------        ---------        --------
DILUTED INCOME (LOSS) PER SHARE ............      $   0.38        $   (0.57)       $   0.41
                                                  ========        =========        ========
WEIGHTED AVERAGE SHARES -- BASIC ...........        28,175           30,341          23,932
                                                  ========        =========        ========
WEIGHTED AVERAGE SHARES -- DILUTED .........        28,954           30,957          24,768
                                                  ========        =========        ========

The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE
                                 INCOME (LOSS)
                 YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (IN THOUSANDS)



                                                COMMON STOCK
                                            ---------------------  ADDITIONAL
                                                           PAR       PAID-IN
                                              SHARES      VALUE      CAPITAL
                                            ---------- ---------- ------------
Balance, December 31, 2000 ................   25,064      $250      $150,254
Exercise of stock options and
 distribution of stock awards .............    1,063       11         10,101
Tax benefit from exercises of options .....                            3,116
Issuance of treasury shares for
 exercises of options .....................     (119)        (1)        (123)
Issuance of common stock ..................    5,765       58        117,969
Issuance of stock for acquisitions and
 additional consideration for earnouts.....    1,293       13         20,678
Repurchase of stock .......................
Comprehensive income:
Net income ................................
Foreign currency translation
 adjustments, net of taxes of $713.........
Total comprehensive income ................
                                              ------      -----     --------
Balance, December 31, 2001 ................   33,066      331        301,995
Exercise of stock options and
 distribution of stock awards .............      528        5          4,135
Tax benefit from exercises of options .....                              832
Sale of put options .......................                              525
Repurchase of stock .......................
Comprehensive loss:
Net loss ..................................
Foreign currency translation
 adjustments, net of taxes of $364.........
Total comprehensive loss ..................
                                              ------      -----     --------
Balance, December 31, 2002 ................   33,594      336        307,487
Exercise of stock options and
 distribution of stock awards .............      743        8          9,028
Tax benefit from exercises of stock
 options ..................................                            1,136
Extension of stock options related to
 termination of former Chief Executive
 Officer ..................................                              809
Repurchase of stock .......................
Comprehensive income:
Net income ................................
Sale of ArmorGroup ........................
Foreign currency translation
 adjustments ..............................
Total comprehensive income ................
                                              ------      -----     --------
Balance, December 31, 2003 ................   34,337      $344      $318,460
                                              ======      =====     ========



                                                           ACCUMULATED
                                                              OTHER
                                              RETAINED    COMPREHENSIVE     TREASURY
                                               EARNING    (LOSS) INCOME      STOCK        TOTAL
                                            ------------ --------------- ------------- -----------
Balance, December 31, 2000 ................  $   43,663     $ (1,684)      $ (25,712)   $ 166,771
Exercise of stock options and
 distribution of stock awards .............                                                10,112
Tax benefit from exercises of options .....                                                 3,116
Issuance of treasury shares for
 exercises of options .....................      (2,046)                       2,856          686
Issuance of common stock ..................                                               118,027
Issuance of stock for acquisitions and
 additional consideration for earnouts.....                                                20,691
Repurchase of stock .......................                                     (723)        (723)
                                                                                        ---------
Comprehensive income:
Net income ................................      10,128                                    10,128
Foreign currency translation
 adjustments, net of taxes of $713.........                   (2,789)                      (2,789)
                                                                                        ---------
Total comprehensive income ................                                                 7,339
                                             ----------     --------       ---------    ---------
Balance, December 31, 2001 ................      51,745       (4,473)        (23,579)     326,019
Exercise of stock options and
 distribution of stock awards .............                                                 4,140
Tax benefit from exercises of options .....                                                   832
Sale of put options .......................                                                   525
Repurchase of stock .......................                                  (26,054)     (26,054)
                                                                                        ---------
Comprehensive loss:
Net loss ..................................     (17,689)                                  (17,689)
Foreign currency translation
 adjustments, net of taxes of $364.........                      304                          304
                                                                                        ---------
Total comprehensive loss ..................                                               (17,385)
                                             ----------     --------       ---------    ---------
Balance, December 31, 2002 ................      34,056       (4,169)        (49,633)     288,077
Exercise of stock options and
 distribution of stock awards .............                                                 9,036
Tax benefit from exercises of stock
 options ..................................                                                 1,136
Extension of stock options related to
 termination of former Chief Executive
 Officer ..................................                                                   809
Repurchase of stock .......................                                  (22,684)     (22,684)
                                                                                        ---------
Comprehensive income:
Net income ................................      10,886                                    10,886
Sale of ArmorGroup ........................                    3,231                        3,231
Foreign currency translation
 adjustments ..............................                    4,874                        4,874
                                                                                        ---------
Total comprehensive income ................                                                18,991
                                             ----------     --------       ---------    ---------
Balance, December 31, 2003 ................  $   44,942     $  3,936       $ (72,317)   $ 295,365
                                             ==========     ========       =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOW
                 YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                                 (IN THOUSANDS)



                                                                                                YEAR ENDED
                                                                                -------------------------------------------
                                                                                 DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                                                     2003           2002           2001
                                                                                -------------- -------------- -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations .............................................   $  17,006      $  21,337     $   14,684
Adjustments to reconcile income from continuing operations to cash provided by operating activities: ........................................................
 Depreciation and amortization ................................................       7,608          5,580          5,614
 Loss on disposal of fixed assets .............................................         327            200            191
 Deferred income taxes ........................................................       5,025            359           (373)
 Non-cash termination charge ..................................................       2,093             --             --
 Non-cash restricted stock unit award .........................................       7,266             --             --
Changes in operating assets and liabilities, net of acquisitions:
 Increase in accounts receivable ..............................................        (995)        (2,554)       (14,880)
 Increase in inventories ......................................................      (2,501)        (9,381)        (3,948)
 (Increase) decrease in prepaid expenses and other assets .....................      (2,381)        (2,246)         1,049
 Increase (decrease) in accounts payable, accrued expenses and other current
  liabilities .................................................................      17,043         (3,754)         7,181
 Increase in income taxes payable .............................................         361          6,745          6,667
                                                                                  ---------      ---------     ----------
 Net cash provided by operating activities ....................................      50,852         16,286         16,185
                                                                                  ---------      ---------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of patents and trademarks ...........................................        (185)           (69)            --
 Purchase of property and equipment ...........................................      (8,684)        (5,902)        (5,644)
 Increase in restricted cash ..................................................      (2,600)            --             --
 Additional consideration for purchased businesses ............................      (1,026)        (9,375)        (3,270)
 Proceeds from sale of equity securities ......................................          --             --            843
 Proceeds from sale of business ...............................................      31,361             --             --
 Purchase of businesses, net of cash acquired .................................     (90,512)        (8,818)       (39,365)
                                                                                  ---------      ---------     ----------
 Net cash used in investing activities ........................................     (71,646)       (24,164)       (47,436)
                                                                                  ---------      ---------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the issuance of common stock ...................................          --             --        117,979
 Proceeds from the exercise of stock options ..................................       8,471          4,227         10,160
 Repurchases of treasury stock ................................................     (22,684)       (26,054)          (723)
 Proceeds from the sale of put options ........................................          --            525             --
 Proceeds from issuance of treasury shares for the exercise of stock options ..          --             --            686
 Cash paid for deferred loan costs ............................................          --             --           (545)
 Cash paid for financing costs ................................................      (4,599)          (326)            --
 Borrowings of long-term debt .................................................     148,278             --             --
 Repayments of long-term debt .................................................      (1,688)          (730)          (676)
 Repayments of debt assumed in acquisitions ...................................          --             --         (1,315)
 Borrowings under line of credit ..............................................      31,830         32,372         98,286
 Repayments under line of credit ..............................................     (32,098)       (32,447)      (130,981)
                                                                                  ---------      ---------     ----------
 Net cash provided by (used in) financing activities ..........................     127,510        (22,433)        92,871
 Effect of exchange rate changes on cash and cash equivalents .................         833           (126)        (1,459)
 Net cash used in discontinued operations .....................................      (8,612)        (4,139)       (14,336)
                                                                                  ---------      ---------     ----------
 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .........................      98,937        (34,576)        45,825
 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...............................      12,913         47,489          1,664
                                                                                  ---------      ---------     ----------
 CASH AND CASH EQUIVALENTS, END OF PERIOD .....................................   $ 111,850      $  12,913     $   47,489
                                                                                  =========      =========     ==========
 CASH AND CASH EQUIVALENTS, END OF PERIOD
  CONTINUING OPERATIONS .......................................................   $ 111,850      $  12,913     $   47,489
  DISCONTINUED OPERATIONS .....................................................          76          3,638          6,230
                                                                                  ---------      ---------     ----------
                                                                                  $ 111,926      $  16,551     $   53,719
                                                                                  =========      =========     ==========

The accompanying notes are an integral part of these consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Company and nature of business.Armor Holdings, Inc. (the "Company" or "Armor") is a leading manufacturer and provider of specialized security products; training and support services related to these products; vehicle armor systems; military helicopter seating systems, aircraft and land vehicle armor systems; protective equipment for military personnel; and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our products, vehicle armor systems and human safety and survival systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. Effective in the first quarter 2004, we instituted a new segment reporting format to include three reportable business divisions: Aerospace & Defense Group, the Products Division and the Mobile Security Division. The Aerospace & Defense Group was formed upon the completion of our acquisition of Simula, Inc. on December 9, 2003, and results have been included herein since the acquisition date. The Aerospace & Defense Group also includes the military business, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and other military vehicle armor programs, which previously were included in the Mobile Security Division. The Aerospace & Defense Group also includes the SAPI plate produced by our Protech subsidiary in Pittsfield, Massachusetts, which was previously reported as part of the Products Division. The historical results of these businesses have been reclassified as part of the Aerospace & Defense Group. This reporting change was made to better reflect management's approach to operating and directing the businesses, and, in certain instances, to align financial reporting with our market and customer segments. Prior period segment data has been restated to conform to the 2003 presentation. ArmorGroup Services has been classified as discontinued operations. The amounts disclosed in the footnotes are related to continuing operations unless otherwise indicated.


CONTINUING OPERATIONS

     Aerospace & Defense. Our Aerospace & Defense Group supplies human safety and survival systems to the U.S. military, and major Aerospace & Defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for M1114 Up-Armored HMMWVs. We are also under contract with the U.S. Army to provide spare parts, logistics and ongoing field support services for the currently installed base of approximately 4,415 Up-Armored HMMWVs. Additionally, we provide blast and ballistic protection kits for the standard HMMWVs, which are installed on existing equipment in the field. Our Aerospace & Defense Group is also subcontracted to develop a ballistic and blast protected armored and sealed truck cab for the High Mobility Artillery Rocket System (HIMARS), a program recently transitioned by the U.S. Army and U.S. Marine Corps from developmental to a low rate of initial production, deliveries of which commenced in 2003. We also supply armor sub-systems for other tactical wheeled vehicles. Through Simula, we provide military helicopter seating systems, helicopter cockpit airbag systems, aircraft and land vehicle armor kits, body armor and other protective equipment for military personnel, emergency bailout parachutes and survival ensembles worn by military aircrew. The primary customers for our products are the U.S. Army, U.S. Marine Corps, Boeing, and Sikorsky Aircraft. Most of Simula's aviation safety products are provided on a sole source basis. The U.S. armed forces have adopted ceramic body armor as a key element of the protective ensemble worn by our troops in Iraq and Afghanistan. Simula was the developer of this specialized product called SAPI, and is the largest supplier to U.S. forces.

     Products. Our Products Division manufactures and sells a broad range of high quality security products, equipment and related consumable items, such as concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories, weapon maintenance products, foldable ladders and specialty gloves. Our products are marketed under brand names that are well established in the

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

military and law enforcement communities such as AMERICAN BODY ARMORTM, B-SQUARE (Registered Trademark), BREAK FREE (Registered Trademark), CLP (Registered Trademark), DEFENSE TECHNOLOGY/FEDERAL LABORATORIES (Registered Trademark), DEF-TEC PRODUCTS (Registered Trademark), DISTRACTION DEVICE (Registered Trademark), FEDERAL LABORATORIES (Registered Trademark), FERRET (Registered Trademark), FIRST DEFENSE (Registered Trademark), IDENTICATOR (Registered Trademark), IDENTIDRUG (Registered Trademark), IMPAKTM, LIGHTNING POWDER (Registered Trademark), MONADNOCK (Registered Trademark), NIK (Registered Trademark), O'GARA-HESS & EISENHARDT ARMORING COMPANY (Registered Trademark), PROTECHTM, QUIKSTEP LADDERSTM, SAFARILAND DESIGN (Registered Trademark), SPEEDFEED (Registered Trademark), and 911EP and DESIGNTM. We sell our products through a network of over 350 distributors and sales agents, including approximately 200 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies.

     Mobile Security. Our Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for privately owned vehicles. We armor a variety of privately owned commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our customers in this business include international corporations and high net worth individuals. In addition, we supply ballistic and blast protected armoring systems to U.S. federal law enforcement and intelligence agencies and foreign heads of state.


DISCONTINUED OPERATIONS

     On April 17, 2003, we announced that we had completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and Low Voltage Systems Technologies, Inc. to Aerwav Integration Systems, Inc. ("AIS"). AIS is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million collateralized note due in two years and a warrant for approximately 2.5% of AIS. We have recorded a loss of $366,000 on the sale.


     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33,660,000 in consideration to a group of private investors led by Granville Baird Capital Partners of London, England and Management. We received $31,360,000 in cash at closing and are scheduled to receive another $2,300,000 by the end of 2004, of which $375,000 has been received through March 6, 2004. We have recorded a loss of $8.8 million on the sale in the fourth quarter of 2003. In accordance with generally accepted accounting principles, unrealized gains and losses, which are included in equity as accumulated other comprehensive income or loss, are not recognized until the period in which the related assets and liabilities are disposed of.

     At December 31, 2003, our litigation support services subsidiary remains as our only operating discontinued operations subsidiary. We are actively attempting to sell this business.


ACCOUNTING POLICIES

     Principles of consolidation. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. In consolidation, all material inter-company balances and transactions have been eliminated. Results of operations of companies acquired in transactions accounted for under the purchase method of accounting are included in the financial statements from the date of the acquisition.

     Cash and cash equivalents. We consider all highly liquid investments purchased with maturities of three months or less, at date of purchase, to be cash equivalents.

     Restricted cash. Restricted cash includes $2.6 million held in trust for the benefit of the Ontario Industrial Development Authority Variable Rate Demand Industrial Development Revenue Bonds, Series 1989 bondholders. On January 2, 2004, the restrictions were released and the funds were used to pay off the bonds in full.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Concentration of credit risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with what it believes to be various high quality banks. Amounts held in individual banks may periodically exceed, for brief time periods, federally insured amounts. Our accounts receivable consist of amounts due from customers and distributors located throughout the world. International product sales generally require cash in advance or confirmed letters of credit on United States ("U.S.") banks. We maintain reserves for potential credit losses. As of December 31, 2003 and 2002, management believes that we have no significant concentrations of credit risk excluding the U.S. military.

     Inventories. Inventories are stated at the lower of cost or market determined on the first-in, first-out ("FIFO") method.

     Fair value of financial instruments. The carrying value of cash and cash equivalents, accounts receivable, other receivables, accounts payable, and short and long-term debt approximates fair value at December 31, 2003 and 2002.

     Derivative Instruments and Hedging Activities. We account for derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedge Activities" (SFAS 133) as amended. All derivative instruments are recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair-value hedge transactions in which we hedge changes in an asset's, liability's, or firm commitment's fair value, changes in the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item's fair value. We adopted SFAS 133 in the first quarter of 2001. However, we had no derivatives to be measured at the time of adoption. We do not hold or issue interest rate swap agreements or other derivative instruments for trading purposes.

     Changes in the fair value of the interest rate swap agreements offset changes in the fair value of the fixed rate debt due to changes in the market interest rate. Accordingly, the other assets on the Condensed Consolidated Balance Sheet as of December 31, 2003 increased by $5.9 million, which reflected an increase in the fair value of the interest rate swap agreements. The corresponding increase in the hedge liability was recorded in long-term debt. The agreements are deemed to be a perfectly effective fair value hedge and therefore qualify for the short-cut method of accounting under SFAS 133. As a result, no ineffectiveness is expected to be recognized in our earnings associated with the interest rate swap agreements.

     Property and equipment. Property and equipment are carried at cost less accumulated depreciation. Upon disposal of property and equipment, the appropriate accounts are reduced by the related cost and accumulated depreciation. The resulting gains and losses are reflected in consolidated earnings. Depreciation is computed using the straight-line method over the estimated lives of the related assets as follows:



Buildings and improvements .........   5 -- 39 years
Machinery and equipment ............    3 -- 7 years

     Goodwill. Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a purchase business combination. Goodwill and other intangible assets are stated on the basis of cost. The $122.9 million in goodwill resulting from acquisitions made by the Company subsequent to June 30, 2001 was immediately subjected to the non-amortization provisions of SFAS 142. See also Impairment and Recent Accounting Pronouncements which follows.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Patents, licenses and trademarks. Patents, licenses and trademarks were primarily acquired through acquisitions accounted for by the purchase method of accounting. Such assets are amortized on a straight-line basis over their remaining lives useful lives.

     Impairment. Long-lived assets, including certain identifiable intangibles and goodwill, are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of the asset in question may not be recoverable including, but not limited to, a deterioration of profits for a business segment that has long-lived assets, and when other changes occur which might impair recovery of long-lived assets. Management has reviewed our long-lived assets and has taken impairment charges of $12.4 million in fiscal 2003 and $30.3 million in fiscal 2002 to reduce the carrying value of the Services Division to estimated realizable value. The method used to determine the existence of an impairment would be generally by undiscounted operating cash flows estimated over the remaining useful lives of the related long-lived assets or estimated realizable amounts on assets of discontinued operations. Impairment is measured as the difference between fair value and unamortized cost at the date impairment is determined.

     Research and development. We engage in ongoing engineering, research and development activities to improve the reliability, performance and cost-effectiveness of our existing products. We also design and develop new products in an ongoing effort to anticipate and meet our customers' evolving needs. Research and development costs are included in operating expenses as incurred and for the years ended December 31, 2003, 2002 and 2001, approximated $4,015,000, $2,968,000 and $2,353,000, respectively.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Significant estimates inherent in the preparation of the accompanying consolidated financial statements include the carrying value of long-lived assets, valuation allowances for receivables, inventories and deferred income tax assets, liabilities for potential litigation claims and settlements, and contract contingencies and obligations. Actual results could differ from those estimates.

     Income taxes. We account for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under the asset and liability method specified thereunder, deferred taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred tax liabilities are offset by deferred tax assets relating to net operating loss carryforwards and deductible temporary differences. Future benefits obtained either from utilization of net operating loss carryforwards or from the reduction in the income tax asset valuation allowance existing on September 20, 1993 have been and will be applied to reduce reorganization value in excess of amounts allocable to identifiable assets. At December 31, 2003 and 2002, our consolidated foreign subsidiaries have unremitted earnings of approximately $9.0 million and $3.0 million, respectively, on which we have not recorded a provision for United States Federal income taxes since these earnings are considered to be permanently reinvested. Such foreign earnings have been taxed according to the regulations existing in the countries in which they were earned.

     Revenue recognition. We record products revenue at the time of shipment. Returns are minimal and do not materially affect the financial statements.

     We record Aerospace & Defense Group revenue related to government contracts which results principally from fixed price contracts and is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectibility is probable. Generally, all of these conditions are met when the Company ships products to its customers. M1114 Up-Armored HMMWV units sold to the U.S. Government are considered sold when the onsite Department of Defense officer finishes the inspection of the M1114 Up-Armored HMMWV and approves it for delivery. Revenues related to nonrefundable license fees that are payable at the

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

initiation of a licensing agreement are recognized immediately in income when received or when collectibility is reasonably assured, provided that there are no future obligations or performance requirements. Non-refundable license fees that are in essence, a prepayment of future royalties, are recognized as revenue on a straight-line basis over the term of the initial license.

     We record revenue of the Aerospace & Defense Group and Mobile Security Division when the vehicle is shipped, except for larger commercial contracts typically longer than four months in length and the contract for the delivery of M1114 Up-Armored HMMWVs to the U.S. Government, which continues through 2005. Revenue from such contracts is recognized on the percentage of completion, units-of-work performed method. Should such contracts be in a loss position, the entire estimated loss would be recognized for the balance of the contract at such time. Current contracts are profitable.

     We record service revenue as services are provided on a contract-by-contract basis. Revenues from service contracts are recognized over the term of the contract.

     Advertising. We expense advertising costs as expense in the period in which they are incurred.

     Earnings per share. Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding compounding the effects of all potentially dilutive common stock equivalents, principally options, except in cases where the effect would be anti-dilutive.

     Comprehensive income and foreign currency translation. In accordance with SFAS No. 130, "Reporting Comprehensive Income", assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the current rate of exchange existing at year-end and revenues and expenses are translated at the average monthly exchange rates. The cumulative translation adjustment, net of tax, which represents the effect of translating assets and liabilities of our foreign operations is recorded as an increase of equity of $3,936,000 and a reduction of equity of $(4,169,000) for the years ended December 31, 2003 and 2002, respectively, and is classified as accumulated other comprehensive loss. The current year change in the accumulated amount, net of tax, is included as a component of comprehensive income.

     Stock options and grants. SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation costs is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. We have elected to continue to account for its employee stock compensation plans under APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     If compensation cost for stock option grants had been determined based on the fair value on the grant dates for 2003, 2002 and 2001 consistent with the method prescribed by SFAS No. 123, the Company's net earnings and earnings per share would have been adjusted to the pro forma amounts indicated below:




                                              2003           2002          2001
                                           ----------   -------------   ----------
                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
     Net income as reported ............    $ 10,886      $ (17,689)     $ 10,128
     Deduct: Total stock-based employee
       compensation expense determined
       under fair value based method for
       all awards, net of related tax
       effects .........................      (4,157)        (5,053)       (2,435)
                                            --------      ---------      --------
                                            $  6,729      $ (22,742)     $  7,693
                                            ========      =========      ========

     Earnings per share:
       Basic -- as reported ............    $   0.39      $   (0.58)     $   0.42
                                            ========      =========      ========
       Basic -- pro forma ..............    $   0.24      $   (0.75)     $   0.32
                                            ========      =========      ========

       Diluted -- as reported ..........    $   0.38      $   (0.57)     $   0.41
                                            ========      =========      ========
       Diluted -- pro forma ............    $   0.23      $   (0.74)     $   0.31
                                            ========      =========      ========

     Reclassifications. Certain reclassifications have been made to the 2002 and 2001 financial statements in order to conform to the presentation adopted for 2003. These reclassifications had no effect on net income or retained earnings.


     Recent accounting pronouncements. In June 2001, the Financial Accounting Standards Board issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. In addition, this statement requires that goodwill be tested for impairment at least annually at the reporting unit level. We implemented SFAS No. 142 on January 1, 2002. In connection with the adoption of SFAS 142, we completed in the second quarter of 2002 the transitional goodwill impairment test that compared the fair value of each reporting unit to its carrying value and determined that no impairment existed. The goodwill resulting from acquisitions made by us subsequent to June 30, 2001, was immediately subject to the non-amortization provisions of SFAS 142.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Had we been accounting for goodwill under SFAS 142 for 2001, our net income and earnings per share would have been as follows:


                                                                      DECEMBER 31, 2001
                                                           --------------------------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
      Reported net income ................................                $ 10,128
      Add back goodwill amortization, net of tax .........                   3,044
                                                                          --------
      Actual/pro forma adjusted net income ...............                $ 13,172
                                                                          ========
      Basic earnings per share
      Reported basic income per share ....................                $   0.42
      Goodwill amortization, net of tax ..................                    0.13
                                                                          --------
      Actual/pro forma basic income per share ............                $   0.55
                                                                          ========
      Diluted earnings per share
      Reported diluted income per share ..................                $   0.41
      Goodwill amortization, net of tax ..................                    0.12
                                                                          --------
      Actual/pro forma diluted income per share ..........                $   0.53
                                                                          ========

     In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and Interpretation of FASB Statements No. 5, 57 and 107 and Rescission of FASB Interpretation No. 34" ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. We adopted the provisions of this Statement on January 1, 2003, which did not have a significant impact on our consolidated financial statements.

     In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable-Interest Entities -- an Interpretation of ARB No. 51" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: (1) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity and (2) the equity investors lack one or more of the following essential characteristics of a controlling financial interest:

    o The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights

    o The obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities

    o The right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected losses.

     This Interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 did not have a significant impact on our consolidated financial statements.

     In December 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" (revised December 2003) ("FIN 46(R)"). The provisions of FIN 46(R) are as follows:

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    o Provides that the condition that would preclude an enterprise from applying the scope exception of FIN 46 for certain entities that are businesses if that enterprise and/or its related parties participated significantly in the design or redesign of the entity should not apply if the entity is a franchisee.

    o An enterprise shall not consolidate a governmental organization and shall not consolidate a financing entity established by a governmental organization unless the financing entity (a) is not a governmental organization and (b) is used by the business enterprise in a manner similar to a variable interest entity in an effort to circumvent the provisions of Interpretation 46(R).

    o A troubled debt restructuring, as defined in paragraph 2 of FASB Statement No. 15, Accounting by Debtors and Creditors for Troubled Debt Restructurings, as amended, shall be accounted for in accordance with that Statement and is not an event that requires the reconsideration of whether the entity involved is a variable interest entity or whether an enterprise with a variable interest in a variable interest entity is the primary beneficiary of that entity.

    o Provides that an enterprise with an interest in an entity to which the provisions of FIN 46 have not been applied as of December 24, 2003, shall apply FIN 46 or FIN 46(R) to that entity in accordance with the effective date provisions of FIN 46(R) as described below.

    o FIN 46(R) should be applied no later than the end of the first reporting period that ends after March 15, 2004 (as of March 31, 2004 for the Company). However, prior to the required application of FIN 46(R), the Company must apply FIN 46 or FIN 46(R) to those entities that are considered to be special-purpose entities no later than as of the end of the first reporting period that ends after December 15, 2003 (as of December 31, 2003 for the Company).

     We do not have, nor have had, any interests in variable interest entities that are subject to the provisions of FIN 46 or FIN 46(R).

     In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 establishes a "primary-asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. SFAS 144 requires that a long-lived asset to be (1) abandoned, (2) exchanged for a similar productive asset, or (3) distributed to owners in a spin-off be considered held and used until it is abandoned, exchanged, or distributed. SFAS 144 requires (1) that spin-offs and exchanges of similar productive assets be recorded at the lower of carrying value or fair value, and that such assets be classified as held and used until disposed of and (2) that any impairment loss resulting from a spin-off or exchange of similar productive assets be recognized upon asset disposition. SFAS 144 provides for total assets and total liabilities of discontinued business segments to be presented in separate captions in assets and liabilities and also provides that future losses, if any, of discontinued business segments shall be reported as incurred. We adopted SFAS 144 effective January 1, 2002. The reclassification of the Services Division to discontinued operations and subsequent reduction in its carrying value was in accordance with the provisions of SFAS 144.

     In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145, "Rescission on FASB 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections" (SFAS 145). Under SFAS 145, gains and losses related to the extinguishment of debt should no longer be segregated on the income statement from continuing operations. The provisions of SFAS 145 are effective for fiscal years beginning after May 15, 2002.

     In June 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 is effective for exit or disposal activities initiated on or after December 31, 2002. The effects of adopting this standard did not have a material effect on us.

     In December 2002, the FASB issued Statement of Financial Accounting Standard 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement of Financial Accounting Standard 123, "Accounting for Stock-Based Compensation" (SFAS 123), to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosures required by SFAS 148 are included in this document.

     In April 2003, the FASB issued Statement of Financial Accounting Standard No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 149 is effective for contracts entered into or modified and hedging relationships designated after June 30, 2003, except for the provisions of SFAS 149 that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective effective dates. Adoption of this standard had no effect on us.

     In May 2003, the FASB issued Statement of Financial Accounting Standard No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. Adoption of this standard had no effect on us.

     In May 2003, the FASB issued FASB Staff Position No. 146-1, "Determining Whether a One-Time Termination Benefit Offered in Connection with an Exit or Disposal Activity is, in Substance, an Enhancement to an Ongoing Benefit Arrangement." This Staff Position states that in order to be considered an enhancement to an ongoing benefit arrangement, the additional termination benefits must represent a revision to the ongoing arrangement that is not limited to a specified termination event or a specified future period. Otherwise the additional termination benefits should be considered one-time termination benefits accounted for under SFAS 146. The guidance in this Staff Position is effective for exit or disposal activities initiated in interim or annual reporting periods beginning after September 15, 2003. The adoption of this Staff Position is not expected to have a material impact on our consolidated financial statements.


2. DISCONTINUED OPERATIONS

     In January 2001, our management approved a restructuring plan to close its U.S. investigative businesses, realign the division's organization, eliminate excess facilities and reduce overhead in its businesses worldwide. In connection with this restructuring plan, the division performed a review of its long-lived assets to identify potential impairments. Pursuant to this restructuring plan, ArmorGroup i) eliminated 26 employees, primarily from its investigative businesses, ii) eliminated an additional 24

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

employees from its security business, iii) incurred lease and other exit costs as a result of the closure of its investigative businesses, and iv) wrote-down the value of both tangible and intangible assets as a result of the impairment review. All of the significant actions contemplated by the restructuring plan have been completed.

     As a result of the restructuring plan, we recorded a pre-tax charge of $10.3 million. As of December 31, 2003, we had a remaining liability of $140,000 after fiscal year 2003 utilization of $130,000 relating to lease termination costs. The remaining liability has been classified in accrued expenses and current liabilities of discontinued operations on the consolidated balance sheet.

     On July 15, 2002, we announced plans to sell the Services division and the retention of Merrill Lynch & Company to assist in the sale. In accordance with Statement of Accounting Standards 144, Accounting for Impairment or Disposal of Long-Lived Assets, the assets and liabilities of the Services division have been classified as held for sale, with its operating results in the current and prior periods reported in discontinued operations for the year ended December 31, 2003, 2002 and 2001. Cyconics International Training Services, Inc., a subsidiary providing certain training services, formerly reported as a part of the Services Division is not included in the amounts classified as assets held for sale. The assets and liabilities as well as the operating results of Cyconics International Training Services, Inc. have been reclassified to the Products Division where management oversight currently resides.

     On April 17, 2003, we announced that we had completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and Low Voltage Systems Technologies, Inc. to Aerwav Integration Systems, Inc. ("AIS"). AIS is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million collateralized note due in two years and a warrant for approximately 2.5% of AIS. $375,000 of the balance due was paid in advance in November 2003. In accordance with SFAS 144, we have recorded a loss of $366,000 on the sale.

     Based upon our analysis and discussions with our advisors regarding the estimated realizable value, net of selling costs, of the Services Division, we reduced its carrying value and recorded net impairment charges of $12.4 million and $30.3 million in fiscal 2003 and 2002, respectively. The 2003 impairment charges consisted of a non-cash goodwill reduction. The fiscal 2002 impairment charges consisted of approximately $6.1 million in estimated disposal costs and a $24.2 million non-cash goodwill reduction. The benefit for income taxes for discontinued operations was $8.3 million and $2.4 million for fiscal 2003 and 2002, respectively. The reductions in the carrying value of the Services Division were management's best estimate based upon the information currently available, including discussions with our investment bankers.

     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33,660,000 in total consideration to a group of private investors led by Granville Baird Capital Partners of London, England and Management. We received $31,360,000 in cash at closing and are scheduled to receive another $2,300,000 by the end of 2004, of which we have received $375,000 through March 6, 2004. We recorded a loss of $8.8 million on the sale in the fourth quarter of 2003. In accordance with generally accepted accounting principles, unrealized gains and losses, which are included in equity as accumulated other comprehensive income or loss, are not recognized until the period in which the related assets and liabilities are disposed of.

     At December 31, 2003, our litigation support services subsidiary remains in discontinued operations. The actual proceeds from the disposal of this business may differ materially from our current estimates and therefore could result in either a gain or a loss upon final disposal. We are actively attempting to sell this business.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the operating results of the discontinued operations for the years ended December 31, 2003, 2002 and 2001.


                                                      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                          2003             2002             2001
                                                     --------------   --------------   -------------
                                                                     (IN THOUSANDS)

       Revenue ...................................     $  95,124        $  98,263        $ 94,928
       Cost of sales .............................        66,780           75,779          65,021
                                                       ---------        ---------        --------
       Gross profit ..............................        28,344           22,484          29,907
       Operating expenses ........................        19,910           30,588          24,496
       Amortization expense ......................            --               --           1,519
       Charge for impairment of long-lived
        assets ...................................        21,535           30,296              --
       Restructuring and related charges .........            --               --          10,257
       Integration and other charges .............           776            2,623             776
                                                       ---------        ---------        --------
       Operating loss ............................       (13,877)         (41,023)         (7,141)
       Interest expense, net .....................            16              346             143
       Other expense (income), net ...............           479               99            (218)
                                                       ---------        ---------        --------
       Loss from discontinued operations
        before benefit for income taxes ..........       (14,372)         (41,468)         (7,066)
       Benefit for income taxes (a) ..............        (8,252)          (2,442)         (2,510)
                                                       ---------        ---------        --------
       Loss from discontinued operations .........     $  (6,120)       $ (39,026)       $ (4,556)
                                                       =========        =========        ========

a) Fiscal 2002 income taxes exclude additional expense of $1,475,000 per paragraphs 26 and 27 of SFAS No. 109 included in income from continuing operations on a consolidated basis. See Note 13.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the assets and liabilities of our discontinued operations:





                                                                   DECEMBER 31,     DECEMBER 31,
                                                                       2003             2002
                                                                  --------------   -------------
                                                                          (IN THOUSANDS)
     Assets
       Cash and cash equivalents ..............................       $   76          $ 3,638
       Accounts receivable, net ...............................          549           16,228
       Other current assets ...................................          128            8,959
                                                                      ------          -------
        Total current assets ..................................          753           28,825
       Property and equipment, net ............................        1,206           12,481
       Goodwill, net ..........................................          356           12,995
       Other assets............................................           41            4,809
                                                                      ------          -------
       Total assets of discontinued operations ................       $2,356          $59,110
                                                                      ======          =======

     Liabilities
       Current portion of long-term debt ......................       $  125          $   186
       Short-term debt ........................................           --              350
       Accounts payable .......................................            5            2,405
       Accrued expenses and other current liabilities .........          496           14,284
                                                                      ------          -------
        Total current liabilities .............................          626           17,225
       Long-term debt .........................................           --              168
                                                                      ------          -------
     Total liabilities of discontinued operations .............       $  626          $17,393
                                                                      ======          =======

3. COMPREHENSIVE INCOME


     The components of comprehensive income (loss), net of tax benefits of zero, $364,000 and $713,000 for the years ended December 31, 2003, 2002 and 2001, are listed below:




                                                DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                    2003             2002             2001
                                               --------------   --------------   -------------
                                                               (IN THOUSANDS)
     Net income (loss) .....................       $10,886        $ (17,689)       $ 10,128
     Other comprehensive income (loss):

       Sale of ArmorGroup ..................         3,231               --              --
       Foreign currency translations, net of
        tax ................................         4,874              304          (2,789)
                                                   -------        ---------        --------
     Comprehensive income (loss) ...........       $18,991        $ (17,385)       $  7,339
                                                   =======        =========        ========

     In accordance with generally accepted accounting principles, unrealized gains and losses, which are included in equity as accumulated other comprehensive income or loss, are not recognized until the period in which the related assets and liabilities are disposed of.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. BUSINESS COMBINATIONS


     We have completed numerous purchase business combinations for cash and/or shares of our common stock and assumption of liabilities in certain cases. In the three years in the period ended December 31, 2003, the following acquisitions were completed:




                                                      TOTAL           SHARES       VALUE OF
                                                  CONSIDERATION       ISSUED        SHARES
                                                 ---------------   ------------   ---------
                                                    (IN THOUSANDS, EXCEPT SHARES ISSUED)
     2003
     ----
     Aggregate 2003 acquisitions (1) .........       $90,512               --          --
     Additional purchase price paid/issued
       for deferred consideration ............         1,026               --          --
                                                     -------               --          --
                                                     $91,538               --          --
                                                     =======        =========     =======
     2002
     ----
     Aggregate 2002 acquisitions (2) .........       $ 8,818               --          --
     Additional purchase price paid/issued
       for acquisition earnouts ..............         9,375               --          --
                                                     -------               --          --
                                                     $18,193               --          --
                                                     =======        =========     =======
     2001
     ----
     Aggregate 2001 acquisitions (3) .........       $59,887        1,224,302     $19,604
     Additional purchase price paid/issued
       for acquisition earnouts ..............         3,904           68,888       1,087
                                                     -------        ---------     -------
                                                     $63,791        1,293,190     $20,691
                                                     =======        =========     =======

      (1)   Includes Simula, Inc. and Hatch Imports, Inc.


      (2) Includes Speedfeed, Inc., Foldable Products Group, B-Square, Inc., Evi-Paq, Inc., Trasco Bremen and 911 Emergency Products.


      (3)   Includes O'Gara-Hess & Eisenhardt Companies, Guardian and
            Identicator.


     On December 9, 2003, we acquired all of the outstanding stock of Simula, for approximately $84.8 million in cash including transaction costs. Simula is a safety technology company that supplies human safety and survival systems to all branches of the United States military, major aerospace and defense prime contractors. Its core markets are military aviation safety, military personnel safety, and land and marine safety. Simula is a provider of military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel and technologies used to protect humans in a variety of life-threatening or catastrophic situations.


     As a result of the acquisition, we expect to: (1) strengthen our position as a leading mid-tier defense and security industry consolidator through increased scale and scope; (2) increase our relevance to Department of Defense customers and programs; (3) diversify our business mix by adding fixed-wing and rotorcraft crashworthy seating; (4) combine body armor capabilities of Simula and PROTECH, one of our subsidiaries, supplementing our position in the SAPI market; (5) achieve cross-selling opportunities by leveraging our global sales force and relationships; and (6) offer opportunities for cost reduction through integration savings and rationalization of operations.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The acquisition was accounted for as a purchase business combination, and accordingly, the results of operations were included in our financial statements after December 9, 2003. The cost to acquire Simula has been allocated to the assets acquired and liabilities assumed according to their estimated fair values at the time of the acquisition as follows:


                                                        (IN THOUSANDS)
                                                       ---------------
            Working capital ........................      $   5,027
            Property and equipment .................          5,360
            Other long-term assets .................            434
            Assumed note payable ...................        (31,135)
            Assumed long-term liabilities ..........         (1,704)
            Customer-related intangible ............         25,140
            Technology-related intangible ..........          8,814
            Goodwill (Deductible) ..................         72,816
                                                          ---------
                                                          $  84,752
                                                          =========

     The customer-related intangible asset relates to acquired customer relationships and is being amortized over a 14-year weighted-average useful life on a straight-line basis. The technology-related intangible asset relates to certain acquired technology and is being amortized over an eight-year weighted-average useful life on a straight-line basis.


     During 2002, we completed the acquisition of Speedfeed, Inc., Foldable Products Group, B-Square, Inc., Evi-Paq, Inc., Trasco Bremen and 911 Emergency Products.


     On August 23, 2001, we completed our acquisition of Security Products and Services Group of the Kroll-O'Gara Company, including the O'Gara-Hess & Eisenhardt subsidiary ("O'Gara"). O'Gara is the prime contractor to the U.S. Military for the supply of armoring and blast protection for HMMWVs and armors a variety of vehicles, including limousines, sedans, sport utility vehicles, and money transport vehicles, to protect against varying degrees of ballistic and blast threats.


     Businesses acquired are included in consolidated results from the date of acquisition. Pro forma results of the 2003 acquisition of Hatch Imports, Inc. and the 2002 acquisitions are not presented, as they would not differ by a material amount from actual results. The following unaudited pro forma consolidated results are presented to show the results on a pro forma basis as if the 2003 acquisition of Simula had been made as of January 1, 2002:





                                                                   2003          2002
                                                              ------------- -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)

     Revenues from continuing operations ....................   $ 443,881     $ 379,521
     Net income from continuing operations ..................   $  20,212     $  19,935
     Basic earnings per share from continuing operations.....   $    0.72     $    0.66
     Diluted earnings per share from continuing
      operations ............................................   $    0.70     $    0.64
     Weighted average shares -- basic .......................      28,175        30,341
     Weighted average shares -- diluted .....................      28,954        30,957

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The changes in the carrying amount of goodwill for the year ended December 31, 2003, are as follows:




                                                AEROSPACE &                   MOBILE
                                                  DEFENSE       PRODUCTS     SECURITY       TOTAL
                                               -------------   ----------   ----------   ----------
                                                                  (IN THOUSANDS)

     Balance at January 1, 2003 ............      $    --       $60,143      $38,593     $ 98,736
     Goodwill acquired during year .........       72,816         4,262         (107)      76,971
                                                  -------       -------      -------     --------
     Balance at December 31, 2003 ..........      $72,816       $64,405      $38,486     $175,707
                                                  =======       =======      =======     ========

5. INVENTORIES


     The components of inventory as of December 31, 2003 and 2002 are as follows:





                                    2003         2002
                                 ----------   ----------
                                     (IN THOUSANDS)
     Raw materials ...........    $40,397      $30,211
     Work-in-process .........     25,422       15,733
     Finished goods ..........     14,708       16,386
                                  -------      -------
                                  $80,527      $62,330
                                  =======      =======

6. PROPERTY AND EQUIPMENT


     Property and equipment as of December 31, 2003 and 2002 are summarized as follows:





                                                2003           2002
                                            ------------   ------------
                                                  (IN THOUSANDS)
     Land ...............................    $   5,940      $   5,557
     Buildings and improvements .........       29,776         23,964
     Machinery and equipment ............       40,906         30,534
                                             ---------      ---------
     Total ..............................       76,622         60,055
     Accumulated depreciation ...........      (19,046)       (12,919)
                                             ---------      ---------
                                             $  57,576      $  47,136
                                             =========      =========

     Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was approximately $5,719,000, $4,953,000 and $3,031,000 respectively. In the statement of operations of continuing operations for the years ended December 31, 2003, 2002 and 2001, depreciation expense has been reduced by $130,000 in each year for the amortization of the proceeds received under an economic development grant received from the Department of Housing and Urban Development.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities as of December 31, 2003 and 2002 are summarized as follows:





                                                            2003         2002
                                                         ----------   ----------
                                                             (IN THOUSANDS)
     Accrued expenses ................................    $40,787      $16,988
     Customer deposits ...............................     14,651        6,302
     Deferred consideration for acquisitions .........      2,780        1,826
                                                          -------      -------
                                                          $58,218      $25,116
                                                          =======      =======

8. DEBT




                                                                        2003           2002
                                                                    ------------   -----------
                                                                          (IN THOUSANDS)
     Credit facility (a) ........................................    $      --      $     --
     Senior Subordinated Notes (b) ..............................      147,600            --
     Senior Subordinated Convertible Notes (c) ..................       31,135            --
     Ontario Industrial Development Authority Variable
       Rate Demand Industrial Development Revenue
       Bonds, Series 1989 payable in annual installments
       of $200 to $300, through August 1, 2014, with
       interest paid monthly at varying rates ...................        2,600         2,800
     Note payable in scheduled installments through
       2013, with an interest rate of 5%. .......................        1,508         1,582
     Economic Development Revenue Bonds, payable in
       scheduled installments through September 2016,
       with a variable interest rate approximating 85% of
       the bond equivalent yield of the 13-week U.S.
       Treasury bills (not to exceed 12%) which
       approximated 1.5% at December 31, 2002. ..................           --         1,075
     Note to former officer payable in monthly principal
       and interest installments of $7 through December
       31, 2009 with an imputed interest rate of 9.25% ..........          359           399
     Minimum guaranteed royalty to former officer payable
       in monthly principal and interest installments of $4
       through August 2005, with an imputed interest rate
       of 9.2% ..................................................           73           114
     Minimum guaranteed royalty to former officer payable
       in monthly principal and interest installments of
       $36 through April 2005, with an imputed interest
       rate of 7.35% ............................................          542           915
     Note payable in schedule installments through 2008,
       with an interest rate of 3% ..............................          739            --
     Plus fair value of interest rate swaps (d) .................        5,851            --
                                                                     ---------      --------
                                                                     $ 190,407      $  6,885
     Less current portion .......................................      (32,107)       (1,813)
                                                                     ---------      --------
                                                                     $ 158,300      $  5,072
                                                                     =========      ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (a) Credit Facility -- On August 12, 2003, we terminated our existing credit facility and entered into a new collateralized revolving credit facility with Bank of America, N.A., Wachovia Bank, N.A. and Key Bank, N.A. The new credit facility is a five-year revolving credit facility and, among other things, provides for: 1) total maximum borrowings of $60 million; 2) a $25 million sub-limit for the issuances of standby and commercial letters of credit; 3) a $5 million sub-limit for swing-line loans; and 4) a $5 million sub-limit for multi-currency borrowings. All borrowings under the new credit facility will bear interest at either 1) a rate equal to LIBOR, plus an applicable margin ranging from 1.125% to 1.625%; 2) an alternate base rate which will be the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus 0.50%; or 3) with respect to foreign currency loans, a fronted offshore currency rate, plus an applicable margin ranging from 1.125% to 1.625%, depending on certain conditions.

     The Credit Facility is guaranteed by certain of our direct and indirect domestic subsidiaries and is collateralized by, among other things, (i) a pledge of all of the issued and outstanding shares of stock or other equity interests of certain of our domestic subsidiaries, (ii) a pledge of 65% of the issued and outstanding voting shares of stock or other voting equity interests of certain of our direct and indirect foreign subsidiaries, (iii) a pledge of 100% of the issued and outstanding nonvoting shares of stock or other nonvoting equity interests of certain of our direct and indirect foreign subsidiaries, and (iv) a first priority perfected security interest on certain of our domestic assets and certain domestic assets of certain of our direct and indirect subsidiaries that will become guarantors of our obligations under the new credit facility, including, among other things, accounts receivable, inventory, machinery, equipment, certain contract rights, intellectual property rights and general intangibles.

     (b) Senior Subordinated Notes -- On August 12, 2003, we completed a private placement of $150 million aggregate principal amount of 8.25% senior subordinated notes due 2013 (the "Notes"). The Notes are guaranteed by all of our domestic subsidiaries, except Cyconics International Training Services, Inc., on a senior subordinated basis (see Note 20). The Notes have been sold to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933, as amended. The Notes were rated B1/B+ by Moody's Investors' Service and Standard & Poor's Rating Services, respectively. During 2003, we used a portion of the funds to acquire Simula, Inc. and Hatch Imports, Inc., and we intend to use the remaining proceeds of the offering to fund acquisitions, repay a portion of our outstanding debt and for general corporate and working capital purposes, including the funding of capital expenditures. Interest on the Notes is payable semiannually on the fifteenth of February and August of each year. The Notes were issued at a discount of approximately $2.5 million to investors. The Notes may be redeemed at our option in whole or in part on a pro-rata basis, on and after August 15, 2008, at certain specified redemption prices plus accrued interest payable to the redemption date.

     (c) Senior Subordinated Convertible Notes -- On December 9, 2003, we purchased Simula. In 1997, Simula completed a public offering of $34.5 million of 8% Senior Subordinated Convertible Notes (the "8% Notes"). On January 5, 2004, the 8% Notes were paid-in-full. The balance of these notes is included in the current portion of long-term debt.

     (d) Fair Value of Interest Rate Swaps -- On September 2, 2003, we entered into interest rate swap agreements, designated as a fair value hedge as defined under Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedge Activities," (SFAS 133) with an aggregate notional amount totaling $150 million. The agreements were entered to exchange the fixed interest rate on the Notes for a variable interest rate equal to six-month LIBOR, set in arrears, plus a spread ranging from 2.735% to 2.75% fixed semi-annually on the fifteenth day of February and August. At December 31, 2003, the six-month LIBOR was 1.22%. The agreements are subject to other terms and conditions common to transactions of this type. In accordance with SFAS 133, changes in the fair value of the interest rate swap agreements offset changes in the fair

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

value of the fixed rate debt due to changes in the market interest rate. The fair value of the interest rate swap agreements was approximately $5.9 million at December 31, 2003. The agreements are deemed to be a perfectly effective fair value hedge and therefore qualify for the short-cut method of accounting under SFAS 133. As a result, no ineffectiveness is expected to be recognized in earnings associated with the interest rate swap agreements on the Notes.

     Maturities of long-term debt are as follows:



YEAR ENDED                           (IN THOUSANDS)
---------------------------------   ---------------
  2004 ..........................       $ 32,107
  2005 ..........................            701
  2006 ..........................            549
  2007 ..........................            665
  2008 ..........................            642
  Thereafter ....................        155,743
                                        --------
                                        $190,407
                                        ========

9. DERIVATIVE FINANCIAL INSTRUMENTS

     We account for derivative instruments in accordance with SFAS 133, which requires all freestanding and embedded derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and accounted for as either fair value hedges or cash flow hedges pursuant to the provisions of SFAS 133.

     We hedge the fair value of our Notes using interest rate swaps. We enter into these derivative contracts to manage fair value changes that could be caused by our exposure to interest rate changes. On September 2, 2003, we entered into interest rate swap agreements, designated as fair value hedges as defined under SFAS 133, with an aggregate notional amount totaling $150 million. The interest rate swaps mature on August 15, 2013. The agreements were entered into to exchange the fixed interest rate of 8.25% on the Notes for a variable interest rate equal to six-month LIBOR, set in arrears, plus a spread ranging from 2.735% to 2.75% fixed semi-annually on the fifteenth of February and August. The six-month LIBOR rate at December 31, 2003, was 1.22%. The agreements are subject to other terms and conditions common to transactions of this type. These fair value hedges qualify for hedge accounting using the short-cut method since the swap terms match the critical terms of the Notes. Accordingly, changes in the fair value of the interest rate swap agreements offset changes in the fair value of the Notes due to changes in the market interest rate. As a result, no ineffectiveness is expected to be recognized in our earnings associated with the interest rate swap agreements on the Notes.

     The fair values of our interest rate swap agreements are obtained from our counter-parties and represent the estimated amount we would receive or pay to terminate the agreement, taking into consideration the difference between the contract rate of interest and rates currently quoted for agreements of similar terms and maturities.

10. INTEGRATION AND OTHER CHARGES

     We incurred integration and other charges of approximately $12.6 million, $5.9 million and $3.3 million for the years ending December 31, 2003, 2002 and 2001, respectively. The charges for the year ended December 31, 2003 includes a $7.3 million non-cash charge for stock-based compensation for a performance plan for certain key executives and a $3.3 million (including a $2.1 million non-cash charge) severance charge related to the departure of our former Chief Executive Officer. The remaining charges relate to the relocation of assets and personnel, severance costs, systems integration, domestic and international tax restructuring as well as integrating the sales and marketing functions for acquired companies.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. COMMITMENTS AND CONTINGENCIES

     Employment contracts. We are party to several employment contracts as of December 31, 2003 with certain members of management. Such contracts are for varying periods and include restrictions on competition after termination. These agreements provide for salaries, bonuses and other benefits and also specify and delineate the granting of various stock options.


     Legal/litigation matters.

     In 1997 we terminated several agreements with a Dutch company, Airmunition International, B.V. ("AMI"), and with a British company, Crown Limited ("Crown"). AMI and Crown started an action against us before the Netherlands Arbitration Institute in Rotterdam, Holland claiming breach of contract, unauthorized use of confidential information, inducing an AMI employee to leave to work for us in competition with plaintiffs and further inducing him to breach his confidentiality agreements with plaintiffs. Plaintiffs sought damages of $20.5 million. On April 29, 2003, the Tribunal rendered an interim award in our favor on the first three counts. However, it reserved the opportunity for Plaintiffs to provide proof of damages noting that any damages AMI/Crown may have suffered on this remaining issue would be "limited" based on the facts. On March 4, 2004, the arbitrators found that the plaintiffs had failed to offer any evidence of damages, and therefore, they dismissed all of the claims against us. Further the arbitrators directed AMI/Crown to pay us our costs. Unfortunately, AMI and Crown have filed for bankruptcy protection from creditors so recovery of our costs is doubtful.

     On January 16, 1998, our Services Division ceased operations in Angola and subsequently became involved in various disputes with SHRM S.A. ("SHRM"), its minority joint venture partner relating to the Angolan joint venture known as Defense System International Africa ("DSIA"). On March 6, 1998, SIA (a subsidiary of SHRM) filed a complaint against Defense Systems France, SA ("DSF") before the Commercial Court of Nanterre (Tribunal de Commerce de Nanterre) seeking to be paid an amount of $577,286 corresponding to an alleged debt of DSIA to SIA. In October 2002, the Commercial Court of Nanterre stayed the proceedings before it, pending the decisions of the Court of Appeal and the Paris Commercial Court. In February 2003, the Court of Appeal ruled against SHRM and its parent entity, Compass Group, effectively ending all further proceedings on the merits of Compass' claims. Compass has appealed the decision before the French Court of Cassation, which reviews only matters of law.

     In 1999 and prior to our acquisition of O'Gara-Hess & Eisenhardt Armoring Company (which has been converted to a limited liability company and is now known as O'Gara-Hess & Eisenhardt Armoring Company, L.L.C.) ("OHEAC") in 2001, O'Gara-Hess & Eisenhardt Armoring de Brasil Ltda. ("OHE Brazil") was audited by the Brazilian federal tax authorities and assessed over Ten Million Reals (US$3.4 million based on the exchange rate as of December 31, 2003). OHE Brazil has appealed the tax assessment and the case is pending. To the extent that there may be any liability resulting from the 2001 audit, we believe that we are entitled to indemnification from Kroll, Inc. under the terms of our purchase agreement dated April 20, 2001, despite the denial by Kroll, Inc. of any such liability, because the events occurred prior to our purchase of the O'Gara Companies from Kroll, Inc. However, to the extent that the appeal relating to 2001 activity results in an unfavorable ruling, we could be liable for unpaid taxes incurred subsequent to the acquisition from Kroll. At this time, we do not believe this matter will have a material impact on our financial position, operations or liquidity.

     In 1999 and prior to our acquisition of OHEAC in 2001, several of the former employees of Kroll O'Gara Company de Mexico, S.A. de C.V. ("O'Gara Mexico"), a subsidiary of OHEAC, commenced labor claims against O'Gara Mexico seeking damages for unjustified termination. These cases are still pending before the labor board in Mexico City. The terminated employees are seeking back pay and benefits since the date of termination amounting to approximately US $2.9 million, and accruing at approximately US $50,400 per month. To the extent that there may be any liability, we believe that we are entitled to indemnification from Kroll, Inc. under the terms of our purchase agreement dated

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

April 20, 2001, despite the denial by Kroll, Inc. of any such liability, because the events occurred prior to our purchase of the O'Gara Companies from Kroll, Inc. Although we do not have any insurance coverage for this matter, at this time, we do not believe this matter will have a material impact on our financial position, operations or liquidity.


     In August 2001, Defense Technology Corporation of America ("DTC"), one of our subsidiaries, received a civil subpoena from the United States Environmental Protection Agency requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act regarding the possible impact of the Casper, Wyoming tear gas facility on the environment. DTC responded to the request, and to date the EPA has not taken any further action with respect to the matter. At this time, we do not believe this matter will have a material impact on our financial position, operations or liquidity.


     In December 2001, O'Gara-Hess & Eisenhardt France S.A. ("OHE France") sold its industrial bodywork business operated under the name Labbe/Division de O'Gara Hess & Eisenhardt France/ Carrosserie Industriells to SNC Labbe. Subsequent to the sale, the Labbe Family Trust ("LFT"), owner of the leasehold interest upon which the Carrosserie business is operated, sued OHE France and SNC Labbe claiming that the transfer of the leasehold was not valid because the LFT had not given its consent to the transfer as required under the terms of the lease. Further, LFT seeks to have OHE France, as the sole tenant, maintain and repair the leased building. The approximate cost of renovating the building is estimated to be between US $3.2 and US $6.4 million, based on the exchange rate as of December 31, 2003. The case is currently pending, and while we are contesting the allegations vigorously, we are unable to predict the outcome of this matter. Although we do not have any insurance coverage for this matter, at this time, we do not believe this matter will have a material impact on our financial position, operations or liquidity.


     On or about March 22, 2002, OHEAC received a civil subpoena from the Department of Defense ("DOD") requesting documents and information concerning various quality control documentation regarding parts delivered by its subcontractors and vendors in support of the High Mobility Multipurpose Wheeled Vehicles ("HMMWVs") armored at its Fairfield, Ohio facility for the period October 1, 1999 through May 1, 2001. OHEAC has complied fully with the subpoena. In early 2003, OHEAC was advised that the Department of Justice ("DOJ") was also investigating separate claims against OHEAC filed by individuals that involve the same time frame and issues covered by the DOD subpoena. OHEAC has learned that the DOJ investigation relates to a certain unidentified action filed under the federal False Claims Act pursuant to which the United States government may intervene and recover damages. OHEAC has fully responded to, and cooperated with, the government's questions and investigation. The DOJ has since notified OHEAC that it has declined to intervene in the case. On September 30, 2003, the action filed under the federal False Claims Act was voluntarily withdrawn without prejudice.


     On October 18, 2002, we were notified by the Internal Revenue Service that our tax return for the tax year ended December 31, 2000 had been selected for examination. Further, on January 30, 2003 we were notified that our tax return for the tax year ended December 31, 2001 had been selected for examination. The examinations are currently pending, and at this time we are unable to predict the outcome of these matters. However, we do not believe this matter will have a material impact on our financial position, operations or liquidity.


     In October 2002, we were sued in the United States District Court for the District of Wyoming with respect to one of our subsidiaries' Casper, Wyoming tear gas plant. The plaintiffs in the lawsuit asserted various state law tort claims and federal environmental law claims under the Resource Conservation and Recovery Act and the Clean Air Act stemming from the tear gas plant. In February 2004, we agreed with the plaintiffs to settle the lawsuit for an amount of money that is not material to us and the plaintiffs have agreed to dismiss their lawsuit with prejudice.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In September 2003, Second Chance Body Armor, Inc., a body armor manufacturer and one of our competitors, has notified its customers of a potential safety issue with its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models. Second Chance Body Armor has claimed that Zylon (Registered Trademark) fiber, which is made by Toyobo, a Japanese corporation, and used in the ballistic fabric construction of its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models, degraded more rapidly than originally anticipated. Second Chance Body Armor has also stated that the Zylon (Registered Trademark) degradation problem affects the entire body armor industry, not just its products. Both private claimants and State Attorneys General have already commenced legal action against Second Chance Body Armor based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests and we have received investigative demands from state agencies in Texas and Connecticut. Second Chance Body Armor licenses from Simula a certain patented technology which is used in the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance Body Armor based upon this licensed technology, although a letter was received by Simula from an attorney representing a police officer who was injured while wearing a Second Chance Body Armor vest alleging potential liability against Simula. In addition, the U.S. Attorney General has asked the U.S. Department of Justice to investigate the claims regarding the use of Zylon (Registered Trademark) in bulletproof vests, which we use in the manufacturing of certain of our body armor models for law enforcement personnel.

     As Simula has licensed its technology to Second Chance Body Armor, it may be impacted by the pending claims against Second Chance Body Armor and the investigation being conducted by the U.S. Department of Justice. If Simula is included in the claims pending against Second Chance Body Armor and the investigation being conducted by the U.S. Department of Justice, we cannot assure you that any judgment, settlement or resolution against Simula will not have a material impact on Simula's financial position, operations or liquidity.


     The National Institute of Justice (NIJ) is engaged in an ongoing inquiry and investigation of bullet-resistant vests and the protocol for testing used vests, as well as the reliability of Zylon and other fibers. We have consulted with and cooperated fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which involves the ballistic standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size and therefore it is not possible to draw any statistically-based conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ results in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests. The NIJ continues to encourage law enforcement officers to wear body armor, in light of the fact that "the lives of more than 2,700 law enforcement officers have been saved by the use of bullet-resistant body armor over the past 30 years."

     In addition to the above, in the normal course of business, we are subjected to various types of claims and currently have on-going litigations in the areas of products liability and general liability. Our products are used in a wide variety of law enforcement situations and environments. Some of our products can cause serious personal or property injury or death if not carefully and properly used by adequately trained personnel. We believe that we have adequate insurance coverage for most claims that are incurred in the normal course of business. In such cases, the effect on our financial statements is generally limited to the amount of our insurance deductible or self-insured retention. Our annual insurance premiums and self insurance retention amounts have risen significantly over the past several years and may continue to do so to the extent we are able to purchase insurance coverage. At this time, we do not believe any such claims or pending litigation will have a material impact on our financial position, operations and liquidity.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES


     We are a leading manufacturer and provider of specialized security products; training and support services related to these products; vehicle armor systems; military helicopter seating systems, aircraft and land vehicle safety systems; protective equipment for military personnel; and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. Effective in the first quarter 2004, we instituted a new segment reporting format to include three reportable business divisions: Aerospace & Defense Group, the Products Division and the Mobile Security Division. The Aerospace & Defense Group was formed upon the completion of our acquisition of Simula, Inc. on December 9, 2003, and results have been included herein since the acquisition date. The Aerospace & Defense Group also includes the military business, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and other military vehicle armor programs, which previously were included in the Mobile Security Division. The Aerospace & Defense Group also includes the SAPI plate produced by our Protech subsidiary in Pittsfield, Massachusetts, which was previously reported as part of the Products Division. The historical results of these businesses have been reclassified as part of the Aerospace & Defense Group. This reporting change was made to better reflect management's approach to operating and directing the businesses, and, in certain instances, to align financial reporting with our market and customer segments. Our Services division has been classified as discontinued operations and is no longer included in this presentation (See Note 2).

     Aerospace & Defense Group. Our Aerospace & Defense Group supplies human safety and survival systems to the U.S. military, and major aerospace and defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for M1114 Up-Armored HMMWVs. We are also under contract with the U.S. Army to provide spare parts, logistics and ongoing field support services for the currently installed base of approximately 4,415 Up-Armored HMMWVs. Additionally, we provide blast and ballistic protection kits for the standard HMMWVs, which are installed on existing equipment in the field. Our Aerospace & Defense Group is also subcontracted to develop a ballistic and blast protected armored and sealed truck cab for the HIMARS, a program recently transitioned by the U.S. Army and U.S. Marine Corps from developmental to a low rate of initial production, deliveries of which commenced in 2003. We also supply armor sub-systems for other tactical wheeled vehicles. Through Simula, we provide military helicopter seating systems, helicopter cockpit airbag systems, aircraft and land vehicle armor kits, body armor and other protective equipment for military personnel, emergency bailout parachutes and survival ensembles worn by military aircrew. The primary customers for our products are the U.S. Army, U.S. Marine Corps, Boeing, and Sikorsky Aircraft. Most of Simula's aviation safety products are provided on a sole source basis. The U.S. armed forces have adopted ceramic body armor as a key element of the protective ensemble worn by our troops in Iraq and Afghanistan. Simula was the developer of this specialized product called SAPI, and is the largest supplier to U.S. forces.

     Armor Holdings Products. Our Armor Holdings Products division manufactures and sells a broad range of high quality equipment marketed under brand names that are well known and respected in the military and law enforcement communities. Products manufactured by this division include concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products firearms accessories, weapon maintenance products, foldable ladders, and specialty gloves. Cyconics International Training Services, Inc., a small subsidiary providing certain training services formerly reported as a part of the

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Services division, is not included in the amounts classified as assets held for sale or discontinued operations and has been reclassified to our Armor Holdings Products division where management oversight currently resides.

     Armor Mobile Security. Our Armor Mobile Security division manufactures and installs ballistic and blast protection armoring systems for a variety of commercial vehicles including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our customers in this business include international corporations and high net worth individuals. In addition, we supply ballistic and blast protected armoring systems to U.S. federal law enforcement and intelligence agencies and foreign heads of state.

     We have invested substantial resources outside of the United States and plan to continue to do so in the future. The Armor Mobile Security division has invested substantial resources in Europe and South America. These operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, currency risks, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. Government actions in the future could have a significant adverse effect on economic conditions in a developing country or may otherwise have a material adverse effect on us and our operating companies. We do not have political risk insurance in the countries in which we currently conduct business. Moreover, applicable agreements relating to our interests in our operating companies are frequently governed by foreign law. As a result, in the event of a dispute, it may be difficult for us to enforce our rights. Accordingly, we may have little or no recourse upon the occurrence of any of these developments.

     Revenues, operating income and total assets for each of our continuing segments are as follows:




                                               2003           2002           2001
                                           ------------   ------------   ------------
                                                         (IN THOUSANDS)
     Revenues:
       Aerospace & Defense .............    $  91,673       $ 59,318       $ 18,145
       Products ........................      193,960        179,946        149,868
       Mobile Security .................       79,539         65,853         29,087
                                            ---------       --------       --------
        Total revenues .................    $ 365,172       $305,117       $197,100
                                            =========       ========       ========
     Operating income:
       Aerospace & Defense .............    $  22,775       $ 12,833       $  3,052
       Products ........................       33,054         30,978         26,845
       Mobile Security .................        2,538          1,542          3,621
       Corporate .......................      (22,638)        (6,988)        (6,845)
                                            ---------       --------       --------
        Total operating income .........    $  35,729       $ 38,365       $ 26,673
                                            =========       ========       ========
     Total assets:
       Aerospace & Defense .............    $ 209,834       $ 47,746       $ 23,963
       Products ........................      183,972        179,367        147,313
       Mobile Security .................       63,161         57,700         78,164
       Corporate .......................      126,303         23,830         49,950
                                            ---------       --------       --------
        Total assets ...................    $ 583,270       $308,643       $299,390
                                            =========       ========       ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Financial information with respect to revenues, operating income from continuing operations (geographic operating income from continuing operations before amortization expense and integration and other charges) and total assets to principal geographic areas is as follows:




                                        2003          2002          2001
                                    -----------   -----------   -----------
                                                (IN THOUSANDS)
     Revenues:
       North America ............   $275,529      $225,365      $144,981
       South America ............     15,007        19,879         6,449
       Africa ...................      1,420         1,219           582
       Europe/Asia ..............     73,216        58,654        45,088
                                    --------      --------      --------
                                    $365,172      $305,117      $197,100
                                    ========      ========      ========
     Geographic operating income:

       North America ............   $ 38,674      $ 34,032      $ 23,290
       South America ............        882         1,702           473
       Africa ...................        345           428           192
       Europe/Asia ..............      8,890         8,374         8,156
                                    --------      --------      --------
                                    $ 48,791      $ 44,536      $ 32,111
                                    ========      ========      ========
     Total assets:
       North America ............   $523,954      $264,767      $268,019
       South America ............      6,433         5,456         5,811
       Africa ...................         --            --            --
       Europe/Asia ..............     52,883        38,420        25,560
                                    --------      --------      --------
                                    $583,270      $308,643      $299,390
                                    ========      ========      ========

     A reconciliation of consolidated geographic operating income from continuing operations to consolidated operating income from continuing operations follows:




                                        2003          2002         2001
                                    ------------   ----------   ----------
                                                 (IN THOUSANDS)
     Consolidated geographic
       operating income .........    $  48,791      $ 44,536     $ 32,111
     Amortization ...............         (489)         (245)      (2,142)
     Integration and other
       charges ..................      (12,573)       (5,926)      (3,296)
                                     ---------      --------     --------
     Operating income ...........    $  35,729      $ 38,365     $ 26,673
                                     =========      ========     ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


13. INCOME TAXES

     Income tax expense (benefit) from continuing operations for the years ended December 31, 2003, 2002, and 2001 consisted of the following:




                                                        2003         2002         2001
                                                     ----------   ----------   ---------
                                                               (IN THOUSANDS)
     Current
       Domestic ..................................    $10,387      $13,306      $7,017
       Foreign ...................................        403        2,389       1,563
                                                      -------      -------      ------
        Total current ............................     10,790       15,695       8,580
                                                      -------      -------      ------
     Deferred ....................................
       Domestic ..................................      2,006          (25)       (319)
       Foreign ...................................      1,407          384         (54)
                                                      -------      -------      ------
        Total deferred ...........................      3,413          359        (373)
                                                      -------      -------      ------
        Total provision for income taxes .........    $14,203      $16,054      $8,207
                                                      =======      =======      ======

     Significant components of our net deferred tax asset related to continuing operations as of December 31, 2003 and 2002 are as follows:




                                                                    2003          2002
                                                                ------------   ---------
                                                                     (IN THOUSANDS)
     Deferred tax assets:
       Reserves not currently deductible ....................    $   3,527      $2,697
       Capital loss .........................................       11,320          --
       Operating loss carryforwards .........................        2,811       1,769
       Patents ..............................................           22          --
       Accrued expenses .....................................          954         220
       Foreign tax credits ..................................          912       2,939
       Research and development and other credits ...........          150         206
       Tax on unremitted foreign earnings ...................           --       1,255
                                                                 ---------      ------
                                                                    19,696       9,086
     Deferred tax asset valuation allowance .................      (11,395)        (75)
                                                                 ---------      ------
     Deferred tax asset, net of valuation allowance .........        8,301       9,011
     Deferred tax liability:
       Goodwill not amortized for financial
        statement purposes under SFAS 142 ...................       (2,418)       (954)
       Property and equipment ...............................       (2,970)       (475)
                                                                 ---------      ------
     Net deferred tax asset .................................    $   2,913      $7,582
                                                                 =========      ======

     Recognition of deferred tax assets is based on management's belief that it is more likely than not that the tax benefit associated with temporary differences and operating and capital loss carryforwards will be utilized. A valuation allowance is recorded for those deferred tax assets for which it is more likely than not that the realization will not occur.

     Our valuation allowance at December 31, 2003, consisted of $11,320,000 for a capital loss carryforward and $75,000 in net operating loss carryforwards.

     As of December 31, 2003, we have federal, state, and foreign NOLs providing a tax effected benefit of $2,811,000. The NOLs expire in varying amounts in fiscal years 2006 and 2022. At

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

December 31, 2003, we also have tax credits of $150,000 subject to certain limitations due to the acquisition of Safariland, Ltd. We also have approximately $912,000 of foreign tax credits expiring in 2006.

     We are subject to periodic review by federal, foreign, state, and local tax jurisdictions in the ordinary course of business. During 2002, we were notified by the Internal Revenue Service (IRS) that certain prior year income tax returns would be examined. As of December 31, 2003, the IRS exam has not been concluded nor do we believe that it will have any material impact on the financial statements.

     US taxes have not been provided for on unremitted foreign earnings of approximately $9.0 million from continuing operations. These earnings are considered to be permanently reinvested in non-US operations.

     Net deferred tax assets described above have been included in the accompanying consolidated balance sheets as follows:





                                                  2003         2002
                                              -----------   ---------
     Other current assets .................    $  4,151      $2,697
     Other assets..........................          --       4,885
     Other long-term liabilities ..........      (1,238)         --
                                               --------      ------
     Total deferred tax assets ............    $  2,913      $7,582
                                               ========      ======

     The following reconciles the income tax expense computed at the Federal statutory income tax rate to the provision for income taxes recorded in the income statement for the years ended December 31, 2003, 2002 and 2001:




                                                  2003         2002         2001
                                               ----------   ----------   ----------
     Provision for income taxes at statutory
       federal rate ........................      35.0%        35.0%        35.0%
     State and local income taxes, net of
       Federal benefit .....................      (0.5%)        3.8%         3.2%
     Compensation subject to IRC Section
       162(m) ..............................       8.6%          --           --
     Foreign income taxes ..................       2.1%         0.7%        (0.1%)
     Valuation allowances from discontinued
       operations ..........................        --          3.8%          --
     Other permanent items .................       0.3%        ( .4%)       (2.2%)
                                                  ----         ----         ----
                                                  45.5%        42.9%        35.9%
                                                  ====         ====         ====

14. STOCKHOLDERS' EQUITY

     Preferred stock. On July 16, 1996, our stockholders authorized a series of preferred stock with such rights, privileges and preferences as the Board of Directors shall from time to time determine. We have not issued any of this preferred stock.

     Stock options and grants. In 1994, we implemented an incentive stock plan and an outside directors' stock plan. These plans collectively provide for the granting of options to certain key employees as well as providing for the grant of common stock to outside directors and to all full time employees. Pursuant to such plans, 1,050,000 shares of common stock were reserved and made available for distribution. The option prices of stock that may be purchased under the incentive stock plan are not less than the fair market value of common stock on the dates of the grants. Effective January 19, 1996, all stock grants awarded under the 1994 incentive stock plan were accelerated and considered fully vested.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1996, we implemented an incentive stock plan and an outside directors' stock plan. These plans collectively provide for the granting of options to certain key employees and directors. Pursuant to such plans, as amended, 2,200,000 shares of common stock were reserved and made available for distribution. The option prices of stock that may be purchased under the incentive stock plan are not less than the fair market value of common stock on the dates of the grants.

     During 1998, we implemented a new non-qualified stock option plan. Pursuant to the new plan, 725,000 shares of common stock were reserved and made available for distribution. On January 1, 1999, we distributed all 725,000 shares allocated under the plan. In 1999, we implemented the 1999 Stock Incentive Plan (the "1999 Plan"). We reserved 2,000,000 shares of our common stock for the 1999 Plan. The 1999 Plan provides for the granting of options to employees, officers, directors, consultants, independent contractors and advisors of the Company. The option prices of stock which may be purchased under the 1999 Plan are not less than the fair market value of common stock on the dates of the grants.

     During 2002, we implemented two new stock option plans. The 2002 Stock Incentive Plan authorizes the issuance of up to 2,700,000 shares of our common stock upon the exercise of stock options or in connection with the issuance of restricted stock and stock bonuses. The 2002 Stock Incentive Plan authorizes the granting of stock options, restricted stock and stock bonuses to employees, officers, directors and consultants, independent contractors and advisors of Armor Holdings and its subsidiaries. The 2002 Executive Stock Plan provides for the grant of a total of 470,000 stock options and stock awards to our key employees. The terms and provisions of the 2002 Executive Stock Plan are substantially the same as the 2002 Stock Incentive Plan, except that we may only grant non-qualified stock options under the 2002 Executive Stock Plan. The 2002 Executive Stock Plan was adopted on March 13, 2002 and all shares available for grant under the 2002 Executive Stock Plan were granted to our executive officers on March 13, 2002.

     Under SFAS 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended December 31, 2003, 2002 and 2001:




                                             2003         2002         2001
                                          ----------   ----------   ----------
     Expected life of option ..........   4 yrs        4 yrs        4 yrs
     Dividend yield ...................       0%           0%           0%
     Volatility .......................    49.8%        52.2%        44.7%
     Risk free interest rate ..........    2.51%        3.94%        4.52%

     The increase in volatility from fiscal 2001 to fiscal 2003 is primarily due to the increased demand for the stock, which drove up the price and increased the volatility.


     The weighted average fair value of options granted during 2003, 2002 and 2001 are as follows:




                                             2003          2002         2001
                                          ----------   -----------   ----------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
     Fair value of each option
      granted .........................  $ 6.21       $ 10.08       $ 6.17
     Total number of options
      granted .........................     898         1,895          892
     Total fair value of all options
       granted ........................  $5,576       $19,098       $5,501

     Outstanding options, generally consisting of ten-year incentive and non-qualified stock options, generally vest and become exercisable over a three-year period from the date of grant. The outstanding options generally expire ten years from the date of grant or upon retirement from the Company, and are contingent upon continued employment during the applicable ten-year period.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the status of stock option grants as of December 31, 2003 and changes during the years ending on those dates is presented below:



                                                                             WEIGHTED AVERAGE
                                                              OPTIONS         EXERCISE PRICE
                                                          ---------------   -----------------
     Outstanding at December 31, 2000 .................       3,294,839         $  9.91
     Granted ..........................................         892,159         $ 15.24
     Exercised ........................................      (1,173,227)        $  9.37
     Forfeited ........................................         (29,737)        $ 15.51
                                                             ----------

     Outstanding at December 31, 2001 .................       2,984,034         $ 11.60
     Granted ..........................................       1,894,660         $ 22.96
     Exercised ........................................        (507,868)        $  8.41
     Forfeited ........................................         (86,168)        $ 16.75
                                                             ----------

     Outstanding at December 31, 2002 .................       4,284,658         $  7.81
     Granted ..........................................         898,347         $ 16.62
     Exercised ........................................        (724,934)        $ 11.83
     Forfeited ........................................        (567,150)        $ 21.52
                                                             ----------
     Outstanding at December 31, 2003 .................       3,890,921         $ 17.00
                                                             ==========
     Options exercisable at December 31, 2003 .........       2,036,417         $ 15.21
                                                             ==========

     The following table summarizes information about stock options outstanding at December 31, 2003:




                                  12/31/2003                     REMAINING
                                   OPTIONS         OPTIONS        LIFE IN
EXERCISE PRICE RANGE             OUTSTANDING     EXERCISABLE       YEARS
-----------------------------   -------------   -------------   ----------
     0.97 -- 3.75 ...........        75,166          75,166     2.0
     7.50 -- 9.94 ...........       230,084         230,084     3.8
     10.00 -- 10.63 .........        17,836          17,836     5.5
     11.00 -- 11.63 .........       340,008         340,008     5.0
     13.19 -- 14.00 .........       335,500         228,665     6.8
     14.17 -- 14.70 .........       811,161         370,538     8.6
     15.05 -- 15.90 .........       362,590         203,240     8.1
     16.31 -- 16.50 .........        26,002           6,000     7.0
     17.00 -- 17.54 .........       368,072          46,392     9.3
     21.75 -- 21.75 .........       125,000          41,666     8.1
     23.09 -- 23.93 .........       649,502         315,156     8.4
     24.07 -- 25.80 .........       550,000         161,666     8.5
                                    -------         -------
     Total ..................     3,890,921       2,036,417
                                  =========       =========

     Remaining non-exercisable options as of December 31, 2003 become exercisable as follows:



  2004 ...................   932,642
  2005 ...................   441,522
  2006 ...................   480,340

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Earnings per share. The following details the earnings per share computations on a basic and diluted basis for the years ended December 31, 2003, 2002 and 2001:




                                                       2003            2002           2001
                                                   ------------   -------------   ------------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
     Numerator for basic and diluted earnings
       per share:
       Net income (loss) available to common
        shareholders ...........................     $ 10,886       $ (17,689)      $ 10,128
                                                     --------       ---------       --------
     Denominator:
        Basic earnings per share
          weighted-average shares
          outstanding ..........................       28,175          30,341         23,932
     Effect of dilutive securities:
        Effect of shares issuable under stock
          option and stock grant plans, based
          on the treasury stock method .........          779             616            836
                                                     --------       ---------       --------
     Diluted earnings per share
       Adjusted weighted-average shares
        outstanding ............................       28,954          30,957         24,768
                                                     --------       ---------       --------
     Basic earnings (loss) per share ...........     $   0.39       $   (0.58)      $   0.42
                                                     ========       =========       ========
     Diluted earnings (loss) per share .........     $   0.38       $   (0.57)      $   0.41
                                                     ========       =========       ========

15. SUPPLEMENTAL CASH FLOW INFORMATION:




                                                       2003            2002           2001
                                                   ---------        ---------       ---------
                                                                 (IN THOUSANDS)
     Cash paid during the year for:

       Interest ................................     $1,245         $  527          $3,878
                                                     ======         ======          ======
       Income taxes ............................     $7,886         $5,753          $4,656
                                                     ======         ======          ======


                                                     2003           2002           2001
                                                 ------------   ------------   ------------
                                                               (IN THOUSANDS)
     Acquisitions of businesses, net of cash
       acquired:
       Fair value of assets acquired .........    $  72,132      $  16,134      $  57,932
       Goodwill ..............................       76,802          8,478         37,578
       Liabilities assumed ...................      (58,422)       (15,794)       (36,541)
       Stock issued ..........................           --             --        (19,604)
                                                  ---------      ---------      ---------
       Total cash paid .......................    $  90,512      $   8,818      $  39,365
                                                  =========      =========      =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

16. QUARTERLY RESULTS (UNAUDITED)


     The following table presents summarized unaudited quarterly results of operations for the Company for fiscal 2003 and 2002. We believe all necessary adjustments have been included in the amounts stated below to present fairly the following selected information when read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere herein. Future quarterly operating results may fluctuate depending on a number of factors. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or any other quarter.




                                                                FISCAL 2003
                                          --------------------------------------------------------
                                              FIRST         SECOND          THIRD         FOURTH
                                             QUARTER        QUARTER        QUARTER       QUARTER
                                          ------------   ------------   ------------   -----------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue from continuing operations.....     $ 80,474       $ 81,659       $ 90,882      $112,157
Gross profit from continuing
 operations ...........................     $ 23,312       $ 24,378       $ 28,929      $ 34,967
Net income (loss) .....................     $  5,087       $  4,613       $  6,115      $ (4,929)
Basic earnings per share ..............     $   0.17       $   0.17       $   0.22      $  (0.17)
Diluted earnings per share ............     $   0.17       $   0.17       $   0.22      $  (0.17)


                                                                  FISCAL 2002
                                          -----------------------------------------------------------
                                              FIRST         SECOND          THIRD           FOURTH
                                             QUARTER        QUARTER        QUARTER         QUARTER
                                          ------------   ------------   -------------   -------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue from continuing operations.....     $ 69,604       $ 71,605       $  80,557       $  83,351
Gross profit from continuing
 operations ...........................     $ 21,974       $ 22,701       $  24,610       $  25,087
Net income (loss) .....................     $  5,960       $  4,075       $ (14,707)      $ (13,017)
Basic earnings (loss) per share .......     $   0.19       $   0.13       $   (0.50)      $   (0.44)
Diluted earnings (loss) per share .....     $   0.19       $   0.13       $   (0.49)      $   (0.44)

17. EMPLOYEE BENEFITS PLAN


     In October 1997, we formed a 401(k) plan, (the "Plan") which provides for voluntary contributions by employees and allows for a discretionary contribution by us in the form of cash. We made contributions of approximately $332,000, $395,500 and $272,700 to the Plan in 2003, 2002 and 2001
respectively.

     We acquired Simula's noncontributory defined benefit pension plan (the "Pension Plan") for employees on December 9, 2003. The Pension Plan was originally adopted as of November 1, 1980. Contributions were made to the Pension Plan based upon actuarially determined amounts. Effective July 1, 1999, Simula froze the Plan for new participants. Effective December 8, 2003, prior to our acquisition of the Pension Plan, Simula froze the Pension Plan for future service for all participants. We have elected to payout the Supplemental Retirement Plan of Simula, which represents $1,067,000 of the net amount recognized. This amount was paid out on February 25, 2004.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Pension Plan's funded status and amounts recognized in our balance sheet at December 31 are as follows:




                                                                   2003
                                                              (IN THOUSANDS)
                                                             ---------------
            Actuarial present value of benefit obligation:

            Accumulated benefit obligation ...............      $  8,810
            Effect of projected future compensation
              increases ..................................            --
                                                                --------
            Projected benefit obligation .................         8,810
            Pension Plan assets at fair value ............        (6,169)
            Contributions after measurement date .........          (183)
                                                                --------
            Unfunded status ..............................         2,458
            Unrecognized prior service cost ..............            --
            Unrecognized loss ............................            --
            Unrecognized transition liability ............            --
                                                                --------
            Accrued benefit cost .........................         2,458
            Additional minimum liability .................            --
                                                                --------
            Accrued benefit liability ....................         2,458
            Intangible asset .............................            --
            Accumulated other comprehensive income
              adjustments ................................            --
                                                                --------
              Net amount recognized ......................      $  2,458
                                                                ========

     Reconciliation of the Pension Plan's projected benefit obligation is as follows:




                                                                       2003
                                                                    ---------
            Projected benefit obligation at beginning of
              year........................................        $8,774
             Service Cost ................................            --
             Interest Cost ...............................            56
             Actuarial gain ..............................           --
             Benefits paid ...............................            (20)
                                                                   ------
            Projected benefit obligation at end of year ..         $8,810
                                                                   ======

     Reconciliation of the fair value of plan assets is as follows:




                                                                       2003
                                                                    ---------
            Fair value of plan assets at beginning of
               year .....................................          $6,006
             Employer contributions .....................             183
             Actual loss ...............................              --
             Benefits paid .............................              (20)
                                                                    ------
            Fair value of plan assets at end of year ....           $6,169
                                                                    ======

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net periodic pension cost includes the following:




                                                    2003
                                                   -----
  Service Cost .................................    $--
  Interest Cost ................................     56
  Expected loss on assets ......................     --
  Transition asset recognition .................     --
  Prior service cost ...........................     --
  Net loss recognition .........................     --
                                                    ---
  Net periodic pension cost ....................    $56
                                                    ===

     Assumptions at December 31 used in the accounting for the Pension Plan were as follows:




                                                    2003
                                                    ----
  Discount or settlement rate ..................    6.00%
  Rate of increase in compensation levels ......    3.25%
  Expected long-term rate of return on Plan
      assets ...................................    8.00%

     The Pension Plan's assets consist of money market accounts and investments in common stocks, bonds and mutual funds.


18. RELATED PARTY TRANSACTIONS

     Effective as of January 1, 2002, Kanders & Company, Inc. ("Kanders & Co."), a corporation controlled by Warren B. Kanders, the Chairman of our Board of Directors and our Chief Executive Officer, entered into an agreement with us to provide certain investment banking, financial advisory and related services for a five year term that expires on December 31, 2006. Kanders & Co. will receive a mutually agreed upon fee on a transaction-by-transaction basis during the term of this agreement. The aggregate fees under this agreement will not exceed $1,575,000 during any calendar year. We also agreed to reimburse Kanders & Co. for reasonable out-of-pocket expenses including Kanders & Co.'s expenses for office space, an executive assistant, furniture and equipment, travel and entertainment, reasonable fees and disbursements of counsel, and consultants retained by Kanders & Co. In April 2003, in connection with Mr. Kanders being appointed Chief Executive Officer of Armor Holdings, Armor Holdings and Kanders & Co. agreed to terminate the agreement pursuant to which Kanders & Co. provided certain services to Armor Holdings. We paid Kanders & Co. $143,000 for investment banking services during fiscal 2003 (through and including April 2003 only). We also reimbursed Kanders & Co. for out-of-pocket expenses in the aggregate amount of $61,000 during the fiscal years ended December 31, 2003 (through and including April 2003 only).

     Effective as of January 1, 2003, we entered into a Transportation Services Agreement with Kanders Aviation, LLC, an entity controlled by Mr. Kanders, our Chairman of the Board and Chief Executive Officer. Pursuant to the terms of the Transportation Services Agreement and upon our request, Kanders Aviation may, in its sole discretion, provide us with airport to airport air transportation services via certain aircraft. The Transportation Services Agreement will remain in effect indefinitely until terminated by written notice by either party thereto to the other party thereto. During the term of the Transportation Services Agreement, we will reimburse Kanders Aviation in an amount equal to the fair market value of the air transportation services provided by Kanders Aviation to us and any additional expenses incurred by Kanders Aviation in connection with such air transportation services.

     Nicholas Sokolow, one of our directors, is a member of the law firm Sokolow, Dunaud, Mercadier & Carreras located in Paris, France. We have retained Sokolow, Dunaud, Mercadier & Carreras

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

during the fiscal year ended December 31, 2003 and may retain Sokolow, Dunaud, Mercadier & Carreras during the fiscal year ending December 31, 2004. During the fiscal year ended December 31, 2003, we paid Sokolow, Dunaud, Mercadier & Carreras $124,000 for legal services in connection with various acquisitions.


19. OPERATING LEASES

     We are party to certain real estate, equipment and vehicle leases. Several leases include options for renewal and escalation clauses. In most cases, management expects that in the normal course of business leases will be renewed or replaced by other leases. Approximate total future minimum annual lease payments under all non-cancelable leases of continuing operations are as follows:




YEAR                                 (IN THOUSANDS)
---------------------------------   ---------------
  2004 ..........................       $ 3,417
  2005 ..........................         2,249
  2006 ..........................         1,659
  2007 ..........................         1,593
  2008 ..........................         1,480
  Thereafter ....................         9,321
                                        -------
                                        $19,719
                                        =======

     We incurred rent expense of approximately $1,467,000, $1,200,000 and $765,000 during the years ended December 31, 2003, December 31, 2002 and December 31, 2001, respectively.


20. GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS

     On August 12, 2003 we sold $150 million of Senior Subordinated Notes in private placements pursuant to Rule 144A and Regulation S. The Senior Subordinated Notes are uncollateralized obligations and rank junior in right of payment to our existing and future senior debt. The Senior Subordinated Notes are guaranteed, jointly and severally on a senior subordinated and uncollateralized basis, by all of our domestic subsidiaries except Cyconics International Training Services, Inc.

     The following consolidating financial information presents the consolidating balance sheets as of December 31, 2003 and 2002 and the related statements of income and cash flows for each of the three years in the period ended December 31, 2003 for:

    o Armor Holdings, Inc., the parent,

    o the guarantor subsidiaries,

    o the nonguarantor subsidiaries, and

    o Armor Holdings, Inc. on a consolidated basis

     The information includes elimination entries necessary to consolidate Armor Holdings, Inc., the parent, with the guarantor and nonguarantor subsidiaries.

     Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor and nonguarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor and nonguarantor subsidiaries are not presented because management believes such financial statements would not be meaningful to investors.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEETS



                                                                              DECEMBER 31, 2003
                                                  -------------------------------------------------------------------------
                                                                  GUARANTOR   NONGUARANTOR                     CONSOLIDATED
                                                     PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      TOTAL
                                                  ------------ -------------- ---------------- -------------- -------------
                                                                               (IN THOUSANDS)
ASSETS
 Current Assets:
  Cash and cash equivalents .....................  $  90,764     $  11,084       $  10,002       $       --     $ 111,850
  Restricted cash ...............................      2,600            --              --                          2,600
  Accounts receivable, net ......................      1,201        59,470          11,964               --        72,635
  Costs and earned gross profit in excess
   of billings ..................................         --            --              --               --            --
  Intercompany receivables ......................     60,974         2,600          38,352         (101,926)           --
  Inventories ...................................         --        61,494          19,033               --        80,527
  Prepaid expenses and other current
   assets .......................................     20,241         1,844           2,600           (2,653)       22,032
  Current assets of discontinued operations......         --           753              --                            753
                                                   ---------     ---------       ---------       ----------     ---------
   Total Current Assets .........................    175,780       137,245          81,951         (104,579)      290,397
 Property and equipment, net ....................      2,122        34,853          20,601               --        57,576
 Goodwill, net ..................................         --       173,640           2,067               --       175,707
 Patents, licenses and trademarks, net ..........         --        43,991             183               --        44,174
 Long-term assets of discontinued
  operations ....................................         --         1,603              --               --         1,603
 Other assets ...................................     14,092         1,924             153               --        16,169
 Investment in subsidiaries .....................    320,034        10,038              --         (330,072)           --
                                                   ---------     ---------       ---------       ----------     ---------
 Total Assets ...................................  $ 512,028     $ 403,294       $ 104,955       $ (434,651)    $ 585,626
                                                   =========     =========       =========       ==========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
  Current portion of long-term debt .............  $      --     $  31,960       $     147       $       --     $  32,107
  Short-term debt ...............................         --            --             498               --           498
  Accounts payable ..............................      1,584        20,941           7,779               --        30,304
  Accrued expenses and other current
   liabilities ..................................     12,403        27,113          18,702               --        58,218
  Income taxes payable ..........................         --            --              --               --            --
                                                   ---------     ---------       ---------       ----------     ---------
  Intercompany payables .........................     44,251        47,073           9,933         (101,257)           --
  Current liabilities of discontinued
   operations ...................................         --       (35,714)         37,009             (669)          626
                                                   ---------     ---------       ---------       ----------     ---------
   Total Current Liabilities ....................     58,238        91,373          74,068         (101,926)      121,753
 Long-term debt, less current portion ...........    153,452         4,257             591               --       158,300
 Other long-term liabilities ....................      4,973         4,008           1,227               --        10,208
 Long-term liabilities of discontinued
  operations ....................................         --         2,653              --           (2,653)           --
 Total Liabilities ..............................    216,663       102,291          75,886         (104,579)      290,261
 Stockholders' Equity:
  Preferred stock ...............................         --         1,450              --           (1,450)           --
  Common stock ..................................        344         4,143           7,854          (11,997)          344
  Additional paid in capital ....................    318,460       191,781          46,095         (237,876)      318,460
  Retained earnings (accumulated deficit) .......     44,942       103,629         (24,880)         (78,749)       44,942
  Accumulated other comprehensive
   income .......................................      3,936            --              --               --         3,936
  Treasury stock ................................    (72,317)           --              --               --       (72,317)
                                                   ---------     ---------       ---------       ----------     ---------
 Total Stockholders' Equity .....................    295,365       301,003          29,069         (330,072)      295,365
                                                   ---------     ---------       ---------       ----------     ---------
 Total Liabilities and Stockholders' Equity .....  $ 512,028     $ 403,294       $ 104,955       $ (434,651)    $ 585,626
                                                   =========     =========       =========       ==========     =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEETS



                                                                              DECEMBER 31, 2002
                                                  -------------------------------------------------------------------------
                                                                  GUARANTOR   NONGUARANTOR                     CONSOLIDATED
                                                     PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      TOTAL
                                                  ------------ -------------- ---------------- -------------- -------------
                                                                               (IN THOUSANDS)
ASSETS
 Current Assets:
  Cash and cash equivalents ..................... $  7,152      $  3,556       $  2,205        $      --      $ 12,913
  Restricted cash ...............................       --            --             --               --            --
  Accounts receivable, net ......................       --        44,864         13,649               --        58,513
  Costs and earned gross profit in excess
   of billings ..................................       --           234             --               --           234
  Intercompany receivables ......................  123,744        33,165          3,800         (160,709)           --
  Inventories ...................................       --        46,591         15,739               --        62,330
  Prepaid expenses and other current
   assets .......................................   12,490        21,999          2,368          (24,645)       12,212
  Current assets of discontinued operations......       --        10,351         18,474               --        28,825
                                                  --------      --------       --------        ---------      --------
   Total Current Assets .........................  143,386       160,760         56,235         (185,354)      175,027
                                                  --------      --------       --------        ---------      --------
 Property and equipment, net ....................    2,456        27,250         17,430               --        47,136
 Goodwill, net ..................................       --        96,903          1,833               --        98,736
 Patents, licenses and trademarks, net ..........       --         7,326            195               --         7,521
 Other assets ...................................      916         6,872          1,260               --         9,048
 Long-term assets of discontinued
  operations ....................................       --         6,910         23,375               --        30,285
 Investment in subsidiaries .....................  161,805        10,078             --         (171,883)           --
                                                  --------      --------       --------        ---------      --------
 Total Assets ................................... $308,563      $316,099       $100,328        $(357,237)     $367,753
                                                  ========      ========       ========        =========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:
  Current portion of long-term debt ............. $     --      $  1,813       $     --        $      --      $  1,813
  Short-term debt ...............................       --            --            599               --           599
  Accounts payable ..............................      828        15,751          7,191               --        23,770
  Accrued expenses and other current
   liabilities ..................................    1,790        11,324         12,002               --        25,116
  Income taxes payable ..........................    4,831          (148)         1,230               --         5,913
  Intercompany payables .........................   13,037       115,658         10,434         (139,129)           --
  Current liabilities of discontinued
   operations ...................................       --        14,267         24,538          (21,580)       17,225
                                                  --------      --------       --------        ---------      --------
  Total Current Liabilities .....................   20,486       158,665         55,994         (160,709)       74,436
 Long-term debt, less current portion ...........       --         5,072             --               --         5,072
 Other long-term liabilities ....................       --            --             --               --            --
 Long-term liabilities of discontinued
  operations ....................................       --        13,022         11,791          (24,645)          168
                                                  --------      --------       --------        ---------      --------
 Total Liabilities ..............................   20,486       176,759         67,785         (185,354)       79,676
 Stockholders' Equity:
  Preferred stock ...............................       --         1,450             --           (1,450)           --
  Common stock ..................................      336         5,681         26,318          (31,999)          336
  Additional paid in capital ....................  307,487        73,836         10,016          (83,852)      307,487
  Retained earnings (accumulated deficit) .......   34,056        58,373         (3,791)         (54,582)       34,056
  Accumulated other comprehensive loss ..........   (4,169)           --             --               --        (4,169)
  Treasury stock ................................  (49,633)           --             --               --       (49,633)
                                                  --------      --------       --------        ---------      --------
 Total Stockholders' Equity .....................  288,077       139,340         32,543         (171,883)      288,077
                                                  --------      --------       --------        ---------      --------
 Total Liabilities and Stockholders' Equity ..... $308,563      $316,099       $100,328        $(357,237)     $367,753
                                                  ========      ========       ========        =========      ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF OPERATIONS




                                                                              YEAR ENDED DECEMBER 31, 2003
                                                        -------------------------------------------------------------------------
                                                                        GUARANTOR   NONGUARANTOR                     CONSOLIDATED
                                                           PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      TOTAL
                                                        ------------ -------------- ---------------- -------------- -------------
                                                                                     (IN THOUSANDS)
REVENUES:
 Aerospace & Defense ..................................  $      --      $ 91,673       $      --       $      --      $ 91,673
 Products .............................................         --       157,984          35,976              --       193,960
 Mobile Security ......................................         --        15,029          62,853           1,657        79,539
                                                         ---------      --------       ---------       ---------      --------
 Total revenues .......................................         --       264,686          98,829           1,657       365,172
                                                         ---------      --------       ---------       ---------      --------

COSTS AND EXPENSES:
 Cost of sales ........................................         --       172,089          79,840           1,657       253,586
 Operating expenses ...................................     11,602        40,598          10,595              --        62,795
 Amortization .........................................         --           478              11              --           489
 Integration and other charges ........................     10,886         1,687              --              --        12,573
 Related party management fees (income), net ..........     12,823            --           7,598         (20,421)           --
                                                         ---------      --------       ---------       ---------      --------

OPERATING (LOSS) INCOME                                    (35,311)       49,834             785          20,421        35,729
 Interest expense, net ................................      3,313           497             202              --         4,012
 Other expense, net ...................................         --           117             391              --           508
 Equity in losses (earnings) of subsidiaries ..........    (42,600)       38,790              --           3,810            --
 Related party interest expense (income), net .........         16          (255)             --             239            --
                                                         ---------      --------       ---------       ---------      --------

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
 PROVISION FOR INCOME TAXES ...........................      3,960        10,685             192          16,372        31,209
(BENEFIT) PROVISION FOR INCOME TAXES ..................     (6,926)       18,399           2,730              --        14,203
                                                         ---------      --------       ---------       ---------      --------
(LOSS) INCOME FROM CONTINUING OPERATIONS ..............     10,886        (7,714)         (2,538)         16,372        17,006
DISCONTINUED OPERATIONS:
 NET INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS, NET OF INCOME TAX BENEFIT ...............         --        34,882         (20,820)        (20,182)       (6,120)
                                                         ---------      --------       ---------       ---------      --------
NET INCOME (LOSS) .....................................  $  10,886      $ 27,168       $ (23,358)      $  (3,810)     $ 10,886
                                                         =========      ========       =========       =========      ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF OPERATIONS




                                                        YEAR ENDED DECEMBER 31, 2002
                                                       ------------------------------
                                                                          GUARANTOR
                                                            PARENT      SUBSIDIARIES
                                                       --------------- --------------
REVENUES:
 Aerospace & Defense .................................    $     --       $   59,318
 Products ............................................          --          154,466
 Mobile Security .....................................          --           15,958
                                                          --------       ----------
 Total revenues ......................................          --          229,742
                                                          --------       ----------

COSTS AND EXPENSES:
 Cost of sales .......................................          --          148,208
 Operating expenses ..................................       6,034           36,161
 Amortization ........................................          --              243
 Integration and other charges .......................         800            5,126
 Related party management fees (income), net .........       2,487             (171)
                                                          --------       ----------

OPERATING (LOSS) INCOME                                     (9,321)          40,175
 Interest expense, net ...............................         450              275
 Other (income) expense, net .........................            (2)           (22)
 Equity in losses (earnings) of subsidiaries .........       8,237           (1,220)
 Related party interest income, net ..................          --             (239)
                                                          ----------     ----------

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
 PROVISION FOR INCOME TAXES ..........................     (18,006)          41,381
(BENEFIT) PROVISION FOR INCOME TAXES .................        (317)          14,313
                                                          ----------     ----------
(LOSS) INCOME FROM CONTINUING OPERATIONS .............     (17,689)          27,068
DISCONTINUED OPERATIONS:
 NET LOSS FROM DISCONTINUED OPERATIONS, NET OF
  INCOME TAX BENEFIT .................................          --          (16,894)
                                                          ----------     ----------
NET (LOSS) INCOME ....................................    $(17,689)      $   10,174
                                                          ==========     ==========

                                                               YEAR ENDED DECEMBER 31, 2002
                                                       ---------------------------------------------
                                                       NONGUARANTOR                     CONSOLIDATED
                                                         SUBSIDIARIES    ELIMINATIONS      TOTAL
                                                       ---------------- -------------- -------------
                                                        (IN THOUSANDS)
REVENUES:
 Aerospace & Defense .................................    $      --       $      --      $  59,318
 Products ............................................       25,480              --        179,946
 Mobile Security .....................................       49,895              --         65,853
                                                          ---------       ---------      ---------
 Total revenues ......................................       75,375              --        305,117
                                                          ---------       ---------      ---------

COSTS AND EXPENSES:
 Cost of sales .......................................       62,537              --        210,745
 Operating expenses ..................................        7,641              --         49,836
 Amortization ........................................            2              --            245
 Integration and other charges .......................           --              --          5,926
 Related party management fees (income), net .........         (616)         (1,700)            --
                                                          ---------       ---------      ---------

OPERATING (LOSS) INCOME                                       5,811           1,700         38,365
 Interest expense, net ...............................          198              --            923
 Other (income) expense, net .........................           75              --             51
 Equity in losses (earnings) of subsidiaries .........           --          (7,017)            --
 Related party interest income, net ..................           --             239             --
                                                          ---------       ---------      ---------

(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE
 PROVISION FOR INCOME TAXES ..........................        5,538           8,478         37,391
(BENEFIT) PROVISION FOR INCOME TAXES .................        2,058              --         16,054
                                                          ---------       ---------      ---------
(LOSS) INCOME FROM CONTINUING OPERATIONS .............        3,480           8,478         21,337
DISCONTINUED OPERATIONS:
 NET LOSS FROM DISCONTINUED OPERATIONS, NET OF
  INCOME TAX BENEFIT .................................      (20,671)         (1,461)       (39,026)
                                                          ---------       ---------      ---------
NET (LOSS) INCOME ....................................    $ (17,191)      $   7,017      $ (17,689)
                                                          =========       =========      =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF OPERATIONS




                                                                      YEAR ENDED DECEMBER 31, 2001
                                                ------------------------------------------------------------------------
                                                               GUARANTOR   NONGUARANTOR                     CONSOLIDATED
                                                   PARENT    SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      TOTAL
                                                ----------- -------------- ---------------- -------------- -------------
                                                                            (IN THOUSANDS)
REVENUES:
 Aerospace & Defense ..........................  $      --     $ 18,145        $     --       $      --      $ 18,145
 Products .....................................         --      134,006          15,862              --       149,868
 Mobile Security ..............................         --        7,076          22,011              --        29,087
                                                 ---------     --------        --------       ---------      --------
 Total revenues ...............................         --      159,227          37,873              --       197,100
                                                 ---------     --------        --------       ---------      --------

COSTS AND EXPENSES:
 Cost of sales ................................         --       95,831          30,499              --       126,330
 Operating expenses ...........................      5,451       30,418           2,790              --        38,659
 Amortization .................................         --        2,059              83              --         2,142
 Integration and other charges ................      1,205        2,079              12              --         3,296
 Related party management income, net .........        (47)          --          (1,112)          1,159            --
                                                 ---------     --------        --------       ---------      --------

OPERATING (LOSS) INCOME                             (6,609)      28,840           5,601          (1,159)       26,673
 Interest expense, net ........................      3,452          360              52              --         3,864
 Other income, net ............................         --          (28)            (54)             --           (82)
 Equity in earnings of subsidiaries ...........    (14,269)      (1,513)             --          15,782            --
 Related party interest income, net ...........         --       (1,310)             --           1,310            --
                                                 ---------     --------        --------       ---------      --------

INCOME FROM CONTINUING OPERATIONS BEFORE
 PROVISION FOR INCOME TAXES ...................      4,208       31,331           5,603         (18,251)       22,891
(BENEFIT) PROVISION FOR INCOME TAXES ..........     (5,920)      12,215           1,912              --         8,207
                                                 ---------     --------        --------       ---------      --------
INCOME FROM CONTINUING OPERATIONS .............     10,128       19,116           3,691         (18,251)       14,684
DISCONTINUED OPERATIONS:
 NET LOSS FROM DISCONTINUED OPERATIONS, NET OF
  INCOME TAX BENEFIT ..........................         --       (1,890)         (5,135)          2,469        (4,556)
                                                 ---------     --------        --------       ---------      --------
NET INCOME (LOSS) .............................  $  10,128     $ 17,226        $ (1,444)      $ (15,782)     $ 10,128
                                                 =========     ========        ========       =========      ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF CASH FLOWS



                                                                             YEAR ENDED DECEMBER 31, 2003
                                                        -----------------------------------------------------------------------
                                                                        GUARANTOR    NONGUARANTOR                  CONSOLIDATED
                                                           PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                        ------------ -------------- -------------- -------------- -------------
                                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations: .............  $   10,886    $  (7,714)     $  (2,538)     $  16,372      $  17,006
Adjustments to reconcile income from continuing
 operations to cash provided by (used in)
 operating activities:
 Depreciation and amortization ........................       1,326        4,270          2,012             --          7,608
 Deferred income taxes ................................      (3,008)       5,389          2,644             --          5,025
 Loss on disposal of fixed assets .....................          --           68            259             --            327
 Non-cash termination charge ..........................       2,093           --             --             --          2,093
 Non-cash restricted stock unit award .................       7,266           --             --             --          7,266
Changes in operating assets and liabilities, net of
 acquisitions:
 (Increase) decrease in accounts receivable ...........          --       (2,680)         1,685             --           (995)
 Decrease (increase) in intercompany
  receivables & payables ..............................      83,092      (78,887)        15,977        (20,182)            --
 Decrease (increase) in inventory .....................          --          793         (3,294)            --         (2,501)
 Decrease (increase) in prepaid expenses and
  other assets ........................................      12,267      (13,758)          (890)            --         (2,381)
 Increase (Decrease) in accounts payable,
  accrued expenses and other current
  liabilities .........................................      10,775       (1,020)         7,288             --         17,043
 (Decrease) increase in income taxes payable ..........     (22,583)      23,826           (882)            --            361
                                                         ----------    ---------      ---------      ---------      ---------
Net cash provided by (used in) operating
 activities ...........................................     102,114      (69,713)        22,261         (3,810)        50,852
                                                         ----------    ---------      ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment ....................        (200)      (5,894)        (2,590)            --         (8,684)
Purchase of patents and trademarks ....................          --         (185)            --             --           (185)
Increase in restricted cash ...........................      (2,600)          --             --             --         (2,600)
Additional consideration for purchased
 businesses ...........................................          --       (1,026)            --             --         (1,026)
Investment in subsidiaries ............................     (85,243)      45,403         36,030          3,810             --
Proceeds from the sale of business ....................      31,361           --             --             --         31,361
Purchase of businesses, net of cash acquired ..........     (90,512)          --             --             --        (90,512)
                                                         ----------    ---------      ---------      ---------      ---------
Net cash (used in) provided by investing
 activities: ..........................................    (147,194)      38,298         33,440          3,810        (71,646)
                                                         ----------    ---------      ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options ...............       8,471           --             --             --          8,471
Cash paid for financing costs .........................      (4,599)          --             --             --         (4,599)
Repurchase of treasury stock ..........................     (22,684)          --             --             --        (22,684)
Borrowings of long-term debt ..........................     147,504           --            774             --        148,278
Repayments of long-term debt ..........................          --       (1,688)            --             --         (1,688)
Borrowings under lines of credit ......................      30,406           --          1,424             --         31,830
Repayments under lines of credit ......................     (30,406)        (114)        (1,578)            --        (32,098)
                                                         ----------    ---------      ---------      ---------      ---------
Net cash provided by (used in) financing
 activities ...........................................     128,692       (1,802)           620             --        127,510
                                                         ----------    ---------      ---------      ---------      ---------
Effect of exchange rate on cash and cash
 Equivalents ..........................................          --        3,890         (3,057)            --            833
Net cash provided by (used in) discontinued
 operations ...........................................          --       36,855        (45,467)            --         (8,612)
                                                         ----------    ---------      ---------      ---------      ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS .............      83,612        7,528          7,797             --         98,937
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD ...............................................       7,152        3,556          2,205             --         12,913
                                                         ----------    ---------      ---------      ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD ..............  $   90,764    $  11,084      $  10,002      $      --      $ 111,850
                                                         ==========    =========      =========      =========      =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF CASH FLOWS




                                                           YEAR ENDED DECEMBER 31, 2002
                                                           ----------------------------
                                                                            GUARANTOR
                                                               PARENT     SUBSIDIARIES
                                                           ------------- --------------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations: ................   $ (17,689)    $   27,068
Adjustments to reconcile (loss) income from
 continuing operations to cash (used in) provided by
 operating activities:
 Depreciation and amortization ...........................         854          3,583
 Deferred income taxes ...................................        (364)           321
 Loss on disposal of fixed assets ........................          --             66
Changes in operating assets and liabilities, net of
 acquisitions:
 (Increase) decrease in accounts receivable ..............          --         (3,829)
 Decrease (increase) in intercompany receivables &
  payables ...............................................       6,151         (5,266)
 Increase in inventory ...................................          --         (5,125)
 Decrease (increase) in prepaid expenses and
  other assets ...........................................         492         (2,459)
 (Decrease) increase in accounts payable, accrued
  expenses and other current liabilities .................      (1,405)         7,215
 Increase (decrease) in income taxes payable .............       5,663           (148)
                                                             ---------     ----------
 Net cash (used in) provided by operating activities......      (6,298)        21,426
                                                             ---------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment .......................        (506)        (3,671)
Purchase of patents and trademarks .......................          --            (69)
Additional consideration for purchased businesses ........          --         (9,375)
Investment in subsidiaries ...............................      (3,347)         1,643
Purchase of businesses, net of cash acquired .............          --         (8,818)
                                                             ---------     ----------
Net cash (used in) provided by investing activities: .....      (3,853)       (20,290)
                                                             ---------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options ..................       4,227             --
Proceeds from sale of put options ........................         525             --
Cash paid for financing costs ............................        (326)            --
Repurchase of treasury stock .............................     (26,054)            --
Repayments of long-term debt .............................          --           (620)
Borrowings under lines of credit .........................      32,372             --
Repayments under lines of credit .........................     (32,372)           (75)
                                                             ---------     ----------
Net cash used in financing activities ....................     (21,628)          (695)
                                                             ---------     ----------
Effect of exchange rate on cash and cash
 equivalents .............................................         304            342
Net cash used in discontinued operations .................          --         (2,763)
                                                             ---------     ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ................     (31,475)        (1,980)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD ..................................................      38,627          5,536
                                                             ---------     ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD .................   $   7,152     $    3,556
                                                             =========     ==========



                                                                  YEAR ENDED DECEMBER 31, 2002
                                                           -------------------------------------------
                                                           NONGUARANTOR                   CONSOLIDATED
                                                            SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                           -------------- -------------- -------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
(Loss) income from continuing operations: ................   $   3,480      $   8,478     $   21,337
Adjustments to reconcile (loss) income from
 continuing operations to cash (used in) provided by
 operating activities:
 Depreciation and amortization ...........................       1,143             --          5,580
 Deferred income taxes ...................................         402                           359
 Loss on disposal of fixed assets ........................         134             --            200
Changes in operating assets and liabilities, net of
 acquisitions:
 (Increase) decrease in accounts receivable ..............       1,275             --         (2,554)
 Decrease (increase) in intercompany receivables &
  payables ...............................................         576         (1,461)            --
 Increase in inventory ...................................      (4,256)            --         (9,381)
 Decrease (increase) in prepaid expenses and
  other assets ...........................................        (279)            --         (2,246)
 (Decrease) increase in accounts payable, accrued
  expenses and other current liabilities .................      (9,564)            --         (3,754)
 Increase (decrease) in income taxes payable .............       1,230             --          6,745
                                                             ---------      ---------     ----------
 Net cash (used in) provided by operating activities......      (5,859)         7,017         16,286
                                                             ---------      ---------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment .......................      (1,725)            --         (5,902)
Purchase of patents and trademarks .......................          --             --            (69)
Additional consideration for purchased businesses ........          --             --         (9,375)
Investment in subsidiaries ...............................       8,721         (7,017)            --
Purchase of businesses, net of cash acquired .............          --             --         (8,818)
                                                             ---------      ---------     ----------
Net cash (used in) provided by investing activities: .....       6,996         (7,017)       (24,164)
                                                             ---------      ---------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options ..................          --             --          4,227
Proceeds from sale of put options ........................          --             --            525
Cash paid for financing costs ............................          --             --           (326)
Repurchase of treasury stock .............................          --             --        (26,054)
Repayments of long-term debt .............................        (110)            --           (730)
Borrowings under lines of credit .........................          --             --         32,372
Repayments under lines of credit .........................          --             --        (32,447)
                                                             ---------      ---------     ----------
Net cash used in financing activities ....................        (110)            --        (22,433)
                                                             ---------      ---------     ----------
Effect of exchange rate on cash and cash
 equivalents .............................................        (772)            --           (126)
Net cash used in discontinued operations .................      (1,376)            --         (4,139)
                                                             ---------      ---------     ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ................      (1,121)            --        (34,576)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD ..................................................       3,326             --         47,489
                                                             ---------      ---------     ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD .................   $   2,205      $      --     $   12,913
                                                             =========      =========     ==========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF CASH FLOWS




                                                           YEAR ENDED DECEMBER 31, 2001
                                                           ----------------------------
                                                                            GUARANTOR
                                                               PARENT     SUBSIDIARIES
                                                           ------------- --------------
                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations: .......................  $    10,128    $   19,116
Adjustments to reconcile income from continuing
 operations to cash (used in) provided by operating
 activities:
 Depreciation and amortization ...........................          694         4,578
 Deferred income taxes ...................................           76          (407)
 Loss on disposal of fixed assets ........................           --            21
Changes in operating assets and liabilities, net of
 acquisitions:
 Increase in accounts receivable .........................           --       (11,880)
 (Increase) decrease in intercompany receivables &
  payables ...............................................      (67,323)       62,878
 (Increase) decrease in inventory ........................           --       (12,044)
 Decrease (increase) in prepaid expenses and
  other assets ...........................................          162           (92)
 Increase (decrease) in accounts payable, accrued
  expenses and other current liabilities .................        4,632         6,317
 Increase (decrease) in income taxes payable .............        6,667           272
                                                            -----------    ----------
Net cash (used in) provided by operating activities ......      (44,964)       68,759
                                                            -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment .......................       (1,140)       (3,984)
Proceeds from sale of equity investment ..................          843            --
Additional consideration for purchased businesses ........       (1,913)       (1,357)
Investment in subsidiaries ...............................       (6,739)      (15,360)
Purchase of businesses, net of cash acquired .............           --       (39,365)
                                                            -----------    ----------
Net cash (used in) provided by investing activities: .....       (8,949)      (60,066)
                                                            -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options ..................       10,160            --
Proceeds from issuance of common stock ...................      117,979            --
Cash paid for deferred loan costs ........................         (545)           --
Repurchase of treasury stock .............................         (723)           --
Proceeds from issuance of treasury shares for stock
 options .................................................          686            --
Repayments of long-term debt .............................           --          (676)
Repayments of debt assumed in acquisitions ...............           --        (1,315)
Borrowings under lines of credit .........................       98,000            --
Repayments under lines of credit .........................     (130,981)           --
                                                            -----------    ----------
Net cash provided by (used in) financing activities ......       94,576        (1,991)
                                                            -----------    ----------
Effect of exchange rate on cash and cash
 equivalents .............................................       (2,789)        2,703
Net cash used in discontinued operations .................           --        (3,453)
                                                            -----------    ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ................       37,874         5,952
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...........          753          (416)
                                                            -----------    ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD .................  $    38,627    $    5,536
                                                            ===========    ==========



                                                                  YEAR ENDED DECEMBER 31, 2001
                                                           -------------------------------------------
                                                           NONGUARANTOR                   CONSOLIDATED
                                                            SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                           -------------- -------------- -------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Income from continuing operations: .......................   $    3,691     $ (18,251)    $    14,684
Adjustments to reconcile income from continuing
 operations to cash (used in) provided by operating
 activities:
 Depreciation and amortization ...........................          342            --           5,614
 Deferred income taxes ...................................          (42)                         (373)
 Loss on disposal of fixed assets ........................          170            --             191
Changes in operating assets and liabilities, net of
 acquisitions:
 Increase in accounts receivable .........................       (3,000)           --         (14,880)
 (Increase) decrease in intercompany receivables &
  payables ...............................................        1,976         2,469              --
 (Increase) decrease in inventory ........................        8,096            --          (3,948)
 Decrease (increase) in prepaid expenses and
  other assets ...........................................          979            --           1,049
 Increase (decrease) in accounts payable, accrued
  expenses and other current liabilities .................       (3,768)           --           7,181
 Increase (decrease) in income taxes payable .............         (272)           --           6,667
                                                             ----------     ---------     -----------
Net cash (used in) provided by operating activities ......        8,172       (15,782)         16,185
                                                             ----------     ---------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment .......................         (520)           --          (5,644)
Proceeds from sale of equity investment ..................           --            --             843
Additional consideration for purchased businesses ........           --            --          (3,270)
Investment in subsidiaries ...............................        6,317        15,782              --
Purchase of businesses, net of cash acquired .............           --            --         (39,365)
                                                             ----------     ---------     -----------
Net cash (used in) provided by investing activities: .....        5,797        15,782         (47,436)
                                                             ----------     ---------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options ..................           --            --          10,160
Proceeds from issuance of common stock ...................           --            --         117,979
Cash paid for deferred loan costs ........................           --            --            (545)
Repurchase of treasury stock .............................           --            --            (723)
Proceeds from issuance of treasury shares for stock
 options .................................................           --            --             686
Repayments of long-term debt .............................           --            --            (676)
Repayments of debt assumed in acquisitions ...............           --            --          (1,315)
Borrowings under lines of credit .........................          286            --          98,286
Repayments under lines of credit .........................           --            --        (130,981)
                                                             ----------     ---------     -----------
Net cash provided by (used in) financing activities ......          286            --          92,871
                                                             ----------     ---------     -----------
Effect of exchange rate on cash and cash
 equivalents .............................................       (1,373)           --          (1,459)
Net cash used in discontinued operations .................      (10,883)           --         (14,336)
                                                             ----------     ---------     -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS ................        1,999            --          45,825
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD ...........        1,327            --           1,664
                                                             ----------     ---------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD .................   $    3,326     $      --     $    47,489
                                                             ==========     =========     ===========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

21. SUBSEQUENT EVENTS


     On January 2, 2004, the Ontario Industrial Development Authority Variable Rate Demand Industrial Development Revenue Bonds, Series 1989 was paid-in full with restricted cash of $2.6 million.

     On January 5, 2004, $31.1 million of 8% Senior Subordinated Convertible Notes plus accrued interest was paid-in full.

     On February 25, 2004, we paid $1,067,000 to fully satisfy the Supplemental Retirement Plan of Simula, Inc., which we acquired on December 9, 2003 with the acquisition of Simula.

     On March 5, 2004, we acquired a majority of the assets and assumed certain liabilities of Vector Associations, Inc. (dba ODV, Inc.), a leading manufacturer and distributor of field drug test kits and crime scene products. The purchase price was $3,289,000 including $2,739,000 in cash at closing, an additional $275,000 plus interest payable on December 31, 2004, subject to certain adjustments and an additional $275,000 plus interest payable on April 30, 2005, subject to certain adjustments.

     Effective in the first quarter 2004, we instituted a new segment reporting format to include three reportable business divisions: Aerospace & Defense Group, the Products Division and the Mobile Security Division. The Aerospace & Defense Group was formed upon the completion of our acquisition of Simula, Inc. on December 9, 2003, and results have been included herein since the acquisition date. The Aerospace & Defense Group also includes the military business, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and other military vehicle armor programs, which previously were included in the Mobile Security Division. The Aerospace & Defense Group also includes the SAPI plate produced by our Protech subsidiary in Pittsfield, Massachusetts, which was previously reported as part of the Products Division. The historical results of these businesses have been reclassified as part of the Aerospace & Defense Group. This reporting change was made to better reflect management's approach to operating and directing the businesses, and, in certain instances, to align financial reporting with our market and customer segments.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)





                                                                    MARCH 31, 2004     DECEMBER 31, 2003*
                                                                   ----------------   -------------------
                                                                      (UNAUDITED)
ASSETS
CURRENT ASSETS:
 Cash and cash equivalents .....................................       $ 75,835             $111,850
 Restricted cash ...............................................             --                2,600
 Accounts receivable (net of allowance for
   doubtful accounts of $2,126 and $1,673)......................         89,196               72,635
 Costs and earned gross profit in excess of billings ...........            860                   --
 Inventories ...................................................         92,903               80,527
 Prepaid expenses and other current assets .....................         24,994               22,032
 Current assets of discontinued operations (Note 2) ............            857                  753
                                                                       --------             --------
   Total current assets ........................................        284,645              290,397
                                                                       ========             ========
PROPERTY AND EQUIPMENT (net of
 accumulated depreciation of $21,137 and
 $19,046).......................................................         58,667               57,576
GOODWILL (net of accumulated amortization
 of $4,024 and $4,024)..........................................        176,146              175,707
PATENTS, LICENSES AND TRADEMARKS
 (net of accumulated amortization of $3,601 and $2,627).........         46,073               44,174
OTHER ASSETS ...................................................         20,653               16,169
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS
 (Note 2) ......................................................          1,717                1,603
                                                                       --------             --------
TOTAL ASSETS ...................................................       $587,901             $585,626
                                                                       ========             ========

----------
*     Condensed from audited financial statements.

















           See notes to condensed consolidated financial statements.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED BALANCE SHEETS--CONTINUED
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)





                                                                      MARCH 31, 2004     DECEMBER 31, 2003*
                                                                     ----------------   -------------------
                                                                        (UNAUDITED)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt ...............................      $     778            $  32,107
 Short-term debt .................................................            622                  498
 Accounts payable ................................................         42,081               30,304
 Accrued expenses and other current liabilities ..................         57,584               58,218
 Income taxes payable ............................................          3,849                   --
 Current liabilities of discontinued operations (Note 2) .........            344                  626
                                                                        ---------            ---------
   Total current liabilities .....................................        105,258              121,753
LONG-TERM LIABILITIES:
 Long-term debt, less current portion ............................        159,264              158,300
 Other long-term liabilities .....................................         11,034               10,208
                                                                        ---------            ---------
 Total liabilities ...............................................        275,556              290,261
COMMITMENTS AND CONTINGENCIES (NOTE 11)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.01 par value, 5,000,000 shares
   authorized; no shares issued and outstanding ..................             --                   --
 Common stock, $.01 par value; 50,000,000 shares
   authorized; 34,646,849 and 34,337,034 issued and
   28,586,627 and 28,267,812 outstanding at
   March 31, 2004 and December 31, 2003,
   respectively ..................................................            347                  344
 Additional paid-in capital ......................................        323,275              318,460
 Retained earnings ...............................................         57,432               44,942
 Accumulated other comprehensive income ..........................          3,608                3,936
 Treasury stock ..................................................        (72,317)             (72,317)
                                                                        ---------            ---------
   Total stockholders' equity ....................................        312,345              295,365
                                                                        ---------            ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......................      $ 587,901            $ 585,626
                                                                        =========            =========


----------
*     Condensed from audited financial statements.











           See notes to condensed consolidated financial statements.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                               THREE MONTHS ENDED
                                                        --------------------------------
                                                         MARCH 31, 2004   MARCH 31, 2003
                                                        ---------------- ---------------
REVENUES:
 Aerospace & Defense ..................................     $ 81,008         $15,910
 Products .............................................       53,840          44,007
 Mobile Security ......................................       26,780          20,557
                                                            --------         -------
 Total Revenues .......................................      161,628          80,474
                                                            --------         -------
COSTS AND EXPENSES:
 Cost of sales ........................................      114,068          57,162
 Operating expenses ...................................       23,251          14,004
 Amortization .........................................          980              60
 Integration and other charges ........................          681             422
                                                            --------         -------
OPERATING INCOME ......................................       22,648           8,826
 Interest expense, net ................................        1,728             379
 Other expense, net ...................................          115              69
                                                            --------         -------
INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION
 FOR INCOME TAXES .....................................       20,805           8,378
PROVISION FOR INCOME TAXES ............................        8,177           3,133
                                                            --------         -------
INCOME FROM CONTINUING OPERATIONS .....................       12,628           5,245
DISCONTINUED OPERATIONS (NOTE 2):
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX .........         (138)           (158)
                                                            --------         -------
NET INCOME ............................................     $ 12,490         $ 5,087
                                                            ========         =======
NET INCOME PER COMMON SHARE -- BASIC
INCOME FROM CONTINUING OPERATIONS .....................     $   0.44         $  0.18
LOSS FROM DISCONTINUED OPERATIONS .....................         0.00           (0.01)
                                                            --------         -------
BASIC EARNINGS PER SHARE ..............................     $   0.44         $  0.17
                                                            ========         =======
NET INCOME PER COMMON SHARE -- DILUTED
INCOME FROM CONTINUING OPERATIONS .....................     $   0.42         $  0.18
LOSS FROM DISCONTINUED OPERATIONS .....................         0.00           (0.01)
                                                            --------         -------
DILUTED EARNINGS PER SHARE ............................     $   0.42         $  0.17
                                                            ========         =======
WEIGHTED AVERAGE SHARES -- BASIC ......................       28,472          28,964
                                                            ========         =======
WEIGHTED AVERAGE SHARES -- DILUTED ....................       29,934          29,111
                                                            ========         =======

           See notes to condensed consolidated financial statements.

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (IN THOUSANDS)




                                                                               THREE MONTHS ENDED
                                                                        --------------------------------
                                                                         MARCH 31, 2004   MARCH 31, 2003
                                                                        ---------------- ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Income from continuing operations ....................................    $  12,628        $   5,245
 Adjustments to reconcile income from continuing operations to cash provided by operating activities:
   Depreciation and amortization ......................................        3,414            1,702
   Loss on disposal of fixed assets ...................................            6                8
   Deferred income taxes ..............................................         (438)             199
 Changes in operating assets and liabilities, net of acquisitions:
   (Increase) decrease in accounts receivable .........................      (17,173)           2,878
   (Increase) decrease in inventories .................................      (12,232)           1,082
   (Increase) in prepaid expenses and other assets ....................       (5,222)          (3,143)
   Increase (decrease) in accounts payable, accrued
    expenses and other current liabilities ............................       12,395           (1,900)
   Increase (decrease) in income taxes payable ........................        7,221           (1,662)
                                                                           ---------        ---------
   Net cash provided by operating activities ..........................          599            4,409
                                                                           ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ...................................       (3,814)          (1,727)
 Purchase of patents and trademarks ...................................          (49)              --
 Purchase of equity investment ........................................       (1,374)              --
 Collection of note receivable ........................................          375               --
 Decrease in restricted cash ..........................................        2,600               --
 Additional consideration for purchased businesses ....................       (1,832)              --
 Purchase of business, net of cash acquired ...........................       (2,729)              --
                                                                           ---------        ---------
 Net cash used in investing activities ................................       (6,823)          (1,727)
                                                                           ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from the exercise of stock options ..........................        4,488               --
 Repurchases of treasury stock ........................................           --          (15,684)
 Repayments of long-term debt .........................................      (33,897)            (239)
 Borrowings under lines of credit .....................................        5,449           22,916
 Repayments under lines of credit .....................................       (5,327)          (2,887)
                                                                           ---------        ---------
 Net cash (used in) provided by financing activities ..................      (29,287)           4,106
                                                                           ---------        ---------
 Effect of exchange rate changes on cash and cash equivalents .........          134              (55)
 NET CASH USED IN DISCONTINUED OPERATIONS .............................         (638)          (3,636)
                                                                           ---------        ---------
 NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS .................      (36,015)           3,097
 CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .......................      111,850           12,913
                                                                           ---------        ---------
 CASH AND CASH EQUIVALENTS, END OF PERIOD .............................    $  75,835        $  16,010
                                                                           =========        =========
 CASH AND CASH EQUIVALENTS, END OF PERIOD
   CONTINUING OPERATIONS ..............................................    $  75,835        $  16,010
   DISCONTINUED OPERATIONS ............................................          383            5,589
                                                                           ---------        ---------
                                                                           $  76,218        $  21,599
                                                                           =========        =========

           See notes to condensed consolidated financial statements.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
           NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Armor Holdings, Inc. and its wholly-owned subsidiaries (the "Company", "we", "our", "us") have been prepared in accordance with generally accepted accounting principles for interim information and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X, and do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals and the elimination of all material intercompany accounts and transactions) considered necessary by management to present a fair presentation have been included. The results of operations for the three-month period is not necessarily indicative of the results to be expected for the full year and should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2003. The amounts disclosed in the footnotes are related to continuing operations unless otherwise indicated.

     Effective in the first quarter 2004, we instituted a new segment reporting format to include three reportable business divisions: Aerospace & Defense Group, the Products Division (Armor Holdings Products), and the Mobile Security Division (Armor Mobile Security). The Aerospace & Defense Group was formed upon the completion of our acquisition of Simula, Inc. on December 9, 2003, and results have been included since the acquisition date. The Aerospace & Defense Group also includes the military business, including armor and blast protection systems for M1114 Up-Armored High Mobility Multi-Purpose Wheeled Vehicles (HMMWVs), and other military vehicle armor programs, which previously were included in the Mobile Security Division. The Aerospace & Defense Group also includes the small arms protective insert (SAPI) plate produced by our Protech subsidiary in Pittsfield, Massachusetts, which was previously reported as part of the Products Division. The historical results of these businesses have been reclassified as part of the Aerospace & Defense Group. This reporting change was made to better reflect management's approach to operating and directing the businesses, and, in certain instances, to align financial reporting with our market and customer segments.

     As discussed in Note 2 below, in 2003 we sold the majority of our ArmorGroup Services Division (the "Services Division"). The assets and liabilities of the Services Division have been classified as assets and liabilities of discontinued operations on our balance sheets and the results of their operations classified as income from discontinued operations in the accompanying unaudited condensed consolidated statement of operations.

NOTE 2 -- DISCONTINUED OPERATIONS

     On April 17, 2003, we announced that we had completed the sale of our ArmorGroup Integrated Systems business through the sale of 100% of the stock of ArmorGroup Integrated Systems, Inc. and Low Voltage Systems Technologies, Inc. to Aerwav Integration Systems, Inc. ("AIS"). AIS is a wholly owned subsidiary of Aerwav Holdings, LLC. As consideration for the integrated systems business, we received a $4.1 million collateralized note due in two years and a warrant for approximately 2.5% of AIS. $375,000 of the balance due was paid in advance in November 2003. In accordance with SFAS 144, we recorded a loss of $366,000 on the sale in the second quarter of 2003.

     On November 26, 2003, we announced that we completed the sale of ArmorGroup, our security service division, for $33,660,000 in total consideration to a group of private investors led by Granville Baird Capital Partners of London, England and Management. We received $31,360,000 in cash at closing and are scheduled to receive another $2,300,000 by the end of 2004, of which we have received $500,000 through May 10, 2004. We recorded a loss of $8.8 million on the sale in the fourth quarter of 2003. In accordance with generally accepted accounting principles, unrealized gains and losses, which are included in equity as accumulated other comprehensive income or loss, are not recognized until the period in which the related assets and liabilities are disposed of.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     At March 31, 2004, our litigation support services subsidiary remains in discontinued operations. The actual proceeds from the disposal of this business may differ materially from our current estimates, and, therefore, could result in either a gain or a loss upon final disposal.


     A summary of the operating results of the discontinued operations for the three months ended March 31, 2004 and 2003 is as follows.





                                                                 THREE MONTHS ENDED
                                                         ----------------------------------
                                                          MARCH 31, 2004     MARCH 31, 2003
                                                         ----------------   ---------------
                                                                   (IN THOUSANDS)
     Revenue .........................................        $  720            $25,788
     Cost of sales ...................................           236             19,182
     Operating expenses ..............................           436              6,412
     Integration and other charges ...................            --                 42
                                                              ------            -------
     Operating income ................................            48                152
     Interest expense, net ...........................             2                 38
     Other expense, net ..............................           263                 60
                                                              ------            -------
     (Loss) income from discontinued operations before
       (benefit) provision for income taxes ..........          (217)                54
     (Benefit) provision for income taxes ............           (79)               212
                                                              ------            -------
     (Loss) from discontinued operations .............        $ (138)           $  (158)
                                                              ======            =======

     The following is a summary of the assets and liabilities of our discontinued operations:





                                                          MARCH 31, 2004   DECEMBER 31, 2003
                                                          ---------------- ------------------
                                                                    (IN THOUSANDS)
     Assets
       Cash and cash equivalents .....................        $  383            $   76
       Accounts receivable, net ......................           257               549
       Other current assets ..........................           217               128
                                                              ------            ------
       Total current assets ..........................           857               753
       Property and equipment, net ...................         1,320             1,206
       Goodwill, net .................................           356               356
       Other assets...................................            41                41
                                                              ------            ------
       Total assets of discontinued operations .......        $2,574            $2,356
                                                              ======            ======
     Liabilities
       Current portion of long-term debt .............        $   --            $  125
       Accounts payable ..............................            50                 5
       Accrued expenses and other current liabilities            294               496
                                                              ------            ------
        Total current liabilities ....................           344               626
                                                              ------            ------
     Total liabilities of discontinued operations ....        $  344            $  626
                                                              ======            ======

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     Based upon our analysis and discussions with our advisors regarding the estimated realizable value, net of selling costs, of the Services Division, we reduced its carrying value and recorded net impairment charges of $12.4 million in the third quarter of fiscal 2003. The 2003 impairment charges consisted of a non-cash goodwill reduction. The benefit for income taxes for discontinued operations was $8.3 million for fiscal 2003. The reductions in the carrying value of the Services Division were management's best estimate based upon the information currently available, including discussions with our investment bankers.


NOTE 3 -- COMPREHENSIVE INCOME


     The components of comprehensive income, net of tax provision of $20,000 and $96,000 for the three months ended March 31, 2004 and 2003, respectively, are listed below:





                                             THREE MONTHS ENDED
                                     ----------------------------------
                                      MARCH 31, 2004     MARCH 31, 2003
                                     ----------------   ---------------
                                               (IN THOUSANDS)
     Net income ..................      $12,490             $5,087
     Other comprehensive income:
       Unrealized gain on equity
         securities, net of tax ..           37                 --
       Foreign currency
         translations ............         (365)               369
                                        -------             ------
     Comprehensive income ........      $12,162             $5,456
                                        =======             ======

NOTE 4 -- INVENTORIES


     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and are summarized as follows:





                                      MARCH 31, 2004   DECEMBER 31, 2003
                                     ---------------- ------------------
                                             (IN THOUSANDS)
     Raw material ................      $49,927           $40,397
     Work-in-process .............       26,170            25,422
     Finished goods ..............       16,806            14,708
                                        -------           -------
       Total inventories .........      $92,903           $80,527
                                        =======           =======

NOTE 5 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES


     Accrued expenses and other current liabilities are summarized as follows:





                                      MARCH 31, 2004   DECEMBER 31, 2003
                                     ---------------- ------------------
                                               (IN THOUSANDS)
     Accrued expenses and other
       current liabilities .........    $42,012           $40,787
     Deferred consideration for
       acquisitions ................      3,403             2,780
     Customer deposits .............     12,169            14,651
                                        -------           -------
       Total accrued expenses and
         other current liabilities .    $57,584           $58,218
                                        =======           =======

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

NOTE 6 -- DERIVATIVE FINANCIAL INSTRUMENTS

     We account for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133, " Accounting for Derivative Instruments and Hedging Activities," as amended by Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FAS 133", and Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (collectively "SFAS 133"). SFAS 133 requires all freestanding and embedded derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and accounted for as either fair value hedges or cash flow hedges pursuant to the provisions of SFAS 133.

     We hedge the fair value of our 8.25% $150 million Senior Subordinated Notes due 2013 using interest rate swaps. We enter into these derivative contracts to manage fair value changes which could be caused by our exposure to interest rate changes. On September 2, 2003, we entered into interest rate swap agreements, designated as fair value hedges as defined under SFAS 133 with an aggregate notional amount totaling $150 million. The agreements were entered into to exchange the fixed interest rate on the Notes for a variable interest rate equal to six-month LIBOR (1.16% at March 31, 2004), set in arrears, plus a spread ranging from 2.735% to 2.75% fixed semi-annually on the fifteenth of February and August. The agreements are subject to other terms and conditions common to transactions of this type. These fair value hedges qualify for hedge accounting using the short-cut method since the swap terms match the critical terms of the Notes. Accordingly, changes in the fair value of the interest rate swap agreements offset changes in the fair value of the Notes due to changes in the market interest rate. As a result, no ineffectiveness is expected to be recognized in our earnings associated with the interest rate swap agreements on the Notes. The fair value of the interest rate swap agreements was approximately $9.3 million at March 31, 2004 and is included in other assets and long-term debt on the accompanying condensed consolidated balance sheet.

     The fair values of our interest rate swap agreements are obtained from our counter-parties and represent the estimated amount we would receive or pay to terminate the agreement, taking into consideration the difference between the contract rate of interest and rates currently quoted for agreements of similar terms and maturities.

NOTE 7 -- INFORMATION CONCERNING BUSINESS SEGMENTS AND GEOGRAPHICAL SALES

     We are a leading manufacturer and provider of specialized security products; training and support services related to these products; vehicle armor systems; military helicopter seating systems; aircraft and land vehicle safety systems; protective equipment for military personnel; and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. We are organized and operated under three business divisions:
Aerospace & Defense Group, Armor Holdings Products, also referred to as our Products Division, and Armor Mobile Security, also referred to as our Mobile Security Division. The Aerospace & Defense Group was formed with our acquisition of Simula, Inc. on December 9, 2003, and results have been included since the acquisition date. The Aerospace & Defense Group also includes the military business formerly in the Mobile Security Division, including armor and blast protection systems for M1114 Up-Armored HMMWVs, and the SAPI business produced by our Protech subsidiary in Pittsfield, Massachusetts, which was previously reported as part of the Products Division. The historical results of these businesses have been reclassified to the Aerospace & Defense Group. Our Services division has been classified as discontinued operations and is no longer included in this presentation (See Note 2).

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     Aerospace & Defense Group. Our Aerospace & Defense Group supplies human safety and survival systems to the U.S. military, and major aerospace and defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for M1114 Up-Armored HMMWVs. We are also under contract with the U.S. Army to provide spare parts, logistics and ongoing field support services for the currently installed base of approximately 4,933 Up-Armored HMMWVs. Additionally, we provide blast and ballistic protection kits for the standard HMMWVs, which are installed on existing equipment in the field. Our Aerospace & Defense Group is also subcontracted to develop a ballistic and blast protected armored and sealed truck cab for the HIMARS, a program recently transitioned by the U.S. Army and U.S. Marine Corps from developmental to a low rate of initial production, deliveries of which commenced in 2003. We also supply armor sub-systems for other tactical wheeled vehicles. Through Simula, we provide military helicopter seating systems, helicopter cockpit airbag systems, aircraft and land vehicle armor kits, body armor and other protective equipment for military personnel, emergency bailout parachutes and survival ensembles worn by military aircrew. The primary customers for our products are the U.S. Army, U.S. Marine Corps, Boeing, and Sikorsky Aircraft. Most of Simula's aviation safety products are provided on a sole source basis. The U.S. armed forces have adopted ceramic body armor as a key element of the protective ensemble worn by our troops in Iraq and Afghanistan. Simula was the developer of this specialized product called SAPI, and is the largest supplier to U.S. forces.

     Armor Holdings Products. Our Armor Holdings Products division manufactures and sells a broad range of high quality equipment marketed under brand names that are well known and respected in the military and law enforcement communities. Products manufactured by this division include concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms' accessories, weapon maintenance products, foldable ladders, and specialty gloves.

     Armor Mobile Security. Our Armor Mobile Security division manufactures and installs ballistic and blast protection armoring systems for a variety of commercial vehicles including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our customers in this business include the US and foreign governments, international corporations, non-government organizations and high net worth individuals. In addition, we supply ballistic and blast protected armoring systems to U.S. federal law enforcement and intelligence agencies and foreign heads of state.

     We have invested substantial resources outside of the United States and plan to continue to do so in the future. The Armor Mobile Security Division has invested substantial resources in Europe and South America. These operations are subject to the risk of new and different legal and regulatory requirements in local jurisdictions, tariffs and trade barriers, potential difficulties in staffing and managing local operations, currency risks, potential imposition of restrictions on investments, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and local economic, political and social conditions. Governments of many developing countries have exercised and continue to exercise substantial influence over many aspects of the private sector. Government actions in the future could have a significant adverse effect on economic conditions in a developing country or may otherwise have a material adverse effect on us and our operating companies. We do not have political risk insurance in the countries in which we currently conduct business. Moreover, applicable agreements relating to our interests in our operating companies are frequently governed by foreign law. As a result, in the event of a dispute, it may be difficult for us to enforce our rights. Accordingly, we may have little or no recourse upon the occurrence of any of these developments.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     Revenues, operating income and total assets for each of our continuing operating segments are as follows (net of intercompany eliminations):





                                                   THREE MONTHS ENDED
                                           ----------------------------------
                                            MARCH 31, 2004     MARCH 31, 2003
                                           ----------------   ---------------
                                                     (IN THOUSANDS)
     Revenues:
       Aerospace & Defense .............       $ 81,008          $ 15,910
       Products ........................         53,840            44,007
       Mobile Security .................         26,780            20,557
                                               --------          --------
        Total revenues .................       $161,628          $ 80,474
                                               ========          ========
     Operating income (loss):
       Aerospace & Defense .............       $ 19,479          $  3,625
       Products ........................          5,685             6,861
       Mobile Security .................          1,073               519
       Corporate .......................         (3,589)           (2,179)
                                               --------          --------
        Total operating income .........       $ 22,648          $  8,826
                                               ========          ========


                                            MARCH 31, 2004   DECEMBER 31, 2003
                                            ---------------- ------------------
                                                    (IN THOUSANDS)
     Total assets:
       Aerospace & Defense .............       $230,729          $209,834
       Products ........................        190,261           183,972
       Mobile Security .................         70,373            63,161
       Corporate .......................         93,964           126,303
                                               --------          --------
        Total assets ...................       $585,327          $583,270
                                               ========          ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

     The following unaudited information with respect to revenues, operating income from continuing operations (geographic operating income from continuing operations before amortization expense and integration and other charges) and total assets to principal geographic areas are as follows:





                                                              THREE MONTHS ENDED
                                                      ----------------------------------
                                                       MARCH 31, 2004     MARCH 31, 2003
                                                      ----------------   ---------------
                                                                (IN THOUSANDS)
     Revenues:
       North America ..............................       $131,351           $56,624
       South America ..............................          3,476             3,427
       Africa .....................................          1,206               485
       Europe/Asia ................................         25,595            19,938
                                                          --------           -------
        Total revenue .............................       $161,628           $80,474
                                                          ========           =======
     Geographic operating income:
       North America ..............................       $ 21,638           $ 6,953
       South America ..............................            231                54
       Africa .....................................             99                98
       Europe/Asia ................................          2,341             2,203
                                                          --------           -------
        Total geographic operating income .........       $ 24,309           $ 9,308
                                                          ========           =======


                                                      MARCH 31, 2004   DECEMBER 31, 2003
                                                     ---------------- ------------------
                                                               (IN THOUSANDS)
     Total assets:
       North America ..............................       $536,269          $523,954
       South America ..............................          6,674             6,433
       Africa .....................................             --                --
       Europe/Asia ................................         42,384            52,883
                                                          --------          --------
        Total assets ..............................       $585,327          $583,270
                                                          ========          ========

     A reconciliation of consolidated geographic operating income from continuing operations to consolidated operating income from continuing operations follows:





                                                                  THREE MONTHS ENDED
                                                          ----------------------------------
                                                           MARCH 31, 2004     MARCH 31, 2003
                                                          ----------------   ---------------
                                                           (IN THOUSANDS)

     Consolidated geographic operating income .........       $24,309            $9,308
     Amortization .....................................          (980)              (60)
     Integration and other charges ....................          (681)             (422)
                                                              -------            ------
     Operating income .................................       $22,648            $8,826
                                                              =======            ======

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

NOTE 8 -- EARNINGS PER SHARE


     The following details the numerators and denominators of the basic and diluted earnings per share computations for net income from continuing operations:




                                                                    THREE MONTHS ENDED
                                                             ---------------------------------
                                                              MARCH 31, 2004   MARCH 31, 2003
                                                             ---------------- ---------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                          DATA)
    Numerator for basic and diluted earnings per share:

    Income from continuing operations ......................     $ 12,628        $  5,245
                                                                 ========        ========
    Denominator for basic earnings per share -- weighted
      average shares outstanding: ..........................       28,472          28,964
    Effect of shares issuable under stock option and
      stock grant plans, based on the treasury stock
      method ...............................................        1,462             147
                                                                 --------        --------
    Denominator for diluted earnings per share --
      adjusted weighted average shares outstanding .........       29,934          29,111
                                                                 ========        ========
    Basic earnings per share from continuing operations.....     $   0.44        $   0.18
                                                                 ========        ========
    Diluted earnings per share from continuing
      operations ...........................................     $   0.42        $   0.18
                                                                 ========        ========

NOTE 9 -- NEW ACCOUNTING PRONOUNCEMENTS


     In April 2004, the FASB issued FASB Staff Position No. 129-1, Disclosure Requirements under FASB Statement No. 129, "Disclosure of Information about Capital Structure," relating to contingently convertible securities ("FSP 129-1"). The purpose of FSP 129-1 is to interpret how the disclosure provisions of FASB Statement No. 129 apply to contingently convertible securities and to their potentially dilutive effects on earnings per share. The guidance in this FSP is effective April 2004 and applies to all existing and newly created securities.


NOTE 10 -- STOCKHOLDERS' EQUITY


     Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), as amended by SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. We have elected to continue to account for our employee stock compensation plans under APB 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been applied. If

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

compensation cost for stock option grants had been determined based on the fair value on the grant dates for the three-month periods ended March 31, 2004 and 2003 consistent with the method prescribed by SFAS 123, our net earnings and earnings per share would have been adjusted to the pro forma amounts indicated below:





                                                                       THREE MONTHS ENDED
                                                                --------------------------------
                                                                 MARCH 31, 2004   MARCH 31, 2003
                                                                ---------------- ---------------
                                                                 (IN THOUSANDS, EXCEPT FOR PER
                                                                         SHARE AMOUNTS)
   Net income as reported .....................................     $ 12,490        $  5,087
   Deduct: Total stock-based employee compensation
    expense determined under fair value based
    method for all awards, net of related tax effects .........       (1,247)         (1,158)
                                                                    --------        --------
   Pro forma net income .......................................     $ 11,243        $  3,929
                                                                    ========        ========
   Earnings per share:
    Basic -- as reported ......................................     $   0.44        $   0.17
                                                                    ========        ========
    Basic -- pro forma ........................................     $   0.39        $   0.14
                                                                    ========        ========
    Diluted -- as reported ....................................     $   0.42        $   0.17
                                                                    ========        ========
    Diluted -- pro forma ......................................     $   0.38        $   0.13
                                                                    ========        ========

NOTE 11 -- LEGAL PROCEEDINGS

     In October 2002, we were sued in the United States District Court for the District of Wyoming with respect to one of our subsidiaries' Casper, Wyoming tear gas plant. The plaintiffs in the lawsuit asserted various state law tort claims and federal environmental law claims under the Resource Conservation and Recovery Act and the Clean Air Act stemming from the tear gas plant. In February 2004, we agreed with the plaintiffs to settle the lawsuit for an amount of money that is not material to us, and on April 19, 2004, the court dismissed the lawsuit with prejudice.

     In September 2003, Second Chance Body Armor, Inc., a body armor manufacturer and one of our competitors, has notified its customers of a potential safety issue with its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models. Second Chance Body Armor has claimed that Zylon (Registered Trademark) fiber, which is made by Toyobo, a Japanese corporation, and used in the ballistic fabric construction of its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models, degraded more rapidly than originally anticipated. Second Chance Body Armor has also stated that the Zylon (Registered Trademark) degradation problem affects the entire body armor industry, not just its products. Both private claimants and State Attorneys General have already commenced legal action against Second Chance Body Armor based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests and we have received investigative demands from state agencies in Texas and Connecticut. Second Chance Body Armor licenses from Simula a certain patented technology which is used in some of the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance Body Armor based upon this licensed technology, although a letter was received by Simula from an attorney representing a police officer who was injured while wearing a Second Chance Body Armor vest alleging potential liability against Simula. In addition, the U.S. Attorney General has asked the U.S. Department of Justice to investigate the claims regarding the use of Zylon (Registered Trademark) in bulletproof vests, which we use in the manufacturing of certain of our body armor models for law enforcement personnel. As Simula has licensed its technology to Second Chance Body Armor, it may be impacted by the pending claims against Second Chance Body Armor and the investigation being conducted by the U.S. Department of Justice. If Simula is included in the claims pending against Second Chance

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

Body Armor and the investigation being conducted by the U.S. Department of Justice, we cannot assure you that any judgment, settlement or resolution against Simula will not have a material impact on Simula's financial position, operations or liquidity.


     The National Institute of Justice ("NIJ") is engaged in an ongoing inquiry and investigation of bullet-resistant vests and the protocol for testing used vests, as well as the reliability of Zylon (Registered Trademark) and other fibers. We have consulted with and cooperated fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which involves the ballistic standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size, and, therefore, it is not possible to draw any statistically-based conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested but not yet received the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ results upon receipt in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests. The NIJ continues to encourage law enforcement officers to wear body armor, in light of the fact that "the lives of more than 2,700 law enforcement officers have been saved by the use of bullet-resistant body armor over the past 30 years."


     In April 2004, two class action complaints were filed in Florida state courts by police organizations and individual police officers, alleging that our vests do not have the qualities and performance characteristics as warranted, thereby breaching express warranty, implied warranty of merchantability, implied warranty of fitness for a particular purpose and duty to warn. We strenuously disagree with the allegations set forth in these complaints and intend to present a vigorous defense. By letter dated April 14, 2004, an attorney representing the Ohio State Troopers Association, Inc. wrote to us demanding a full refund of the purchase price for our vests containing Zylon (Registered Trademark) purchased by Ohio Highway Patrol Troopers. We have responded by denying his demand for a refund and explaining that there have been no incidents of injury related to our vests, that our vests meet the NIJ certification standards and that there exists no reliable evidence to show that our vests are sub-standard or inappropriate for their intended use.


     Except for the updates noted above, please see footnote 11 Commitments and Contingencies Legal/Litigation Matters in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for a description of other legal proceedings.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

NOTE 12 -- GUARANTOR AND NONGUARANTOR FINANCIAL STATEMENTS


     On August 12, 2003 we sold $150 million of Senior Subordinated Notes in private placements pursuant to Rule 144A and Regulation S. The Senior Subordinated Notes are uncollateralized obligations and rank junior in right of payment to our existing and future senior debt. The Senior Subordinated Notes are guaranteed, jointly and severally on a senior uncollateralized basis, by certain domestic subsidiaries.


     The following consolidating condensed financial information presents the consolidating condensed balance sheets as of March 31, 2004 and December 31, 2003, the related condensed statements of operations for each of the three month periods ended March 31, 2004 and March 31, 2003 and the related condensed statements of cash flows for the three month periods ended March 31, 2004 and March 31, 2003 for:


   a) Armor Holdings, Inc., the parent,


   b) the guarantor subsidiaries,


   c) the nonguarantor subsidiaries, and


   d) Armor Holdings, Inc. on a consolidated basis


     The information includes elimination entries necessary to consolidate Armor Holdings, Inc., the parent, with the guarantor and nonguarantor subsidiaries.


     Investments in subsidiaries are accounted for by the parent using the equity method of accounting. The guarantor and nonguarantor subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the guarantor and nonguarantor subsidiaries are not presented because management believes such financial statements would not be meaningful to investors.

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATING BALANCE SHEETS



                                                                                  MARCH 31, 2004
                                                     -------------------------------------------------------------------------
                                                                     GUARANTOR   NONGUARANTOR                     CONSOLIDATED
                                                        PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      TOTAL
                                                     ------------ -------------- ---------------- -------------- -------------
                                                                                  (IN THOUSANDS)
                         ASSETS
Current Assets:
 Cash and cash equivalents .........................  $  58,030      $  6,325       $  11,480       $       --     $  75,835
 Accounts receivable, net ..........................        989        74,854          13,353               --        89,196
 Costs and earned gross profit in excess of
  billings .........................................         --           860              --               --           860
 Intercompany receivables ..........................     64,093        52,197          38,352         (154,642)           --
 Inventories .......................................         --        73,555          19,348               --        92,903
 Prepaid expenses and other current assets..........      4,160        20,744           2,743           (2,653)       24,994
 Current assets of discontinued operations .........         --        41,216           6,235          (46,594)          857
                                                      ---------      --------       ---------       ----------     ---------
  Total Current Assets .............................    127,272       269,751          91,511         (203,889)      284,645

Property and equipment, net ........................      2,238        36,851          19,578               --        58,667
Goodwill, net ......................................         --       174,051           2,095               --       176,146
Patents, licenses and trademarks, net ..............         --        45,893             180               --        46,073
Other assets .......................................     18,361         2,133             159               --        20,653
Long-term assets of discontinued operations ........         --         1,717              --               --         1,717
Investment in subsidiaries .........................    418,148         9,858              --         (428,006)           --
                                                      ---------      --------       ---------       ----------     ---------
Total Assets .......................................  $ 566,019      $540,254       $ 113,523       $ (631,895)    $ 587,901
                                                      =========      ========       =========       ==========     =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt .................  $      --      $    635       $     143       $       --     $     778
 Short-term debt ...................................         --            --             622               --           622
 Accounts payable ..................................        916        34,975           6,190               --        42,081
 Accrued expenses and other current
  liabilities ......................................      7,078        30,016          20,490               --        57,584
 Income taxes payable ..............................    (10,237)       13,561             525               --         3,849
 Intercompany payables .............................     93,713        49,309          10,314         (153,336)           --
 Current liabilities of discontinued operations.....         --         5,001          43,243          (47,900)          344
                                                      ---------      --------       ---------       ----------     ---------
  Total Current Liabilities ........................     91,470       133,497          81,527         (201,236)      105,258

Long-term debt, less current portion ...............    157,002         1,725             537               --       159,264
Other long-term liabilities ........................      5,202         4,622           1,210               --        11,034
Long-term liabilities of discontinued
 operations ........................................         --         2,653              --           (2,653)           --
                                                      ---------      --------       ---------       ----------     ---------
Total Liabilities ..................................    253,674       142,497          83,274         (203,889)      275,556
Stockholders' Equity:
 Preferred stock ...................................         --         1,450              --           (1,450)           --
 Common stock ......................................        347         4,393           7,854          (12,247)          347
 Additional paid in capital ........................    323,275       273,326          46,095         (319,421)      323,275
 Retained earnings (accumulated deficit) ...........     57,432       118,588         (23,700)         (94,888)       57,432
 Accumulated other comprehensive loss ..............      3,608            --              --               --         3,608
 Treasury stock ....................................    (72,317)           --              --               --       (72,317)
                                                      ---------      --------       ---------       ----------     ---------
Total Stockholders' Equity .........................    312,345       397,757          30,249         (428,006)      312,345
                                                      ---------      --------       ---------       ----------     ---------
Total Liabilities and Stockholders' Equity .........  $ 566,019      $540,254       $ 113,523       $ (631,895)    $ 587,901
                                                      =========      ========       =========       ==========     =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATING BALANCE SHEETS



                                                                                 DECEMBER 31, 2003
                                                     -------------------------------------------------------------------------
                                                                     GUARANTOR   NONGUARANTOR                     CONSOLIDATED
                                                        PARENT     SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS      TOTAL
                                                     ------------ -------------- ---------------- -------------- -------------
                                                                                  (IN THOUSANDS)
                         ASSETS
Current Assets:
 Cash and cash equivalents .........................  $  90,764     $  11,084       $  10,002       $       --     $ 111,850
 Restricted cash ...................................      2,600            --              --               --         2,600
 Accounts receivable, net ..........................      1,201        59,470          11,964               --        72,635
 Costs and earned gross profit in excess of
  billings .........................................         --            --              --               --            --
 Intercompany receivables ..........................     60,974         2,600          38,352         (101,926)           --
 Inventories .......................................         --        61,494          19,033               --        80,527
 Prepaid expenses and other current assets..........     20,241         1,844           2,600           (2,653)       22,032
 Current assets of discontinued operations .........         --           753              --               --           753
                                                      ---------     ---------       ---------       ----------     ---------
  Total Current Assets .............................    175,780       137,245          81,951         (104,579)      290,397

Property and equipment, net ........................      2,122        34,853          20,601               --        57,576
Goodwill, net ......................................         --       173,640           2,067               --       175,707
Patents, licenses and trademarks, net ..............         --        43,991             183               --        44,174
Other assets .......................................     14,092         1,924             153               --        16,169
Long-term assets of discontinued operations ........         --         1,603              --               --         1,603
Investment in subsidiaries .........................    320,034        10,038              --         (330,072)           --
                                                      ---------     ---------       ---------       ----------     ---------
Total Assets .......................................  $ 512,028     $ 403,294       $ 104,955       $ (434,651)    $ 585,626
                                                      =========     =========       =========       ==========     =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt .................  $      --     $  31,960       $     147       $       --     $  32,107
 Short-term debt ...................................         --            --             498               --           498
 Accounts payable ..................................      1,584        20,941           7,779               --        30,304
 Accrued expenses and other current
  liabilities ......................................     12,403        27,113          18,702               --        58,218
 Income taxes payable ..............................         --            --              --               --            --
 Intercompany payables .............................     44,251        47,073           9,933         (101,257)           --
 Current liabilities of discontinued operations.....         --       (35,714)         37,009             (669)          626
                                                      ---------     ---------       ---------       ----------     ---------
  Total Current Liabilities ........................     58,238        91,373          74,068         (101,926)      121,753

Long-term debt, less current portion ...............    153,452         4,257             591               --       158,300
Other long-term liabilities ........................      4,973         4,008           1,227               --        10,208
Long-term liabilities of discontinued
 operations ........................................         --         2,653              --           (2,653)           --
                                                      ---------     ---------       ---------       ----------     ---------
Total Liabilities ..................................    216,663       102,291          75,886         (104,579)      290,261
Stockholders' Equity:
 Preferred stock ...................................         --         1,450              --           (1,450)           --
 Common stock ......................................        344         4,143           7,854          (11,997)          344
 Additional paid in capital ........................    318,460       191,781          46,095         (237,876)      318,460
 Retained earnings (accumulated deficit) ...........     44,942       103,629         (24,880)         (78,749)       44,942
 Accumulated other comprehensive loss ..............      3,936            --              --               --         3,936
 Treasury stock ....................................    (72,317)           --              --               --       (72,317)
                                                      ---------     ---------       ---------       ----------     ---------
Total Stockholders' Equity .........................    295,365       301,003          29,069         (330,072)      295,365
                                                      ---------     ---------       ---------       ----------     ---------

Total Liabilities and Stockholders' Equity .........  $ 512,028     $ 403,294       $ 104,955       $ (434,651)    $ 585,626
                                                      =========     =========       =========       ==========     =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS




                                                       THREE MONTHS ENDED MARCH 31, 2004
                                     ----------------------------------------------------------------------
                                                    GUARANTOR    NONGUARANTOR                  CONSOLIDATED
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                     ----------- -------------- -------------- -------------- -------------
                                                                 (IN THOUSANDS)
REVENUES:
 Aerospace & Defense ...............  $      --     $ 81,008        $    --      $      --      $ 81,008
 Products ..........................         --       44,249          9,591             --        53,840
 Mobile Security ...................         --        5,367         21,932           (519)       26,780
                                      ---------     --------        -------      ---------      --------
 Total revenues ....................         --      130,624         31,523           (519)      161,628
                                      ---------     --------        -------      ---------      --------

COSTS AND EXPENSES:
 Cost of sales .....................         --       88,350         26,237           (519)      114,068
 Operating expenses ................      3,502       16,387          3,362             --        23,251
 Amortization ......................         --          977              3             --           980
 Integration and other charges .....         90          591             --             --           681
 Related party management
   (income) fees ...................         16          (17)             1             --            --
                                      ---------     --------        -------      ---------      --------

OPERATING (LOSS) INCOME ............     (3,608)      24,336          1,920             --        22,648
 Interest expense, net .............      1,656           32             40             --         1,728
 Other expense (income), net .......         50           16             49             --           115
 Equity in (earnings) losses of
   subsidiaries ....................    (16,321)         182             --         16,139            --
                                      ---------     --------        -------      ---------      --------

INCOME FROM CONTINUING
 OPERATIONS BEFORE PROVISION
 (BENEFIT) FOR INCOME TAXES ........     11,007       24,106          1,831        (16,139)       20,805
PROVISION (BENEFIT) FOR INCOME
 TAXES .............................     (1,483)       9,009            651             --         8,177
                                      ---------     --------        -------      ---------      --------
INCOME FROM CONTINUING
 OPERATIONS ........................     12,490       15,097          1,180        (16,139)       12,628
DISCONTINUED OPERATIONS:
 (Loss) from discontinued
   operations, net of tax ..........         --         (138)            --             --          (138)
                                      ---------     --------        -------      ---------      --------
NET INCOME .........................  $  12,490     $ 14,959        $ 1,180      $ (16,139)     $ 12,490
                                      =========     ========        =======      =========      ========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS




                                                       THREE MONTHS ENDED MARCH 31, 2003
                                     ----------------------------------------------------------------------
                                                    GUARANTOR    NONGUARANTOR                  CONSOLIDATED
                                        PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                     ----------- -------------- -------------- -------------- -------------
                                                                 (IN THOUSANDS)
REVENUES:
 Aerospace & Defense ...............  $     --      $15,910         $    --       $     --       $15,910
 Products ..........................        --       36,684           7,323             --        44,007
 Mobile Security ...................        --        4,089          16,468             --        20,557
                                      --------      -------         -------       --------       -------
 Total revenues ....................        --       56,683          23,791             --        80,474
                                      --------      -------         -------       --------       -------

COSTS AND EXPENSES:
 Cost of sales .....................        --       37,220          19,942             --        57,162
 Operating expenses ................     2,072        9,302           2,630             --        14,004
 Amortization ......................        --           57               3             --            60
 Integration and other charges .....        76          346              --             --           422
                                      --------      -------         -------       --------       -------

OPERATING (LOSS) INCOME ............    (2,148)       9,758           1,216             --         8,826
 Interest expense, net .............       228           70              81             --           379
 Other expense, net ................        --           --              69             --            69
 Equity in (earnings) losses of
   subsidiaries ....................    (6,664)         282              --          6,382            --
                                      --------      -------         -------       --------       -------

INCOME FROM CONTINUING
 OPERATIONS BEFORE PROVISION
 (BENEFIT) FOR INCOME TAXES              4,288        9,406           1,066         (6,382)        8,378
PROVISION (BENEFIT) FOR INCOME
 TAXES .............................      (799)       3,560             372             --         3,133
                                      --------      -------         -------       --------       -------
INCOME FROM CONTINUING
 OPERATIONS ........................     5,087        5,846             694         (6,382)        5,245
DISCONTINUED OPERATIONS:
 (Loss) income from discontinued
   operations, net of tax ..........        --         (447)            289             --          (158)
                                      --------      -------         -------       --------       -------
NET INCOME .........................  $  5,087      $ 5,399         $   983       $ (6,382)      $ 5,087
                                      ========      =======         =======       ========       =======

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS



                                                                     THREE MONTHS ENDED MARCH 31, 2004
                                                  -----------------------------------------------------------------------
                                                                  GUARANTOR    NONGUARANTOR                  CONSOLIDATED
                                                     PARENT     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                  ------------ -------------- -------------- -------------- -------------
                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Income from continuing operations ..............  $  12,490     $  15,097       $  1,180      $ (16,139)     $  12,628
 Adjustments to reconcile income from
   continuing operations to cash provided by
   (used in) operating activities:
   Depreciation and amortization ................        348         2,275            791             --          3,414
   Loss on disposal of fixed assets .............         --            --              6             --              6
   Deferred income taxes ........................        104          (521)           (21)            --           (438)
   Changes in operating assets & liabilities,
    net of acquisitions:
   Decrease (increase) in accounts
    receivable ..................................        212       (15,996)        (1,389)            --        (17,173)
   Decrease (increase) in intercompany
    receivables & payables ......................     46,016       (46,396)           380             --             --
   Increase in inventory ........................         --       (11,917)          (315)            --        (12,232)
   (Increase) decrease in prepaid expenses &
    other assets ................................     (3,611)       (1,814)           203             --         (5,222)
   Increase (decrease) in accounts payable,
    accrued expenses and other current
    liabilities .................................     (5,663)       17,859            199             --         12,395
   Increase (decrease) in income taxes
    payable .....................................      8,651        (1,607)           177             --          7,221
                                                   ---------     ---------       --------      ---------      ---------
 Net cash provided by (used in) operating
   activities ...................................     58,547       (43,020)         1,211        (16,139)           599
                                                   ---------     ---------       --------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment .............       (254)       (3,246)          (314)            --         (3,814)
 Purchase of patents and trademarks .............         --           (49)            --             --            (49)
 Purchase of equity investment ..................         --        (1,374)            --             --         (1,374)
 Collection of note receivable ..................         --           375             --             --            375
 Decrease in restricted cash ....................      2,600            --             --             --          2,600
 Additional consideration for purchased
   businesses ...................................         --        (1,832)            --             --         (1,832)
 Investment in subsidiaries .....................    (98,115)       81,976             --         16,139             --
 Purchase of businesses net of cash
   acquired .....................................         --        (2,729)            --             --         (2,729)
                                                   ---------     ---------       --------      ---------      ---------
 Net cash (used in) provided by investing
   activities ...................................    (95,769)       73,121           (314)        16,139         (6,823)
                                                   ---------     ---------       --------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from exercise of stock options ........      4,488            --             --             --          4,488
 Repayments of long-term debt ...................         --       (33,863)           (34)            --        (33,897)
 Borrowings under lines of credit ...............      5,303            --            146             --          5,449
 Repayments under lines of credit ...............     (5,303)           --            (24)            --         (5,327)
                                                   ---------     ---------       --------      ---------      ---------
 Net cash provided by (used in) financing
   activities ...................................      4,488       (33,863)            88             --        (29,287)
                                                   ---------     ---------       --------      ---------      ---------
 Effect of exchange rate on cash and cash
   equivalents ..................................         --          (359)           493             --            134
 Net cash used in discontinued operations .......         --          (638)            --             --           (638)
                                                   ---------     ---------       --------      ---------      ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS ....................................    (32,734)       (4,759)         1,478             --        (36,015)
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD .........................................     90,764        11,084         10,002             --        111,850
                                                   ---------     ---------       --------      ---------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD ........  $  58,030     $   6,325       $ 11,480      $      --      $  75,835
                                                   =========     =========       ========      =========      =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

                     ARMOR HOLDINGS, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS



                                                                      THREE MONTHS ENDED MARCH 31, 2003
                                                    ----------------------------------------------------------------------
                                                                   GUARANTOR    NONGUARANTOR                  CONSOLIDATED
                                                       PARENT    SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS      TOTAL
                                                    ----------- -------------- -------------- -------------- -------------
                                                                                (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Income from continuing operations ................  $   5,087     $  5,846       $    694       $ (6,382)     $   5,245
 Adjustments to reconcile income from
   continuing operations to cash provided by
   operating activities:
 Depreciation and amortization ....................        257          988            457             --          1,702
 Loss on disposal of fixed assets .................         --           --              8             --              8
 Deferred taxes ...................................     (1,264)         413          1,050             --            199
 Changes in operating assets & liabilities, net
   of acquisitions:
 Decrease in accounts receivable ..................         --        2,852             26             --          2,878
 (Increase) decrease in intercompany
   receivables & payables .........................       (624)         (15)           639             --             --
 (Increase) decrease in inventory .................         --          (60)         1,142             --          1,082
 Increase in prepaid expenses & other
   assets .........................................     (1,335)        (807)        (1,001)            --         (3,143)
 Increase (decrease) in accounts payable,
   accrued expenses and other current
   liabilities ....................................        654       (2,103)          (451)            --         (1,900)
 Increase (decrease) in income taxes
   payable ........................................     (2,076)         148            266             --         (1,662)
                                                     ---------     --------       --------       --------      ---------
 Net cash provided by operating activities ........        699        7,262          2,830         (6,382)         4,409
                                                     ---------     --------       --------       --------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment ...............        (62)      (1,255)          (410)            --         (1,727)
 Investment in subsidiaries .......................     (6,661)         414           (135)         6,382             --
                                                     ---------     --------       --------       --------      ---------
 Net cash used in investing activities ............     (6,723)        (841)          (545)         6,382         (1,727)
                                                     ---------     --------       --------       --------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Repurchases of treasury stock ....................    (15,684)          --             --             --        (15,684)
 Repayments of long-term debt .....................         --         (239)            --             --           (239)
 Borrowings under lines of credit .................     22,740           --            176             --         22,916
 Repayments under lines of credit .................     (2,740)          --           (147)            --         (2,887)
                                                     ---------     --------       --------       --------      ---------
 Net cash provided by (used in) financing
   activities .....................................      4,316         (239)            29             --          4,106
                                                     ---------     --------       --------       --------      ---------
 Effect of exchange rate on cash and cash
   equivalents ....................................        369          (52)          (372)            --            (55)
 Net cash used in discontinued operations .........         --       (2,428)        (1,208)            --         (3,636)
                                                     ---------     --------       --------       --------      ---------
NET (DECREASE) INCREASE IN CASH AND CASH
 EQUIVALENTS ......................................     (1,339)       3,702            734             --          3,097
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD ...........................................      7,152        3,556          2,205             --         12,913
                                                     ---------     --------       --------       --------      ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD ..........  $   5,813     $  7,258       $  2,939       $     --      $  16,010
                                                     =========     ========       ========       ========      =========

                     ARMOR HOLDINGS INC. AND SUBSIDIARIES
    NOTES TO CONDENSED AND CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                  (UNAUDITED)

NOTE 13 -- CREDIT AGREEMENT AMENDMENT


     On March 29, 2004, we amended our credit agreement to allow us to pay dividends subject to certain limitations.


NOTE 14 -- ACQUISITION


     On March 5, 2004, we acquired a majority of the assets and assumed certain liabilities of Vector Associations, Inc. (dba ODV, Inc.), a leading manufacturer and distributor of field drug test kits and crime scene products. The purchase price was $3,289,000 including $2,739,000 in cash at closing, an additional $275,000 plus interest payable on December 31, 2004, subject to certain adjustments and an additional $275,000 plus interest payable on April 30, 2005, subject to certain adjustment.

                                  PROSPECTUS

                             ARMOR HOLDINGS, INC.

                                 $500,000,000

                        DEBT SECURITIES, COMMON STOCK,
                          PREFERRED STOCK AND WARRANTS
                               ----------------
     We may, from time to time, sell up to $500,000,000 aggregate initial offering price of:

    o our debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities, subordinated debt securities or debt securities with any other ranking;

    o shares of our common stock, par value $0.01 per share;

    o shares of our preferred stock, par value $0.01 per share, in one or more series;

    o warrants to purchase our debt or equity securities; or

    o any combination of the foregoing.

     This prospectus also covers guarantees, if any, of our payment obligations under any debt securities, which may be given by certain of our subsidiaries, on terms to be determined at the time of the offering. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. Before you invest, you should carefully read this prospectus, any prospectus supplement, the documents incorporated or deemed to be incorporated by referenced in this prospectus and the additional information described under "Where You Can Find More Information."

     This prospectus also covers the sale by the selling stockholders of up to 1,000,000 shares of our common stock.

     This prospectus provides a general description of the securities we or the selling stockholders may offer. The specific terms of the securities offered by this prospectus will be set forth in a supplement to this prospectus and will include, among other things:

    o in the case of common stock, the number of shares, purchase price, and terms of the offering and sale thereof;


    o in the case of preferred stock, the number of shares, purchase price, the designation and relative rights, preferences, limitations and restrictions, and the terms of the offering and sale thereof;


    o in the case of debt securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate, time of payment of interest, terms (if any) for the subordination or redemption thereof, and any other specific terms of the debt securities; and


    o in the case of warrants, the title, aggregate number, price at which it will be issued, exercise price, and designation, aggregate principal amount and terms of the securities issuable upon exercise of the warrants.

     We and any selling stockholder may sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We and the selling stockholders reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

     Under the shelf registration process, the selling stockholders listed herein may sell up to a total of 1,000,000 shares of common stock under this prospectus. The number of shares of common stock to be offered by each of the selling stockholders is set forth in the section of this prospectus titled "Selling Stockholders." We will not receive any proceeds from the sale of any shares by the selling stockholders.

     THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

     Our common stock trades on the New York Stock Exchange under the symbol "AH." On May 25, 2004, the last reported sale price of our shares on the New York Stock Exchange was $37.85 per share.
                               ----------------
     PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS AND IN ANY PROSPECTUS SUPPLEMENT FOR A DESCRIPTION OF THE RISKS YOU SHOULD CONSIDER WHEN EVALUATING THIS INVESTMENT.
                               ----------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY OTHER PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

`
                  THE DATE OF THIS PROSPECTUS IS MAY 27, 2004.

                               TABLE OF CONTENTS


                                                                                              PAGE
                                                                                             -----
SUMMARY                                                                                        4

RISK FACTORS                                                                                   6

   Risks Related to Our Industry                                                               6

   The products we sell are inherently risky and could give rise to product liability and
       other claims                                                                            6

   We are subject to extensive government regulation and our failure or inability to comply with these regulations could materially restrict our operations and
       subject us to substantial penalties                                                     7

   We have significant international operations and assets, and therefore, are
       subject to additional financial and regulatory risks                                    8

Risks Related to Our Business                                                                  9

   Many of our customers have fluctuating budgets which may cause substantial
       fluctuations in our results of operations                                               9

   The loss of, or a significant reduction in, U.S. military business would have a
       material adverse effect on us                                                           9

   We may lose money or generate less than expected profits on our fixed-price contracts      10

   Our business is subject to various laws and regulations favoring the U.S. government's contractual position, and our failure to comply with such laws and regulations
       could harm our operating results and prospects                                         10

   Our markets are highly competitive, and, if we are unable to compete effectively, we
       will be adversely affected                                                             10

   There are limited sources for some of our raw materials which may significantly
       curtail our manufacturing operations                                                   11

   We may be unable to complete or integrate acquisitions effectively, if at all, and as a
       result may incur unanticipated costs or liabilities or operational difficulties        11

   Our resources may be insufficient to manage the demands imposed by our growth              11

   We depend on industry relationships                                                        12

   We may be unable to protect our proprietary technology, including the technologies we
       use to furnish the up-armoring of HMMWVS                                               12

   Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect our operations unless we
       are able to adapt to the resulting change in conditions                                12

   We may be adversely affected by applicable environmental laws and regulations              13

Risks Related to Ownership of Our Common Stock                                                13

   Delaware law may limit possible takeovers                                                  13

   Our certificate of incorporation authorizes the issuance of shares of blank check
       preferred stock                                                                        13

   The market price for our common stock is volatile                                          14

                                                                                              PAGE
                                                                                             -----
   We may issue a substantial amount of our common stock in connection with future
       acquisitions and the sale of those shares could adversely affect our stock price       14

   Our stock price may be adversely affected when additional shares are sold                  14

   Our debt agreements restrict our ability to pay dividends or make other distributions
       to our stockholders                                                                    14

   We have a high level of debt                                                               14

Risks Relating to the Debt Securities                                                         16

   Our significant indebtedness could adversely affect our financial health, and prevent
       us from fulfilling our obligations under any debt securities we issue                  16

   Not all of our subsidiaries may guarantee our obligations under any debt securities we issue, and the assets of the non-guarantor subsidiaries may not be available to
       make payments on any debt securities we issue                                          16

   We will require a significant amount of cash to service our indebtedness and our
       ability to generate cash depends on many factors beyond our control                    16

   Covenants in our debt agreements restrict our activities and could adversely affect our
       business                                                                               17

   A public market for the debt securities may not develop                                    18

   Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of debt securities to return payments received
       from guarantors                                                                        18

THE COMPANY                                                                                   19

RECENT DEVELOPMENTS                                                                           20

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                                               21

FORWARD-LOOKING STATEMENTS                                                                    22

USE OF PROCEEDS                                                                               24

RATIO OF EARNINGS TO FIXED CHARGES                                                            24

DESCRIPTION OF THE DEBT SECURITIES                                                            24

DESCRIPTION OF CAPITAL STOCK                                                                  27

DESCRIPTION OF WARRANTS                                                                       28

DESCRIPTION OF SENIOR INDEBTEDNESS                                                            29

DESCRIPTION OF SENIOR SUBORDINATED NOTES                                                      29

SELLING STOCKHOLDERS                                                                          31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                                32

PLAN OF DISTRIBUTION                                                                          33

WHERE YOU CAN FIND MORE INFORMATION                                                           34

EXPERTS                                                                                       35

LEGAL MATTERS                                                                                 35

                                    SUMMARY

     This prospectus is part of a registration statement that Armor Holdings, Inc. and the co-registrants (collectively, the "registrants") filed with the Securities and Exchange Commission (the "Commission") utilizing a "shelf" registration process pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Under this shelf registration process, the registrants may, from time to time, sell any combination of debt securities, common stock, preferred stock and warrants, as described in this prospectus, in one or more offerings up to a total dollar amount of $500,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. The selling stockholders listed herein may sell up to a total of 1,000,000 shares of common stock under this prospectus. The number of shares of common stock to be offered by each of the selling stockholders is set forth in the section of this prospectus titled "Selling Stockholders." This prospectus provides you with a general description of the securities the registrants may offer. Each time the registrants sell securities, the registrants will provide a prospectus supplement that will contain specific information about the terms of that offering. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement, which may add, update, or change information. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus and in any prospectus supplement as well as the additional information described under "Where You Can Find More Information."

     We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained or incorporated by reference in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer to sell is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof, that the information contained herein is correct as of any time subsequent to its date, or that any information incorporated by reference herein is correct as of any time subsequent to its date.


THE SECURITIES WE MAY OFFER


DEBT SECURITIES

     The terms of each series of debt securities will be detailed or determined in the manner provided in an indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, among other things, the initial offering price, the aggregate principal amount, the price or prices at which we will sell the debt securities, any limit on the aggregate principal amount of the debt securities, the date or dates on which we will pay the principal on the debt securities, and the rate or rates at which the debt securities will bear interest. We have summarized general features of our debt securities under the section entitled "Description of the Debt Securities" contained in this prospectus.


COMMON STOCK

     We may issue common stock, par value $0.01 per share. Each holder of common shares is entitled to one vote per share. The holders of common shares have no preemptive or cumulative voting rights. Holders of our common stock are entitled to receive dividends when declared by our board of directors, subject to the rights of holders of our preferred shares, if any, and the terms of our senior credit facility and indenture governing our 8 1/4% senior subordinated notes due 2013 (the "81/4% notes"). Our senior credit facility and indenture governing the 8 1/4% notes contain certain financial and other covenants that limit, under certain circumstances, our ability to pay dividends or make other distributions to our stockholders. We are permitted to pay dividends and make other distributions to stockholders to the extent we satisfy the conditions, including the financial and other covenants, contained in the senior credit facility and the indenture governing the 8 1/4% notes.


PREFERRED STOCK


     We may issue preferred stock, par value $0.01 per share, in one or more series. Subject to the terms of our governing documents and applicable Delaware law, our board of directors will determine the dividend, voting, conversion and other rights and preferences of the series of preferred stock being offered.


WARRANTS


     We may issue warrants for the purchase of debt securities, preferred stock or common stock either independently or together with other securities. Each warrant will entitle the holder to purchase the principal amount of our debt securities, or the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

                               ----------------

     The mailing address and telephone number of our principal executive offices are 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250,
(904) 741-5400.

                                 RISK FACTORS

     Before you invest in any of our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus and in the prospectus supplement, before you decide whether to purchase any of our securities. The risks set out below are not the only risks we face. Interested persons should carefully consider the risks described below in evaluating our company and our business, financial condition, and results of operations. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impair our business and financial situation.

     If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, the trading price of our securities could decline, and you may lose all or part of your investment.


                         RISKS RELATED TO OUR INDUSTRY


THE PRODUCTS WE SELL ARE INHERENTLY RISKY AND COULD GIVE RISE TO PRODUCT LIABILITY AND OTHER CLAIMS.

     The products that we manufacture are typically used in applications and situations that involve high levels of risk of personal injury. Failure to use our products for their intended purposes, failure to use or care for them properly, or their malfunction, could result in serious bodily injury or death. Given this potential risk of injury, proper maintenance of our products is critical. Our products include: body armor and plates designed to protect against ballistic and sharp instrument penetration; less-lethal products such as less-lethal munitions, pepper sprays, distraction devices and flameless expulsion grenades; various models of police batons; rotary and fixed-wing aircraft seating systems; parachutes; vehicle and hard armoring systems; and police duty gear.

     Claims have been made and are pending against certain of our subsidiaries, involving permanent physical injury and death caused by self-defense sprays and other munitions intended to be less-lethal. In addition, the manufacture and sale of certain less-lethal products may be the subject of product liability claims arising from the design, manufacture or sale of such goods. If these claims are decided against us and we are found to be liable, we may be required to pay substantial damages and our insurance costs may increase significantly as a result. Also, a significant or extended lawsuit, such as a class action, could also divert significant amounts of management's time and attention. We cannot assure you that our insurance coverage would be sufficient to cover the payment of any potential claim. In addition, we cannot assure you that this or any other insurance coverage will continue to be available or, if available, that we will be able to obtain it at a reasonable cost. Our cost of obtaining insurance coverage has risen substantially since September 11, 2001. Any material uninsured loss could have a material adverse effect on our business, financial condition and results of operations. In addition, the inability to obtain product liability coverage would prohibit us from bidding for orders from certain governmental customers since, at present, many bids from governmental entities require such coverage, and any such inability would have a material adverse effect on our business, financial condition, results of operations and liquidity.

     Both private claimants and State Attorneys General have already commenced legal action against Second Chance Body Armor, Inc. ("Second Chance") a body armor manufacturer and competitor to Armor Holdings, based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests. Second Chance licenses from Simula, one of our indirect subsidiaries, a certain patented technology which is used in some of the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance based upon this licensed technology, although a letter was received by Simula from an attorney representing a police officer who was injured while wearing a Second Chance vest alleging potential liability against Simula. In addition, the U.S. Attorney General has asked the U.S. Department of Justice to investigate the claims regarding the Zylon (Registered Trademark) vests. As Simula has licensed its technology to Second Chance, it may be impacted by the pending claims against Second Chance and the investigation being conducted by the U.S. Department of Justice. If Simula is included in the claims pending against Second Chance and the investigation being conducted by the U.S. Department of Justice, we cannot assure you that any judgment, settlement or resolution against Simula will not have a material adverse effect on Simula's business, financial condition, results of operations and liquidity.

     As a result of the USAG's and DOJ's initiative, the NIJ commenced an inquiry and investigation regarding the protocol for testing used vests, as well as the reliability of Zylon (Registered Trademark) and other ballistic fibers. We have consulted and continue to cooperate fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which utilized the ballistic testing standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size and therefore it is not possible to draw any definitive conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ's results upon our receipt of such data in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests.


     In April 2004, two class action complaints were filed in Florida state court by police organizations and individual police officers, alleging, among other things, that our vests do not have the qualities and performance characteristics as warranted, thereby breaching express warranty, implied warranty of merchantability, implied warranty of fitness for a particular purpose and duty to warn. The complaints allege no specific amount, although it has been publicly stated that they are seeking $77 million in compensatory damages. We disagree with the allegations set forth in these complaints and are vigorously defending these lawsuits. We will be seeking to dismiss the claims asserted against us, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity. We have also received investigative demands from state agencies in Texas and Connecticut to which we have complied, as well as letters from two private attorneys threatening potential litigation. See "Recent Developments" beginning on page 20 for a discussion of the current Zylon (Registered Trademark) investigation and certain claims asserted against us in relation thereto.


WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND OUR FAILURE OR INABILITY TO COMPLY WITH THESE REGULATIONS COULD MATERIALLY RESTRICT OUR OPERATIONS AND SUBJECT US TO SUBSTANTIAL PENALTIES.

     We are subject to federal licensing requirements with respect to the sale in foreign countries of certain of our products. In addition, we are obligated to comply with a variety of federal, state and local regulations, both domestically and abroad, governing certain aspects of our operations and workplace, including regulations promulgated by, among others, the U.S. Departments of Commerce, State and Transportation, the Federal Aviation Administration, the U.S. Environmental Protection Agency and the U.S. Bureau of Alcohol, Tobacco and Firearms. The U.S. Bureau of Alcohol, Tobacco, and Firearms also regulates us as a result of our manufacturing of certain destructive devices and by the use of ethyl alcohol in certain products. We also ship hazardous goods, and in doing so, must comply with the regulations of the U.S. Department of Transportation for packaging and labeling. Additionally, the failure to obtain applicable governmental approval and clearances could adversely affect our ability to continue to service the government contracts we maintain. Furthermore, we have material contracts with governmental entities and are subject to rules, regulations and approvals applicable to government contractors. We are also subject to routine audits to assure our compliance with these requirements. We have become aware that we are not in full compliance with certain regulations governing the export of equipment and related technology used for military purposes that are applicable to certain of our products. We have made a voluntary disclosure to the Office of Defense Trade Controls Compliance and have undertaken steps to comply with these regulations and to help ensure compliance in the future. We do not believe that such noncompliance will have a material adverse effect on our business. In addition, a number of our employees involved with certain of our federal government contracts are required to obtain specified levels of security clearances. Our business may suffer if we or our employees are unable to obtain the security clearances that are needed to perform services contracted for the Department of Defense, one of our major customers. Our failure to comply with these contract terms, rules or regulations could expose us to substantial penalties, including the loss of these contracts and disqualification as a U.S. government contractor.

     Like other companies operating internationally, we are subject to the Foreign Corrupt Practices Act and other laws which prohibit improper payments to foreign governments and their officials by U.S. and other business entities. We operate in countries known to experience endemic corruption. Our extensive operations in such countries creates risk of an unauthorized payment by one of our employees or agents which would be in violation of various laws including the Foreign Corrupt Practices Act. Violations of the Foreign Corrupt Practices Act may result in severe criminal penalties which could have a material adverse effect on our business, financial condition, results of operations and liquidity.

WE HAVE SIGNIFICANT INTERNATIONAL OPERATIONS AND ASSETS, AND THEREFORE, ARE SUBJECT TO ADDITIONAL FINANCIAL AND REGULATORY RISKS.

     We sell our products in foreign countries and seek to increase our level of international business activity. Our overseas operations are subject to various risks, including: U.S.-imposed embargoes of sales to specific countries (which could prohibit sales of our products there); foreign import controls (which may be arbitrarily imposed and enforced and which could interrupt our supplies or prohibit customers from purchasing our products); exchange rate fluctuations; dividend remittance restrictions; expropriation of assets; war, civil uprisings and riots; government instability; the necessity of obtaining government approvals for both new and continuing operations; and legal systems of decrees, laws, taxes, regulations, interpretations and court decisions that are not always fully developed and that may be retroactively or arbitrarily applied.

     One component of our strategy is to expand our operations into selected international markets. Military procurement, for example, has traditionally had a large international base. Countries in which we are actively marketing include Germany, Canada, France, Italy, the United Kingdom, Norway, Japan, India, Korea and Australia. We, however, may be unable to execute our business model in these markets or new markets. Further, foreign providers of competing products and services may have a substantial advantage over us in attracting consumers and businesses in their country due to earlier established businesses in that country, greater knowledge with respect to the cultural differences of consumers and businesses residing in that country and/or their focus on a single market. We expect to continue to experience higher costs as a percentage of revenues in connection with the development and maintenance of international products and services. In pursuing our international expansion strategy, we face several additional risks, including:

    o foreign laws and regulations, which may vary country by country, that may impact how we conduct our business;

    o higher costs of doing business in foreign countries, including different employment laws;

    o potential adverse tax consequences if taxing authorities in different jurisdictions worldwide disagree with our interpretation of various tax laws or our determinations as to the income and expenses attributable to specific jurisdictions, which could result in our paying additional taxes, interest and penalties;

    o technological differences that vary by marketplace, which we may not be able to support;

    o longer payment cycles and foreign currency fluctuations;

    o economic downturns; and

    o revenue growth outside of the United States may not continue at the same rate if it is determined that we have already launched our products and services in the most significant markets.

     We may also be subject to unanticipated income taxes, excise duties, import taxes, export taxes or other governmental assessments. In addition, a percentage of the payments to us in our international markets are often in local currencies. Although most of these currencies are presently convertible into U.S. dollars, we cannot be sure that convertibility will continue. Even if currencies are convertible, the rate at which they convert is subject to substantial fluctuation. Our ability to transfer currencies into or out of local currencies may be restricted or limited. Any of these events could result in a loss of business or other unexpected costs which could reduce revenue or profits and have a material adverse effect on our business, financial condition, results of operations and liquidity.

     We routinely operate in areas where local government policies regarding foreign entities and the local tax and legal regimes are often uncertain, poorly administered and in a state of flux. We cannot, therefore, be certain that we are in compliance with, or will be protected by, all relevant local laws and taxes at any given point in time. A subsequent determination that we failed to comply with relevant local laws and taxes could have a material adverse effect on our business, financial condition, results of operations and liquidity.

     One or more of these factors could adversely effect our future international operations and, consequently, could have a material adverse effect on our business, financial condition, results of operations and liquidity.


                         RISKS RELATED TO OUR BUSINESS


MANY OF OUR CUSTOMERS HAVE FLUCTUATING BUDGETS WHICH MAY CAUSE SUBSTANTIAL FLUCTUATIONS IN OUR RESULTS OF OPERATIONS.

     Customers for our products include federal, state, municipal, foreign and military, law enforcement and other governmental agencies. Government tax revenues and budgetary constraints, which fluctuate from time to time, can affect budgetary allocations for these customers. Many domestic and foreign government agencies have in the past experienced budget deficits that have led to decreased spending in defense, law enforcement and other military and security areas. Our results of operations may be subject to substantial period-to-period fluctuations because of these and other factors affecting military, law enforcement and other governmental spending. For example, we attribute part of the decline in our Products Division revenue during the first quarter of 2001 with the timing of the Bulletproof Vest Partnership Act, which provides federal matching funds to law enforcement agencies purchasing bullet resistant vests. We believe that many agencies delayed their purchasing decisions during the first quarter of 2001 until such federal funds were fully allocated. A reduction of funding for federal, state, municipal, foreign and other governmental agencies could have a material adverse effect on sales of our products and our business, financial condition, results of operations and liquidity.


THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, U.S. MILITARY BUSINESS WOULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     U.S. military contracts account for a significant portion of our business. The U.S. military funds these contracts in annual increments. These contracts require subsequent authorization and appropriation that may not occur or that may be greater than or less than the total amount of the contract. Changes in the U.S. military's budget, spending allocations, and the timing of such spending could adversely affect our ability to receive future contracts. None of our contracts with the U.S. military have a minimum purchase commitment and the U.S. military generally has the right to cancel its contracts unilaterally without prior notice. We are the sole-source provider to the U.S. military for up-armoring of the U.S. military's High Mobility Multipurpose Wheeled Vehicles ("HMMWVs"). The HMMWVs are manufactured by AM General Corporation under separate U.S. military contracts. Should production or deliveries of HMMWVs be significantly interrupted, or should other single source suppliers significantly interrupt deliveries of our components for up-armoring the HMMWVs, we will not be able to deliver such up-armoring systems for the HMMWVs to the U.S. military on schedule, which could have a material adverse effect on our business, financial condition, results of operations and liquidity. We also manufacture for the U.S. military helicopter seating systems, aircraft and land vehicle armor systems, protective equipment for military personnel and other technologies used to protect soldiers in a variety of life-threatening or catastrophic situations. The loss of, or a significant reduction in, U.S. military business for our helicopter seating systems, aircraft and land vehicle armor systems and other protective equipment could have a material adverse effect on our business, financial condition, results of operations and liquidity.


WE MAY LOSE MONEY OR GENERATE LESS THAN EXPECTED PROFITS ON OUR FIXED-PRICE CONTRACTS.

     Some of our government contracts provide for a predetermined, fixed price for the products we make regardless of the costs we incur. Therefore, fixed-price contracts require us to price our contracts by forecasting our expenditures. When making proposals for fixed-price contracts, we rely on our estimates of costs and timing for completing these projects. These estimates reflect management's judgments regarding our capability to complete projects efficiently and timely. Our production costs may, however, exceed forecasts due to unanticipated delays or increased cost of materials, components, labor, capital equipment or other factors. Therefore, we may incur losses on fixed price contracts that we had expected to be profitable, or such contracts may be less profitable than expected, which could have a material adverse effect on our business, financial condition, results of operations and liquidity.


OUR BUSINESS IS SUBJECT TO VARIOUS LAWS AND REGULATIONS FAVORING THE U.S. GOVERNMENT'S CONTRACTUAL POSITION, AND OUR FAILURE TO COMPLY WITH SUCH LAWS AND REGULATIONS COULD HARM OUR OPERATING RESULTS AND PROSPECTS.

     As a contractor to the U.S. government, we must comply with laws and regulations relating to the formation, administration and performance of the federal government contracts that affect how we do business with our clients and may impose added costs on our business. These rules generally favor the U.S. government's contractual position. For example, these regulations and laws include provisions that subject contracts we have been awarded to:

    o protest or challenge by unsuccessful bidders; and

    o unilateral termination, reduction or modification by the government.

     The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the U.S. Department of Defense. Responding to governmental audits, inquiries or investigations may involve significant expense and divert management's attention. Our failure to comply with these or other laws and regulations could result in contract termination, suspension or debarment from contracting with the federal government, civil fines and damages and criminal prosecution and penalties, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.


OUR MARKETS ARE HIGHLY COMPETITIVE, AND, IF WE ARE UNABLE TO COMPETE EFFECTIVELY, WE WILL BE ADVERSELY AFFECTED.

     The markets in which we operate include a large number of competitors ranging from small businesses to multinational corporations and are highly competitive. Competitors who are larger, better financed and better known than us may compete more effectively than we can. In order to stay competitive in our industry, we must keep pace with changing technologies and client preferences. If we are unable to differentiate our services from those of our competitors, our revenues may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address client needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us.

THERE ARE LIMITED SOURCES FOR SOME OF OUR RAW MATERIALS WHICH MAY SIGNIFICANTLY CURTAIL OUR MANUFACTURING OPERATIONS.

     The raw materials that we use in manufacturing ballistic resistant garments, SAPI plates and up-armored vehicles include: ceramic; steel; SpectraShield, a patented product of Honeywell, Inc.; Z-Shield, a patented product of Honeywell, Inc.; Zylon (Registered Trademark) , a patented product of Toyobo Co., Ltd.; Kevlar, a patented product of E.I. du Pont de Nemours Co., Inc., or DuPont; and Twaron, a patented product of Akzo-Nobel Fibers, B.V. We purchase these materials in the form of woven cloth from five independent weaving companies. In the event Du Pont or its licensee in Europe cease, for any reason, to produce or sell Kevlar to us, we would utilize these other ballistic resistant materials as a substitute. However, none of SpectraShield, Twaron, Z-Shield or Zylon (Registered Trademark) is expected to become a complete substitute for Kevlar in the near future. We enjoy a good relationship with our suppliers of Kevlar, SpectraShield, Twaron, Z-Shield and Zylon (Registered Trademark) . The use of Zylon (Registered Trademark) and Z-Shield in the design of ballistic resistant vests is a recent technological advancement that is subject to continuing development and study, including ongoing review by the NIJ. Toyobo is the only producer of Zylon (Registered Trademark) , and Honeywell is the only producer of Z-Shield. Should these materials become unavailable for any reason, we would be unable to replace them with materials of like weight and strength. We use a variety of ceramic materials in the production of SAPI plates and a variety of steels in armoring vehicles. Although we have a number of suppliers that we deal with in obtaining both ceramic and steel supplies, the industry generally, including our operations, is experiencing a limited supply of these materials, which is affecting the quantity of product that we can complete in any given period. In addition, SpectraShield, the ballistic fiber backing used in a variety of our ballistic applications, including SAPI plates, is currently being rationed by the U.S. Department of Commerce, which could limit the quantity of SAPI plates that we produce in any given period. Thus, if our supply of any of these materials were materially reduced or cut off or if there was a material increase in the prices of these materials, our manufacturing operations could be adversely affected and our costs increased, and our business, financial condition, results of operations and liquidity could be materially adversely affected.


WE MAY BE UNABLE TO COMPLETE OR INTEGRATE ACQUISITIONS EFFECTIVELY, IF AT ALL, AND AS A RESULT MAY INCUR UNANTICIPATED COSTS OR LIABILITIES OR OPERATIONAL DIFFICULTIES.

     We intend to grow through the acquisition of businesses and assets that will complement our current businesses. We cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, we may have to divert our management's attention and our financial and other resources from other areas of our business. Our inability to implement our acquisition strategy successfully may hinder the expansion of our business. Because we depend in part on acquiring new businesses and assets to develop and offer new products, failure to implement our acquisition strategy may also adversely affect our ability to offer new products in line with industry trends.

     We may not be successful in integrating acquired businesses into our existing operations. Integration may result in unanticipated liabilities or unforeseen operational difficulties, which may be material, or require a disproportionate amount of management's attention. Acquisitions may result in us incurring additional indebtedness or issuing preferred stock or additional common stock. Competition for acquisition opportunities in the industry may rise, thereby increasing our cost of making acquisitions or causing us to refrain from making further acquisitions. In addition, the terms and conditions of our senior credit facility and the indenture governing our 81/4% notes impose restrictions on us that, among other things, restrict our ability to make acquisitions.


OUR RESOURCES MAY BE INSUFFICIENT TO MANAGE THE DEMANDS IMPOSED BY OUR GROWTH.

     We have rapidly expanded our operations, and this growth has placed significant demands on our management, administrative, operating and financial resources. The continued growth of our customer base, the types of services and products offered and the geographic markets served can be expected to continue to place a significant strain on our resources. In addition, we cannot easily identify and hire personnel qualified both in the provision and marketing of our security services and products. Our future performance and profitability will depend in large part on our ability to attract and retain additional management and other key personnel; our ability to implement successful enhancements to our management, accounting and information technology systems; and our ability to adapt those systems, as necessary, to respond to growth in our business.


WE DEPEND ON INDUSTRY RELATIONSHIPS.

     A number of our products are components in our customers' final products. Accordingly, to gain market acceptance, we must demonstrate that our products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that our products will be able to achieve any of these advantages for the products of our customers. Furthermore, even if we are able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate our products into their final products, or if they do, that our products will be able to meet such customers' manufacturing requirements. Additionally, there can be no assurance that our relationships with our manufacturer customers will ultimately lead to volume orders for our products. The failure of manufacturers to incorporate our products into their final products could have a material adverse effect on our business, financial condition, results of operations and liquidity.


WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, INCLUDING THE TECHNOLOGIES WE USE TO FURNISH THE UP-ARMORING OF HMMWVS.

     We depend upon a variety of methods and techniques that we regard as proprietary trade secrets. We also depend upon a variety of trademarks, service marks and designs to promote brand name development and recognition. We rely on a combination of trade secret, copyright, patent, trademark, unfair competition and other intellectual property laws as well as contractual agreements to protect our rights to such intellectual property. Due to the difficulty of monitoring unauthorized use of and access to intellectual property, however, such measures may not provide adequate protection. It is possible that our competitors may access our intellectual property and proprietary information and use it to their advantage. In addition, there can be no assurance that courts will always uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology. Any unenforceability or misappropriation of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we cannot assure you that any pending patent application or trademark application made by us will result in an issued patent or registered trademark, or that, if a patent is issued, it will provide meaningful protection against competitors or competitor technologies. In addition, if we bring or become subject to litigation to defend against claimed infringement of our rights or of the rights of others or to determine the scope and validity of our intellectual property rights, such litigation could result in substantial costs and diversion of our resources which could have a material adverse effect on our business, financial condition, results of operations and liquidity. Unfavorable results in such litigation could also result in the loss or compromise of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties on unfavorable terms, or prevent us from manufacturing or selling our products, any of which could have a material adverse effect on our business, financial condition, results of operations and liquidity.


TECHNOLOGICAL ADVANCES, THE INTRODUCTION OF NEW PRODUCTS, AND NEW DESIGN AND MANUFACTURING TECHNIQUES COULD ADVERSELY AFFECT OUR OPERATIONS UNLESS WE ARE ABLE TO ADAPT TO THE RESULTING CHANGE IN CONDITIONS.

     Our future success and competitive position depend to a significant extent upon our proprietary technology. We must make significant investments to continue to develop and refine our technologies. We will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production and test equipment, and the enhancement of design and manufacturing processes and techniques. Our future operating results will depend to a significant extent on our ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost and performance with the design and manufacturing capabilities. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions and market acceptance of customers' end products. Because of the complexity of our products, we may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If we are unable to design and manufacture solutions for new products of our customers on a timely and cost-effective basis, such inability could have a material adverse effect on our business, financial condition, results of operations and liquidity.


WE MAY BE ADVERSELY AFFECTED BY APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS.

     We are subject to federal, state, local and foreign laws and regulations governing the protection of the environment and human health, including those regulating discharges to the air and water, the management of wastes, and the control of noise and odors. We cannot assure you that we are at all times in complete compliance with all such requirements. Like all companies in our industry, we are subject to potentially significant fines or penalties if we fail to comply with environmental requirements. Environmental requirements are complex, change frequently, and could become more stringent in the future. Accordingly, we cannot assure you that these requirements will not change in a manner that will require material capital or operating expenditures or will otherwise have a material adverse effect on us in the future. In addition, we are also subject to environmental laws requiring the investigation and clean-up of environmental contamination. We may be subject to liability, including liability for clean-up costs, if contamination is discovered at one of our current or former facilities, in some circumstances even if such contamination was caused by a third party such as a prior owner. We also may be subject to liability if contamination is discovered at a landfill or other location where we have disposed of wastes, notwithstanding that its historic disposal practices may have been in accordance with all applicable requirements. We use Orthochlorabenzalmalononitrile and Chloroacetophenone chemical agents in connection with our production of tear gas, and these chemicals are hazardous and could cause environmental damage if not handled and disposed of properly. Moreover, private parties may bring claims against us based on alleged adverse health impacts or property damage caused by our operations. The amount of liability for cleaning up contamination or defending against private party claims could be material.


                RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK


DELAWARE LAW MAY LIMIT POSSIBLE TAKEOVERS.

     Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits publicly-held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.


OUR CERTIFICATE OF INCORPORATION AUTHORIZES THE ISSUANCE OF SHARES OF BLANK CHECK PREFERRED STOCK.

     Our certificate of incorporation provides that our board of directors will be authorized to issue from time to time, without further stockholder approval, up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. Such shares of preferred stock could have preferences over our common stock with respect to dividends and liquidation rights. We may issue additional preferred stock in ways which may delay, defer or prevent a change in control of us without further action by our stockholders. Such shares of preferred stock may be issued with voting rights that may adversely affect the voting power of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights.


THE MARKET PRICE FOR OUR COMMON STOCK IS VOLATILE.

     The market price for our common stock may be highly volatile. We believe that a variety of factors, including announcements by us or our competitors, quarterly variations in financial results, trading volume, general market trends and other factors, could cause the market price of our common stock to fluctuate substantially. Additionally, due to our relatively modest size, our winning or losing a large contract may have the effect of distorting our overall financial results.


WE MAY ISSUE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IN CONNECTION WITH FUTURE ACQUISITIONS AND THE SALE OF THOSE SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE.

     As part of our acquisition strategy, we anticipate issuing additional shares of common stock as consideration for such acquisitions. To the extent that we are able to grow through acquisitions and issue our shares of common stock as consideration, the number of outstanding shares of common stock that will be eligible for sale in the future is likely to increase substantially. Persons receiving shares of our common stock in connection with these acquisitions may be more likely to sell large quantities of their common stock that may influence the price of our common stock. In addition, the potential issuance of additional shares in connection with anticipated acquisitions could lessen demand for our common stock and result in a lower price than would otherwise be obtained.


OUR STOCK PRICE MAY BE ADVERSELY AFFECTED WHEN ADDITIONAL SHARES ARE SOLD.

     If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. These sales might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate and may require us to issue greater amounts of our common stock to finance future acquisitions. Additional shares sold to finance acquisitions may dilute our earnings per share if the new operations' earnings are disappointing.


OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO PAY DIVIDENDS OR MAKE OTHER DISTRIBUTIONS TO OUR STOCKHOLDERS.

     Our debt agreements, such as the indenture governing the 8 1/4% notes and the senior credit facility, contain certain financial and other covenants that limit, under certain circumstances, our ability to pay dividends or make other distributions to our stockholders. We are permitted to pay dividends and make other distributions to stockholders to the extent we satisfy the conditions, including the financial and other covenants, contained in such documents.


WE HAVE A HIGH LEVEL OF DEBT.

     Our high level of debt could have important consequences to you and to us. For example:

    o No payment of any kind may be made to our common stockholders without first meeting our obligations under our senior credit facility and the indenture governing our 8 1/4% notes;

    o We may become more vulnerable to general adverse economic and industry conditions and adverse changes in governmental regulations;

    o We may have to dedicate a substantial portion of our cash flow from operations to make payments required under our senior credit facility and the 8 1/4% notes, reducing the availability of cash flow to fund future capital expenditures, working capital, execution of our growth strategy, research and development costs and other general corporate requirements;


    o We may have limited flexibility in planning for, or reacting to, changes in our business and our industry, which may place us at a competitive disadvantage compared with competitors that have less debt or more financial resources;


    o We may have limited ability to borrow additional funds, even when necessary to maintain adequate liquidity; and


    o The terms of our senior credit facility and the indenture governing the 8 1/4% notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. We might incur additional debt for various reasons, including to pay for additional acquisitions that we may make and assuming debt of companies that we may acquire.

                     RISKS RELATING TO THE DEBT SECURITIES

     OUR SIGNIFICANT INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH, AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER ANY DEBT SECURITIES WE ISSUE.

     We have a significant amount of indebtedness. Our significant indebtedness could:

    o make it more difficult for us to satisfy our obligations with respect to any debt securities we issue;

    o increase our vulnerability to general adverse economic and industry conditions;

    o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes;

    o limit our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

    o place us at a competitive disadvantage compared to our competitors that have less debt; and

    o limit, among other things, our ability to borrow additional funds.

     The terms of the indenture governing the 8 1/4% notes and the senior credit facility allow us to issue and incur additional debt upon satisfaction of certain conditions. See "Description of Senior Subordinated Notes" for a description of our 8 1/4% notes and the related indenture and "Description of Senior Indebtedness" for a description of our senior credit facility. If new debt is added to current debt levels, the related risks described above could increase.


NOT ALL OF OUR SUBSIDIARIES MAY GUARANTEE OUR OBLIGATIONS UNDER ANY DEBT SECURITIES WE ISSUE, AND THE ASSETS OF THE NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON ANY DEBT SECURITIES WE ISSUE.

     Not all of our present and future subsidiaries may guarantee the debt securities. Payments on the debt securities may only required to be made by us and our subsidiary guarantors, if any. Our non-guarantor subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or the guarantees or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or our subsidiary guarantors have to receive any assets of any of the non-guarantor subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of the holders of debt securities to realize proceeds from the sale of any of those subsidiaries' assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors and holders of debt of those subsidiaries.

     In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the debt securities will be effectively subordinated to all indebtedness and other liabilities of the non-guarantor subsidiaries.


WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on or refinance our debt, including any debt securities we issue, will depend largely upon our future operating performance and cash flow. Our future operating performance and cash flow are subject to many factors, including general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay the interest and principal on our debt, including any debt securities we issue, or to fund our other liquidity needs. If we are unable to meet our debt service requirements, we may have to renegotiate the terms of our debt. We cannot assure you that we will be able to renegotiate or refinance any of our debt on commercially reasonable terms or at all. In addition, prior to the repayment of any debt securities we issue, we will be required to repay or refinance our senior credit facility and, perhaps, any other senior debt we incur. Any new debt we incur may have a shorter maturity than the debt securities. Payment of such debt will reduce the amount of funds available for us to make payments on any debt securities we issue.

     If we are unable to refinance our debt or obtain new financing we would have to consider other options, such as sales of certain assets to meet our debt service obligations or diverting cash, if available, that would have been used for other business purposes. These options may not be feasible or prove adequate, and may also adversely affect our operations or the implementation of our business plans. Our senior credit facility, the indenture governing the 8 1/4% notes, and the indenture governing any debt securities we issue may restrict, or market or business conditions may limit, our ability to obtain cash via asset sales or other financing transactions. Non-payment or other non-compliance with our senior credit facility, the indenture governing the 8 1/4% notes or the indenture or the instruments governing any other debt we issue could result in an event of default under our senior credit facility, the indenture governing the 8 1/4% notes or the indenture or the instruments governing any other debt we issue, which could also trigger an event of default under the debt securities.

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR ACTIVITIES AND COULD ADVERSELY AFFECT OUR BUSINESS.

     Our debt agreements, such as the indenture governing the 8 1/4% notes and the new senior credit facility, contain various covenants that limit our ability and the ability of our restricted subsidiaries to engage in a variety of transactions under certain circumstances, including:

    o incurring additional debt;

    o issuing preferred stock;

    o paying dividends or making other distributions on, and redeeming or repurchasing, capital stock;

    o making investments or other restricted payments;

    o entering into transactions with affiliates;

    o engaging in sale and leaseback transactions;

    o issuing stock of restricted subsidiaries;

    o selling assets;

    o creating liens on assets to secure debt; or

    o effecting a consolidation or merger.

     These covenants limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. In addition, our new senior credit facility requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet these financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet these tests.

     A breach of any of these covenants or other provisions in any of our debt agreements could result in an event of default under that agreement, which if not cured or waived, could result in such debt becoming immediately due and payable. This, in turn, could cause our other debt to become due and payable as a result of cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, all or any of such debt. In addition, in the event that the debt securities become immediately due and payable, as a result of the subordination provisions of any debt securities we issue, the holders of such subordinated debt securities would not be entitled to receive any payment in respect of such subordinated debt securities until all of our senior debt has been paid in full.


A PUBLIC MARKET FOR THE DEBT SECURITIES MAY NOT DEVELOP.

     There can be no assurance that a public market for any debt securities we issue will develop or, if such a market develops, as to the liquidity of the market. If a market were to develop, the debt securities could trade at prices that may be higher or lower than their principal amount. We may not apply for listing of any debt securities we issue on any securities exchange or for quotation of such debt securities on any automated quotation system. If an active public market does not develop or continue, the market price and liquidity of any debt securities we issue may be adversely affected.

     In addition, the liquidity of the trading market in the debt securities, and the market price quoted for any debt securities we issue, may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for any debt securities we issue.


FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE HOLDERS OF DEBT SECURITIES TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     If a bankruptcy case or lawsuit is initiated by unpaid creditors of any guarantor, any debt represented by guarantees entered into by the guarantors may be reviewed under the Federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of the guarantee could be subordinated to certain obligations of a guarantor if, among other things, the guarantor, at the time it entered into the guarantee:

    o received less than reasonably equivalent value or fair consideration for entering into the guarantee; and

    o either:

    o was insolvent or rendered insolvent by reason of entering into a guarantee; or

    o was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

    o intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they become due.

     In addition, any payment by a guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor's creditors under those circumstances.

     If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the debt securities would be solely creditors of our company and creditors of our other subsidiaries that have validly guaranteed any debt securities we issue. The debt securities then would be effectively subordinated to all liabilities of the subsidiary whose guarantee was voided.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    o the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets; or

    o the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    o it could not pay its debts or contingent liabilities as they become due.

     If the claims of the holders of any debt securities we issue against any subsidiary were subordinated in favor of other creditors of the subsidiary, the other creditors would be entitled to be paid in full before any payment could be made on the debt securities. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims there would be sufficient assets remaining to satisfy the claims of the holders of these debt securities.

     Based upon financial and other information, we believe that any guarantees will be incurred for proper proposes and in good faith and that we, and our subsidiaries that will be guarantors, on a consolidated basis, will continue to be solvent, will have sufficient capital for carrying on our business after the issuance of any debt securities and will be able to pay our debts as they mature. We cannot assure you, however, as to the standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.


                                  THE COMPANY

     We are a leading manufacturer and provider of personal protective equipment and security products for law enforcement and military personnel, armored commercial vehicles used by various government and civilian organizations, armored military vehicles, armor kits for retrofit of military vehicles, aircraft armor, aircraft safety products, survivability equipment used by military aviators, and other technologies used to protect humans in a variety of life-threatening or catastrophic situations. Our products and systems are used domestically and internationally by military, law enforcement, security and corrections personnel, as well as governmental agencies, multinational corporations and individuals. Effective in the first quarter of 2004, we instituted a new segment reporting format to include three reportable business divisions: the Aerospace & Defense Group, the Products Division and the Mobile Security Division. The Aerospace & Defense Group was formed upon the completion of our acquisition of Simula, Inc. on December 9, 2003. The Aerospace & Defense Group also includes the military business, including armor and blast protection systems for M1114 Up-Armored High Mobility Multi-Purpose Wheeled Vehicles ("M1114 Up-Armored HMMWVs"), and other military vehicle armor programs, which previously were included in the Mobile Security Division. The Aerospace & Defense Group also includes the small arms protective insert ("SAPI") plate produced by our Protech subsidiary in Pittsfield, Massachusetts, which was previously reported as part of the Products Division. The historical results of these businesses have been reclassified as part of the Aerospace & Defense Group. This reporting change was made to better reflect management's approach to operating and directing the businesses, and, in certain instances, to align financial reporting with our market and customer segments.

     Aerospace & Defense. Our Aerospace & Defense Group supplies human safety and survival systems to the U.S. military, and major Aerospace & Defense prime contractors. Our core markets are military aviation safety, military personnel safety, and land and marine safety. Under the brand name O'Gara-Hess & Eisenhardt, we are the sole-source provider to the U.S. military of the armor and blast protection systems for M1114 Up-Armored HMMWVs. We are also under contract with the U.S. Army to provide spare parts, logistics and ongoing field support services for the currently installed base of M1114 Up-Armored HMMWVs. Additionally, we provide blast and ballistic protection kits for the standard High Mobility Multi-Purpose Wheeled Vehicles, which are installed on existing equipment in the field. Our Aerospace & Defense Group is also subcontracted to develop a ballistic and blast protected armored and sealed truck cab for the High Mobility Artillery Rocket System, a program recently transitioned by the U.S. Army and U.S. Marine Corps from developmental to a low rate of initial production, deliveries of which commenced in 2003. We also supply armor sub-systems for other tactical wheeled vehicles. Through Simula, one of our wholly-owned subsidiaries, we provide military helicopter seating systems, helicopter cockpit airbag systems, aircraft and land vehicle armor kits, body armor and other protective equipment for military personnel, emergency bailout parachutes and survival ensembles worn by military aircrew. The primary customers for our products are the U.S. Army, U.S. Marine Corps, Boeing, and Sikorsky Aircraft. Most of Simula's aviation safety products are provided on a sole source basis. The U.S. armed forces have adopted ceramic body armor as a key element of the protective ensemble worn by our troops in Iraq and

Afghanistan. Simula was the developer of this specialized product called SAPI, and continues to be a prominent supplier to the U.S. military. We believe the Aerospace & Defense Group has supplied approximately 37% of all SAPI plates. We also provide ceramic body armor from our Protech subsidiary based in Pittsfield, Massachusetts.

     Products. Our Products Division manufactures and sells a broad range of high quality security products, equipment and related consumable items, such as concealable and tactical body armor, hard armor, duty gear, less-lethal munitions, anti-riot products, police batons, emergency lighting products, forensic products, firearms accessories, weapon maintenance products, foldable ladders and specialty gloves. Our products are marketed under brand names that are well established in the military and law enforcement communities such as AMERICAN BODY ARMOR, B-SQUARE (Registered Trademark), BREAK FREE (Registered Trademark), CLP (Registered Trademark), DEFENSE TECHNOLOGY/FEDERAL LABORATORIES (Registered Trademark), DEF-TEC PRODUCTS (Registered Trademark), DISTRACTION DEVICE (Registered Trademark), FEDERAL LABORATORIES (Registered Trademark), FERRET (Registered Trademark), FIRST DEFENSE (Registered Trademark), IDENTICATOR (Registered Trademark), IDENTIDRUG (Registered Trademark), LIGHTNING POWDER (Registered Trademark), MONADNOCK (Registered Trademark), NIK (Registered Trademark), PROTECH, QUIKSTEP LADDERS, PORTAL LADDERS, QUIKSHIELD, SAFARILAND (Registered Trademark), SPEEDFEED (Registered Trademark), 911EP (Registered Trademark) and DESIGN. We sell our products through a network of over 350 distributors and sales agents, including approximately 200 in the United States. Our extensive distribution capabilities and commitment to customer service and training have enabled us to become a leading provider of security equipment to law enforcement agencies.

     Mobile Security. Our Mobile Security Division manufactures and installs ballistic and blast protected armoring systems for privately owned vehicles as well as some military vehicles for European based militaries. Under the brand name O'GARA-HESS & EISENHARDT ARMORING COMPANY (Registered Trademark) , we armor a variety of privately owned commercial vehicles, including limousines, sedans, sport utility vehicles, commercial trucks and cash-in-transit vehicles, to protect against varying degrees of ballistic and blast threats. Our customers in this business include international corporations and high net worth individuals. In addition, we supply ballistic and blast protected armoring systems to U.S. federal law enforcement and intelligence agencies and foreign heads of state.

     Our executive offices are located at 1400 Marsh Landing Parkway, Suite 112, Jacksonville, FL 32250. Our telephone number is (904) 741-5400 and our website address is www.armorholdings.com. Information contained on our website is not part of this prospectus or incorporated by reference.


                              RECENT DEVELOPMENTS


ZYLON (Registered Trademark)  INVESTIGATION AND LITIGATION

     In September 2003, Second Chance Body Armor, Inc. ("Second Chance"), a body armor manufacturer and competitor to Armor Holdings, notified its customers of a potential safety issue with its Ultima (Registered Trademark) and Ultimax (Registered Trademark) models. Second Chance has claimed that Zylon (Registered Trademark) fiber, which is made by Toyobo, a Japanese corporation, and used in the ballistic fabric construction of those two models, degraded more rapidly than originally anticipated. Second Chance has also stated that the Zylon (Registered Trademark) degradation problem affects the entire body armor industry, not just its products. Both private claimants and State Attorneys General have already commenced legal action against Second Chance based upon its Ultima (Registered Trademark) and Ultimax (Registered Trademark) model vests.

     We use Zylon (Registered Trademark) fiber in a number of concealable body armor models for law enforcement, but our vest design and construction are different from Second Chance. We have been testing our Zylon (Registered Trademark) -based vests since their 2000 introduction and to date these tests show no unanticipated degradation in ballistic performance. In addition, to our knowledge, no other body armor manufacturer has reported or experienced problems with Zylon (Registered Trademark) -based vests similar to those cited by Second Chance. The National Institute of Justice ("NIJ") tests and has certified each of our body armor designs before we begin to produce or sell any particular model.

     In the Fall of 2003, following the assertions made by Second Chance, several law enforcement associations raised this issue to the U.S. Attorney General ("USAG"), who then asked the U.S.

Department of Justice ("DOJ") through the NIJ to investigate these concerns and attempt to clarify the issues. We have and continue to support the Attorneys General's directive and investigation.

     As a result of the USAG's and DOJ's initiative, the NIJ commenced an inquiry and investigation regarding the protocol for testing used vests, as well as the reliability of Zylon (Registered Trademark) and other ballistic fibers. We have consulted and continue to cooperate fully with the NIJ in this endeavor. To date, the NIJ has embarked only in its first phase of testing, which entails vests that have been heavily worn or exposed to adverse conditions, and which utilized the ballistic testing standard applicable to new vests. Although some of the vests tested, including ours, experienced some level of penetration, the NIJ specifically warned against the misuse and misinterpretation of these results, emphasizing that the data produced so far is preliminary in nature, applies to a very small sample size and therefore it is not possible to draw any definitive conclusions from these results. The NIJ will continue to conduct further testing and analyze these issues in order to determine if any conclusions can be reached as to the performance and reliability of aged vests. We have requested the NIJ to provide us with its testing data, and we intend to evaluate and review the NIJ's results upon our receipt of such data in our continuing effort to assist the NIJ in developing uniform standards for certification of new vests and the testing of used vests.

     In April 2004, two class action complaints were filed in Florida state court by police organizations and individual police officers, alleging, among other things, that our vests do not have the qualities and performance characteristics as warranted, thereby breaching express warranty, implied warranty of merchantability, implied warranty of fitness for a particular purpose and duty to warn. The complaints allege no specific amount, although it has been publicly stated that they are seeking $77 million in compensatory damages. We disagree with the allegations set forth in these complaints and are vigorously defending these lawsuits. We will be seeking to dismiss the claims asserted against us, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity. We have also received investigative demands from state agencies in Texas and Connecticut to which we have complied, as well as letters from two private attorneys threatening potential litigation.

     It should be stressed that our vests are certified by the NIJ, have never suffered any penetration in the field and continue to save lives and protect officers from injury. In fact, neither of the two recently commenced lawsuits allege personal injuries of any kind, but instead speculate that our vests which contain Zylon (Registered Trademark) are defective without any reliable evidence of any defect.

     Second Chance licenses from Simula a certain patented technology, which is used in some of the body armor it manufactures, but to our knowledge, no lawsuit has yet been brought against Second Chance based upon this licensed technology. Although Simula may be impacted by the pending suits filed against Second Chance, the licensed technology is not specifically related to the use of Zylon (Registered Trademark) fiber, however, any adverse resolution of these matters could have a material adverse effect on our business, financial condition, results of operations and liquidity.


TAX MATTERS

     On October 18, 2002, we were notified by the Internal Revenue Service ("IRS") that our tax return for the tax year ended December 31, 2000 had been selected for examination. Further, on January 30, 2003 we were notified that our tax return for the tax year ended December 31, 2001 had been selected for examination. The IRS examined our U.S. federal income tax returns for the taxable years 2000 and 2001 and its examination concluded in April 2004. The IRS' examination of our tax returns for the taxable years 2000 and 2001 did not result in any material adverse effect on our financial statements.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by us with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this prospectus, except as superseded or modified herein:

   (a)        Our annual report on Form 10-K for the fiscal year ended
              December 31, 2003;

   (b) Our annual report on Form 10-K/A for the fiscal year ended December 31, 2003;

   (c) Our annual report on Form 10-K/A-2 for the fiscal year ended December 31, 2003;

   (d) Our quarterly report on Form 10-Q for the period ended March 31, 2004;

   (e) Our current report on Form 8-K/A, Date of Event -- December 9, 2003, filed on January 22, 2004;

   (f) Our current report on Form 8-K, Date of Event -- March 22, 2004, filed on March 22, 2004;

   (g)        Our definitive proxy statement on Schedule 14A filed on April
              29, 2004; and

   (h) The description of our common stock contained in our registration statement on Form 8-A filed on April 29, 1999, including any amendments or reports filed for the purpose of updating that description.

     All of such documents are on file with the Commission. In addition, all documents filed by Armor Holdings, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this prospectus and prior to termination of the offering are incorporated by reference in this prospectus and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     This prospectus incorporates herein by reference important business and financial information about us that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. If you would like a copy of any of this information, please submit your request to Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250, Attention: Corporate Secretary, or call (904) 741-5400.

                          FORWARD-LOOKING STATEMENTS

     Certain statements we make in this prospectus or in the documents incorporated by reference, and other written or oral statements by us or our authorized officers on our behalf, may constitute "forward-looking statements" within the meaning of the Federal securities laws. Forward-looking statements include, without limitation, statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industry and economies in which we operate and other information that is not historical information. Words or phrases such as "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we cannot assure you that our expectations, beliefs and projections will be realized.

     Before you invest in the securities described in this prospectus and any prospectus supplement hereto, you should be aware that the occurrence of the events described in the above section captioned "Risk Factors" and otherwise discussed elsewhere in this prospectus, a prospectus supplement hereto or in materials incorporated in this prospectus by reference to our other filings with the Commission, could have a material adverse affect on our business, financial condition and results of operations.

     The data included in this prospectus regarding markets and ranking, including the size of certain markets and our position and the position of our competitors within these markets, are based on independent industry publications, reports of government agencies or other published industry sources or our estimates based on management's knowledge and experience in the markets in which we operate. Our estimates have been based on information provided by customers, suppliers, trade and business organizations and other contacts in the markets in which we operate. We believe these estimates to be accurate as of the date of this prospectus. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in a survey of market size. As a result, you should be aware that market, ranking and other similar data included in this prospectus and any prospectus supplement hereto, and estimates and beliefs based on that data, may not be reliable.

                                USE OF PROCEEDS

     Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures and other potential acquisitions. We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from our sale of any securities. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders.


                      RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the five years in the period ended
December 31, 2003 and for the quarter ended March 31, 2004 are set forth below:




                                                                                                 FOR THE QUARTER
                                                  FOR THE YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                       ------------------------------------------------------   ----------------
                                          1999       2000       2001        2002       2003           2004
                                       ---------   --------   --------   ---------   --------   ----------------
Ratio of earnings to fixed charges         23.8        7.6        5.7        14.9        6.3            9.8
                                           ====        ===        ===        ====        ===            ===

     The ratios of earnings to fixed charges are calculated as follows:

(income before income taxes and minority interest) + (fixed charges) - (capitalized interest)
--------------------------------------------------------------------------------
(fixed charges)


                      DESCRIPTION OF THE DEBT SECURITIES

     This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

     The debt securities are to be issued under an indenture which is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"), and may be supplemented or amended from time to time following its execution. The indenture, and any supplemental indentures, will be subject to, and governed by, the TIA. The form of indenture will be filed as an exhibit to a pre-effective amendment to this prospectus. We have not yet executed an indenture. Prior to issuing any debt securities, we will be required to select a trustee for the indenture, qualify the trustee or trustees under the TIA, and execute the indenture.

     The form of the indenture will give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the form of indenture will be described in the prospectus supplement relating to the debt securities.

     The statements made hereunder relating to the indenture and the debt securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture (including those terms made a part of the indenture by reference to the TIA) and such debt securities.


GENERAL

     The terms of each series of debt securities will be detailed or determined in the manner provided in the indenture and any applicable supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

     We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount and the following terms of the debt securities, if applicable:

    o the title of the debt securities;

    o the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

    o any limit on the aggregate principal amount of the debt securities;

    o the date or dates on which we will pay the principal on the debt securities;

    o the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

    o the place or places where principal of, premium, and interest on the debt securities will be payable;

    o whether the debt securities rank as senior subordinated debt securities or subordinated debt securities;

    o the terms of any guarantee of any debt securities;

    o the terms and conditions upon which we may redeem the debt securities;

    o any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

    o the dates on which and the price or prices at which we will repurchase the debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

    o the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

    o whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

    o the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

    o the currency of denomination of the debt securities;

    o the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

    o if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

    o the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

    o whether, the ratio at which and the terms and conditions upon which, if any, the debt securities will be convertible into or exchangeable for our common stock or our other securities or securities of another person;

    o any provisions relating to any security provided for the debt securities;

    o any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

    o any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

    o any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

    o any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.


TRANSFER AND EXCHANGE

     A holder will be able to transfer or exchange debt securities in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of debt securities. Holders may be required to pay all taxes due on transfer.


AMENDMENT, SUPPLEMENT AND WAIVER

     Subject to certain exceptions, the indenture and the debt securities may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for debt securities), and any existing default or compliance with any provision of the indenture relating to a particular series of debt securities may be waived with the consent of the Holders of a majority in principal amount of the then outstanding debt securities (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities).

     Without the consent of each holder affected, an amendment or waiver may not, among other things, (with respect to any debt securities held by a non-consenting holder):

    o reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

    o reduce the principal of or change the stated maturity of any debt security;

    o reduce the rate of or change the time for payment of interest on any debt security;

    o waive a default in the payment of principal or interest on the debt securities; and

    o make any debt security in money other than that stated in the debt security.

     The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture (and our obligation to obtain any such consent otherwise required from such holder) may be subject to the requirement that such holder shall have been the holder of record of any debt securities with respect to which such consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the terms of the indenture.


EVENTS OF DEFAULT AND REMEDIES

     An event of default with respect to any series of debt securities will be defined in the indenture as being, among other things, default, after applicable cure periods, if any, in payment of the principal of or premium, if any, on any of the debt securities of such series; default, after applicable cure periods, if any, in payment of any installment of interest on any debt security of such series; default by us, after applicable cure periods, if any, after notice in the observance or performance of other covenants in the indenture relating to such series; and certain events involving our bankruptcy, insolvency or reorganization.

     Subject to certain limitations, the indenture will provide that the holders of not less than a certain specified percentage in principal amount of such series of debt securities then outstanding may, among other things, direct the trustee in its exercise of any trust or power. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by written notice to the trustee and us may waive any default with respect to such series of debt securities.

DEFEASANCE OF INDENTURE

     Subject to certain limitations, we may, at our option and at any time, elect to have certain of our obligations discharged with respect to the outstanding debt securities by, among other things, irrevocably depositing with the trustee, in trust, for the benefit of the holders of the debt securities, cash, United States government securities, or a combination of cash in U.S. dollars and United States government securities, in amounts as will be sufficient, in the opinion of an independent firm of certified public accountants, to pay the principal of, and interest and premium, if any, on the outstanding debt securities on the stated maturity or on the applicable redemption date, as the case may be.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Armor Holdings or any subsidiary guarantor, the indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within an appropriate time period, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding debt securities will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture will provide that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of its own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     We have 50,000,000 shares of common stock, par value $0.01 per share, authorized pursuant to our restated certificate of incorporation, as amended. If our stockholders approve a proposed amendment to our Certificate of Incorporation, as amended, at our next annual meeting of stockholders scheduled to be held on June 22, 2004, we will increase the number of our authorized shares of common stock from 50,000,000 shares to 75,000,000 shares, par value $0.01 per share. The holders of our common stock are entitled to one vote for each share on all matters voted on by our stockholders, including the election of directors. No holders of common stock have any right to cumulative voting. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors and certain financial and other covenants contained in our senior credit facility and indenture governing our 8 1/4% notes, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board of directors from funds legally available therefor. We are permitted to pay dividends and make other distributions to stockholders to the extent we satisfy the conditions, including the financial and other covenants, contained in our senior credit facility and indenture governing our 8 1/4% notes.

     In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference and other amounts owed to the holders of our preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

     Our common stock is listed on the New York Stock Exchange under the symbol "AH."

PREFERRED STOCK

     Our restated certificate of incorporation, as amended, authorizes our board of directors to issue, without further stockholder action, up to 5,000,000 shares of preferred stock, in one or more series, having a par value of $0.01 per share. The board of directors is authorized to fix for each such series the designation and relative rights (including, if any, conversion, participation, voting and dividend rights and stated redemption and liquidation values), preferences, limitations and restrictions, as are stated in the resolutions adopted by the board of directors and as are permitted by General Corporation Law of the State of Delaware.


                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, shares of preferred stock, or shares or common stock. We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

     Each warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the applicable prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised shall be specified in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

    o the title of the warrants;

    o the aggregate number of the warrants;

    o the price or prices at which the warrants will be issued;

    o the designation, aggregate principal amount and terms of the securities issuable upon exercise of the warrants and the procedures and conditions relating to the exercise of the warrants;

    o the designation and terms of any related securities with which the warrants will be issued, and the number of warrants that will be issued with each security;

    o the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

    o the price at which the securities purchasable upon exercise of the warrants may be purchased;

    o the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

    o the maximum or minimum number of warrants which may be exercised at any time;

    o a discussion of certain U.S. federal income tax considerations applicable to the exercise of the warrants; and

    o any other terms of the warrants and terms, procedures and limitations relating to the exercise of the warrants.

     Holders may exchange warrant certificates for new warrant certificates of different denominations, and may exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

                      DESCRIPTION OF SENIOR INDEBTEDNESS

     On August 12, 2003, we terminated our prior credit facility and entered into a new secured revolving credit facility with Bank of America, N.A., Wachovia Bank, National Association and a syndicate of other financial institutions arranged by Banc of America Securities LLC. The new credit facility consists of a five-year revolving credit facility and, among other things, provides for (i) total maximum borrowings of $60 million, (ii) a $25 million sub-limit for the issuances of standby and commercial letters of credit, (iii) a $5 million sub-limit for swing-line loans, and (iv) a $5 million sub-limit for multi-currency borrowings. All borrowings under the new credit facility will bear interest at either (i) a rate equal to LIBOR, plus an applicable margin ranging from 1.125% to 1.625%, (ii) an alternate base rate which will be the higher of (a) the Bank of America prime rate and (b) the Federal Funds rate plus .50%, or (iii) with respect to foreign currency loans, a fronted offshore currency rate, plus an applicable margin ranging from 1.125% to 1.625%, depending on certain conditions. The new credit facility is guaranteed by certain of our direct and indirect domestic subsidiaries and is secured by, among other things (i) a pledge of all of the issued and outstanding shares of stock or other equity interests of certain of our direct and indirect domestic subsidiaries, (ii) a pledge of 65% of the issued and outstanding voting shares of stock or other voting equity interests of certain of our direct and indirect foreign subsidiaries, (iii) a pledge of 100% of the issued and outstanding nonvoting shares of stock or other nonvoting equity interests of certain of our direct and indirect foreign subsidiaries, and (iv) a first priority perfected security interest on certain of our domestic assets and certain domestic assets of certain of our direct and indirect subsidiaries that will become guarantors of our obligations under the new credit facility, including, among other things, accounts receivable, inventory, machinery, equipment, certain contract rights, intellectual property rights and general intangibles. As of the date of this prospectus, we are in compliance with all of our negative and affirmative covenants. On January 9, 2004, we amended our credit facility to allow us to make open market purchases of publicly-traded securities subject to certain limitations contained in the credit facility. In addition, on March 29, 2004, we also amended our credit facility to allow us to pay dividends subject to certain limitations contained in the credit facility.

                   DESCRIPTION OF SENIOR SUBORDINATED NOTES

     On August 12, 2003 we closed a private placement of $150,000,000 aggregate principal amount of the 8 1/4% notes. The 8 1/4% notes are guaranteed by all of our domestic subsidiaries on a senior subordinated basis. If we create or acquire a new domestic subsidiary, it will also guarantee the 8 1/4% notes unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture governing the 8 1/4% notes. We received approximately $147.5 million of net proceeds from the sale of the 8 1/4% notes. We used $15.0 million of the net proceeds to repay all of the outstanding amounts under our Amended and Restated Credit Agreement, dated as of August 22, 2001, $110.5 million of the net proceeds to acquire Simula, Inc. and retire Simula's outstanding indebtedness, and $7.5 million of the net proceeds to acquire Hatch Imports, Inc. We intend to use the remaining net proceeds of the offering to fund future acquisitions, repay a portion of our outstanding debt and for general corporate purposes, including the funding of working capital and capital expenditures. On March 29, 2004, we completed a registered exchange offer relating to the 8 1/4% notes pursuant to which we exchanged all issued and outstanding 8 1/4% notes for new 8 1/4% notes registered with the Commission.

     The 8 1/4% notes are our unsecured senior subordinated obligations and rank junior in right of payment to our existing and future senior debt. The guarantees of the 8 1/4% notes, which are given by almost all of our domestic subsidiaries, rank junior in right of payment to all existing and future senior debt of such subsidiaries. In addition, the 8 1/4% notes are effectively subordinated to all existing and future debt and other liabilities (including trade payables) of our non-guarantor subsidiaries. The 8 1/4% notes and the guarantees rank equal in right of payment with any of our and our subsidiary guarantors' future senior subordinated debt. Neither we nor our subsidiary guarantors currently have any senior subordinated debt outstanding other than the 8 1/4% notes.

     We may redeem some or all of the 8 1/4% notes at any time on or after August 15, 2008, at redemption prices set forth in the indenture for the 8 1/4% notes. In addition, at any time prior to

August 15, 2006, we may redeem up to 35% of the 8 1/4% notes from the proceeds of certain sales of our equity securities at 108.25% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the 8 1/4% notes remains outstanding and the redemption occurs within 60 days of the closing of the equity offering.


     Upon the occurrence of a change of control, we must offer to repurchase the 8 1/4% notes at 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase.


     The indenture governing the 8 1/4% notes contains certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:


    o incur additional debt;


    o issued preferred stock;


    o prepay subordinated indebtedness;


    o pay dividends or make other distributions on, redeem or repurchase, capital stock;


    o make investments or other restricted payments;


    o enter into transactions with affiliates;


    o engage in sale and leaseback transactions;


    o issue stock of restricted subsidiaries


    o sell all, or substantially all, of our assets;


    o create liens on assets to secure debt; or


    o effect a consolidation or merger.


     These covenants are subject to important exceptions and qualifications as described in the indenture for the 8 1/4% notes.

                             SELLING STOCKHOLDERS


     Up to 1,000,000 shares of our common stock being offered by this prospectus may be offered by certain selling stockholders, named below.


     The following table sets forth the names of selling stockholders who may offer their common stock pursuant to this prospectus and their relationship to Armor Holdings. If and when shares of common stock are to be offered and sold by one or more selling stockholders, the relevant prospectus supplement will identify the selling stockholders selling in that offering and their relationship to Armor Holdings as well as the number of shares then owned, and to be offered, by such selling stockholders, and the percentage of common stock owned after the completion of the offering by each selling stockholder.



                                                             BENEFICIAL
                                                              OWNERSHIP
                                       SHARES                  BEFORE                  BENEFICIAL OWNERSHIP
                                        BEING                 OFFERING                    AFTER OFFERING
NAME                                   OFFERED      AMOUNT (1)     PERCENTAGE (2)       AMOUNT      PERCENTAGE
---------------------------------   ------------   ------------   ----------------   -----------   -----------
Warren B. Kanders (3)                  320,000      2,515,655            8.7%        2,195,655          7.1%
Robert R. Schiller (4)                 320,000        283,005            1.0%              0              *
Stephen E. Croskrey (5)                100,000        258,005              *         158,005              *
Nicholas Sokolow (6)                    30,000        212,450              *         182,450              *
Burtt R. Ehrlich (7)                    30,000        150,025              *         120,025              *
Thomas W. Strauss (8)                   30,000        141,500              *         111,500              *
Glenn J. Heiar (9)                      50,000         51,500              *           1,500              *
Deborah A. Zoullas (10)                 15,000         19,000              *           4,000              *
Robert F. Mecredy (11)                  60,000         17,878              *               0              *
Gary Allen (12)                         45,000         45,132              *             132              *
                                       -------
Selling stockholders as a group      1,000,000

* Less than 1%.

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) Percent is based on 28,626,377 shares of common stock outstanding as of May 19, 2004.

(3) Mr. Kanders is Chairman of the Board and Chief Executive Officer of Armor Holdings, Inc. Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 2,098,395 shares. Includes options to purchase 412,500 shares of common stock. Excludes unvested restricted stock awards of 124,288 shares and vested deferred restricted stock awards of 200,000 shares granted to Mr. Kanders over which Mr. Kanders does not have voting or dispositive power and unvested options to purchase 935,000 shares of common stock. Also includes 4,760 shares held for the benefit of Mr. Kanders' children.

(4) Mr. Schiller is President and Chief Operating Officer of Armor Holdings, Inc. Includes options to purchase 275,000 shares of common stock. Excludes unvested restricted stock awards of 112,144 shares and vested deferred performance stock awards of 150,000 shares granted to Mr. Schiller over which Mr. Schiller does not have voting or dispositive power and unvested options to purchase 350,000 shares of common stock.

(5) Mr. Croskrey is President and Chief Executive Officer of Armor Holdings Products Division. Includes options to purchase 220,000 shares of common stock. Excludes unvested options to purchase 100,000 shares of common stock and unvested restricted stock awards of 4,940 shares granted to Mr. Croskrey over which Mr. Croskrey does not have voting or dispositive power.

(6) Mr. Sokolow is a director of Armor Holdings, Inc. Includes options to purchase 131,250 shares of common stock. Excludes unvested options to purchase 3,750 shares of common stock. Also includes 60,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, 10,000 shares owned by Mr. Sokolow's profit sharing plan and 11,200 shares held for the benefit of Mr. Sokolow's children and of which Mr. Sokolow disclaims beneficial ownership.

(7) Mr. Ehrlich is a director of Armor Holdings, Inc. Includes options to purchase 55,125 shares of common stock. Excludes unvested options to purchase 3,375 shares of common stock. Also includes 5,000 shares owned by Mr. Ehrlich's children and 6,500 shares in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership.

(8) Mr. Strauss is a director of of Armor Holdings, Inc. Includes options to purchase 129,000 shares of common stock. Excludes unvested options to purchase 3,000 shares of common stock.

(9) Mr. Heiar is Chief Financial Officer of Armor Holdings, Inc. Includes options to purchase 40,000 shares of common stock. Excludes unvested options to purchase 150,000 shares of common stock and unvested restricted stock awards of 5,020 over which Mr. Heiar does not have voting or dispositive power.

(10) Ms. Zoullas is a director of Armor Holdings, Inc. Includes options to purchase 19,000 shares of common stock. Excludes unvested options to purchase 23,000 shares of common stock.

(11) Mr. Mecredy is President of the Aerospace & Defense Group. Includes options to purchase 16,666 shares of common stock. Excludes unvested restricted stock awards of 6,100 shares over which Mr. Mecredy does not have voting or dispositive power. Excludes unvested options to acquire 108,334 shares of common stock.

(12) Mr. Allen is the General Manager of the Mobile Security Division. Includes options to purchase 41,666 shares of common stock. Excludes unvested options to purchase 33,334 shares of common stock and unvested restricted stock awards to purchase 29,500 shares of common stock over which Mr. Allen does not have voting or dispositive power.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective as of January 1, 2002, Kanders & Company, Inc. ("Kanders & Co."), a corporation controlled by Warren B. Kanders, the Executive Chairman of our Board and our Chief Executive Officer, entered into an agreement with us to provide certain investment banking, financial advisory and related services for a five year term that expires on December 31, 2006. Kanders & Co. will receive a mutually agreed upon fee on a transaction by transaction basis during the term of this agreement. The aggregate fees under this agreement will not exceed $1,575,000 during any calendar year. We also agreed to reimburse Kanders & Co. for reasonable out-of-pocket expenses including Kanders & Co.'s expenses for office space, an executive assistant, furniture and equipment, travel and entertainment, reasonable fees and disbursements of counsel, and consultants retained by Kanders & Co.

     In April 2003, in connection with Mr. Kanders being appointed Chief Executive Officer of Armor Holdings, Armor Holdings and Kanders & Co. agreed to terminate the agreement pursuant to which Kanders & Co. provided certain services to Armor Holdings. We paid Kanders & Co. $143,000 for investment banking services during fiscal 2003 (through and including April 2003 only). We also reimbursed Kanders & Co. for out-of-pocket expenses in the aggregate amount of $61,000 during the fiscal year ended December 31, 2003 (through and including April 2003 only).

     Effective as of January 1, 2003, we entered into a Transportation Services Agreement with Kanders Aviation, LLC, an entity controlled by Mr. Kanders. Pursuant to the terms of the Transportation Services Agreement and upon our request, Kanders Aviation may, in its sole discretion, provide us with air transportation services via certain aircraft. The Transportation Services Agreement will remain in effect indefinitely until terminated by written notice by either party thereto to the other party thereto. During the term of the Transportation Services Agreement, we will reimburse Kanders Aviation in an amount equal to the fair market value of the air transportation services provided by Kanders Aviation to us and any additional expenses incurred by Kanders Aviation in connection with such air transportation services.

     Nicholas Sokolow, one of our directors, is a member of the law firm Sokolow, Carreras & Associates located in Paris, France. We have retained Sokolow, Carreras & Associates during the fiscal year ended December 31, 2003 and may retain Sokolow, Carreras & Associates during the fiscal year ending December 31, 2004. During the fiscal year ended December 31, 2003, we paid Sokolow, Carreras & Associates $124,000 for legal services in connection with our French operations.

                             PLAN OF DISTRIBUTION

     We and any selling stockholder may sell securities to or through underwriters and also may sell securities directly to purchasers or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement.

     We and any selling stockholder may distribute the securities from time to time in one or more transactions:

    o at a fixed price or prices, which may be changed;

    o at market prices prevailing at the time of sale;

    o at prices related to such prevailing market prices; or

    o at negotiated prices.

     We and any selling stockholder may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we and any selling stockholder, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents participating in the distribution of securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us or any stockholder and any profit they realize on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will describe in the applicable prospectus supplement any compensation we or any stockholder pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

     We and any selling stockholder may enter into agreements to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act.

     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

     Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business.

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith we are required to file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at the prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such site is http://www.sec.gov. The telephone number of the Public Reference Room of the Commission is 1-800-SEC-0330, and you may obtain information on the operation of the Public Reference Room by calling the Commission at such telephone number. In addition, similar information can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     With respect to the common stock, preferred stock, warrants, and debt securities, this prospectus omits certain information that is contained in the registration statement on file with the Commission, of which this prospectus is a part. For further information with respect to us and our common stock, preferred stock, warrants, and debt securities, reference is made to the registration statement, including the exhibits incorporated therein by reference or filed therewith. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit or incorporated by reference in the registration statement, each such statement, each such statement being qualified in all respects by such reference. The registration statement and the exhibits may be inspected without charge at the offices of the Commission or copies thereof obtained at prescribed rates from the public reference section of the Commission at the addresses set forth above.

     You should rely on the information contained in this prospectus and in the registration statement as well as other information you deem relevant. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale or exchange of securities, however, we have a duty to update that information while this prospectus is in use by you where, among other things, any facts or circumstances arise which, individually or in the aggregate, represent a fundamental change in the information contained in this prospectus or any material information with respect to the plan of distribution was not previously disclosed in the prospectus or there is any material change to such information in the prospectus. This prospectus does not offer to sell or solicit any offer to buy any securities other than the common stock, preferred stock, warrants, and debt securities to which it relates, nor does it offer to sell or solicit any offer to buy any of these securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.


                                    EXPERTS


     The consolidated financial statements of Armor Holdings, Inc. and subsidiaries appearing in its Annual Report on 10-K/A for the year ended December 31, 2003, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     The consolidated financial statements of Simula, Inc. and subsidiaries as of December 31, 2002 and for each of the three years in the period ended December 31, 2002 appearing in our Current Report on Form 8-K/A, filed January 22, 2004, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                 LEGAL MATTERS


     The validity of the securities offered hereby will be passed upon for us by Kane Kessler, P.C., New York, New York. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.

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



[PICTURE NO. 8]                              [PICTURE NO. 9]



[PICTURE NO. 10]                             [GRAPHIC OMITTED]
                                            ARMOR HOLDINGS, INC



[PICTURE NO. 11]                             [PICTURE NO. 13]



[PICTURE NO. 12]


                                        8.  M1114 Up-Armored HMMWV in
                                            hostile location.

                                        9.  Soft body armor manufactured by
                                            American Body Armor(TM).

                                        10. The Operator Glove by Hatch.

                                        11. One of three Autoclave units in
                                            Simula's Phoenix, AZ facility.

                                        12. During testing, Simula's Cockpit Air
                                            Bag Systems (CABS) are deployed.

                                        13. The cab of the High Mobility
                                            Artillery Rocket System is armored
                                            by us.

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       No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.
                       --------------------------------
                               TABLE OF CONTENTS
                             Prospectus Supplement

                                            Page
                                           -----
Cautionary Note Regarding
   Forward-Looking Statements ..........     i
Prospectus Supplement Summary ..........   S-1
Risk Factors ...........................   S-12
Use of Proceeds ........................   S-22
Price Range of Common Stock and
   Dividend Policy .....................   S-22
Capitalization .........................   S-23
Selected Consolidated Historical
   Financial Data ......................   S-24
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ..........................   S-29
Business ...............................   S-55
Management .............................   S-81
Principal and Selling Stockholders .....   S-83
Certain Relationships and Related
   Transactions ........................   S-85
Description of Capital Stock ...........   S-86
Underwriting ...........................   S-88
Validity of Common Stock ...............   S-91
Experts ................................   S-91
Where You Can Find More Information.....   S-91
Index to Financial Statements ..........   F-1

               Prospectus
Summary ................................    4
Risk Factors ...........................    6
The Company ............................   19
Recent Developments ....................   20
Incorporation of Certain Documents by
   Reference ...........................   21
Forward-Looking Statements .............   22
Use of Proceeds ........................   24
Ratio of Earnings to Fixed Charges .....   24
Description of the Debt Securities .....   24
Description of Capital Stock ...........   27
Description of Warrants ................   28
Description of Senior Indebtedness .....   29
Description of Senior Subordinated
   Notes ...............................   29
Selling Stockholders ...................   31
Certain Relationships and Related
   Transactions ........................   32
Plan of Distribution ...................   33
Where You Can Find More Information.....   34
Experts ................................   35
Legal Matters ..........................   35


                               4,000,000 Shares



                               [GRAPHIC OMITTED]




                                  Common Stock








                      -----------------------------------

                             PROSPECTUS SUPPLEMENT

                      -----------------------------------


                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                              WACHOVIA SECURITIES
                                    JPMORGAN
                            FRIEDMAN BILLINGS RAMSEY
                       WM SMITH SECURITIES, INCORPORATED


                      Representatives of the Underwriters

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